  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 4
                                       TO
                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

                         IMPERIAL FINANCIAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                              911817448
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
           INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NUMBER)
         1840 CENTURY PARK EAST, 10TH FLOOR
              LOS ANGELES, CALIFORNIA                                     90067
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                          (ZIP CODE)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:

                                 (310) 712-8600

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                 TITLE OF EACH CLASS                          NAME OF EACH EXCHANGE ON WHICH
                 TO BE SO REGISTERED                          EACH CLASS IS TO BE REGISTERED
                 -------------------                          ------------------------------
  CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE                NEW YORK STOCK EXCHANGE

     SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT: NONE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        IMPERIAL FINANCIAL GROUP, INC.

I. INFORMATION INCLUDED IN INFORMATION STATEMENT AND INCORPORATED IN FORM 10 BY REFERENCE

   CROSS REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

ITEM 1. BUSINESS

  The information required by this item is contained in the sections "Summary of Certain Information," "Introduction," "The Transactions" and "Business" of the Information Statement (the "Information Statement").

ITEM 2. FINANCIAL INFORMATION

  The information required by this item is contained in the sections "Summary of Certain Information--Summary Historical Combined Financial Data" and "-- Summary Unaudited Pro Forma Combined Financial Data," "Capitalization," "Selected Combined Financial Data," "Unaudited Pro Forma Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Information Statement.

ITEM 3. PROPERTIES

  The information required by this item is contained in the section "Business--Properties" of the Information Statement.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The information required by this item is contained in the sections "Security Ownership of Certain Beneficial Owners of Common Stock" and "Executive Compensation" of the Information Statement.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

  The information required by this item is contained in the section "Management" of the Information Statement.

ITEM 6. EXECUTIVE COMPENSATION

  The information required by this item is contained in the section "Executive Compensation" of the Information Statement.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The information required by this item is contained in the section "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution" of the Information Statement.

ITEM 8. LEGAL PROCEEDINGS

  The information required by this item is contained in the section "Business--Legal Proceedings" of the Information Statement.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

  The information required by this item is contained in the sections "The Transactions--Manner of Effecting the Distribution," "Security Ownership of Certain Beneficial Owners of Common Stock" and "Description of Capital Stock" of the Information Statement.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

  The information required by this item is contained in the sections "Description of Capital Stock" and "Purposes and Effects of Certain Provisions of the Company's Certificate of Incorporation, Bylaws and Delaware Law" of the Information Statement.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The information required by this item is contained in the sections "Limitation on Liability and Indemnification of Officers and Directors" and "Purposes and Effects of Certain Provisions of the Company's Certificate of Incorporation, Bylaws and Delaware Law" of the Information Statement.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  The information required by this item is identified in "Index to Financial Information" of the Information Statement.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

    (A) FINANCIAL INFORMATION

           See Index to Financial Statements on page F-1 of the Information
              Statement.

    (B) EXHIBITS

    2    Information Statement of Imperial Bancorp to be distributed to
         Imperial Bancorp's shareholders (attached to this Registration
         Statement as Annex A)
   *3.1  Form of Amended and Restated Certificate of Incorporation of Imperial
         Financial Group, Inc.
   *3.2  Form of Amended and Restated Bylaws of Imperial Financial Group, Inc.
   *4    Specimen form of certificate representing Class A Common Stock of
         Imperial Financial Group, Inc.
  *10.1  Form of Capital Contribution and Distribution Agreement to be entered into among Imperial Bancorp, Imperial Bank, Imperial Financial Group,
         Inc. and Crown American Bank
  *10.2  Form of Transition Services Agreement to be entered into between
         Imperial Bank and Imperial Financial Group, Inc.
  *10.3  Form of Tax Sharing Agreement to be entered into between Imperial
         Bancorp and Imperial Financial Group, Inc.
  *10.4  Form of Imperial Financial Group, Inc. Credit Agreement among Imperial
         Bank, Imperial Financial Group, Inc., each of the banks or other lending institutions party thereto and NationsBank, N.A.
  *10.5  Imperial Financial Group, Inc. 1997 Share Incentive Plan
  *10.6  Form of 1998 Stock Option Plan of Imperial Financial Group, Inc.
  *10.7  Form of Imperial Financial Group, Inc. Deferred Compensation Plan
  *10.8  Form of Offer Letter between G. Louis Graziadio, III and the Company
  *10.9  Form of Offer Letter between Robert M. Franko and the Company
  *10.10 Employment Agreement dated as of July 23, 1997 between Imperial Bank and Lewis P. Horwitz
  *10.11 Consulting Agreement dated as of November 1, 1991 between Imperial
         Bank and Second Southern Corp.
  *11    Computation of per share earnings
  *21    Subsidiaries of Imperial Financial Group, Inc.
  *27    Financial Data Schedule
  *99.1  Private letter ruling from the Internal Revenue Service

--------

 *Previously filed

II.  INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

  On March 20, 1997, Imperial Financial Group, Inc. (the "Company") issued 100 shares of its common stock, for a total consideration of $100, to Imperial Bank, which is and will be the Company's sole stockholder until the Distribution (as defined in the Information Statement) has been completed. The issuance of such shares was made in a transaction exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  None.

                                   SIGNATURE

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         IMPERIAL FINANCIAL GROUP, INC.


                                         By: /s/ Robert M. Franko
                                            ---------------------------------
                                            Name: Robert M. Franko
                                            Title: President

August 26, 1998

                                                                        ANNEX A
                         [IMPERIAL BANCORP LETTERHEAD]

                                                             September   , 1998

                                    [DRAFT]

Dear Shareholder:

  I am pleased to inform you that the Board of Directors of Imperial Bancorp ("Bancorp") has declared a distribution to Bancorp's holders of record of Common Stock ("Bancorp Stock") on September 17, 1998 (the "Record Date") of all of the outstanding shares of Class A Common Stock of Imperial Financial Group, Inc. ("IFG"), a subsidiary of Bancorp. The distribution will occur on October 1, 1998.

  If you own Bancorp Stock at the close of business on the Record Date, you will receive one share of IFG Class A Common Stock for every two shares of Bancorp Stock that you own on that date. If such distribution would cause you to receive a fractional share of IFG Class A Common Stock, you will instead receive cash for such fractional share. You do not need to take any action to receive your shares of IFG Class A Common Stock. A shareholder vote is not required in connection with this matter and, accordingly, your proxy is not being sought.

  Stock certificates representing your shares of IFG Class A Common Stock, together with any cash which may be owed to you in lieu of receiving fractional shares, will be forwarded to you after the distribution.

  The attached Information Statement contains important information about IFG's organization, business and properties, including combined financial statements and other financial information. I urge you to read it carefully.

  Your Board of Directors has carefully considered the distribution of IFG and believes the distribution is in the best interests of the shareholders of Bancorp and will result in organizational and operational changes that should benefit both Bancorp's businesses and IFG's businesses.

                                          Sincerely,

                                          George L. Graziadio, Jr.

                                          Chairman of the Board

                  [IMPERIAL FINANCIAL GROUP, INC. LETTERHEAD]

                                 [DRAFT]

                                                        September   , 1998

Dear Stockholder:

  The enclosed Information Statement includes detailed information about Imperial Financial Group, Inc. ("IFG"), the company of which you will soon become a stockholder.

  We would like to take this opportunity to welcome you as a stockholder and to introduce you to our company. IFG will conduct, among other businesses, the LHO motion picture production lending, small business lending and trust businesses presently conducted by Imperial Bancorp ("Bancorp"). Following the distribution of IFG's Class A Common Stock to the shareholders of Bancorp, IFG will conduct those businesses as a separate, publicly-owned company whose shares will trade on the New York Stock Exchange under the symbol "IFG". In connection with the distribution, Bancorp will also contribute to IFG all of the Imperial Credit Industries, Inc. common stock owned by Imperial Bank.

  We are excited about IFG's prospects as an independent public company and look forward to your participation in our future.

                                          Sincerely,

                                          G. Louis Graziadio, III

                                              Co-Chairman and Chief

                                              Executive Officer

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT ON FORM 10 RELATING TO THESE SECURITIES HAS BEEN FILED + +WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PRELIMINARY INFORMATION + +STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN +
+OFFER TO BUY THESE SECURITIES.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  PRELIMINARY COPY, DATED AUGUST 26, 1998

                           -- FOR INFORMATION ONLY --

                             INFORMATION STATEMENT
                              OF IMPERIAL BANCORP

[LOGO]

  This Information Statement is being furnished by Imperial Bancorp, a California corporation ("Bancorp"), in connection with the distribution (the "Distribution") by Bancorp to its shareholders of all the outstanding shares of Class A common stock, par value $0.01 per share (the "Company Class A Common Stock"), of Imperial Financial Group, Inc., a Delaware corporation (the "Company"). The Company is currently a wholly-owned subsidiary of Imperial Bank (the "Bank"), which in turn is a wholly-owned subsidiary of Bancorp. As a result of the Distribution, each holder of record as of September 17, 1998 (the "Distribution Record Date") of common stock, no par value, of Bancorp (the "Bancorp Common Stock") will receive one share of Company Class A Common Stock for every two shares of Bancorp Common Stock owned as of the Distribution Record Date (the "Distribution Ratio").

  In connection with the Distribution, the Bank will contribute to the Company
(i) all of the assets and liabilities relating to The Lewis Horwitz Organization, a division of the Bank that provides motion picture and television financing, (ii) all of the common stock of Crown American Bank, a newly formed thrift and loan company that conducts, among other businesses, the small business lending operations previously conducted by the Bank, (iii) all of the common stock of Imperial Trust Company, a California licensed trust company that offers a wide range of trust and investment management services, and (iv) all of the common stock owned by the Bank (representing approximately 23.0% of all outstanding common stock as of June 30, 1998) in Imperial Credit Industries, Inc., a publicly traded, diversified specialty finance company ("ICII"). The Company also recently entered into an agreement with another shareholder of ICII which provides the Company with beneficial ownership of an additional 3.0% of the outstanding common stock of ICII. Accordingly, as of August 15, 1998, the Company beneficially owned approximately 26.0% of the outstanding common stock of ICII.

  Subject to the satisfaction of certain conditions, the Distribution will be effective on or about October 1, 1998 (the "Distribution Date"). No consideration will be paid by Bancorp's shareholders for Company Class A Common Stock received by them in the Distribution, nor will they be required to surrender or exchange Bancorp Common Stock in order to receive Company Class A Common Stock. There is no current public market for the Company Class A Common Stock, although it is expected that a "when-issued" trading market will develop prior to the Distribution Date. The Company Class A Common Stock will be listed on the New York Stock Exchange under the symbol "IFG."

                                  -----------

  NO VOTE OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION, NO PROXIES ARE BEING SOLICITED, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

 THE SHARES OF  CLASS A COMMON STOCK BEING DISTRIBUTED HEREBY  ARE NOT SAVINGS
   OR DEPOSIT ACCOUNTS AND ARE NOT  INSURED BY ANY GOVERNMENTAL AUTHORITY OR
     OTHER PERSON OR ENTITY.

                                  -----------

           THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

                                  -----------

  Shareholders of Bancorp with inquiries related to the Distribution should contact American Stock Transfer and Trust Co., the Distribution Agent for the Distribution. After the Distribution Date, shareholders of the Company with inquiries relating to the Distribution or their investment should contact the Company's Investor Relations Department.

           The date of this Information Statement is          , 1998.

                               TABLE OF CONTENTS

ITEM                                                                        PAGE
----                                                                        ----
SUMMARY OF CERTAIN INFORMATION............................................    1
INTRODUCTION..............................................................   11
THE TRANSACTIONS..........................................................   12
RISK FACTORS..............................................................   15
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................   22
LISTING AND TRADING OF THE COMMON STOCK...................................   23
DISTRIBUTION CONDITIONS AND TERMINATION...................................   24
REGULATORY APPROVALS AND CONSIDERATIONS...................................   25
RELATIONSHIP AND AGREEMENTS AMONG THE COMPANY, THE BANK AND BANCORP AFTER
 THE DISTRIBUTION.........................................................   28
DIVIDEND POLICY...........................................................   30
CAPITALIZATION............................................................   31
SELECTED COMBINED FINANCIAL DATA..........................................   32
UNAUDITED PRO FORMA COMBINED FINANCIAL DATA...............................   34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   39
BUSINESS..................................................................   60
MANAGEMENT................................................................   93
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF COMMON STOCK...........   96
EXECUTIVE COMPENSATION....................................................   97
DESCRIPTION OF CAPITAL STOCK..............................................  104
CREDIT FACILITIES.........................................................  105
PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF
 INCORPORATION, BYLAWS AND DELAWARE LAW...................................  106
LIMITATION ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS.....  110
ADDITIONAL INFORMATION....................................................  111
INDEX TO FINANCIAL INFORMATION............................................  F-1

                         SUMMARY OF CERTAIN INFORMATION

  The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified by, the more detailed information and financial statements, including the notes thereto, set forth in this Information Statement, which should be read in its entirety. In this Information Statement, (i) all financial information is presented in accordance with accounting principles generally accepted in the United States ("GAAP"); (ii) references to the activities of, and financial information with respect to, the Company prior to the Distribution are to historical activities and combined historical financial information of the IFG Business (as defined herein) as if the Company existed as a stand alone entity that owned the IFG Business during the periods presented; and (iii) all references to the Company include Imperial Financial Group, Inc. and its consolidated subsidiaries, unless otherwise expressly set forth herein. The Contribution (as defined herein), the Distribution and the other transactions contemplated thereby are sometimes collectively referred to herein as the "Transactions."

                             THE COMPANY'S BUSINESS

  The Company is a diversified financial services company primarily engaged in three business segments: (i) motion picture and television production finance, through the Company's division, The Lewis Horwitz Organization ("LHO"), (ii) small business lending, primarily in conjunction with Small Business Administration (the "SBA") sponsored programs, through the Company's subsidiary, Crown American Bank ("CAB"), a newly formed thrift and loan company (sometimes also referred to herein interchangeably as an industrial loan company), and (iii) a wide range of trust and investment management services, through the Company's subsidiary, Imperial Trust Company ("ITC"), a California licensed trust company. In addition, the Company owned, as of June 30, 1998, approximately 23.0% of the common stock of Imperial Credit Industries, Inc. ("ICII"), a publicly traded, diversified specialty finance company. The Company also recently entered into an agreement with another shareholder of ICII which provides the Company with beneficial ownership of an additional 3.0% of the outstanding common stock of ICII. Accordingly, as of August 15, 1998, the Company beneficially owned approximately 26.0% of the outstanding common stock of ICII. See "Business--Imperial Credit Industries, Inc."

  The Company's LHO division is a leading provider of senior, secured financing for independent motion picture and television production. As of June 30, 1998 and 1997, and December 31, 1997, the aggregate principal amount of the Company's LHO loans was approximately $108 million, $73 million and $100 million, respectively. During the six months ended June 30, 1998 and 1997, the LHO division originated 18 loans and 28 loans, respectively, in an aggregate principal amount of approximately $35 million and $49 million, respectively. During the year ended December 31, 1997, the LHO division originated 59 loans in an aggregate principal amount of approximately $98 million. During the six months ended June 30, 1998 and 1997 , the LHO division, through Imperial Bank, issued letters of credit totalling approximately $2.4 million and $14.0 million, respectively. During the year ended December 31, 1997, the LHO division issued $19 million of letters of credit. Total revenue for the LHO division for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $3.4 million, $2.5 million and $5.7 million, respectively, representing 16.8%, 12.8% and 11.1%, respectively, of the Company's total revenue for such periods. Net income for the LHO division for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $1.0 million, $0.2 million and $1.3 million, respectively, representing 19.9%, 4.4% and 8.5%, respectively, of the Company's net income for such periods.

  The Company also is a provider of secured small business loans, the majority of which are guaranteed in part by the SBA. The Company offers small business loans to a wide variety of businesses located in California, Nevada and Arizona, including hotels, residential care facilities, beauty salons and restaurants. The Company's small business lending activities are conducted through CAB, a recently formed industrial loan company. As of June 30, 1998 and 1997, and December 31, 1997, the aggregate outstanding principal amount of the Company's small business loans was approximately $42 million, $40 million and $40 million, respectively. During the six months ended June 30, 1998 and 1997, CAB originated 69 and 62 loans, respectively, in an aggregate amount of $30 million and $28 million, respectively. During the year ended December 31, 1997, CAB originated 116 loans in an aggregate principal amount of $49 million. Total revenue for CAB for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $4.0 million, $2.9 million and $6.1 million, respectively, representing 19.6%, 15.3% and 11.8%, respectively, of the Company's total revenue for such periods. Net income for CAB for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $0.2 million, $0.2 million and $0.8 million, respectively, representing 3.7%, 5.5% and 5.0%, respectively, of the Company's net income for such periods.

  The Company, through ITC, provides a full array of investment management and fiduciary services to individual investors, corporations, benefit plans and foundations. These services include investment management, personal trust services, custody services and trust administration of employee benefit plans. Total revenue for ITC for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $4.5 million, $4.1 million and $8.4 million, respectively, representing 22.0%, 21.3% and 16.3%, respectively, of the Company's total revenue for such periods. Net income for ITC for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $0.6 million, $0.4 million and $1.0 million, respectively, representing 11.5%, 10.6% and 6.3%, respectively, of the Company's net income for such periods. At June 30, 1998 and at December 31, 1997, the Company maintained total assets under administration of approximately $9.5 billion and $8.7 billion, respectively. ITC was the fifteenth largest licensed trust company in California at March 31, 1998 based on assets under administration.

  ICII is a diversified specialty finance company and offers, principally through its subsidiaries, financial products such as non-conforming residential mortgage banking (non-conforming single family mortgage loans), commercial mortgage banking (franchise loans and income property loans), business lending (equipment leasing, asset-based financing and loan participations) and consumer loans (sub-prime auto loans, home improvement loans and other consumer credit). The majority of ICII's loans and leases are sold in the secondary market through securitizations and whole loan sales. During the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997, ICII generated total revenues of $103.1 million, $97.8 million and $309.6 million, respectively. The Company is currently the largest shareholder of ICII. In addition, three members of the Board of Directors of the Company (the "Company Board") are also officers and/or directors of ICII and, as such, are in a position to significantly influence the management and policies of ICII. Total revenue related to the Company's ownership of ICII stock for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $6.7 million, $7.8 million and $28.1 million, respectively, representing 32.9%, 40.8% and 54.6%, respectively, of the Company's total revenue for such periods. Net income related to the Company's ownership of ICII stock for the six months ended June 30, 1998 and 1997, and for the year ended December 31, 1997 was $3.7 million, $2.2 million and $11.5 million, respectively, representing 76.0%, 52.7% and 76.2%, respectively, of the Company's net income for such periods.

  The Company's business strategy emphasizes (i) opportunistic expansion of businesses in niche segments of the financial services industry, (ii) hiring management experienced in a wide array of financial services businesses to operate and grow the Company's businesses, (iii) conservative and disciplined underwriting and credit risk management, (iv) sale in secondary markets of Company SBA loans where the Company expects to receive a premium over the principal amount of the loan and (v) maintaining business and financial flexibility to take advantage of changing market conditions with respect to specific financial services businesses.

  The Company's principal executive offices are located at 1840 Century Park East, 10th Floor, Los Angeles, California 90067, and its telephone number is
(310) 712-8600.

                                THE DISTRIBUTION

Distributing Company............  Imperial Bancorp, a California
                                  corporation ("Bancorp").

Distributed Company.............  Imperial Financial Group, Inc., a
                                  Delaware corporation (the "Company") and currently a wholly owned subsidiary of Imperial Bank (the "Bank"), which is in turn a wholly owned subsidiary of Bancorp.

Reasons for the Distribution....
                                  The boards of directors of Bancorp and
                                  the Bank selected the businesses of LHO, CAB and ITC to be contributed to the Company because (i) each business has been operating with a separate management structure as a stand-alone operation and with an entrepreneurial management philosophy, (ii) each business has demonstrated high return on equity in recent years and (iii) none of the three businesses requires demand banking deposits for its funding. In addition, the boards of Bancorp and the Bank believe the businesses of LHO, CAB and ITC, as well as the business of ICII, complement each other and that many cross-referral opportunities exist between such businesses, including with respect to lending and private banking products offered to the clients of LHO, CAB and ITC. The boards of directors of Bancorp and the Bank also believe that the Transactions will provide the Company with increased access to capital markets, which should allow the Company to expand its businesses. The Company intends to initially raise capital to promote this expansion by conducting a public or private offering of its equity securities that it expects to complete during the fourth quarter of 1998. The Federal Reserve Board has advised Bancorp that it considers the retention by the Bank of its shares of ICII stock to be in violation of the Bank Holding Company Act of 1956 (the "BHCA"). In addition, the Federal Deposit Insurance Corporation (the "FDIC") has advised the Bank that it considers the retention of its shares of ICII stock to be in violation of the Federal Deposit Insurance Act. The boards of Bancorp and the Bank have been informed by the Federal Reserve Board and the FDIC that contributing the stock of ICII to the Company in connection with the Transactions will satisfy these concerns and allow Bancorp to continue to be in compliance with the requirements of the BHCA and the Bank to continue to be in compliance with the Federal Deposit Insurance Act, while the ICII stock simultaneously will provide the Company with additional financing flexibility to expand its operations and operate as a separate publicly traded company, without any assistance from either Bancorp or the Bank. Moreover, the Company intends to expand the specialty lending and finance businesses contributed to it by the Bank by operating as a separate publicly traded company that is not subject to the same federal and state banking laws and regulations applicable to Bancorp and the Bank and their respective subsidiaries. See "The Transactions--Background and Reasons for the Distribution."

Shares to be Distributed........
                                  Approximately 19,878,335 shares of
                                  Company Class A Common Stock (based on
                                  39,756,670 shares of Bancorp Common Stock outstanding on June 30, 1998). The shares to be distributed will constitute 100% of the outstanding shares of Company Class A Common Stock. The Company's Amended and Restated Certificate of Incorporation also authorizes preferred stock and Class B Common Stock, par value $.01 per share (the "Company Class B Common Stock"). The Company Class B Common Stock may only be issued pursuant to the terms of, or upon the exercise of, outstanding options granted under any of the Company's employee benefit plans, as stock dividends to holders of Company Class B Common Stock or in connection with shares issued to a third party in a transaction approved by the Company Board. Holders of Company Class B Common Stock are entitled to one-tenth of one vote for each share on all matters voted on by stockholders and will vote together as a single class with the holders of Company Class A Common Stock. Each share of the Company Class B Common Stock will convert into one share of Company Class A Common Stock on the earlier of the fifth anniversary of the Distribution Date and a change of control of the Company. See "Description of Capital Stock." No capital stock of the Company other than the Company Class A Common Stock will be outstanding on the Distribution Date.

Distribution Ratio..............  One share of Company Class A Common Stock for every two shares of Bancorp Common
                                  Stock held on the Distribution Record
                                  Date. See "The Transactions--Manner of
                                  Effecting the Distribution."

Fractional Share Interests .....  Fractional share interests will not be issued in the Distribution, but a cash
                                  payment in lieu thereof will be
                                  distributed to those shareholders
                                  otherwise entitled to receive a
                                  fractional share of Company Class A
                                  Common Stock. The amount of such cash
                                  payment will be based on the then
                                  prevailing prices of the Company Class A
                                  Common Stock. See "The Transactions--
                                  Manner of Effecting the Distribution."

Distribution Record Date........
                                  Close of business on September 17, 1998.

Distribution Date...............
                                  October 1, 1998. On, or as soon as
                                  practicable after, the Distribution Date, the Distribution Agent will commence mailing share certificates representing the Company Class A Common Stock to Bancorp shareholders. Bancorp shareholders will not be required to make any payment or to take any other action to receive their Company Class A Common Stock. See "The Transactions--Manner of Effecting the Distribution."

Federal Income Tax Consequences
 of the Distribution............
                                  Bancorp has received a ruling (the
                                  "Ruling") from the Internal Revenue
                                  Service ("IRS") to the effect, among
                                  other things, that receipt of shares of
                                  Company Class A Common Stock will be tax-free for federal income tax purposes to

                                  Bancorp and to the shareholders of
                                  Bancorp (except with respect to cash
                                  received in lieu of fractional shares),
                                  and that neither Bancorp nor the Bank
                                  will recognize income, gain or loss as a result of the Distribution. Bancorp shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Distribution. See "Certain Federal Income Tax Considerations."

Financing of IFG Business.......
                                  Prior to the Distribution, the Company's lending activities were financed by the Bank. In connection with the
                                  Distribution, the Company will enter into credit facilities with lenders not affiliated with the Bank (the "Credit Facilities") that will finance The Lewis Horwitz Organization's lending activities after the Distribution Date. The Credit Facilities will be composed of revolving credit facilities in the aggregate amount of $135 million, including a letter of credit sub-facility in the amount of $45 million. See "Risk Factors" and "Credit Facilities."

Dividend Policy.................  It is currently contemplated that the
                                  Company will not pay cash dividends on
                                  Company Class A Common Stock for the
                                  immediately foreseeable future following the Distribution. The declaration of dividends by the Company will be at the discretion of the Company Board and will depend upon the Company's future earnings, financial condition, capital requirements and other factors, including any limitations under then existing credit agreements. See "Dividend Policy."

Anti-takeover Provisions........  The Company's Amended and Restated
                                  Certificate of Incorporation, Amended and
                                  Restated Bylaws and the Delaware General
                                  Corporation Law (the "DGCL") contain
                                  provisions which may have the effect of
                                  discouraging unsolicited takeover bids
                                  from third parties. See "Purposes and
                                  Effects of Certain Provisions of the
                                  Company's Certificate of Incorporation,
                                  Bylaws and Delaware Law."

Relationship among the Company,
 the Bank and Bancorp after the
 Distribution...................

                                  The Company, the Bank and Bancorp and
                                  certain of the Company's subsidiaries
                                  will enter into agreements to effect the Contribution and the Distribution and to define their ongoing relationship after the Distribution Date. These agreements will include a capital contribution and distribution agreement providing for the transfer of designated assets to, and the assumption of designated liabilities by, the Company and certain of its subsidiaries and providing for the payment of the Distribution by Bancorp (the "Contribution Agreement") and an interim services agreement relating to human resources support in payroll, recordkeeping, recruiting and other employee benefit areas, audit services, loan review and security services to be provided by the Bank to the Company. In addition, certain directors and officers of

                                  Bancorp serve as directors and/or
                                  officers of the Company. See
                                  "Management." Other than the agreements
                                  described above and overlapping directors and officers, it is expected that Bancorp and the Bank, on the one hand, and the Company, on the other, will cease to have any material contractual or other material relationships with each other, other than on an arm's-length basis. See "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution."

Trading Market and Symbol for
 the Common Stock...............

                                  Currently, there is no public trading
                                  market for the Company Class A Common
                                  Stock, although a "when-issued" trading
                                  market (as described herein) is expected to develop prior to the Distribution Date. Subject to official notice of issuance from the New York Stock Exchange (the "NYSE"), the Company Class A Common Stock will be listed on the NYSE and will trade under the symbol "IFG." See "Listing and Trading of the Common Stock."

                                  Bancorp Common Stock will continue to be listed and traded on the NYSE after the Distribution Date.

Distribution Agent..............  American Stock Transfer and Trust Co. The
                                  address and telephone number of the
                                  Distribution Agent are 40 Wall Street,
                                  New York, New York 10005, (800) 937-5449.

Conditions to the Distribution..  The Distribution is conditioned upon, among other things, (i) the Ruling not
                                  having been withdrawn or modified in a
                                  manner adverse to Bancorp, the Bank or
                                  Bancorp's shareholders, (ii) the Company
                                  Class A Common Stock having been approved for listing on the NYSE subject to official notice of issuance, (iii) the Company's Registration Statement on Form 10, of which this Information Statement is a part (the "Registration Statement"), having been declared effective by the Securities and Exchange Commission (the "Commission"), (iv) receipt of regulatory consents and approvals from various state and federal banking and trust authorities and (v) the Credit Facilities being in place and all conditions to borrowing thereunder having been satisfied or waived. Any condition to the Distribution may be waived, at any time prior to the Distribution Date, for any reason, in the sole discretion of the Bancorp Board of Directors (the "Bancorp Board"). Even if all conditions are satisfied, the Bancorp Board has reserved the right to abandon, defer or modify the Distribution and the related transactions described herein at any time prior to the Distribution Date. See "Introduction" and "Distribution Conditions and Termination."

Risk Factors....................  Bancorp shareholders should carefully consider the matters discussed under
                                  "Risk Factors" in this Information
                                  Statement.

                           FORWARD-LOOKING STATEMENTS

  Certain statements in this Information Statement, including those under the captions "Summary of Certain Information," "The Transactions," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used in this Information Statement, the words "estimate", "project," "intend," "expect," "anticipate," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on various factors, many of which are beyond the Company's control, and were derived utilizing numerous assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements including, but not limited to, the following: matters described herein under "Risk Factors"; uncertainty as to the Company's future profitability after the Distribution; the effectiveness of the Company's growth strategy; competition in the Company's existing and potential future lines of business; and the accuracy of the Company's estimates of its funding requirements for the performance of certain lending activities. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

                   SUMMARY HISTORICAL COMBINED FINANCIAL DATA

  The summary combined income statement data for the years ended December 31, 1995, 1996 and 1997 and the summary combined balance sheet data as of December 31, 1996 and 1997 have been derived from the Company's audited combined financial statements included herein. The summary combined income statement data for the year ended December 31, 1994 and summary combined balance sheet data as of December 31, 1995 have been derived from the Company's audited combined financial statements not included herein. The summary combined income statement data for the year ended December 31, 1993 and the summary combined balance sheet data as of December 31, 1993 and 1994 have been derived from the unaudited combined financial statements of the Company not included herein. The summary combined income statement data for the six months ending June 30, 1997 and 1998 and the summary combined balance sheet data as of June 30, 1998 have been derived from the unaudited combined financial statements of the Company included herein and include all adjustments, consisting solely of normal recurring accruals, which management considers necessary for a fair presentation of such financial information for those periods. Historical combined financial information may not be indicative of the Company's future performance as an independent company. See also "Selected Combined Financial Data," "Summary Unaudited Pro Forma Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                                                                      SIX MONTHS
                                        YEAR ENDED DECEMBER 31,                     ENDED JUNE 30,
                         ------------------------------------------------------- ---------------------
                            1993       1994        1995       1996       1997       1997       1998
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
INCOME STATEMENT DATA:
 Net interest income
  after provision for
  loan losses........... $    2,682 $    4,103  $    4,100 $    7,033 $    8,755 $    4,122 $    5,575
 Equity in net income
  of Imperial Credit
  Industries, Inc.
  ("ICII")..............      7,898      2,388       5,652     21,444     20,260      5,005      6,699
 Gain on sale of ICII
  stock ................     14,538        --          --      25,650      4,977        --         --
 Gain from sale of
  stock by ICII.........        --         --          --      10,761        --         --         --
 Other income...........      6,549      9,011      10,875     16,263     17,354     10,026      8,062
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
   Total revenue........     31,667     15,502      20,627     81,151     51,346     19,153     20,336
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
 Personnel expense......      3,388      4,338       4,827      6,153      9,315      4,623      6,296
 Other expenses.........      4,357      4,515       5,568     10,680     18,134      7,937      5,572
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
   Total expenses.......      7,745      8,853      10,395     16,833     27,449     12,560     11,868
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
   Income before income
    taxes and
    extraordinary item..     23,922      6,649      10,232     64,318     23,897      6,593      8,468
 Income taxes...........     10,129      2,821       4,313     25,674      8,737      2,423      3,572
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
   Income before
    extraordinary item..     13,793      3,828       5,919     38,644     15,160      4,170      4,896
 Extraordinary item--
  gain on
  extinguishment of
  ICII debt, net of
  taxes.................        --         370         --         --         --         --         --
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
   Net income...........     13,793      4,198       5,919     38,644     15,160      4,170      4,896
 Other comprehensive
  income(1).............        --         (40)         38          2        228         74       (418)
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
   Comprehensive income. $   13,793 $    4,158  $    5,957 $   38,646 $   15,388 $    4,244 $    4,478
                         ========== ==========  ========== ========== ========== ========== ==========
 Weighted average
  number of shares
  outstanding(2):
   Basic................ 17,301,446 17,640,080  18,224,024 18,782,675 19,398,542 19,286,025 19,767,698
   Diluted.............. 17,391,309 17,738,940  18,319,842 18,914,783 19,791,712 19,673,291 20,906,698
 Pro forma earnings per
  share(3):
   Basic................ $     0.80 $     0.24  $     0.32 $     2.06 $     0.78 $     0.22 $     0.25
   Diluted.............. $     0.79 $     0.24  $     0.32 $     2.04 $     0.77 $     0.21 $     0.23

                                       AT DECEMBER 31,
                          ------------------------------------------ AT JUNE 30,
                           1993    1994     1995     1996     1997      1998
                          ------- ------- -------- -------- -------- -----------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
 Loans held for sale....  $ 2,579 $ 1,648 $  2,648 $  5,531 $  3,763  $  8,441
 Loans held for
  investment, net.......   36,847  26,369   75,518   72,528  134,407   139,210
 Investment in stock of
  ICII..................   27,445  30,934   36,126   57,736   75,001    81,700
 Total assets...........   75,456  69,650  125,030  149,348  227,983   250,616
 Borrowings from
  Imperial Bank.........   13,889     --    49,897    6,184   77,934    47,225
 Total liabilities......   25,370  15,406   66,829   52,502  115,745   123,900
 Stockholder's equity...   50,086  54,244   58,201   96,846  112,238   126,716

-------

(1) The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income as of January 1, 1998.

(2) Share amounts are based on a distribution ratio of one share of Company Class A Common Stock for every two shares of outstanding Bancorp Common Stock and include retroactive adjustments to reflect the February 6, 1998 Bancorp three-for-two stock split.

(3) Based on the Company's historical net income and weighted average shares as if the Transactions occurred at the beginning of each of the years presented.

                                                                          SIX MONTHS
                                                                             ENDED
                                  YEAR ENDED DECEMBER 31,                  JUNE 30,
                          --------------------------------------------  ----------------
                           1993     1994     1995     1996      1997     1997     1998
                          -------  -------  -------  -------  --------  -------  -------
                                       (IN THOUSANDS, EXCEPT RATIOS)
OPERATING AND FINANCIAL
 DATA:
 Loans originated:
   LHO..................  $40,206  $25,857  $70,224  $55,951  $ 97,854  $49,139  $35,321
   SBA and companion
    loans...............   11,164   21,204   21,533   38,792    49,092   27,831   29,642
                          -------  -------  -------  -------  --------  -------  -------
     Total..............  $51,370  $47,061  $91,757  $94,743  $146,946  $76,970  $64,963
                          =======  =======  =======  =======  ========  =======  =======
 Trust assets under
  administration (in
  millions).............  $ 6,617  $ 5,704  $ 6,781  $ 7,532  $  8,716  $ 8,386  $ 9,534
                          =======  =======  =======  =======  ========  =======  =======
SELECTED RATIOS:
 Average equity to
  average assets........    16.56%   70.74%   63.37%   56.02%    54.00%   61.05%   48.30%
 Return on average
  common equity.........    30.00     8.02    10.32    49.51     14.66     8.47     8.50
 Return on average
  assets................     4.97     5.67     6.54    27.74      7.92     5.17     4.10
ASSET QUALITY RATIOS (AT
 END OF PERIOD):
 Non-performing assets
  as a percentage of
  total assets..........     4.30%    3.27%    2.96%    3.42%     2.30%    1.77%    2.33%
 Allowance for loan
  losses as a
  percentage of non-
  accrual loans.........    37.48    47.79    56.89    53.42    102.54   153.77   103.65
 Net charge-offs as a
  percentage of average
  loans held for
  investment............     0.62     0.26     1.21     0.87      0.66     0.53     0.26

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The summary unaudited pro forma combined income statement data reflect the Transactions as if they occurred at the beginning of each of the periods presented. The summary unaudited pro forma balance sheet data reflect the Transactions as if they occurred at December 31, 1996 and 1997 and June 30, 1998. The summary unaudited pro forma combined financial data reflect the expected capitalization of the Company as a result of the Distribution, the incurrence by the Company of indebtedness under the Credit Facilities (which is identified below as "Line of credit"), the assumed interest expense relating to such borrowings, amortization of capitalized costs incurred in connection with the Credit Facilities and retention of certain assets and liabilities by Bancorp. This pro forma information does not necessarily reflect the results of operations or financial position of the Company which would have been achieved had the Transactions actually been consummated as of such dates. Also, this pro forma information is not indicative of the future results of operations or future financial position of the Company. See "Capitalization" and "Unaudited Pro Forma Combined Financial Data."

                                                                SIX MONTHS
                              YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                          -------------------------------- ---------------------
                             1995       1996       1997       1997       1998
                          ---------- ---------- ---------- ---------- ----------
                                         (IN THOUSANDS)
INCOME STATEMENT DATA:
 Net interest income
  after provision for
  loan losses...........  $    4,444 $    7,175 $    6,389 $    2,966 $    4,015
 Equity in net income of
  ICII..................       5,652     21,444     20,260      5,005      6,699
 Gain on sale of ICII
  stock.................         --      25,650      4,977        --         --
 Gain from sale of stock
  by ICII...............         --      10,761        --         --         --
 Other income...........      10,875     16,263     17,351     10,026      8,062
                          ---------- ---------- ---------- ---------- ----------
 Total revenue..........      20,971     81,293     48,977     17,997     18,776
                          ---------- ---------- ---------- ---------- ----------
 Personnel expense......       4,827      6,153      9,315      4,623      6,754
 Other expenses.........       5,568     10,680     18,134      7,937      5,572
                          ---------- ---------- ---------- ---------- ----------
 Total expenses.........      10,395     16,833     27,449     12,560     12,326
                          ---------- ---------- ---------- ---------- ----------
 Income before income
  taxes.................      10,576     64,460     21,528      5,437      6,450
 Income taxes...........       4,458     25,734      7,742      1,938      2,725
                          ---------- ---------- ---------- ---------- ----------
 Net income.............  $    6,118 $   38,726 $   13,786 $    3,499 $    3,725
                          ========== ========== ========== ========== ==========
 Weighted average number
  of shares
  outstanding(1):
 Basic .................  18,224,024 18,782,675 19,398,542 19,286,025 19,767,698
 Diluted ...............  18,319,842 18,914,783 19,791,712 19,673,291 20,906,698
 Pro forma earnings per
  share:
 Basic .................  $     0.34 $     2.06 $     0.71 $     0.18 $     0.19
 Diluted ...............  $     0.33 $     2.05 $     0.70 $     0.18 $     0.18

                                                   AT           AT         AT
                                              DECEMBER 31, DECEMBER 31, JUNE 30,
                                                  1996         1997       1998
                                              ------------ ------------ --------
                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents..................    $  5,245     $  2,813   $ 10,448
 Securities available for sale, at fair
  value.....................................       1,179        6,027      3,507
 Loans held for sale........................       5,531        3,763      8,441
 Loans held for investment, net.............      63,304      128,614    134,276
 Investment in stock of ICII ...............      57,736       75,001     81,700
 Other assets...............................       6,885        5,733      8,941
                                                --------     --------   --------
 Total assets...............................    $139,880     $221,951   $247,313
                                                ========     ========   ========
 Time deposits..............................    $    --      $    --    $ 37,480
 Line of credit ............................      35,382      113,512     95,231
 Income taxes payable.......................      39,728       29,984     29,972
 Other liabilities..........................       5,978        7,962      7,749
                                                --------     --------   --------
 Total liabilities..........................      81,088      151,458    170,432
 Stockholder's equity.......................      58,792       70,493     76,881
                                                --------     --------   --------
 Total liabilities and stockholder's equity.    $139,880     $221,951   $247,313
                                                ========     ========   ========

-------
(1) Share amounts are based on a distribution ratio of one share of Company Class A Common Stock for every two shares of outstanding Bancorp Common Stock and include retroactive adjustments to reflect the February 6, 1998 Bancorp three-for-two stock split.

                                 INTRODUCTION

  On February 20, 1997, the Bancorp Board approved a plan to spin off to its shareholders in a tax-free distribution a portion of its specialty lending and finance businesses that focuses on the entertainment industry, loans to small businesses (a majority of which are guaranteed in part by the SBA), and trust services. On March 13, 1997, the Company was incorporated in Delaware to own and operate these businesses.

  These businesses will be contributed to the Company on or prior to the Distribution Date. The Bank has contributed to CAB all of the assets relating to the Bank's small business lending division and CAB has assumed all of the liabilities relating thereto. The Bank will contribute to the Company (i) all of the assets relating to LHO, a division of the Bank that provides motion picture and television production financing, and the Company will assume all of the liabilities relating thereto, (ii) all of the common stock of CAB,
(iii) all of the common stock of ITC, a California licensed trust company that offers a wide range of trust and investment management services, and (iv) all of the common stock owned by the Bank (which, as of June 30, 1998, was 8,941,106 shares, which represented approximately 23.0% of all outstanding common stock as of such date) in ICII, a publicly traded, diversified specialty finance company. The foregoing businesses are collectively referred to herein as the "IFG Business" and the asset contributions and related assumptions of liabilities are collectively referred to herein as the "Contribution." The Company also beneficially owns an additional 1.2 million shares (or 3.0% of the outstanding ICII common stock as of August 15, 1998) pursuant to an agreement, dated August 3, 1998, with Bear, Stearns & Co. Inc., a shareholder of ICII (the "ICII Shareholders Agreement"), which grants the Company the right to vote all of such shares and provides the Company with an option to purchase these shares. Accordingly, as of August 15, 1998, the Company beneficially owned approximately 26.0% of the outstanding common stock of ICII. See "Business--Imperial Credit Industries, Inc."

  Bancorp has received rulings from the IRS to the effect, among other things, that receipt of shares of Company Class A Common Stock will be tax free for federal income tax purposes to Bancorp and the shareholders of Bancorp (except with respect to cash received in lieu of fractional shares), and that neither Bancorp nor the Bank will recognize income, gain or loss as a result of the Distribution (the "Ruling"). The Distribution is subject to, among other things, (i) the Ruling not having been withdrawn or modified in a manner adverse to Bancorp, the Bank or Bancorp's shareholders, (ii) the Company Class A Common Stock being approved for listing on the NYSE subject to official notice of issuance, (iii) the Registration Statement having been declared effective by the Commission, (iv) receipt of regulatory consents and approvals from various state and federal banking and trust authorities and (v) the Credit Facilities being in place and all conditions to borrowing thereunder having been satisfied or waived. Any condition to the Distribution may be waived, at any time prior to the Distribution Date, for any reason, in the sole discretion of the Bancorp Board. However, even if all the conditions to the Distribution are satisfied, the Bancorp Board has reserved the right to abandon, defer or modify the Contribution and the Distribution at any time prior to the Distribution Date. See "Distribution Conditions and Termination." References to the "Company" herein for time periods prior to the Distribution mean the IFG Business as conducted by the Bank and, for time periods following the Distribution, mean the Company as capitalized pursuant to the Contribution.

  The Distribution will be effected by a dividend of all of the outstanding shares of Company Class A Common Stock to holders of record of Bancorp Common Stock on the Distribution Record Date at a ratio of one share of Company Class A Common Stock for every two shares of Bancorp Common Stock held by such holders. The Distribution will occur on October 1, 1998.

  NO ACTION IS REQUIRED BY BANCORP SHAREHOLDERS IN ORDER TO RECEIVE COMPANY CLASS A COMMON STOCK TO WHICH THEY WILL BE ENTITLED IN THE DISTRIBUTION UPON PAYMENT OF THE DIVIDEND.

  Shareholders of Bancorp with inquiries related to the Distribution should contact American Stock Transfer and Trust Co., the Distribution Agent for the Distribution. After the Distribution Date, stockholders of the Company with inquiries related to the Distribution or their investment should contact the Company's Investor Relations Department.

  This Information Statement is being furnished by Bancorp solely to provide information to holders of Bancorp Common Stock in connection with the Contribution and the Distribution and, subject to the satisfaction of the conditions to the Distribution, the receipt of Company Class A Common Stock pursuant to the Distribution. This Information Statement is not, and should not be construed as, an inducement or encouragement to buy or sell any securities of Bancorp or the Company. The information contained in this Information Statement is believed by Bancorp and the Company to be accurate as of the date set forth on its front cover. Changes may occur after that date, and neither Bancorp nor the Company will update the information except that, after the Distribution, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file quarterly, annual and certain other periodic reports that will contain updated information.

                               THE TRANSACTIONS

BACKGROUND AND REASONS FOR THE DISTRIBUTION

  The Bancorp Board has determined, subject to satisfaction of certain conditions, that it is in the best interests of Bancorp and its shareholders, for the reasons set forth below, to distribute to Bancorp shareholders in the Distribution the IFG Business as a separate publicly traded company to be known as Imperial Financial Group, Inc.

  Bancorp's management and the Bancorp Board have regularly looked for ways in which to improve Bancorp's operations and thereby provide value to Bancorp's shareholders. Beginning in the fourth quarter of 1996, as part of its regular review process, Bancorp's management re-examined various strategies for enhancing Bancorp's value through both internal operating initiatives and restructuring strategies. On January 23, 1997, the Bank retained NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery") as its financial advisor for the purpose of advising Bancorp and the Bank concerning the possible sale of common stock in a registered public offering of a newly formed company that would hold the IFG Business and/or the possible distribution of all of the capital stock of such entity to the shareholders of Bancorp. On February 20, 1997, NationsBanc Montgomery presented its analysis of the benefits of such a distribution to the Bancorp Board. The Bancorp Board unanimously determined, after review and discussions, that the Contribution and the Distribution provided an excellent opportunity to enhance shareholder value. The boards of directors of Bancorp and the Bank determined not to engage in an initial public offering of the Company's capital stock because, among other things, the boards did not believe that adequate value would be received in a public offering and also believed that the contribution of all of the common stock of ICII to the Company would address the concerns of regulators and provide the Company with operating benefits, each of which is described below.

  The boards of directors of Bancorp and the Bank selected the businesses of LHO, CAB and ITC to be contributed to the Company because (i) each business has been operating with a separate management structure as a stand-alone operation and with an entrepreneurial management philosophy, (ii) each business has demonstrated high return on equity in recent years and (iii) none of the three businesses requires demand banking deposits for its funding. In addition, the boards of Bancorp and the Bank believe the businesses of LHO, CAB and ITC, as well as the business of ICII, complement each other and that many cross-referral opportunities exist between such businesses, including with respect to lending and private banking products offered to the clients of LHO, CAB and ITC.

  The boards of directors of Bancorp and the Bank believe that the Transactions will provide the Company with increased access to capital markets, which should allow the Company to expand its businesses. One business the Company is considering engaging in is the broker/dealer business, although the Company has not determined whether it would seek to establish its own broker/dealer or seek to acquire an existing broker/dealer. The Company intends to initially raise capital to promote this expansion by conducting a public or private offering of its equity securities that it expects to complete prior to the end of 1998. There can be no assurance if this offering will be consummated, and if the offering is consummated, there can be no assurance in what manner the Company will attempt to expand its business with the proceeds therefrom.

  The boards of Bancorp and the Bank believe that the ICII stock will provide the Company with additional financing flexibility to expand its operations and operate as a separate publicly traded company, without any assistance from either Bancorp or the Bank, while the disposition of the ICII stock by Bancorp will satisfy the concerns of the Federal Reserve Board and allow Bancorp to continue to be in compliance with certain regulatory requirements described below. Moreover, the Company will be able to expand the specialty lending and finance businesses contributed to it by the Bank by operating as a separate publicly traded company that is not subject to the same federal and state banking laws and regulations applicable to Bancorp and the Bank. See "Business--Regulatory Matters." The separation of the businesses will also allow each of Bancorp and the Company to provide its employees with incentive compensation linked solely to the financial performance of his or her employer.

  As the holder of all of the issued and outstanding shares of capital stock of the Bank, Bancorp is subject to the BHCA and Regulation Y promulgated thereunder ("Regulation Y"). The BHCA and Regulation Y provide that a bank holding company may not acquire or retain direct or indirect ownership or control of any company which is not a bank or bank holding company or which engages in any nonbanking activities except such activities as are determined by order or regulation by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto (a "closely related activity"). Certain activities which have been determined by the Federal Reserve Board to be closely related activities are set forth in Regulation Y. To the extent a bank holding company wishes to engage de novo in a nonbanking activity or to acquire an entity engaged in such activity, Regulation Y provides for prior notice to and/or approval by the Federal Reserve Board for the conduct of such activity.

  The Federal Reserve Board has advised Bancorp that it considers the retention by the Bank of its shares of ICII stock to be in violation of the BHCA. This position is apparently a consequence of the Federal Reserve Board's view that ICII is engaged in activities which are not determined by regulation to be a closely related activity and that Bancorp did not file or obtain a notice or approval to engage in such activities in accordance with Regulation
Y. The Bank believes that the BHCA should not be interpreted to limit the investment activities of a California-chartered non-member bank which is subject to the regulation of the Federal Deposit Insurance Corporation ("FDIC") and not the Federal Reserve Board. However, the provisions of the BHCA are clearly applicable to direct investments by Bancorp and accordingly the Federal Reserve Board is likely to take the position that the retention of such shares by Bancorp violates the BHCA absent prior approval by the Federal Reserve Board. Bancorp believes that such approval, if sought, would not be granted.

  The FDIC does not regulate the activities of bank holding companies, and accordingly has not taken a position on Bancorp's indirect ownership of the shares of ICII currently held by the Bank. However, the FDIC has expressed the view that the retention of ICII shares by the Bank is not permitted by Section 24 of the Federal Deposit Insurance Act (the "FDIA"). Section 24 of the FDIA limits the investments of state-chartered banks, such as the Bank, to investments which are permitted investments for national banks or are otherwise permitted under Section 24. See "Business--Regulatory Matters." On June 10, 1996, the Bank filed an application for approval of retention of its ownership of ICII stock. The Bank has submitted additional information to the FDIC in response to FDIC requests. Subsequently, the FDIC requested that the Bank submit a divestiture plan with respect to its investment in ICII. In response to this request, the Bank has advised the FDIC of its intention to effect the Contribution and Distribution. The boards of Bancorp and the Bank have been informed by the Federal Reserve Board and the FDIC that contributing the stock of ICII to the Company in connection with the Transactions will satisfy these concerns and allow Bancorp to continue to be in compliance with the FDIA.

  Due to the perceived existence of significant issues as to whether approval by the Federal Reserve Board of an application to retain Bancorp's ownership in ICII or approval of the FDIC of the application to retain the Bank's ownership in ICII would be forthcoming, and for the additional business reasons discussed above, the Bancorp Board has determined not to seek Federal Reserve Board approval at this time of its ownership of ICII stock, but rather to address these regulatory concerns through the Contribution and Distribution. The boards of directors of Bancorp and the Bank also considered selling the ICII stock to address these concerns but believed (i) the block of ICII stock held by the Bank represents a "control block" which should have value in excess of the market value of the stock, (ii) the value of ICII stock would increase in the near future from current levels, (iii) the costs of selling the ICII stock would include an underwriting fee and the proceeds of the sale would be subject to an immediate and significant cash tax payment, (iv) the sale of such a large block of ICII stock would likely depress the market value of such stock, further decreasing the proceeds to be realized by the Company from the sale, (v) the ICII stock would provide the Company with financing flexibility as described above and herein under "Credit Facilities" and (vi) the ICII stock would benefit the Company's earnings. See "Risk Factors--Negative Impact on Earnings Should Ownership Level of ICII Stock be Reduced; Substantial Dependence on ICII-Related Revenue."

MANNER OF EFFECTING THE DISTRIBUTION

  Following completion of the Contribution and subject to the satisfaction of the conditions to the Distribution, the Board of Directors of the Bank will declare a dividend on its common stock payable in Company Class A Common Stock to its sole shareholder, Bancorp. Immediately thereafter, the Bancorp Board will formally authorize the Distribution by declaring a dividend on the Bancorp Common Stock payable in Company Class A Common Stock to holders of record of Bancorp Common Stock on the Distribution Record Date. Only shareholders of record as of the Distribution Record Date will receive the Company Class A Common Stock in the Distribution. No cash will be paid to Bancorp in connection with the Transactions.

  Bancorp will effect the Distribution by delivering share certificates for Company Class A Common Stock to the Distribution Agent, for delivery to the holders of Bancorp Common Stock at the close of business on the Distribution Record Date, without further action by such holders. It is expected that the Distribution Agent will begin mailing share certificates representing Company Class A Common Stock as soon as practicable after the Distribution Date. The Distribution will be deemed effective upon notification by Bancorp to the Distribution Agent that the Distribution has been declared and that the Distribution Agent is authorized to proceed with the distribution of Company Class A Common Stock. All shares of Company Class A Common Stock to be distributed in the Distribution will be fully paid and nonassessable. See "Description of Capital Stock."

  No holder of Bancorp Common Stock on the Distribution Record Date will be required to pay any cash or other consideration for the shares of Company Class A Common Stock to be received in the Distribution or to surrender or exchange shares of Bancorp Common Stock or take any other action in order to receive shares of Company Class A Common Stock.

  No certificates or scrip representing fractional shares of Class A Common Stock will be issued to holders of Bancorp Common Stock as part of the Distribution. The Distribution Agent will aggregate fractional shares into whole shares and sell them in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests, and such persons will receive instead a cash payment in the amount of their pro rata share of the total sale proceeds. Such sales are expected to be made on, or as soon as practicable after, the Distribution Date. The Company will bear the cost of commissions incurred in connection with such sales. See "Certain Federal Income Tax Considerations."

                                 RISK FACTORS

  Readers should be aware of the following risk factors to which the Company has been subject in the past, is currently and may in the future be subject, and which could materially adversely affect the performance of the Company.

LACK OF OPERATING HISTORY AS AN INDEPENDENT COMPANY

  The Company does not have an operating history as an independent public company. The historical combined and pro forma combined financial information included herein may not necessarily reflect the results of operations, financial condition and cash flows of the Company in the future or what the results of operations, financial condition and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented. There can be no assurance that the Company can be operated profitably as a stand-alone enterprise. See "Unaudited Pro Forma Combined Financial Data," including the discussion of the assumptions reflected therein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEGATIVE IMPACT ON EARNINGS SHOULD OWNERSHIP LEVEL OF ICII STOCK BE REDUCED; SUBSTANTIAL DEPENDENCE ON ICII-RELATED REVENUE

  As of June 30, 1998, the Company owned 8,941,106 shares of common stock of ICII, which represented approximately 23.0% of the outstanding shares as of such date. In addition, on August 3, 1998, the Company entered into the ICII Shareholders Agreement granting the Company the right to vote an additional
1.2 million shares of ICII common stock (or 3.0% of the outstanding ICII stock as of August 15, 1998) and providing the Company with an option to purchase these shares. Accordingly, as of August 15, 1998, the Company beneficially owned approximately 26.0% of the outstanding common stock of ICII. The Company accounts for its investment in ICII in the Company's combined financial statements as an equity investment. This accounting treatment has allowed the Company to include in its net income a portion of the net income generated by ICII based upon the Company's percentage ownership of ICII stock.

  During the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997, ICII generated total revenues of $103.1 million, $97.8 million and $309.6 million, respectively. Total revenue related to the Company's ownership of ICII stock for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $6.7 million, $7.8 million and $28.1 million, respectively, representing 32.9%, 40.8% and 54.6%, respectively, of the Company's total revenue for such periods. Net income related to the Company's ownership of ICII stock for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $3.7 million, $2.2 million and $11.5 million, respectively, representing 76.0%, 52.7% and 76.2%, respectively, of the Company's net income for such periods.

  If the Company's ownership of ICII common stock is reduced to less than 20%, the Company may no longer be able to account for its ownership of ICII common stock as an equity investment. In addition, if the Company's beneficial ownership of ICII common stock is reduced to less than 25% and the Company is not able to exceed the 25% threshold after 90 days, under certain circumstances such reduction could cause the termination of commitments under the Credit Facilities. This termination would have a material adverse effect on the Company's ability to conduct its businesses. Accordingly, it is unlikely that the Company will sell a significant amount of its ICII shares. In addition, pursuant to a letter agreement dated June 11, 1998, ICII has granted the Company certain rights to maintain its percentage ownership in ICII in connection with certain proposed public offerings of ICII stock by ICII. See "Business--Imperial Credit Industries, Inc." The ICII stock, however, will be pledged to the lenders under the Credit Facilities to secure the Company's obligations thereunder. If an event of default under the Credit Facilities occurs, the lenders could seek to enforce their rights by causing a transfer of the ICII stock. See "Credit Facilities." If the Company had not been able to account for its ownership in ICII common stock as an equity investment, the Company's net income for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 would have been reduced by approximately 88%, 77% and 86%, respectively. Although the Company intends to continue to own in excess of 25% of the common stock of ICII, there can be no assurance that the Company's ownership will not be diluted by future stock issuances by ICII (including stock issued upon exercise of outstanding stock options), or that the Company will not be required, due to presently unforeseen circumstances, to sell shares of ICII common stock to raise capital. In addition, ICII-related revenues recognized by the Company have been highly variable and may remain variable in the future.

INVESTMENT COMPANY ACT

  The Company believes that it is not an investment company as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Investment Company Act and the rules and regulations thereunder require the registration of, and impose various substantive restrictions on, companies that engage primarily in the business of investing, reinvesting or trading in securities or engage in the business of investing, reinvesting, owning, holding or trading in securities and own or propose to acquire investment securities having a value in excess of 40% of a company's total assets. After the Distribution, the Company intends to continue its financial services businesses and conduct its operations so as not to become regulated under the Investment Company Act. If the Commission or its staff were to take the position that the Company was an investment company, the Company could be subject to a number of substantive restrictions on its operations, capital structure and management and it could result in a termination of the commitments under the Credit Facilities. In addition, registration under the Investment Company Act by the Company would constitute a violation of the Credit Facilities. See "Credit Facilities."

LIMITED AVAILABILITY OF FUNDING SOURCES; NEGATIVE IMPACT SHOULD VALUE OF ICII STOCK DECLINE

  Prior to the Distribution, the Bank financed the Company's loan origination activities. The Company has a continuing need for capital to finance its lending activities. In connection with the Distribution, the Company will enter into the Credit Facilities with a syndicate of banks not affiliated with the Bank in order to finance a portion of its lending activities. See "Credit Facilities." The Company intends to secure a portion of these borrowings with all of the common stock of ICII owned by the Company, if the value of the ICII stock were to be reduced, or if the Company were to dispose of ICII stock, the amount of available funds to the Company under the Credit Facilities also would be reduced. If the Company's available funds under the Credit Facilities were reduced or its borrowing needs increase, there can be no assurance that such financing will be obtainable on favorable terms. To the extent that the Company is unable to arrange new lines of credit, the Company may have to curtail its loan origination activities, which could have a material adverse effect on the Company's operations and financial position. Moreover, if an event of default under the Credit Facilities occurs, the lenders could seek to enforce their rights by causing a transfer of the ICII stock. This transfer could trigger a significant tax liability for the Company which could have a material adverse effect on the Company's financial position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

DEPENDENCE ON KEY PERSONNEL

  The success of the Company's business is highly dependent upon the members of the senior management of the Company. The loss of the services of one or more of them could have a material adverse effect upon the Company's business and development. In addition, the Company conducts its business through subsidiaries and divisions operated by individual management teams. In each subsidiary and division, there are key personnel, the loss of whom may have an adverse effect on that subsidiary or division including, with respect to the Company's LHO division, Lewis P. Horwitz, the President and Chief Executive Officer of LHO. Although the Company has established incentive compensation plans and entered into employment arrangements to retain certain key personnel, including Mr. Horwitz, no assurances can be made that key personnel will not depart, or that their departure would not have adverse consequences to the operations of the Company or any of its subsidiaries and divisions. See "Executive Compensation--Employment Arrangements."

COMPETITION AND CONFLICTS OF INTEREST BETWEEN THE COMPANY AND THE BANK

  The Company's competitors include banks and other financial institutions, many of which are substantially larger and have significantly greater resources than the Company. A significant competitor of the Company's LHO division is the Bank's Entertainment Industries Group. No agreement between the Company and the Bank will exist that restricts the activities of the Bank's Entertainment Industries Group and the Company following the Distribution. In addition, the Bank and the Company will not be prohibited from using confidential information of the other party for its own internal purposes that may have been obtained prior to the Distribution. Moreover, there recently has been a significant increase in the number of competitors providing financing for film and television production. There can be no assurance that the Company will be able to compete successfully with such other companies.

  The small business lending and trust services businesses are also highly competitive and CAB and ITC compete with a variety of banks and non-bank lending institutions, many of which are larger than the Company and have greater financial and other resources, and, with respect to CAB, many of which also participate in SBA sponsored programs. These other banks maintain larger marketing and sales staff and use a wide variety of marketing strategies, some of which may be too expensive for the Company to conduct. See "Business."

RISKS PARTICULAR TO THE COMPANY'S LOAN PORTFOLIO

  The Company's lending business is subject to various risks, including, but not limited to, the risk that borrowers will not satisfy their debt service obligations, the risk that the value of the collateral securing a liquidated loan is less than the principal amount of such loan and the risk of the narrowing of the interest rate spread between the Company's yield on its loans and the cost of the Company's borrowings. In addition, significant changes in interest rates could accelerate the rate of loan repayments from existing borrowers. All or any one of the foregoing lending risks could have a material adverse effect on the Company's results of operations and financial position.

  As of June 30, 1998, approximately $8.0 million in aggregate principal amount of loans in the Company's portfolio were 30 days or more delinquent, including $4.7 million of which were no longer accruing interest. Any increase in delinquent loans could result in an increase in the Company's provision for loan losses or a reduction of the Company's interest income, each of which could have a material adverse effect on the Company's results of operations and financial position. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  LHO Lending. The LHO business is dependent on the production of independent films and television shows and series. If the number of productions were to decline in the future, the need for financing would decrease as well. Any such decline in these industries could have a material adverse effect on the Company's results of operations. In addition, borrowers are generally single-purpose corporations whose sole function is to produce a motion picture or television film and, accordingly, have no meaningful financial assets prior to distribution of the production. In addition, as described herein under "Business--LHO," these loans are secured principally by the revenues to be received from the worldwide distribution of the production. The distributors are in many instances privately held small businesses that do not provide the Company with financial information and have limited assets. If the distributors fail to make the minimum guaranteed payment, the borrower could attempt to license the distribution rights to another distributor but there can be no assurance as to whether a new distributor would be engaged or if such new distributor would be able to make the minimum guaranteed payment. As a result, this could adversely affect the Company's ability to proceed against the collateral if the borrower fails to repay the loan. In addition, the LHO business is subject to risks relating to potential economic and political instability in certain foreign countries where such distributors have agreed to license production rights. An occurrence of an event such as war or currency devaluation in such a country could cause such distributors to default on their agreements to provide distribution revenue, which is LHO's primary source of collateral securing repayment. This could have a material adverse effect on the Company's results of operations and financial condition. With regards to currency risk, all international contracts are made in U.S. dollars, and most of the distributors do not hedge this risk. As a result, if the local currency falls in value in relation to the dollar, the actual price of the film to the distributor at time of delivery is higher than such distributor had anticipated. This situation has occurred recently in South Korea and Thailand, where both currencies have undergone devaluations, and it could continue to be a threat throughout much of Asia. As a result, the Company has removed South Korea from its list of "primary" territories, and has discounted the value of contracts emanating from other Asian countries which the Company deems to have unstable currency.

  In addition, a substantial percentage of the Company's financings made in the first six months of 1998 and all of 1997 and 1996 through LHO have been "gap" financings (for a description of gap financing, see "Business--LHO--Loan Types"), which are riskier than traditional entertainment lending because certain rights available for distribution not sold at time of funding may not be sold thereafter. As a result, the aggregate principal amount of such loans may exceed the value of the collateral at time of funding. Prior to 1995, the LHO division of the Company did not provide "gap" financing and, as a result, many of the loans in the Company's loan portfolio have not been outstanding for a sufficient period of time to determine whether there are material adverse credit, delinquency, loss, prepayment or other issues associated with "gap" loans.

  CAB Lending. The Company's small business lending segment commenced operations within the Bank in 1993. As a result, many of the loans in the Company's small business loan portfolio have not been outstanding for a sufficient period of time to determine whether there are material adverse credit, delinquency, loss, prepayment or other issues associated with these loans. There can be no assurance that the delinquency, prepayment and loss experience of these loans will be consistent with management's assumptions and estimates. Any material change in delinquencies, prepayments and losses from management's assumptions and estimates may adversely affect the Company's financial condition and results of operations. See "Business--CAB."

  Moreover, with respect to loans guaranteed by the SBA, if the SBA establishes that any loss resulting from a borrower default is attributable to significant technical deficiencies in the manner in which the loan was originated, documented or funded by the Company, the SBA may refuse to make payment on its guarantee or may seek recovery from the Company of any funds advanced by the SBA. CAB could also be subject to risk if a particular industry in which it has developed a concentration of loans were to suffer an economic downturn. As of June 30, 1998, approximately 40% of the Company's small business loan portfolio consisted of loans made to owners of motels. If the motel industry were to suffer an economic downturn, the Company's financing to this industry likely would similarly decline.

ASSETS SUBJECT TO PREPAYMENT RISK

  At June 30, 1998, the Company's combined balance sheet reflected approximately $4.2 million in interest only strips and servicing assets subject to prepayment risk. Realization of these assets in cash is subject to the prepayment and loss characteristics of the underlying loans and to the timing and ultimate realization of the stream of cash flows associated therewith. The Company estimates future cash flows from these assets and values them utilizing assumptions that it believes are consistent with those that would be utilized by an unaffiliated third party purchaser. If actual experience differs from the assumptions used in the determination of asset value, future cash flows and earnings could be negatively impacted and the Company could be required to write down the value of the assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEPENDENCE OF SMALL BUSINESS LENDING OPERATIONS ON SBA PROGRAMS

  During the six months ended June 30, 1998 and the year ended December 31, 1997, approximately 100% and 97%, respectively, of the SBA loan origination activity engaged in by the Company through CAB was in connection with the SBA
Section 7(a) program. See "Business--CAB--The SBA Guaranteed Loan Program." Discontinuation, elimination or a significant reduction of this program would have a material adverse effect on the Company. The SBA lending program is a federal government program, instituted through legislation. Uncertainties exist surrounding government programs, including the SBA, due to scrutiny by the United States Congress. There can be no assurance that the SBA lending program will continue in its present manner.

  There have also been significant attempts in previous years to eliminate the SBA or to curtail its activities or funding by Congress. In 1995, the SBA temporarily ceased guaranteeing small business loans after Congress determined that the appropriations in the federal budget for such guarantees had been fully utilized. Although Congress later determined that it had incorrectly calculated the amount of such appropriations and the SBA was able to continue guaranteeing appropriate small business loans, any future utilization of such appropriations and subsequent cessation of SBA guarantees would have a material adverse effect on the Company's results of operations and financial position.

  In recent years, Congress has enacted legislation that reduced the maximum amount of SBA guarantees on certain types of loans from 85% to 75%, required the payment of a fee to the SBA by the lender equal to half of the proceeds from the sale of a loan that exceeds 110% of the outstanding balance of the SBA guaranteed portion of the loan and required that the SBA be paid a portion of the annual servicing fee. There can be no assurance that additional legislation relating to the SBA will not adversely affect the Company's results of operations and financial position.

  The SBA has the right to cease guaranteeing new loan origination by the Company upon ten days' prior written notice. The occurrence of such an event would have a significant adverse impact on the liquidity and earnings of the Company but would not affect guarantees on outstanding loans. The Company's income from the SBA lending business is materially dependent upon the premium at which the SBA guaranteed portions of loans are sold in the secondary market. In addition, in the event that CAB were to lose its status as a "Preferred Lender," CAB could be materially and adversely affected. See "Business--CAB."

CONCENTRATION OF OPERATIONS IN CALIFORNIA

  Approximately 84% and 70% of the aggregate principal amount of loans originated by the Company through LHO and CAB during the six months ended June 30, 1998 and the year ended December 31, 1997, respectively, were originated in California and secured by assets located in California. Although the Company anticipates further expansion in these businesses outside California in the future, the Company's loan originations may remain concentrated in California for the foreseeable future. Consequently, the Company's results of operations, financial condition and business prospects are dependent on the California economy. In the early 1990s, the California economy experienced an economic slowdown or recession. Although the California economy has improved over the last few years, any economic decline would adversely affect the value of the collateral securing the loans. A decline in the value of the loan collateral may result in the principal balances of such loans, together with any other financing by such borrowers, equaling or exceeding the value of the collateral. In addition, California is vulnerable to certain natural disaster risks, such as earthquakes and floods. These disasters are not typically covered by the standard hazard insurance policies maintained by borrowers and may adversely impact borrowers' ability to repay loans made by the Company. The existence of adverse economic conditions or the occurrence of such natural disasters in California could have a material adverse effect on the Company's results of operations, financial condition and business prospects. See "Business--LHO" and "--CAB."

ASSUMED LIABILITIES AND OBLIGATIONS

  Pursuant to the Contribution, the Company will assume responsibility for all liabilities and obligations related to the IFG Business, whether such liabilities and obligations arose prior to the Contribution or arise on or after the Contribution. See "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution." The Company believes that it has provided for these liabilities and obligations in accordance with GAAP. Actual results, however, could differ from these estimates, and changes in facts and circumstances may result in revised estimates and assumptions. For a description of certain of these liabilities and obligations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Some assignments and transfers may require prior consent by third parties and various filings or recordings with governmental entities. See "Business-- Regulatory Matters."

CHANGES IN INTEREST RATES

  The Company's profitability may be directly affected by the level of and fluctuations in interest rates because they affect the Company's ability to earn a spread between interest received on its loans and the costs of its liabilities. While the Company monitors the interest rate environment and employs a strategy designed to reduce the impact of changes in interest rates, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates. A substantial and sustained increase in interest rates could adversely affect the Company's ability to originate or sell loans, reduce the average size of loans underwritten by the Company and reduce the gains recognized by the Company upon their sale. Fluctuating interest rates also may affect the net income earned by the Company resulting from the difference between the yield to the Company on loans held pending sale and funds borrowed by the Company to finance the origination of such loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- CAB--Funding."

ECONOMIC SLOWDOWN OR RECESSION

  The risks associated with the Company's businesses become more acute in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for consumer or commercial credit and declining real estate and other asset values. In the secured lending business, any material decline in collateral values increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a default. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. In addition, in an economic slowdown or recession, the Company's servicing costs will increase. Any sustained period of increased delinquencies, foreclosures, losses or increased costs could adversely affect the Company's ability to sell loans and could increase the cost of selling loans, which in either case could adversely affect the Company's financial condition and results of operations.

ENVIRONMENTAL LIABILITY

  In the course of its business, the Company may foreclose on properties securing loans that are in default. There is a risk that hazardous or toxic substances or petroleum constituents could be on such properties. In such event, it is possible that the Company could be held responsible for the cost of cleaning up or removing such waste depending upon the lender's activities, and such cost could exceed the value of the underlying properties. In addition, there can be no assurance that the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by such properties, or that the Company would have adequate remedies against the prior owners or other responsible parties, or that the Company would not find it difficult or impossible to sell the affected real properties either prior to or following any such removal. Moreover, in the course of the Company's trust business, the Company, as trustee, may be considered the record owner of property for which it acts as trustee. As a result, it would be held responsible for the cost of cleanup or removal of any hazardous or toxic substances on these properties.

  Under the laws of certain states, contaminated property may be subject to a lien on the property to assure payment for cleanup costs. In several states, such a lien has priority over the lien of an existing mortgage or owner's interest. In addition, under the laws of some states and under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), a lender may be liable for cleanup of a property and adjacent properties that are contaminated by releases from the mortgaged property if the lender engages in certain activities. These activities include foreclosure on the property and participation in the management or operational aspects of such property. In 1996 CERCLA was amended to eliminate federal lender liability under CERCLA in certain circumstances, including foreclosure if the lender resells the property at the earliest practicable, commercially reasonable time on commercially reasonable terms. In addition, the amendments defined the term participation in management, which provided some guidance to lenders about the nature of activities that would and would not give rise to liability under CERCLA. These amendments do not apply to state Superfund laws. Also, foreclosure and other activities on contaminated property may subject a lender to state tort liability.

GOVERNMENT REGULATION

  The Company and its subsidiaries are subject to extensive regulation and oversight by federal and state regulators administering applicable federal and state laws and regulations, including, among others, the following: the Small Business Act, the Small Business Investment Act of 1958, the California Finance Lenders Law, the California Industrial Loan Law, the Community Reinvestment Act, the Federal Deposit Insurance Act, portions of the California Banking Law and the Federal Reserve Act and certain regulations of the Federal Reserve Board. Such laws and regulations materially impact the business operations of the Company and its subsidiaries, including, among other areas, rate of growth, ability to pay dividends, rates payable on deposits, permissible sources of financing, terms and structure of loans, competition, reporting of their financial condition, operations from branches and other locations and internal controls. See "Dividend Policy" and "Business-- Regulatory Matters." Although management of the Company believes that it can operate within the parameters defined by currently applicable law and regulation, it is not possible to predict with certainty the extent or nature of future changes to applicable law and regulation, government policies or judicial interpretations, nor their impact, whether adverse or beneficial, on the business operations, financial condition or prospects of the Company and its subsidiaries.

ABSENCE OF TRADING HISTORY FOR THE COMMON STOCK

  The Company Class A Common Stock will be listed and will trade on the NYSE under the symbol "IFG." There has been no prior trading market for Company Class A Common Stock and there can be no assurance as to the prices at which Company Class A Common Stock will trade or the degree of volatility in the trading price. The prices at which Company Class A Common Stock trades will be determined in the public trading market and may be influenced by many factors, including the depth and liquidity of the market for Company Class A Common Stock, investor perceptions of the Company and its businesses, general economic and market conditions and, at least in the short-term, the investment preferences of Bancorp shareholders who will receive shares of Company Class A Common Stock in the Distribution.

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), Amended and Restated Bylaws (the "Bylaws") and the DGCL contain certain provisions that may discourage other persons from attempting to acquire control of the Company. These provisions include, but are not limited to, a staggered Board of Directors, the authorization of the Board to issue shares of undesignated preferred stock in one or more series without the specific approval of the holders of Company Class A Common Stock, the establishment of advance notice requirements for director nominations and actions to be taken at annual meetings and the requirement that 80% of the shareholder votes are required to approve any change to the Bylaws or certain provisions of the Certificate of Incorporation. In addition, the Certificate of Incorporation and the Bylaws permit special meetings of the shareholders to be called only by the Chairman of the Board or Co-Chairman of the Board or upon the request of a majority of the Board of Directors, and deny shareholders the ability to call such meetings. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of Company Class A Common Stock. See "Purposes and Effects of Certain Provisions of the Company's Certificate of Incorporation, Bylaws and Delaware Law."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  Bancorp has received the Ruling from the IRS to the effect that, among other things, the Distribution will qualify as a tax-free spin-off to Bancorp, the Bank and Bancorp shareholders under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). The following is a summary of the material federal income tax consequences to Bancorp, the Bank and Bancorp shareholders expected to result from the Distribution:

    (i) A Bancorp shareholder will not recognize any income, gain or loss as a result of the Distribution except as described below, in connection with the receipt of cash in lieu of fractional shares of Company Class A Common Stock;

    (ii) A Bancorp shareholder will be required to apportion the tax basis for such shareholder's Bancorp Common Stock on which Company Class A Common Stock is distributed between the Bancorp Common Stock and Company Class A Common Stock received in the Distribution in proportion to the relative fair market values of such Bancorp Common Stock and Company Class A Common Stock on the Distribution Date;

    (iii) A Bancorp shareholder's holding period for the Company Class A Common Stock received in the Distribution will include the period during which such shareholder held the Bancorp Common Stock on which Company Class A Common Stock is distributed, provided that such Bancorp Common Stock is held as a capital asset by such shareholder on the Distribution Date;

    (iv) A Bancorp shareholder who receives cash in lieu of fractional shares as a result of the sale of shares of Company Class A Common Stock by the Distribution Agent will be treated as if such fractional share had been received by such shareholder as part of the Distribution and then sold by such shareholder. Accordingly, such shareholder will recognize gain or loss equal to the difference between the cash so received and the portion of the tax basis in Company Class A Common Stock that is allocable to such fractional share. Such gain or loss will be capital gain or loss, provided that such fractional share was held by such shareholder as a capital asset at the time of the Distribution; and

    (v) Neither Bancorp nor the Bank will recognize any income, gain or loss as a result of the Distribution or the Contribution.

  The continuing validity of the Ruling is subject to certain factual representations and assumptions. Bancorp is not aware of any fact or circumstance which would cause such representations and assumptions to be untrue.

  Current Treasury regulations require each Bancorp shareholder who receives Company Class A Common Stock pursuant to the Distribution to attach to such shareholder's federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Distribution. Bancorp will provide the appropriate information to each shareholder of record as of the Distribution Record Date.

  THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO SHAREHOLDERS WHO RECEIVED THEIR SHARES OF BANCORP COMMON STOCK THROUGH THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. ALL SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES AS OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

                    LISTING AND TRADING OF THE COMMON STOCK

  Subject to official notice of issuance from the NYSE, the Company Class A Common Stock will be listed on the NYSE and will trade under the symbol "IFG." There is no current public trading market for the Company Class A Common Stock, although it is expected that a "when-issued" trading market will develop prior to the Distribution Date. The term "when-issued" means trading in shares prior to the time certificates are actually available or issued. If the conditions to the Distribution are not satisfied and the Distribution is not paid, any such when-issued trading will become null and void. If the conditions to the Distribution are satisfied and the Distribution is paid on the Distribution Date, it is expected that regular way trading in the Company Class A Common Stock on the NYSE will commence at 9:30 a.m. (New York time) on October 2, 1998, subject to official notice of issuance.

  Bancorp Common Stock will continue to be listed and traded on the NYSE after the Distribution.

  The Company Class A Common Stock issued to shareholders of Bancorp Common Stock will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, the Company and may include certain officers and directors of the Company. Persons who are affiliates of the Company will be permitted to sell their Company Class A Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and Rule 144 thereunder.

  For a discussion of certain uncertainties that should be considered in trading in the Company Class A Common Stock, see "Risk Factors--Absence of Trading History for the Common Stock."

                    DISTRIBUTION CONDITIONS AND TERMINATION

  The consummation of the Distribution is conditioned upon fulfillment of each of the following conditions: (i) the Ruling not having been withdrawn or modified in a manner adverse to Bancorp, the Bank or Bancorp's shareholders;
(ii) the Contribution (including transfers of certain assets and liabilities to the Company contemplated by the Contribution Agreement) having been consummated (see "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution--Contribution Agreement"); (iii) the Company Class A Common Stock having been approved for listing on the NYSE subject to official notice of issuance; (iv) the Registration Statement having been declared effective by the Commission; (v) all authorizations, consents, approvals and clearances from all federal and state governmental agencies required to permit the valid consummation of the transactions contemplated by the Contribution and the Distribution having been obtained, without any conditions being imposed that would have a material adverse effect, and all statutory requirements for such valid consummation having been fulfilled (see "Business--Regulatory Matters"); (vi) Bancorp having provided the NYSE with prior written notice of the Distribution Record Date as required by the Exchange Act, and the rules and regulations of the NYSE; (vii) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, being in effect preventing the payment of the Distribution; (viii) the Credit Facilities being in place, with all conditions to borrowing thereunder being satisfied or waived; and (ix) the Bancorp Board being satisfied that, after giving effect to the Contribution and the Distribution, (A) neither Bancorp nor the Company will be insolvent or will have unreasonably small capital with which to engage in its respective business and (B) Bancorp and the Bank will be able to make the Distribution in accordance with applicable law.

  Any condition to the Distribution may be waived at any time prior to the Distribution Date, for any reason, in the sole discretion of the Bancorp Board. In addition, even if all the above conditions are satisfied, the Contribution Agreement may be amended or terminated, and the Distribution may be abandoned, at any time prior to the Distribution Date for any reason, in the sole discretion of the Bancorp Board.

                    REGULATORY APPROVALS AND CONSIDERATIONS

FEDERAL LAWS AND REGULATIONS

  Federal Deposit Insurance of Accounts. CAB satisfied all conditions imposed by the FDIC, and on June 2, 1998, the FDIC approved the Company's Application for Federal Deposit Insurance for CAB. CAB thereby became a member of the FDIC and its deposit accounts became insured by the Bank Insurance Fund of the FDIC. See "Business--Regulatory Matters--CAB--Federal Law."

  The Change in Bank Control Act. California-licensed industrial loan companies are insured depository institutions under the Federal Deposit Insurance Act. Accordingly, such industrial loan companies and their holding companies are subject to the Change in Bank Control Act (the "Change in Bank Control Act") and regulations promulgated by the FDIC thereunder. The Change in Bank Control Act provides in part that no person, acting directly or indirectly or through or in concert with one or more persons, may acquire control of an insured depository institution through a purchase, assignment, transfer, pledge or other disposition of voting stock unless the appropriate Federal banking agency has been given 60 days' prior written notice of, and has not issued a notice disapproving, the acquisition. The FDIC is the appropriate federal banking agency administering the Change in Bank Control Act with respect to industrial loan companies.

  The Change in Bank Control Act defines control as the power, directly or indirectly, to direct the management or policies of the insured depository institution or to vote 25% of any class of its voting securities. The FDIC has established regulations that provide that an acquisition which results in the ownership or control of, or power to vote, 10% or more of a class of voting securities will be presumed to result in an acquisition of control if the insured depository institution has issued any class of securities subject to the registration requirements of Section 12 of the Exchange Act or, if immediately after the transaction, no other person will own a greater proportion of that class of voting securities. After giving effect to the Distribution the Company will have, and ICII currently has, a class of securities subject to registration under Section 12 of the Exchange Act.

  As a result of the Contribution, all of the issued and outstanding shares of CAB will be acquired by the Company, constituting an acquisition of control of CAB by the Company. Additionally, the Contribution contemplates that the shares of common stock of ICII currently owned by the Bank, which represented approximately 23.0% of the issued and outstanding shares of ICII as of June 30, 1998, will likewise be transferred to the Company, which transaction will constitute a transfer of indirect control of Southern Pacific Bank, a wholly-owned subsidiary of ICII ("SPB"). Accordingly, the contribution of 100% of the issued and outstanding shares of common stock of CAB to the Company and the contribution of the shares in ICII to the Company requires notice to, and nondisapproval of, the FDIC under the Change in Bank Control Act. The FDIC has given such approval provided such transactions constituting the Contribution be effected no later than October 31, 1998.


  Effectiveness of Divestiture of ICII Stock. Previously effective provisions of the BHCA, and provisions of Regulation Y promulgated thereunder, required a determination of the Federal Reserve Board upon the divestiture by a bank holding company of a subsidiary engaged in nonbanking activities. These provisions have been repealed, and the Company has been advised that the effectiveness of a divestiture of the shares of a subsidiary engaged in nonbanking activities is now customarily determined following a divestiture as part of the bank holding company examination process. This involves a determination of whether Bancorp would be deemed to control the Company under the provisions of the BHCA after the Distribution. In order to avoid the uncertainty inherent in such an after-the-fact determination, the Company and Bancorp sought written confirmation from the Federal Reserve Board prior to the Distribution that, after the divestiture by the Bank of its investment in ICII in accordance with the Distribution, Bancorp would not be deemed to control the Company. The Federal Reserve Board has issued its opinion that, after the Distribution, Bancorp will not be deemed to control the Company under the provisions of the BHCA.

  Safety and Soundness Considerations. The Bank and the Company have formally advised the FDIC and the California Department of Financial Institutions (the "DFI") of the terms and conditions of the transfer of the assets of the Bank's small business lending division and LHO and of the transfer of the investment in ICII. Both the FDIC and the DFI have responsibility over the safety and soundness of the Bank and the adequacy of the Bank's capital in light of its business activities. In order to minimize any uncertainty about how each of these agencies would view the effect of these transfers on the Bank in a subsequent examination, the Bank and the Company have obtained the non-objection of each of the foregoing regulatory agencies to such transfers.

  SBA Lender Approvals. CAB has approvals from the SBA to originate SBA loans under the Guaranteed Participant, Certified Lender and Preferred Lender programs.

CALIFORNIA LAWS AND REGULATIONS

  The California Industrial Loan Law. The Company determined that the business of CAB should be conducted as a California industrial loan company operating under the California Industrial Loan Law. On June 5, 1998, the DFI issued to CAB a license to operate as an industrial loan company in California. See "Business--Regulatory Matters--CAB--California Law."

  The California Finance Lenders Law. The California Usury Law, Article XV of the California Constitution (the "Usury Law"), generally limits the rates of interest lenders may charge borrowers in California. It exempts, however, certain licensed lenders from such interest rate limitations, including a holder of a license under the California Finance Lenders Law (a "CFL License"). On February 13, 1998, the DOC, the administrator of the California Finance Lenders Law, issued a CFL License to the Company. Accordingly, the Company is exempt from the Usury Law and the LHO division may conduct its entertainment finance business free of the interest rate restrictions of the Usury Law, subject to the terms of the California Finance Lenders Law. The CFL License permits the LHO division of the Company to conduct its entertainment and motion picture finance business from its office located at 1840 Century Park East, 10th Floor, Los Angeles, California 90067. See "Business--LHO."

  Change in Ownership. CAB and SPB, as industrial loan companies, are subject to the California Industrial Loan Law, certain provisions of which are applicable to holding companies of industrial loan companies. The California Industrial Loan Law provides that no person may acquire in the aggregate 10% or more of the capital stock of an industrial loan company without the written consent of the DFI. In addition, the California Industrial Loan Law provides that no person may acquire in the aggregate 10% or more of the capital stock or other securities that have voting power or control over the management of a holding company of an industrial loan company such as ICII (or the Company after the Contribution), without the written consent of the DFI. Accordingly, the contribution of all of the issued and outstanding shares of common stock of CAB to the Company requires the written consent of the DFI under the California Industrial Loan Law. In addition, because the investment of the Bank in ICII shares is likely to be considered by the DFI as possessing voting power or control over the management of ICII, the acquisition of such shares by the Company also requires the written consent of the DFI under the California Industrial Loan Law. The DFI granted such consents provided that such change in control occurs no later than October 31, 1998.

  The California Acquisition of Control Law. ITC is considered a bank for purposes of, and as a result is subject to, Sections 700 et seq. of the California Financial Code (the "California Acquisition of Control Law"). The California Acquisition of Control Law provides that no person may acquire control of a bank organized under the laws of the state of California, or a person who directly or indirectly controls a bank organized under the laws of the state of California, without the approval of the DFI. Control is defined for purposes of the California Acquisition of Control Law as the possession, direct or indirect, of the power to vote 25% or more of any class of voting securities or to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract (other than a commercial contract for goods or nonmanagement services) or otherwise. The California Acquisition of Control Law further provides that a person who, directly or indirectly, owns, controls, holds with power to vote, or holds proxies representing, 10% or more of the then outstanding voting securities issued by another person is presumed to control such other person. The DFI has granted its approval for the change in control of ITC provided that same occur no later than October 31, 1998.

  Restrictions on Dividends. The provisions of the California Financial Code which are applicable to California-chartered banks, such as the Bank, restrict its ability to make distributions to its shareholders. Generally, a California-chartered bank may not make any distribution to the shareholder of such bank in an amount which exceeds the lesser of (i) the retained earnings of the bank or (ii) the net income of the bank for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank may, with the approval of the DFI, make a distribution to its shareholder in an amount not exceeding the greatest of (i) the retained earnings of the bank, (ii) the net income of the bank for its last fiscal year or (iii) the current income of the bank for its current fiscal year. It is a condition to the Distribution that the DFI approve the Distribution. See "Distribution Conditions and Termination."

                RELATIONSHIP AND AGREEMENTS AMONG THE COMPANY,
                  THE BANK AND BANCORP AFTER THE DISTRIBUTION

GENERAL

  In connection with the Distribution, the Company, Bancorp, the Bank and certain subsidiaries of the Company will enter into prior to the Distribution Date agreements for the purpose of giving effect to certain transactions necessary for the Distribution and defining their ongoing relationship. Certain of these agreements will not be the result of arm's-length negotiations. The Company, Bancorp and the Bank, however, intend to negotiate such agreements on terms at least as favorable to the Company or to Bancorp as could have been obtained from unaffiliated third parties.

  Following the Distribution, additional or modified agreements, arrangements and transactions may be entered into by the Company, Bancorp and/or their respective subsidiaries. Any such future agreements, arrangements and transactions will be determined, at such time, through arm's-length negotiations between the parties.

  The following is a summary of certain agreements, arrangements and transactions to be entered into as of the Distribution Date among the Company, Bancorp, the Bank and certain subsidiaries of the Company. Certain of these agreements have been filed as exhibits to the Registration Statement and, although the following descriptions address all of the material aspects of the exhibits, they do not purport to be complete and are qualified in their entirety by reference to such exhibits.

CONTRIBUTION AGREEMENT

  Bancorp, the Bank, the Company and CAB will enter into the Contribution Agreement providing for, among other things, certain corporate transactions required to effect the Contribution, the Distribution and other arrangements between Bancorp and the Company subsequent to the Distribution as described below.

  The Contribution Agreement provides that prior to the Distribution, the Bank will contribute to the Company the IFG Business. The Bank will contribute to the Company (i) all of the assets relating to the LHO division (and the Company will assume all liabilities relating thereto), (ii) all of the outstanding capital stock of CAB and ITC and (iii) all of the common stock of ICII owned by the Bank. In consideration for transferring the IFG Business, the Company will assume (or cause to be assumed) all liabilities, whether arising prior to, on or after the Distribution Date, relating to such assets. See "Risk Factors--Assumed Liabilities and Obligations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." All assets will be transferred without any representation or warranty, "as is", "with all faults." Bancorp, the Bank and the Company each will agree to execute and deliver such further assignments, documents of transfer, deeds and instruments as may be necessary for the more effective implementation of such transfers.

  The Contribution Agreement also will provide that the Bank will retain certain loans secured by mortgages on single family residential properties (and the Company will not assume the liabilities relating thereto) which were retained by the Bank in connection with the formation of ICII in 1992. See "Unaudited Pro Forma Combined Financial Data." In addition, the Company will assume the Bank's obligations under a consulting agreement with a company wholly owned by G. Louis Graziadio, III. See "Executive Compensation-- Employment Arrangements."

  The Contribution Agreement also will provide for the consummation of certain corporate transactions required to effect the Distribution after completion of the Contribution. These transactions will include effecting a dividend of all of the Company Class A Common Stock from the Bank to Bancorp, and then from Bancorp to the Bancorp shareholders as of the Distribution Record Date. In addition, the Contribution Agreement assigns between Bancorp and the Company responsibility for and rights to control any litigation pending as of the Distribution Date. The Distribution is subject to a number of conditions. See "Distribution Conditions and Termination."

  The Company and the Bank will each make certain representations and warranties in the Contribution Agreement with respect to, among other things, the authority of such entities to consummate the transactions contemplated thereby and the consents and approvals necessary to consummate such transactions. These representations and warranties will survive after the Distribution. The Bank and the Company also will agree in the Contribution Agreement that the IFG Business will have a net book value, as described therein, as of the Distribution Date of approximately $27 million plus the after-tax book value of the ICII stock held by the Company. Immediately following the Distribution, the Company will accrue an after tax charge of approximately $1.3 million to reflect the termination of an obligation under a consulting agreement that will be assumed by the Company as part of the Distribution conditioned upon the consummation of the Distribution. As such, following the Distribution, the net book value of the Company will be reduced by approximately $1.3 million (see "Executive Compensation--Employment Arrangements").

  The balances that exist as of the Distribution Date under the benefit plans established for those Bancorp employees who are becoming Company employees in connection with the Distribution (the "Transferred Employees") will be transferred to the Company pursuant to the Contribution Agreement. The Company intends to establish benefit plans for the Transferred Employees that will mirror the benefit plans such employees had as Bancorp employees. See "Executive Compensation--Treatment of Bancorp Options and Other Benefits Following the Distribution."

  Each of the Company and the Bank will agree in the Contribution Agreement to pay its own expenses in connection with consummating the transactions contemplated thereby.

TAX SHARING AGREEMENT

  Bancorp and the Company will enter into a tax sharing agreement (the "Tax Sharing Agreement") that will govern the allocation between Bancorp and the Company of federal, state, local and foreign tax liabilities for taxable periods before and after the Distribution, and related matters such as the preparation and filing of tax returns and the conduct of audits and other tax proceedings. Generally, the Tax Sharing Agreement will provide that the Company will be responsible for, and will indemnify Bancorp against, tax liabilities relating to the IFG Business for taxable periods commencing after the Distribution and Bancorp will be responsible for, and will indemnify the Company against, tax liabilities relating to the IFG Business for taxable periods prior to Distribution and for transaction taxes resulting from the Contribution and the Distribution.

  In addition, the Tax Sharing Agreement will provide that if, as a result of any event that is within the control of the Company or any of its subsidiaries or any other event related to the acquisition of the Company Class A Common Stock, any taxes or other liability, costs or expenses are imposed on Bancorp or any of its subsidiaries (other than the Company or its subsidiaries) which in either case, arises from the Distribution or transactions related to the Distribution, then the Company will be obligated to indemnify and hold harmless, on an after-tax basis, Bancorp and its subsidiaries with respect to any such taxes or other liability, costs or expenses. The Tax Sharing Agreement also will provide that if, as a result of any event that is within the control of the Bank, Bancorp or any of their subsidiaries (other than the Company or its subsidiaries) or any other event related to the acquisition of Bancorp Common Stock, any taxes or other liability, costs or expenses are imposed on the Company or any of its subsidiaries which arise from the Distribution or transactions related to the Distribution then the Bank and Bancorp will be obligated to indemnify and hold harmless, on an after-tax basis, the Company and its subsidiaries with respect to any such taxes or other liability, costs or expenses.

OTHER AGREEMENTS

  The Bank and the Company will enter into an interim services agreement under which the Bank will provide certain services to the Company for specified fees for a one year term beginning on the Distribution Date. The agreement will automatically renew for an additional one-year term unless either party delivers written notice to the other party of its intention not to renew within 60 days prior to the first anniversary of the date of the agreement. The principal services to be provided by the Bank to the Company will include human resources support in payroll, record keeping, recruiting and other employee benefit areas, audit services, loan review and security services. The Company will have the right to terminate the agreement or any service provided thereunder upon 60 days written notice to the Bank. In addition, the Company expects to enter into certain subleases with the Bank for the use of certain of its facilities after the Distribution Date.

RELATIONSHIP AMONG THE COMPANY, THE BANK AND BANCORP AFTER THE DISTRIBUTION

  After the Contribution and Distribution, the Company and Bancorp will operate independently of each other as separate public companies, and will compete against each other in certain businesses. See "Risk Factors-- Competition and Conflicts of Interest Between the Company and the Bank." Neither the Company nor Bancorp will have any beneficial stock ownership interest in the other (although employee benefit plan trusts sponsored by the Company and Bancorp and/or certain of their respective subsidiaries will hold certain of the other company's shares). Each of Bancorp and the Company has an independent Board of Directors and management with no overlaps except George
L. Graziadio, Jr., the chairman, president and chief executive officer of Bancorp, who serves as the chairman of the Company Board; G. Louis Graziadio, III, a director of Bancorp, who serves as chief executive officer of the Company and as co-chairman of the Company Board; and Lee E. Mikles and Paul A. Novelly, each of whom serves on the boards of Bancorp and/or the Bank and serves on the Company Board. The service by directors and officers of Bancorp and the Bank as directors and/or officers of the Company could create conflicts of interest when those directors and officers are faced with decisions that could have different implications for Bancorp and the Company. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between Bancorp and the Company. However, under Delaware corporate law, officers and directors of the Company owe fiduciary duties to the Company and its stockholders.

                                DIVIDEND POLICY

  It is currently contemplated that the Company will not pay cash dividends on Company Class A Common Stock for the immediately foreseeable future following the Distribution. The payment and amount of future dividends will be at the discretion of the Company Board and will depend upon the Company's future earnings, financial condition, capital requirements and other factors, including any limitations under then existing credit facilities. The Credit Facilities will contain restrictions on the Company's ability to pay dividends. See "Credit Facilities." In addition, CAB and ITC are restricted in their ability to make dividends to the Company by applicable California law. See "Regulatory Approvals and Considerations" and "Business--Regulatory Matters--Federal Law--Prompt Corrective Action Requirements."

                                CAPITALIZATION

  The following table, which is unaudited, sets forth, as of June 30, 1998, the capitalization of the Company, as adjusted to reflect the Distribution and the incurrence by the Company of approximately $95 million of indebtedness under the Credit Facilities, the repayment of borrowings from the Bank and the adjusted net book value of the Company in accordance with the Contribution Agreement, as if such transactions occurred as of that date. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and notes thereto of the Company included elsewhere in this Information Statement.

                                                  AS OF JUNE 30, 1998
                                          -------------------------------------
                                                       PRO FORMA     PRO FORMA
                                           ACTUAL   ADJUSTMENTS (2) AS ADJUSTED
                                          --------  --------------- -----------
                                                    (IN THOUSANDS)
Time deposits............................ $ 37,480          --       $ 37,480
Credit Facilities........................      --        95,231        95,231
Borrowings from Imperial Bank............   47,225      (47,225)          --
                                          --------     --------      --------
  Total borrowings.......................   84,705       48,006       132,711
                                          --------     --------      --------
Stockholder's equity
  Class A common stock, par value $0.01
   per share, 50 million shares
   authorized, approximately 19,878,335
   shares issued and outstanding (as
   adjusted)(1)..........................      --           199           199
  Class B common stock, par value $0.01
   per share, 10 million shares
   authorized, no shares issued and
   outstanding(1) .......................      --           --            --
  Contribution by Imperial Bank..........   11,597         (199)       11,398
  Unrealized gain on securities available
   for sale, net of taxes................     (187)         --           (187)
  Retained earnings......................  115,306      (49,835)       65,471
                                          --------     --------      --------
    Total stockholder's equity...........  126,716      (49,835)       76,881
                                          --------     --------      --------
    Total capitalization................. $211,421     $ (1,829)     $209,592
                                          ========     ========      ========

--------
(1) See "Description of Capital Stock--Authorized Capital Stock."
(2) Reflects borrowings under the proposed Credit Facilities and repayment of borrowings from the Bank. Reduction in retained earnings represents the amount of net book value of the IFG business reflected in the Company's historical financial statements in excess of the Company's net book value as of June 30, 1998 in accordance with the Contribution Agreement. See "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution" and "Credit Facilities."

                       SELECTED COMBINED FINANCIAL DATA

  The selected combined income statement data for the years ended December 31, 1995, 1996 and 1997 and selected combined balance sheet data as of December 31, 1996 and 1997 have been derived from the Company's audited combined financial statements included herein. The selected combined income statement data for the year ended December 31, 1994 and selected combined balance sheet data as of December 31, 1995 have been derived from the Company's audited combined financial statements not included herein. The selected combined income statement data for the year ended December 31, 1993 and the selected combined balance sheet data at December 31, 1993 and 1994 have been derived from the unaudited combined financial statements of the Company not included herein. The selected combined income statement data for the six months ended June 30, 1997 and 1998 and the selected combined balance sheet data as of June 30, 1998 have been derived from the unaudited combined financial statements of the Company included herein and include all adjustments, consisting solely of normal recurring accruals, which management considers necessary for a fair presentation of such financial information for those periods. Historical combined financial information may not be indicative of the Company's future performance as an independent company. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                                                                      SIX MONTHS
                                                                                         ENDED
                                        YEAR ENDED DECEMBER 31,                        JUNE 30,
                         ------------------------------------------------------- ---------------------
                            1993       1994        1995       1996       1997       1997       1998
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
                                         (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
INCOME STATEMENT DATA:
 Revenue:
   Interest on loans.... $    4,408 $    4,228  $    6,726 $   10,629 $   14,355 $    6,319 $    8,955
   Other interest
    income..............        102        131         153        158        235         84        187
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
     Total interest
      income............      4,510      4,359       6,879     10,787     14,590      6,403      9,142
   Interest expense ....      1,195        256       1,287      1,973      3,277        769      2,831
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
     Net interest
      income............      3,315      4,103       5,592      8,814     11,313      5,634      6,311
   Provision for loan
    losses..............        633        --        1,492      1,781      2,558      1,512        736
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
     Net interest income
      after provision
      for loan losses...      2,682      4,103       4,100      7,033      8,755      4,122      5,575
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
   Trust fees...........      5,667      6,857       8,385      7,744      7,967      3,844      4,302
   Gain on sale of SBA
    loans...............        411      1,724       1,813      3,561      3,944      2,019      2,537
   Equity in net income
    of ICII ............      7,898      2,388       5,652     21,444     20,260      5,005      6,699
   Gain on sale of ICII
    stock ..............     14,538        --          --      25,650      4,977        --         --
   Gain from sale of
    stock by ICII.......        --         --          --      10,761        --         --         --
   Other income.........        471        430         677      4,958      5,443      4,163      1,223
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
     Total revenue......     31,667     15,502      20,627     81,151     51,346     19,153     20,336
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
 Expenses:
   Personnel expense....      3,388      4,338       4,827      6,153      9,315      4,623      6,296
   Other expenses.......      4,357      4,515       5,568     10,680     18,134      7,937      5,572
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
     Total expenses.....      7,745      8,853      10,395     16,833     27,449     12,560     11,868
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
     Income before
      income taxes and
      extraordinary
      item..............     23,922      6,649      10,232     64,318     23,897      6,593      8,468
   Income taxes.........     10,129      2,821       4,313     25,674      8,737      2,423      3,572
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
   Income before
    extraordinary item..     13,793      3,828       5,919     38,644     15,160      4,170      4,896
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
   Extraordinary item--
    gain on
    extinguishment of
    ICII debt, net of
    taxes...............        --         370         --         --         --         --         --
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
     Net income.........     13,793      4,198       5,919     38,644     15,160      4,170      4,896
   Other comprehensive
    income(1)...........        --         (40)         38          2        228         74       (418)
                         ---------- ----------  ---------- ---------- ---------- ---------- ----------
     Comprehensive
      income............ $   13,793 $    4,158  $    5,957 $   38,646 $   15,388 $    4,244 $    4,478
                         ========== ==========  ========== ========== ========== ========== ==========
 Weighted average
  number of shares
  outstanding(2):
   Basic................ 17,301,446 17,640,080  18,224,024 18,782,675 19,398,542 19,286,025 19,767,698
   Diluted.............. 17,391,309 17,738,940  18,319,842 18,914,783 19,791,712 19,673,291 20,906,698
 Pro forma earnings per
  share(3):
   Basic................ $     0.80 $     0.24  $     0.32 $     2.06 $     0.78 $     0.22 $     0.25
   Diluted.............. $     0.79 $     0.24  $     0.32 $     2.04 $     0.77 $     0.21 $     0.23

-------

(1) The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130 "Reporting Comprehensive Income as of January 1, 1998.

(2) Share amounts are based on a distribution ratio of one share of Company Class A Common Stock for every two shares of outstanding Bancorp Common Stock and include retroactive adjustments to reflect the February 6, 1998 Bancorp three-for-two stock split.

(3) Based on the Company's historical net income and weighted average shares as if the Transactions occurred at the beginning of each of the periods presented.

                                       AT DECEMBER 31,
                          ------------------------------------------ AT JUNE 30,
                           1993    1994     1995     1996     1997      1998
                          ------- ------- -------- -------- -------- -----------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash
  equivalents...........  $ 1,002 $ 1,896 $  2,272 $  5,245 $  2,813  $ 10,448
 Securities available
  for sale, at fair
  value.................    2,005   1,753    1,437    1,179    6,027     3,507
 Receivable from
  Imperial Bank.........      --    2,236      --       --       --        --
 Loans held for sale....    2,579   1,648    2,648    5,531    3,763     8,441
 Loans held for
  investment, net.......   36,847  26,369   75,518   72,528  134,407   139,210
 Investment in stock of
  ICII .................   27,445  30,934   36,126   57,736   75,001    81,700
 Other assets...........    5,578   4,814    7,029    7,129    5,972     7,310
                          ------- ------- -------- -------- --------  --------
  Total assets..........  $75,456 $69,650 $125,030 $149,348 $227,983  $250,616
                          ======= ======= ======== ======== ========  ========
 Time deposits..........  $   --  $   --  $    --  $    --  $    --   $ 37,480
 Borrowings from
  Imperial Bank.........   13,889     --    49,897    6,184   77,934    47,225
 Income taxes payable...    7,722   9,996   12,876   40,340   29,837    29,962
 Other liabilities......    3,759   5,410    4,056    5,978    7,974     9,233
                          ------- ------- -------- -------- --------  --------
  Total liabilities.....   25,370  15,406   66,829   52,502  115,745   123,900
 Stockholder's equity...   50,086  54,244   58,201   96,846  112,238   126,716
                          ------- ------- -------- -------- --------  --------
 Total liabilities and
  stockholder's equity..  $75,456 $69,650 $125,030 $149,348 $227,983  $250,616
                          ======= ======= ======== ======== ========  ========

                                                                          SIX MONTHS
                                  YEAR ENDED DECEMBER 31,               ENDED JUNE 30,
                          --------------------------------------------  ----------------
                           1993     1994     1995     1996      1997     1997     1998
                          -------  -------  -------  -------  --------  -------  -------
                                       (IN THOUSANDS, EXCEPT RATIOS)
OPERATING AND FINANCIAL
 DATA:
 Loans originated:
   LHO..................  $40,206  $25,857  $70,224  $55,951  $ 97,854  $49,139  $35,321
   SBA and companion
    loans...............   11,164   21,204   21,533   38,792    49,092   27,831   29,642
                          -------  -------  -------  -------  --------  -------  -------
     Total..............  $51,370  $47,061  $91,757  $94,743  $146,946  $76,970  $64,963
                          =======  =======  =======  =======  ========  =======  =======
 Trust assets under
  administration (in
  millions).............  $ 6,617  $ 5,704  $ 6,781  $ 7,532  $  8,716  $ 8,386  $ 9,534
                          =======  =======  =======  =======  ========  =======  =======
SELECTED RATIOS:
 Average equity to
  average assets........    16.56%   70.74%   63.37%   56.02%    54.00%   61.05%   48.30%
 Return on average
  common equity.........    30.00     8.02    10.32    49.51     14.66     8.47     8.50
 Return on average
  assets................     4.97     5.67     6.54    27.74      7.92     5.17     4.10
ASSET QUALITY RATIOS (AT
 END OF PERIOD):
 Non-performing assets
  as a percentage of
  total assets..........     4.30%    3.27%    2.96%    3.42%     2.30%    1.77%    2.33%
 Allowance for loan
  losses as a
  percentage of non-
  accrual loans.........    37.48    47.79    56.89    53.42    102.54   153.77   103.65
 Net charge-offs as a
  percentage of average
  loans held for
  investment............     0.62     0.26     1.21     0.87      0.66     0.53     0.26

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  In connection with the Distribution, the Bank will contribute to the Company
(i) all of the assets and liabilities relating to LHO, a division of the Bank that provides motion picture and television financing, (ii) all of the common stock of CAB, a newly formed thrift and loan company that conducts, among other businesses, the small business lending operations previously conducted by the Bank, (iii) all of the common stock of ITC, a California licensed trust company that offers a wide range of trust and investment management services, and (iv) all of the common stock owned by the Bank (representing approximately 23.0% of all outstanding common stock as of June 30, 1998) in ICII, a publicly traded, diversified specialty finance company. In addition, on August 3, 1998, the Company entered into the ICII Shareholders Agreement granting the Company the right to vote an additional 1.2 million shares of ICII common stock (or 3.0% of the outstanding ICII stock as of August 15, 1998) and providing the Company with an option to purchase these shares. Accordingly, as of August 15, 1998, the Company beneficially owned approximately 26.0% of the outstanding common stock of ICII. See "Business--Imperial Credit Industries, Inc."

  No cash will be paid to Bancorp in connection with the Transactions.

  The unaudited pro forma combined statements of income reflect the Transactions as if they occurred at the beginning of each of the periods presented. The unaudited pro forma combined balance sheets reflect the Transactions as if they occurred at the dates indicated. The unaudited pro forma combined financial data reflect the expected capitalization of the Company as a result of the Distribution, the incurrence of debt by the Company under the Credit Facilities (which is identified below as "Line of Credit"), an assumed interest expense relating to such borrowings, amortization of capitalized costs incurred in connection with the Credit Facilities and retention of certain assets and liabilities by Bancorp. This pro forma information does not necessarily reflect the results of operations or financial position of the Company which would have been achieved had the Transactions actually been consummated as of such dates. Also, this pro forma financial information is not indicative of the future results of operations or future financial position of the Company. See "Capitalization."

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

                    YEAR ENDED DECEMBER 31, 1995            YEAR ENDED DECEMBER 31, 1996
                    -----------------------------------     -----------------------------------
                               ADJUST-                                 ADJUST-
                      ACTUAL    MENTS        PRO FORMA        ACTUAL    MENTS        PRO FORMA
                    ---------- -------       ----------     ---------- -------       ----------
                                                (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUE
 Interest on
  loans............ $    6,726  $(749)(1)    $    5,977     $   10,629  $(868)(1)    $    9,761
 Other interest
  income...........        153    --                153            158    --                158
                    ----------  -----        ----------     ----------  -----        ----------
   Total interest
    income.........      6,879   (749)            6,130         10,787   (868)            9,919
 Interest expense..      1,287   (649)(1)(2)        638          1,973   (436)(1)(2)      1,537
                    ----------  -----        ----------     ----------  -----        ----------
   Net interest
    income.........      5,592   (100)            5,492          8,814   (432)            8,382
 Provision for
  loan losses......      1,492   (444)(1)         1,048          1,781   (574)(1)         1,207
                    ----------  -----        ----------     ----------  -----        ----------
   Net interest
    income after
    provision for
    loan losses....      4,100    344             4,444          7,033    142             7,175
                    ----------  -----        ----------     ----------  -----        ----------
 Trust fees........      8,385    --              8,385          7,744    --              7,744
 Gain on sale of
  SBA loans........      1,813    --              1,813          3,561    --              3,561
 Equity in net
  income of ICII...      5,652    --              5,652         21,444    --             21,444
 Gain on sale of
  ICII stock ......        --     --                --          25,650    --             25,650
 Gain from sale of
  stock by ICII....        --     --                --          10,761    --             10,761
 Other income......        677    --                677          4,958    --              4,958
                    ----------  -----        ----------     ----------  -----        ----------
   Total other
    income.........     16,527    --             16,527         74,118    --             74,118
                    ----------  -----        ----------     ----------  -----        ----------
   Total revenue...     20,627    344            20,971         81,151    142            81,293
                    ----------  -----        ----------     ----------  -----        ----------
EXPENSE
 Personnel
  expense..........      4,827    --              4,827          6,153    --              6,153
 Other expenses....      5,568    --              5,568         10,680    --             10,680
                    ----------  -----        ----------     ----------  -----        ----------
   Total expenses..     10,395    --             10,395         16,833    --             16,833
                    ----------  -----        ----------     ----------  -----        ----------
   Income before
    income taxes...     10,232    344            10,576         64,318    142            64,460
 Income taxes......      4,313    145(3)          4,458         25,674     60(3)         25,734
                    ----------  -----        ----------     ----------  -----        ----------
   Net income...... $    5,919  $ 199        $    6,118     $   38,644  $  82        $   38,726
                    ==========  =====        ==========     ==========  =====        ==========
Weighted average
 number of shares
 outstanding(9):
 Basic............. 18,224,024               18,224,024     18,782,675               18,782,675
 Diluted........... 18,319,842               18,319,842     18,914,783               18,914,783
Pro forma earnings
 per share:
 Basic............. $     0.32               $     0.34(10) $     2.06               $     2.06(10)
                    ==========               ==========     ==========               ==========
 Diluted........... $     0.32               $     0.33(10) $     2.04               $     2.05(10)
                    ==========               ==========     ==========               ==========
                    YEAR ENDED DECEMBER 31, 1997
                    ----------------------------------------
                               ADJUST-
                      ACTUAL    MENTS         PRO FORMA
                    ---------- -------------- --------------
REVENUE
 Interest on
  loans............ $   14,355 $  (582)(1)    $   13,773
 Other interest
  income...........        235     --                235
                    ---------- -------------- --------------
   Total interest
    income.........     14,590    (582)           14,008
 Interest expense..      3,277   2,099 (1)(2)      5,376
                    ---------- -------------- --------------
   Net interest
    income.........     11,313  (2,681)            8,632
 Provision for
  loan losses......      2,558    (315)(1)         2,243
                    ---------- -------------- --------------
   Net interest
    income after
    provision for
    loan losses....      8,755  (2,366)            6,389
                    ---------- -------------- --------------
 Trust fees........      7,967     --              7,967
 Gain on sale of
  SBA loans........      3,944     --              3,944
 Equity in net
  income of ICII...     20,260     --             20,260
 Gain on sale of
  ICII stock ......      4,977     --              4,977
 Gain from sale of
  stock by ICII....        --      --                --
 Other income......      5,443      (3)            5,440
                    ---------- -------------- --------------
   Total other
    income.........     42,591      (3)           42,588
                    ---------- -------------- --------------
   Total revenue...     51,346  (2,369)           48,977
                    ---------- -------------- --------------
EXPENSE
 Personnel
  expense..........      9,315     --              9,315
 Other expenses....     18,134     --             18,134
                    ---------- -------------- --------------
   Total expenses..     27,449     --             27,449
                    ---------- -------------- --------------
   Income before
    income taxes...     23,897  (2,369)           21,528
 Income taxes......      8,737    (995)(3)         7,742
                    ---------- -------------- --------------
   Net income...... $   15,160 $(1,374)       $   13,786
                    ========== ============== ==============
Weighted average
 number of shares
 outstanding(9):
 Basic............. 19,398,542                19,398,542
 Diluted........... 19,791,712                19,791,712
Pro forma earnings
 per share:
 Basic............. $     0.78                $     0.71(10)
                    ==========                ==============
 Diluted........... $     0.77                $     0.70(10)
                    ==========                ==============

     See accompanying notes to unaudited pro forma combined financial data.

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                 SIX MONTHS ENDED                          SIX MONTHS ENDED
                                   JUNE 30, 1997                             JUNE 30, 1998
                         --------------------------------------    --------------------------------------
                                                                                                  PRO
                           ACTUAL   ADJUSTMENTS      PRO FORMA       ACTUAL   ADJUSTMENTS        FORMA
                         ---------- -----------      ----------    ---------- -----------      ----------
                                          (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUE
 Interest on loans...... $    6,319   $ (387)(1)     $    5,932    $    8,955   $  (256)(1)    $    8,699
 Other interest income..         84      --                  84           187       --                187
                         ----------   ------         ----------    ----------   -------        ----------
   Total interest
    income..............      6,403     (387)             6,016         9,142      (256)            8,886
 Interest expense.......        769      903 (1)(2)       1,672         2,831     1,344 (1)(2)      4,175
                         ----------   ------         ----------    ----------   -------        ----------
   Net interest income..      5,634   (1,290)             4,344         6,311    (1,600)            4,711
 Provision for loan
  losses................      1,512     (134)(1)          1,378           736       (40)(1)           696
                         ----------   ------         ----------    ----------   -------        ----------
   Net interest income
    after provision for
    loan losses.........      4,122   (1,156)             2,966         5,575    (1,560)            4,015
                         ----------   ------         ----------    ----------   -------        ----------
 Trust fees.............      3,844      --               3,844         4,302       --              4,302
 Gain on sale of SBA
  loans.................      2,019      --               2,019         2,537       --              2,537
 Equity in net income
  of ICII...............      5,005      --               5,005         6,699       --              6,699
 Gain on sale of ICII
  stock ................        --       --                 --            --        --                --
 Gain from sale of
  stock by ICII.........        --       --                 --            --        --                --
 Other income...........      4,163      --               4,163         1,223       --              1,223
                         ----------   ------         ----------    ----------   -------        ----------
   Total other income...     15,031      --              15,031        14,761       --             14,761
                         ----------   ------         ----------    ----------   -------        ----------
   Total revenue........     19,153   (1,156)            17,997        20,336    (1,560)           18,776
                         ----------   ------         ----------    ----------   -------        ----------
EXPENSE
 Personnel expense......      4,623      --               4,623         6,296       458 (4)         6,754
 Other expenses.........      7,937      --               7,937         5,572       --              5,572
                         ----------   ------         ----------    ----------   -------        ----------
   Total expenses.......     12,560      --              12,560        11,868       458            12,326
                         ----------   ------         ----------    ----------   -------        ----------
   Income before income
    taxes...............      6,593   (1,156)             5,437         8,468    (2,018)            6,450
 Income taxes...........      2,423     (485)(3)          1,938         3,572      (847)(3)         2,725
                         ----------   ------         ----------    ----------   -------        ----------
   Net income...........      4,170   $ (671)        $    3,499    $    4,896   $(1,171)       $    3,725
                         ==========   ======         ==========    ==========   =======        ==========
Weighted average number
 of shares
 outstanding(8):
 Basic.................. 19,286,025                  19,286,025    19,767,698                  19,767,698
 Diluted................ 19,673,291                  19,673,291    20,906,698                  20,906,698
Pro forma earnings per
 share:
 Basic.................. $     0.22                  $     0.18(9) $     0.25                  $     0.19(9)
                         ==========                  ==========    ==========                  ==========
 Diluted................ $     0.21                  $     0.18(9) $     0.23                  $     0.18(9)
                         ==========                  ==========    ==========                  ==========

     See accompanying notes to unaudited pro forma combined financial data.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                       PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)

                             AT DECEMBER 31, 1996              AT DECEMBER 31, 1997                AT JUNE 30, 1998
                         --------------------------------  --------------------------------- ----------------------------
                                                   PRO                                PRO
                          ACTUAL   ADJUSTMENTS    FORMA     ACTUAL  ADJUSTMENTS      FORMA    ACTUAL   ADJUSTMENTS
                         --------  -----------   --------  -------- -----------     -------- --------  -----------
                                                              (IN THOUSANDS)
ASSETS
  Cash and cash
   equivalents.........  $  5,245    $   --      $  5,245  $  2,813  $    --        $  2,813 $ 10,448        --
  Securities available
   for sale, at fair
   value...............     1,179        --         1,179     6,027       --           6,027    3,507        --
  Loans held for sale..     5,531        --         5,531     3,763       --           3,763    8,441        --
  Loans held for
   investment, net.....    72,528     (9,224)(5)   63,304   134,407    (5,793)(5)    128,614  139,210     (4,934)(5)
  Investment in stock
   of ICII.............    57,736        --        57,736    75,001       --          75,001   81,700        --
  Premises and
   equipment, net......       306        --           306       551       --             551    1,442        --
  Excess servicing fees
   receivable..........     3,294        --         3,294       --        --             --       --         --
  Loan servicing
   rights..............       --         --           --      1,914       --           1,914    2,046        --
  Other assets.........     3,529       (244)(5)    3,285     3,507      (239)(5)      3,268    3,822      1,631 (5)
                         --------    -------     --------  --------  --------       -------- --------   --------
   Total assets........  $149,348    $(9,468)    $139,880  $227,983  $ (6,032)      $221,951 $250,616   $ (3,303)
                         ========    =======     ========  ========  ========       ======== ========   ========
LIABILITIES
  Time deposits under
   $100,000............    $  --     $   --      $    --   $    --   $    --        $    --  $ 32,581   $    --
  Time deposits
   $100,000 and over...       --         --           --        --        --             --     4,899        --
  Line of credit.......       --      35,382 (6)   35,382       --    113,512 (6)    113,512      --      95,231 (6)
  Borrowings from
   Imperial Bank.......     6,184     (6,184)(6)      --     77,934   (77,934)(6)        --    47,225    (47,225)(6)
  Income taxes payable.    40,340       (612)(5)   39,728    29,837       147 (5)     29,984   29,962         10 (5)
  Other liabilities....     5,978        --         5,978     7,974       (12)(5)      7,962    9,233    (1,484)(11)(4)
                         --------    -------     --------  --------  --------       -------- --------   --------
   Total liabilities...    52,502     28,586       81,088   115,745    35,713        151,458  123,900     46,532
STOCKHOLDER'S EQUITY
  Common stock.........       --         187          187       --        196 (10)       196      --         199 (10)
  Contribution by
   Imperial Bank.......     1,597       (187)       1,410     1,597      (196)(10)     1,401   11,597       (199)(10)
  Unrealized gain on
   securities available
   for sale, net of
   taxes...............        (1)       --            (1)      231       --             231     (187)       --
  Retained earnings....    95,250    (38,054)(7)   57,196   110,410   (41,745)(7)     68,665  115,306    (49,835)(7)(11)
                         --------    -------     --------  --------  --------       -------- --------   --------
   Total stockholder's
    equity.............    96,846    (38,054)      58,792   112,238   (41,745)        70,493  126,716    (49,835)
                         --------    -------     --------  --------  --------       -------- --------   --------
   Total liabilities
    and stockholder's
    equity.............  $149,348    $(9,468)    $139,880  $227,983  $ (6,032)      $221,951 $250,616   $ (3,303)
                         ========    =======     ========  ========  ========       ======== ========   ========
                           PRO
                          FORMA
                         ---------
ASSETS
  Cash and cash
   equivalents.........  $ 10,448
  Securities available
   for sale, at fair
   value...............     3,507
  Loans held for sale..     8,441
  Loans held for
   investment, net.....   134,276
  Investment in stock
   of ICII.............    81,700
  Premises and
   equipment, net......     1,442
  Excess servicing fees
   receivable..........       --
  Loan servicing
   rights..............     2,046
  Other assets.........     5,453
                         ---------
   Total assets........  $247,313
                         =========
LIABILITIES
  Time deposits under
   $100,000............  $ 32,581
  Time deposits
   $100,000 and over...     4,899
  Line of credit.......    95,231
  Borrowings from
   Imperial Bank.......       --
  Income taxes payable.    29,972
  Other liabilities....     7,749
                         ---------
   Total liabilities...   170,432
STOCKHOLDER'S EQUITY
  Common stock.........       199
  Contribution by
   Imperial Bank.......    11,398
  Unrealized gain on
   securities available
   for sale, net of
   taxes...............      (187)
  Retained earnings....    65,471
                         ---------
   Total stockholder's
    equity.............    76,881
                         ---------
   Total liabilities
    and stockholder's
    equity.............  $247,313
                         =========

    See accompanying notes to unaudited pro forma combined financial data.

             NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The unaudited pro forma combined financial data presented reflect the elimination of certain assets and liabilities and the related revenues and expenses which will be retained by the Bank after the Distribution and to which the Company will have no future rights to, or receive economic benefit from, and to reflect an increase in interest expense as if the Company had operated using its proposed Credit Facilities during all periods presented.

(1) Reflects the retention of ICII related mortgage loans by the Bank pursuant to the Contribution Agreement and the impact on interest income, interest expense and the provision for loan losses. See "Relationship and Agreements Among the Company, the Bank and Bancorp After the
    Distribution--Contribution Agreement."

(2) Reflects the inclusion of estimated additional interest expense related to the additional borrowings and interest expense which would have been incurred had the Company financed its borrowings on the terms of the Credit Facilities and CAB's actual certificate of deposit rates rather than the Bank's average 90 day certificate of deposit rate plus 100 basis points. Assumes that the Credit Facilities will provide for an interest rate of LIBOR (as defined herein) plus 145 basis points plus loan and other fees. The estimated effective weighted average interest rate for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 was 7.60%, 7.23%, 7.41%, 7.26% and 7.67%, respectively, as compared to 6.93%, 6.46%, 6.48%, 6.38% and 6.52% reflected in the historical combined financial statements for the same periods.

(3) Reflects the tax impact of pro forma adjustments to income before taxes.

(4) Reflects the establishment of miscellaneous accruals resulting from the Distribution.

(5) Reflects the retention of certain assets, including ICII related mortgage loans, and liabilities by the Bank pursuant to the Contribution Agreement. See "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution--Contribution Agreement." At June 30, 1998 also reflects the cost capitalized related to the ICII Shareholders Agreement. See "Business--Imperial Credit Industries, Inc."

(6) Reflects borrowings under the proposed Credit Facilities and repayment of borrowings from the Bank. See "Credit Facilities."

(7) Represents the amount of net book value of the IFG Business reflected in the Company's historical financial statements in excess of the Company's net book value as of June 30, 1998, December 31, 1997 and December 31, 1996 in accordance with the Contribution Agreement. See "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution--Contribution Agreement" and "Credit Facilities."

(8) Represents the weighted average number of shares of Bancorp Common Stock outstanding during the period and includes retroactive adjustments to reflect the February 6, 1998 Bancorp three-for-two stock split and the distribution ratio of one share of Company Class A Common Stock for every two shares of outstanding Bancorp Common Stock.

(9) Reflects the Company's pro forma net income and weighted average shares as if the Transactions occurred at the beginning of each of the years presented.

(10) Reflects issuance of 19,878,335 shares (based on 39,756,670 shares of Bancorp Common Stock outstanding at June 30, 1998) on the date of the Distribution.

(11) Includes the after tax charge of approximately $1.3 million upon the termination of an obligation under a consulting agreement that will be assumed by the Company as part of the Distribution. See "Executive Compensation--Employment Arrangements."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes in trends related to the financial condition of the Company and its results of operations. It should be read in conjunction with the Company's Combined Financial Statements and Notes thereto included elsewhere in this Information Statement.

  The Combined Financial Statements and Notes thereto reflect the historical operation of the Company together with all of its assets and liabilities as if the Company existed as a stand alone entity during the periods presented. These historical operations of the Company have been adjusted to reflect the Company as a stand-alone company, including the adjustments to reflect the borrowings, equity, taxes, various overhead costs related to the Company and necessary deconsolidating entries.

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1998 Compared to the Six Months Ended June 30, 1997

  Total revenues for the six months ended June 30, 1998 increased 6% to $20.3 million as compared to $19.2 million for the same period of the previous year. Expenses for the six months ended June 30, 1998 decreased 6% to $11.9 million as compared to $12.6 million for the same period of the previous year. Net income for the six months ended June 30, 1998 increased 17% to $4.9 million as compared to $4.2 million for the same period of the previous year. Net income increased primarily due to increases in net interest income, equity in the net income of ICII, and the gain on sale of SBA loans, and a decrease in the net impact of donated ICII stock for the six months ended June 30, 1998 as compared to that recorded during the six months ended June 30, 1997.

  Net income for the six months ended June 30, 1998, excluding (i) gains from the sale of ICII stock, (ii) income and expense associated with the appreciation in value of ICII stock subsequently donated to not-for-profit organizations and (iii) settlement of a consulting agreement ("core net income"), decreased 1% to $4.9 million from $5.0 million for the same period of the previous year.

  The annualized return on average stockholder's equity for the six months ended June 30, 1998 was 8.52%, an increase from 8.47% for the same period of the previous year. The annualized return on average total assets was 4.11% for the six months ended June 30, 1998, a decrease from 5.17% for the same period of the previous year. Annualized core net income as a percentage of average stockholder's equity for the six months ended June 30, 1998 was 8.52%, a decrease from 10.13% for the same period of the previous year. Annualized core net income as a percentage of average assets for the six months ended June 30, 1998 was 4.11%, a decrease from 6.18% for the same period of the previous year.

  The increase in interest income for the six months ended June 30, 1998 to $9.1 million from $6.4 million for the same period of 1997 resulted primarily from the $56 million, or 59% increase, in average loans for 1998 from 1997. The increase in interest expense to $2.8 million in 1998 from $0.8 million in 1997 was primarily attributable to a $57 million increase in average borrowings from the Bank in 1998.

  Net interest income amounted to $6.3 million for the six months ended June 30, 1998, up from $5.6 million for the same period of 1997, an increase of 12%. This increase was primarily due to the growth in average interest-earning assets from $96.9 million at June 30, 1997 to $155.6 million at June 30, 1998. The Company's net interest margin for the six months ended June 30, 1998 and 1997 was 8.24% and 11.72%, respectively. The decrease in the net interest margin was mainly due to lower yields earned on the Company's loans held for investment portfolio during the six months ended June 30, 1998. The yield on loans held for investment decreased from 13.84% for the six months ended June 30, 1997 to 12.22% for the same period of 1998 primarily due to increased competition. The decrease in the net interest margin was also impacted by an increase in the cost of borrowings from 6.38% for the six months ended June 30, 1997 to 6.63% for the six months ended June 30, 1998 and an increase in average interest earning assets from $96.9 million at June 30, 1997 to $155.6 million at June 30, 1998.

  The provision for loan losses for the six months ended June 30, 1998 was $0.7 million as compared to $1.5 million for the same period of 1997. At June 30, 1998 and 1997, the allowance for loan losses as a percentage of total loans held for investment was 3.37% and 3.22%, respectively. The allowance for loan losses as a percentage of non-accrual loans at June 30, 1998 and 1997 was 103.65% and 153.77%, respectively.

  Trust fee income amounted to $4.3 million and $3.8 million for the six months ended June 30, 1998 and 1997, respectively, while trust assets under administration increased 14% to $9.5 billion at June 30, 1998 from $8.4 billion at June 30, 1997. In late 1994, ITC purchased from the Federal Deposit Insurance Corporation, in its capacity as receiver of CommerceBank, the custody of approximately $193 million in certificates of deposit. The fees related to the custody of these deposits have decreased since the purchase as the certificates of deposit have matured. These fees decreased from $377,000 for the six months ended June 30, 1997 to $50,000 for the six months ended June 30, 1998. Trust fees as a percentage of average trust assets under administration were 0.09% and 0.10% for the six months ended June 30, 1998 and 1997, respectively.

  Gain on sale of SBA loans increased 26% to $2.5 million for the six months ended June 30, 1998 as compared to $2.0 million for the same period of the previous year. Gain on sale of SBA loans primarily consists of the cash gains recorded from the sale of the guaranteed portion of SBA loans and the present value of future cash flows of loans sold over a base fee. The increase for the six months ended June 30, 1998 compared to the same period of the previous year was due to an increase in the volume of loans sold. During the six months ended June 30, 1998, the Company sold $16 million of loans compared to $21 million of loans sold during the six months ended June 30, 1997.

  The Company's equity in the net income of ICII for the six months ended June 30, 1998 increased to $6.7 million from $5.0 million for the six months ended June 30, 1997. The increase in ICII's net income for the six months ended June 30, 1998 as compared to the same period of the previous year was primarily attributable to an increase in net interest income, loan servicing income, investment banking fees and equity in the earnings of Franchise Mortgage Acceptance Company. These factors were partially offset by an increase in personnel and data processing expenses.

  On June 30, 1998, the fair value of ICII common stock was $23.50 per share, representing a pre-tax unrealized gain on the Company's investment of over $128 million. The Company currently has no plans to realize such gains in the future.

  The Company recognized $2.8 million in appreciation of donated ICII stock for the six months ended June 30, 1997. The appreciation represents the difference between the market value and book value of the ICII shares on the date they were donated. The Company recorded a corresponding charitable donation expense of $3.6 million for the six months ended June 30, 1997. There were no such donations during the six months ended June 30, 1998.

  Total expenses decreased 6% to $11.9 million for the six months ended June 30, 1998, from $12.6 million for the six months ended June 30, 1997. The table below shows the major components of expenses for the periods indicated:

                                                     SIX MONTHS     SIX MONTHS
                                                   ENDED JUNE 30, ENDED JUNE 30,
                                                        1997           1998
                                                   -------------- --------------
                                                          (IN THOUSANDS)
   Personnel......................................    $ 4,623        $ 6,296
   Occupancy, net.................................        583            936
   Data processing................................        318            443
   Donation of ICII stock.........................      3,632            --
   Consulting expense.............................        716            266
   Other..........................................      2,688          3,927
                                                      -------        -------
   Total..........................................    $12,560        $11,868
                                                      =======        =======

  The primary factor for the decrease in total expenses for the six months ended June 30, 1998 was the $3.6 million donation of ICII stock that took place during the six months ended June 30, 1997. Excluding this donation, total expenses for the six months ended June 30, 1998 increased by 33% from $8.9 million for the same period of the previous year to $11.9 million. Personnel expense increased 36% to $6.3 million for the six months ended June 30, 1998 from $4.6 million for the same period of 1997. The growth in the number of employees to 125 at June 30, 1998 from 103 at June 30, 1997 was the primary reason for the increase in personnel expense.

  Consulting expense decreased 63% to $0.3 million for the six months ended June 30, 1998 from $0.7 million for the same period of the previous year. The primary reason for the decrease was due to satisfaction of the obligation under the consulting agreement with an executive of the Bank in the fourth quarter of 1997. As such, only the obligation related to the consulting agreement with Second Southern Corp., an entity wholly-owned by the chief executive officer of the Company ("Second Southern") remains with the Company as of June 30, 1998. See "Executive Compensation--Employment Arrangements." This agreement requires the Company to pay commissions upon the sale of ICII shares to Second Southern equal to 2.5% of the realized pre-tax gains received by the Company, when and if realized, from the disposition of the remaining ICII shares held by the Company. If such sale by the Company has not occurred prior to certain specified dates, the agreement requires that the Company will be deemed to have sold an amount equal to 20% of any such security as of January 1 of each year from 1997 through 2001, at a price equal to the arithmetic average of the daily average stock price of ICII common stock as reported by NASD during the preceding year. The agreement is being accrued over these vesting periods and is remeasured quarterly for changes in the average market price of ICII stock. Based on the daily average market price for the six months ended June 30, 1998 of $22.22 per share, less Second Southern's basis of $0.88 per share as of June 30, 1998, as adjusted for stock splits and dividends, the total liability to be accrued for over the vesting period approximated $4.9 million, of which $3.2 million had been accrued for at June 30, 1998.

  Other expense increased 46% to $3.9 million for the six months ended June 30, 1998, from $2.7 million for the same period of 1997, primarily due to Distribution-related expenses. Total expenses related to the Distribution for the six months ended June 30, 1998 were approximately $1.6 million. Of this amount, the Bank has incurred $0.5 million and the remaining $1.1 million was incurred by the Company.

  The Company recorded income tax expense of $3.6 million for the six months ended June 30, 1998, representing an effective tax rate of approximately 42.2%, compared to tax expense of $2.4 million for the six months ended June 30, 1997, representing an effective tax rate of approximately 36.8%. The increase in the effective tax rate was primarily due to the exclusion of the $2.8 million appreciation of donated stock from taxable income for the six months ended June 30, 1997.

 Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

  Total revenues for the year ended December 31, 1997 decreased 37% to $51.3 million as compared to $81.2 million for the same period of the previous year. Expenses for the year ended December 31, 1997 increased 63% to $27.4 million as compared to $16.8 million for the same period of the previous year. Net income for the year ended December 31, 1997 decreased 61% to $15.2 million as compared to $38.6 million for the same period of the previous year. Total revenues and net income decreased primarily due to a reduction in the level of gains and income associated with the Company's stock ownership of ICII as compared to that recorded during the year ended December 31, 1996. Partially offsetting the decrease were increased revenues from net interest income and gain on sale of SBA loans. Net income decreased primarily due to the aforementioned decrease in total revenues in addition to increases in personnel expense, consulting expense and the provision for loan losses.

  Net income, excluding (i) gains from the sale of ICII stock, (ii) income associated with the appreciation in value of ICII stock subsequently donated to not-for-profit organizations and (iii) settlement of a consulting agreement ("core net income") for the year ended December 31, 1997 decreased to $11.4 million from $23.1 million for the same period of the previous year.

  The return on average stockholder's equity for the year ended December 31, 1997 was 14.66%, a decrease from 49.51% for the same period of the previous year. The return on average total assets was 7.92% for the year ended December 31, 1997, a decrease from 27.74% for the same period of the previous year. Core net income as a percentage of average stockholder's equity for the year ended December 31, 1997 was 11.06%, a decrease from 29.58% for the same period of the previous year. Core net income as a percentage of average assets for the year ended December 31, 1997 was 5.97%, a decrease from 16.57% for the same period of the previous year.

  The increase in interest income for the year ended December 31, 1997 to $14.6 million from $10.8 million for the same period of 1996 resulted primarily from the $28.5 million, or 34% increase in average loans for 1997 from 1996. The increase in interest expense to $3.3 million in 1997 from $2.0 million in 1996 was directly related to a $20.1 million increase in average borrowings from the Bank in 1997.

  Net interest income amounted to $11.3 million for the year ended December 31, 1997, up from $8.8 million for the same period in 1996, an increase of 28%. The Company's interest rate margin for the year ended December 31, 1997 and 1996 was 9.61% and 10.11%, respectively, reflecting the Company's relatively low level of interest-bearing liabilities compared to interest-earning assets.

  The provision for loan losses for the year ended December 31, 1997 was $2.6 million as compared to $1.8 million for the same period of 1996. The increase in the provision for loan losses was primarily related to the growth in the Company's loan portfolio, an increased concentration of LHO Gap Loans and an increase in the level of criticized loans, charge-offs and delinquencies. At December 31, 1997 and 1996, the allowance for loan losses as a percentage of total loans held for investment was 3.23% and 3.50%, respectively. The allowance for loan losses as a percentage of non-accrual loans at December 31, 1997 and 1996 was 102.54% and 53.42%, respectively. This increase was mainly due to a 11% decrease in non-accrual loans from $4.9 million at December 31, 1996 to $4.4 million at December 31, 1997.

  Trust fee income amounted to $8.0 million and $7.7 million for the years ended December 31, 1997 and 1996, respectively, while trust assets under administration increased 16% to $8.7 billion at December 31, 1997 from $7.5 billion at December 31, 1996. Trust fees, as a percent of average fiduciary assets under administration, were 0.10% for each of the years ended December 31, 1997 and 1996.

  Gain on sale of SBA loans increased 11% to $3.9 million for the year ended December 31, 1997 as compared to $3.6 million for the same period of the previous year. Gain on sale of SBA loans primarily consists of the cash gains recorded from the sale of the guaranteed portion of SBA loans and the present value of future cash flows of loans sold over a base fee. The increase for the year ended December 31, 1997 compared to the same period of the previous year was due to an increase in the volume of SBA loans sold.

  The Company's equity in the net income of ICII for the year ended December 31, 1997, decreased to $20.3 million from $21.4 million for the same period of the previous year. In the fourth quarter of 1997, Franchise Mortgage Acceptance Company ("FMC"), a subsidiary of ICII, completed an initial public offering of its common stock. ICII sold into FMC's initial public offering approximately 3.6 million shares and generated a gain of $48.9 million. The Company's net equity in this pre-tax gain realized by ICII approximated
$12.3 million and is included in the Combined Statement of Income as a component of "Equity in net income of ICII." In 1996, ICII sold approximately
2.3 million shares of its subsidiary, Southern Pacific Funding Corporation ("SPFC"), in connection with SPFC's initial public offering. The Company's net equity in this pretax gain realized by ICII approximated $11.8 million and is included in the Combined Statement of Income as a component of "Equity in net income of ICII."

  During 1997, the Company sold 320,000 shares of ICII stock. A percentage of the proceeds from the sale of certain of these shares was paid to a senior executive of the Bank in satisfaction of the Company's obligation pursuant to the terms of a consulting agreement with the senior executive. The sale of the 320,000 shares resulted in a gain of $5.0 million. The Company recorded a corresponding consulting expense of $5.0 million. In April 1996, the Company sold 1.5 million shares of ICII as a part of an offering which included the sale of approximately 2.2 million new ICII shares by ICII to the public. An additional 500,000 shares were sold by ICII to the public in May 1996. The Company recorded a $25.6 million pre-tax gain on the sale of its ICII shares. After the sales of ICII shares, the book value of ICII common stock approximated $8.72 per share. As such, the Company recorded a $10.8 million pre-tax gain which approximated the excess of ICII's book value per share over the book value of the Company's remaining investment in ICII. For further information on ICII, see Note 8 of the Notes to the Company's Combined Financial Statements.

  The Company recognized $2.8 million in appreciation of donated ICII stock for the year ended December 31, 1997 compared to $3.7 million for the same period the previous year. The appreciation represents the difference between the market value and book value of the ICII shares on the date they were donated. The Company recorded a corresponding charitable donation expense of $3.6 million for the year ended December 31, 1997 compared to $4.9 million for the same period the previous year.

  Total expenses increased 63% to $27.4 million for the year ended December 31, 1997, from $16.8 million for year ended December 31, 1996. The table below shows the major components of expenses at the dates indicated:

                                                        YEAR ENDED   YEAR ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1997
                                                       ------------ ------------
                                                            (IN THOUSANDS)
   Personnel..........................................   $ 6,153      $ 9,315
   Occupancy, net.....................................     1,024        1,198
   Data processing....................................       562          642
   Donation of ICII stock.............................     4,866        3,632
   Consulting expense.................................       914        6,224
   Other..............................................     3,314        6,438
                                                         -------      -------
   Total..............................................   $16,833      $27,449
                                                         =======      =======

  The primary factors for the increase in total expenses for the year ended December 31, 1997 were increased personnel and consulting expenses. Personnel expense rose 51% to $9.3 million for the year ended December 31, 1997 from $6.2 million for the same period of 1996. The number of employees increased 18% to 113 at the December 31, 1997 from 96 at December 31, 1996. In addition, the Company entered into a new employment agreement with Lewis Horwitz, president and chief executive officer of the LHO division, effective January 1, 1997, which contributed to the increase in personnel expenses. Also, the cost of the Company's deferred compensation plans increased 453% to $1.4 million for the year ended December 31, 1997 from $0.2 million for the same period of the previous year.

  Consulting expense increased 581% to $6.2 million for the year ended December 31, 1997 from $0.9 million for the same period of the previous year due to the agreements described below.

  In accordance with two consulting agreements, one with a senior executive of the Bank and the second with Second Southern, the Company was obligated to pay commissions upon the sale of ICII shares. Each consultant was entitled thereunder to receive an incentive fee of 2.5% of the realized pre-tax gains received by the Company, when and if realized, from the disposition of the remaining ICII shares held by the Company. If such sale by the Company did not occur prior to certain specified dates, the agreements required that the Company would be considered to have sold an amount equal to 20% of any such security as of January 1 of each year from 1997 through 2001, at a price equal to the arithmetic average of the daily average stock price of ICII common stock as reported by NASD during the preceding year. These agreements have been accrued for over the vesting periods and were remeasured quarterly for changes in the average market price of ICII stock.

  In satisfaction of the Company's obligation related to the consulting agreement with the senior executive of the Bank, the Company agreed to pay to the executive a portion of the proceeds received from selling

231,528 shares of ICII stock in the third and fourth quarters of 1997. As a result of these sales and the sale of an additional 88,472 shares of ICII stock during 1997 (for total sales of 320,000 shares during 1997), the Company recorded gains of $5.0 million in "Gain on sale of ICII stock." Offsetting the gain on sale was a $5.0 million consulting charge recorded in "Consulting expense" which represented full satisfaction of the senior executive's consulting agreement. During the year ended December 31, 1996, the Company recorded an expense of $0.4 million relating to this agreement.

  The Second Southern consulting agreement remained an obligation of the Company as of December 31, 1997. See "Executive Compensation--Employment Arrangements." Based on the daily average market price for the year ended December 31, 1997 of $21.34 per share, less Second Southern's basis of $0.88 per share as of December 31, 1997, as adjusted for stock splits and dividends, the total liability to be accrued for over the vesting period approximated $4.7 million, of which $2.8 million had been accrued for at December 31, 1997. The expense relating to this remaining consulting agreement is being accrued over the vesting period and will be remeasured quarterly for changes in the average market price. During the years ended December 31, 1997 and 1996, the Company recorded an expense relating to this remaining agreement of $1.0 million and $0.5 million, respectively, to its combined statements of income for this agreement.

  Other expense increased 94% to $6.4 million for the year ended December 31, 1997 from $3.3 million for the same period for 1996 primarily due to Distribution-related expenses and increased business development and allocated expenses.

  The Company recorded income tax expense of $8.7 million for the year ended December 31, 1997 representing an effective tax rate of approximately 36.6%, compared to tax expense of $25.7 million for the year ended December 31, 1996 representing an effective tax rate of approximately 40.0%. The decrease in the effective tax rate was primarily due to an increase in the relative impact of income from appreciation of donated ICII stock as a percentage of taxable income for the year ended December 31, 1997.

 Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

  Total revenues for the year ended December 31, 1996 increased 293% to $81.2 million, compared to $20.6 million for the same period of the previous year. Expenses for the year ended December 31, 1996 increased 62% to $16.8 million, compared to $10.4 million for the same period of the previous year. Net income for the year ended December 31, 1996 increased 553% from $5.9 million in 1995 to $38.6 million for 1996. Net income increased primarily due to increased revenues from net interest income, gain on sale of loans, and gains related to the Company's stock ownership of ICII, partially offset by lower trust fee income and increased total expenses.

  Core net income for the year ended December 31, 1996 increased 290% to $23.1 million from $5.9 million for the same period of the previous year.

  The return on average stockholder's equity for the year ended December 31, 1996 was 49.51%, an increase from 10.32% for the same period of the previous year. The return on average total assets was 27.74% for the year ended December 31, 1996, an increase from 6.54% for the same period of the previous year. Core net income as a percentage of average stockholder's equity for the year ended December 31, 1996 was 29.58%, an increase from 10.32% for the same period of the previous year. Core net income as a percentage of average assets for the year ended December 31, 1996 was 16.57%, an increase from 6.54% for the same period of the previous year.

  The increase in interest income for the year ended December 31, 1996 to $10.8 million from $6.9 million for the same period of 1995 primarily resulted from the $34 million, or 66% increase, in average loans, for 1996 from 1995 and was partially offset by the decline in the yield on interest-earning assets to 12.38% in 1996 from 12.85% in 1995. The increase in interest income was partially offset by an increase in interest expense for 1996. The increase in interest expense from $1.3 million in 1995 to $2.0 million in 1996 was due to a $12 million increase in average borrowings from the Bank in 1996 and was offset by the decline in the cost of borrowings from the Bank to 6.46% for 1996 from 6.93% for 1995.

  Net interest income amounted to $8.8 million for the year ended December 31, 1996, up from $5.6 million for the same period of 1995, an increase of 58%. The Company's net interest rate margin for the years ended December 31, 1996 and 1995 was 10.11% and 10.45%, respectively.

  The provision for loan losses for the year ended December 31, 1996 was $1.8 million, compared to $1.5 million for the same period of 1995. The increase in the loan loss provision was mainly due to an increase in nonaccrual loans to $4.9 million at December 31, 1996, compared to $2.7 million at December 31, 1995. At December 31, 1995 and 1996, the allowance for loan losses as a percentage of total loans held for investment was 1.99% and 3.50%, respectively.

  Trust fee income decreased 8% from $8.4 million for the year ended December 31, 1995 to $7.7 million for the year ended December 31, 1996, while trust assets under administration increased 10% from $6.8 billion to $7.5 billion at December 31, 1995 and 1996, respectively. The primary reasons for the decline in trust fee income while trust assets under administration increased were a decline in ITC's certificate of deposit custodial balances and a reduction in fees to offer more competitive pricing. In late 1994, ITC purchased from the Federal Deposit Insurance Corporation, in its capacity as Receiver of CommerceBank, the custody of approximately $193 million in certificates of deposit. The fees related to the custody of these deposits have decreased since the purchase as the related certificates of deposit matured. These fees decreased from $1.5 million in 1995 to $0.8 million for 1996. Trust fees, as a percentage of average fiduciary assets managed for the year ended December 31, 1996, were 0.10% compared to 0.13% for the same period of the previous year.

  Gain on sale of SBA loans increased 96% to $3.6 million for the year ended December 31, 1996, compared to $1.8 million for the same period of the previous year. The increase was a result of the growth in the volume of SBA loans sold. 111 SBA loans were sold during 1996 as compared to 90 loans during 1995.

  The Company realized a significant increase in equity in the net income of ICII in 1996. In June 1996, ICII sold 2.3 million shares of SPFC in connection with SPFC's initial public offering of 5.7 million shares. In the fourth quarter of 1996, ICII sold an additional 1.0 million shares of SPFC to the public. ICII's sale of its SPFC stock resulted in a pre-tax gain to ICII of $82.7 million. The Company's net equity in this pre-tax gain realized by ICII approximated $11.8 million and is included in the Combined Statement of Income as "Equity in net income of Imperial Credit Industries, Inc." Excluding gains from the SPFC transaction, the equity in net income of ICII increased $4.4 million in 1996 despite the reduction in ownership percentage to approximately 24.5%. The improvement was due to ICII's greater volume and higher profitability on loan sales executed through securitization transactions as well as a full year of income realized by ICII from new businesses acquired by ICII in 1995.

  In April 1996, the Company sold 1.5 million shares of ICII as a part of an offering which included the sale of approximately 2.2 million new ICII shares by ICII to the public. An additional 500,000 shares were sold by ICII to the public in May 1996. The Company recorded a $25.6 million pre-tax gain on the sale of its ICII shares. After the sales of ICII shares, the book value of ICII common stock approximated $8.72 per share. As such, the Company recorded a $10.8 million pre-tax gain which approximated the excess of ICII's book value per share over the book value of the Company's remaining investment in ICII.

  The principal reason for the increase in other income for the year ended December 31, 1996 was $3.7 million in appreciation of ICII stock which was donated to not-for-profit organizations. The appreciation represents the difference between the fair value and book value of the ICII shares on the date they were donated. The Company recorded a corresponding charitable donation expense of $4.9 million which is included in total expenses.

  Excluding the gain on sale of ICII stock and the appreciation of donated ICII stock, total revenues for the Company increased from $20.6 million for the year ended December 31, 1995 to $51.8 million for the same period of 1996, an increase of 151%.

  Total expenses increased 62% to $16.8 million for the year ended December 31, 1996, compared to $10.4 million for the year ended December 31, 1995. The table below shows the major components of expenses:

                                                                  1995    1996
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Personnel.................................................... $ 4,827 $ 6,153
   Occupancy, net...............................................     887   1,024
   Data processing..............................................     518     562
   Donation of ICII stock.......................................      --   4,866
   Other........................................................   4,163   4,228
                                                                 ------- -------
   Total........................................................ $10,395 $16,833
                                                                 ======= =======

  The primary reason for the increase in total expenses for the year ended December 31, 1996 was the donation of ICII stock to not-for-profit organizations. Excluding the donation of ICII stock, total expenses for the year ended December 31, 1996 increased 15% as compared to the same period of the previous year, mainly due to increased personnel expenses. Personnel expenses rose 27% to $6.2 million for the year ended December 31, 1996 from $4.8 million for the same period of 1995. In addition to expanding its SBA operations from four lending offices in 1995 to eight lending offices in 1996, which caused net occupancy expense to increase 15% in 1996, the Company's focus on growth has centered around an investment in its people. The number of employees increased 12% from 86 at the end of 1995 to 96 at the end of 1996. Also, the cost of the Company's profit sharing plan, employee stock ownership plan, 401(k) plan and deferred compensation plans increased 109% from $0.2 million for the year ended December 31, 1995 to $0.5 million for the year ended December 31, 1996.

  Other expense, including supplies, professional services and business development expenses, was $4.2 million for both the year ended December 31, 1996 and the year ended December 31, 1995.

  The Company recorded income tax expense of $25.7 million for the year ended December 31, 1996 representing an effective tax rate of approximately 40.0%, compared to tax expense of $4.3 million for the year ended December 31, 1995, representing an effective tax rate of approximately 42.1%. The decrease in the effective tax rate was primarily due to an increase in the relative impact of income from appreciation of donated ICII stock as a percentage of taxable income for the year ended December 31, 1996.

SEGMENT REPORTING

  The Company operates in three principal business segments: the origination and sale of SBA loans (CAB), the origination of entertainment loans (LHO) and the provision of trust services (ITC). Certain financial information with respect to these business segments, as well as such financial information related to other operations of the Company, primarily ICII (ICII and Other), are summarized in the following tables:

                                                               ICII AND
FOR THE YEAR ENDED DECEMBER 31, 1995    CAB      LHO     ITC    OTHER    COMBINED
------------------------------------  -------  -------  ------ --------  --------
                                                   (IN THOUSANDS)
Net interest income................   $   870  $ 2,821  $  144 $ 1,757   $  5,592
Provision for loan losses..........      (281)    (767)     --    (444)    (1,492)
Noninterest income.................     1,932      379   8,680   5,536     16,527
                                      -------  -------  ------ -------   --------
 Total revenue.....................     2,521    2,433   8,824   6,849     20,627
Noninterest expense................     1,862      696   5,769   2,068     10,395
                                      -------  -------  ------ -------   --------
 Income before income taxes........       659    1,737   3,055   4,781     10,232
Income tax expense.................       279      736   1,302   1,996      4,313
                                      -------  -------  ------ -------   --------
 Net income........................   $   380  $ 1,001  $1,753 $ 2,785   $  5,919
                                      =======  =======  ====== =======   ========
Average assets.....................   $16,895  $24,235  $6,846 $42,551   $ 90,527
                                      -------  -------  ------ -------   --------
                                                               ICII AND
FOR THE YEAR ENDED DECEMBER 31, 1996    CAB      LHO     ITC    OTHER    COMBINED
------------------------------------  -------  -------  ------ --------  --------
                                                   (IN THOUSANDS)
Net interest income................   $ 1,488  $ 4,086  $  138 $ 3,102   $  8,814
Provision for loan losses..........      (348)    (859)     --    (574)    (1,781)
Noninterest income.................     3,844      746   7,975  61,553     74,118
                                      -------  -------  ------ -------   --------
 Total revenue.....................     4,984    3,973   8,113  64,081     81,151
Noninterest expense................     2,851    1,776   6,258   5,948     16,833
                                      -------  -------  ------ -------   --------
 Income before income taxes........     2,133    2,197   1,855  58,133     64,318
Income tax expense.................       903      930     790  23,051     25,674
                                      -------  -------  ------ -------   --------
 Net income........................   $ 1,230  $ 1,267  $1,065 $35,082   $ 38,644
                                      =======  =======  ====== =======   ========
Average assets.....................   $27,593  $47,122  $7,034 $57,571   $139,320
                                      -------  -------  ------ -------   --------
                                                               ICII AND
FOR THE YEAR ENDED DECEMBER 31, 1997    CAB      LHO     ITC    OTHER    COMBINED
------------------------------------  -------  -------  ------ --------  --------
                                                   (IN THOUSANDS)
Net interest income................   $ 1,804  $ 5,816  $  235 $ 3,458   $ 11,313
Provision for loan losses..........      (415)  (1,828)     --    (315)    (2,558)
Noninterest income.................     4,665    1,694   8,175  28,057     42,591
                                      -------  -------  ------ -------   --------
 Total revenue.....................     6,054    5,682   8,410  31,200     51,346
Noninterest expense................     4,749    3,467   6,765  12,468     27,449
                                      -------  -------  ------ -------   --------
 Income before income taxes........     1,305    2,215   1,645  18,732     23,897
Income tax expense.................       549      932     687   6,569      8,737
                                      -------  -------  ------ -------   --------
 Net income........................   $   756  $ 1,283  $  958 $12,163   $ 15,160
                                      =======  =======  ====== =======   ========
Average assets.....................   $39,391  $67,400  $8,498 $76,228   $191,517
                                      -------  -------  ------ -------   --------
                                                               ICII AND
                                        CAB      LHO     ITC    OTHER    COMBINED
                                      -------  -------  ------ --------  --------
                                                   (IN THOUSANDS)
FOR THE SIX MONTHS ENDED JUNE 30,
 1997
Net interest income................   $   895  $ 2,643  $   85 $ 2,011   $  5,634
Provision for loan losses..........      (330)  (1,049)    --     (133)    (1,512)
Noninterest income.................     2,359      852   3,996   7,824     15,031
                                      -------  -------  ------ -------   --------
 Total revenue.....................     2,924    2,446   4,081   9,702     19,153
Noninterest expense................     2,530    2,129   3,316   4,585     12,560
                                      -------  -------  ------ -------   --------
 Income before income taxes........       394      317     765   5,117      6,593
Income tax expense ................       166      133     324   1,800      2,423
                                      -------  -------  ------ -------   --------
 Net income .......................   $   228  $   184  $  441 $ 3,317   $  4,170
                                      =======  =======  ====== =======   ========
Average assets.....................   $34,657  $51,513  $8,093 $67,070   $161,333
                                      -------  -------  ------ -------   --------

                                                              ICII AND
                                      CAB      LHO      ITC    OTHER    COMBINED
                                    -------  --------  ------ --------  --------
                                                 (IN THOUSANDS)
FOR THE SIX MONTHS ENDED JUNE 30,
 1998
Net interest income...............  $ 1,079  $  3,272  $  164 $ 1,796   $  6,311
Provision for loan losses.........     (279)     (417)    --      (40)      (736)
Noninterest income................    3,199       561   4,302   6,699     14,761
                                    -------  --------  ------ -------   --------
 Total revenue....................    3,999     3,416   4,466   8,455     20,336
Noninterest expense...............    3,687     1,734   3,480   2,967     11,868
                                    -------  --------  ------ -------   --------
 Income before income taxes.......      312     1,682     986   5,488      8,468
Income tax expense................      131       707     421   2,313      3,572
                                    -------  --------  ------ -------   --------
 Net income.......................  $   181  $    975  $  565 $ 3,175   $  4,896
                                    =======  ========  ====== =======   ========
Average assets....................  $44,093  $102,885  $8,514 $84,388   $239,880
                                    -------  --------  ------ -------   --------

LIQUIDITY AND CAPITAL RESOURCES

General

The table below summarizes cash flows generated by and used in operating activities:

                                                              SIX MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,         JUNE 30,
                                ----------------------------  -----------------
                                  1995      1996      1997      1997     1998
                                --------  --------  --------  --------  -------
                                          (IN THOUSANDS)
OPERATING CASH INCOME
Interest received.............  $  6,553  $ 10,781  $ 14,714  $  6,393  $ 9,352
Trust fees received...........     7,937     7,856     8,114     4,107    4,258
Other income..................       655     1,371     4,305     5,410      975
                                --------  --------  --------  --------  -------
Total.........................    15,145    20,008    27,133    15,910   14,585
                                --------  --------  --------  --------  -------
OPERATING CASH EXPENSE
Cash operating expenses.......    10,219    11,803    23,793     8,855   11,702
Taxes paid....................       680       --      2,446     1,100      --
                                --------  --------  --------  --------  -------
Total.........................    10,899    11,803    26,239     9,955   11,702
                                --------  --------  --------  --------  -------
Net operating cash flow.......     4,246     8,205       894     5,955    2,883
Cash (used in) provided by
 other payables and
 receivables..................    (3,105)    4,918   (16,994)  (20,146)     266
Cash (used in) provided by
 loans held for sale..........    (1,000)   (2,883)    1,768    (1,554)  (4,678)
                                --------  --------  --------  --------  -------
Net cash provided by (used in)
 operating activities.........  $    141  $ 10,240  $(14,332) $(15,745) $(1,529)
                                ========  ========  ========  ========  =======
Net cash (used in) provided by
 investing activities.........  $(50,358) $ 36,446  $(59,850) $(38,098) $(4,781)
                                ========  ========  ========  ========  =======
Net cash provided by (used in)
 financing activities.........  $ 50,593  $(43,713) $ 71,750  $ 54,242  $13,945
                                ========  ========  ========  ========  =======

  The Company's ownership of ICII stock has not been a source of cash flow other than through the sale of such stock. ICII has not paid any cash dividends on shares owned by the Company and there can be no assurance that ICII will pay cash dividends in the future.

  Net operating cash flow does not include income taxes or interest paid from divisions of the Bank which were not required to pay certain income taxes or interest on borrowings. Interest and income taxes due to the Bank were included in borrowings from the Bank. If the Company had been required to make interest payments on its borrowings and pay all taxes, net operating cash flow used would have been $5.5 million for the six months ended June 30, 1998. After the Distribution, the Company will make tax and interest payments which will affect its operating cash flow.

  For the six months ended June 30, 1998, the Company experienced a net cash outflow in operating activities of $1.5 million. The Company experienced a net cash outflow in investing activities of $4.8 million primarily to fund its lending activity. The net outflow from operating and investing activities was offset by the $13.9 million inflow in financing activities consisting of borrowings from the Bank.

  For the six months ended June 30, 1997, the Company experienced a net cash outflow in operating activities of $15.7 million. The Company experienced a net cash outflow in investing activities of $38.1 million primarily to fund its lending activity. The net outflow from operating and investing activities was offset by the $54.2 million inflow in financing activities consisting of borrowings from the Bank.

  For the year ended December 31, 1997, the Company experienced a net cash outflow in operating activities of $14.3 million. The Company experienced a net cash outflow in investing activities of $59.9 million mainly to fund its lending activity. The net outflow in operating and investing activities was partially offset by the $71.8 million inflow in financing activities consisting of borrowings from the Bank.

  For the year ended December 31, 1996, the Company experienced a net cash inflow in operating activities of $10.2 million. The Company experienced a net cash inflow in investing activities of $36.4 million, primarily due to the proceeds from the sale of ICII stock. The net inflow in operating and investing activities was partially offset by the $43.7 million outflow in financing activities to reduce borrowings from the Bank.

  For the year ended December 31, 1995, the Company experienced a net cash inflow in operating activities of $0.1 million. The Company experienced a net cash outflow in investing activities of $50.4 million, primarily to fund its lending activity. The net outflow in operating and investing activities was offset by the $50.6 million inflow in financing activities consisting mainly of borrowings from the Bank.

  The Company has an ongoing need for capital to finance its lending activities. This need is expected to increase as the volume of the Company's lending activity increases. The Company's primary cash requirements include
(i) the funding of loans held for investment and loans held pending their sale, (ii) ongoing administrative and other operating expenses and (iii) the cost of funds borrowed. Prior to the Distribution, the Company has financed its activities exclusively through borrowings from the Bank and operating and investing cash flows. The Company believes that the availability of borrowings of the Credit Facilities and proceeds from a future public or private offering of stock will be sufficient to fund the Company's liquidity requirements for the foreseeable future. However, there can be no assurance that the Company will have access to the capital markets in the future or that financing will be available to satisfy the Company's operating and debt service requirements or to fund its future growth.

Credit Facilities

  On August 19, 1998, the Company entered into a credit agreement with a syndicate of banks to provide credit facilities (the "Credit Facilities") to finance the Company's operations other than CAB. The syndicate consists of third party financial institutions not affiliated with the Bank. The Bank will be the initial borrower under the Credit Facilities but immediately upon the consummation of the Contribution the Company will assume the obligations of the borrower and the Bank will be completely released therefrom. The Credit Facilities provide for borrowings on a revolving basis of up to $135 million outstanding at any one time based on a borrowing base calculation measured by the value of the Company collateral pledged thereunder. Included within the Credit Facilities is a sub-facility for the issuance of standby and commercial letters of credit of up to $45 million. The Credit Facilities have an initial term of two years and provide for an earlier termination under certain circumstances described below. The lenders under the Credit Facilities are granted, among other things, a first priority security interest in (a) all of the common stock of the Company's subsidiaries, (b) the common stock of ICII owned by the Company and (c) the LHO loans. The borrowing base will be comprised of the sum of (x) 50% of the current market value of the Company's investment in ICII stock up to a maximum of $100 million and (y) 85% of eligible LHO loans. The Credit Facilities will bear interest at an annual rate equal to 1.45% over LIBOR or at an alternative base rate which will be the greater of the lead lender's prime rate and the Federal funds rate plus 1.45%. The Company also will be charged loan and other fees under the Credit Facilities.

  The commitments of the banks party to the Credit Facilities will terminate 90 days after the first to occur of the following events if such events are not cured or otherwise cease to exist within such 90 day period: (i) the Company fails to beneficially own at least 25% of the outstanding common stock of ICII; (ii) the termination, amendment, alteration or assignment of the ICII Shareholders Agreement by any party thereto without the prior approval of the administrative agent of the Credit Facilities; (iii) any party to the ICII Shareholders Agreement becomes the subject of a voluntary or involuntary bankruptcy proceeding; (iv) ICII fails to comply with its obligations under a letter agreement with the Company, dated June 11, 1998 (the "Letter Agreement") (see "Business--Imperial Credit Industries, Inc.") or gives notice of a dilution event that may result in the Company failing to meet the requirements of clause (i) above; (v) there is an increase in the percentage beneficial ownership of voting securities of ICII required to be owned or controlled by the Company to entitle the Company to the presumption of control under Section 2(a) (9) of the Investment Company Act of 1940 and the Company fails to own or control such increased percentage of ICII voting securities;
(vi) either the Company or ICII is required to register as an "investment company" within the meaning of the Investment Company Act of 1940; or (vii) the Commission notifies the Company or ICII that it is challenging or instituting any action to challenge the exemption from registration under the Investment Company Act of 1940 of the Company, ICII or any subsidiary of the Company or ICII or otherwise asserts that the Company, ICII or any such subsidiary is not in compliance with the Investment Company Act.

  The Credit Facilities also include financial covenants such as maintenance of a minimum tangible net worth, minimum adjusted tangible net worth and minimum interest coverage ratio, and limitations on the maximum leverage ratio for the Company, the maximum exposure under "gap" loans made by LHO and the maximum exposure to distributors whose contracts and undertakings support the eligible LHO loans. The Credit Facilities also require the Company to make customary representations and warranties as of the initial funding date and prior to each borrowing and include customary affirmative and negative operating covenants such as a limitation on the incurrence of debt and liens and on investments and limitations on the Company's ability to engage in additional lines of business. Customary events of default include a change under certain circumstances in ownership of more than 20% of the Company's outstanding shares and in the composition of the Company's board of directors. See "Credit Facilities."

  Prior to the Distribution, the Bank will borrow approximately $95 million (as determined at June 30, 1998) under the Credit Facilities in order to replace certain deposit liabilities used to fund loans made through LHO. In connection with the Contribution, these loans, along with the other assets of the IFG Business, will be transferred to the Company, the Bank will be released from all liabilities under the Credit Facilities and the Company will remain responsible for all liabilities under the Credit Facilities.


Sales of Loans

  The Company currently sells all of the guaranteed portion of loans originated by CAB to institutional investors while retaining the unguaranteed portion for investment. CAB then services the loans on behalf of the institutional investors, passing on principal and interest received from the borrowers less a servicing fee. Accordingly, adverse changes in the market for these loans or the ability to obtain the SBA guarantees could impair the Company's ability to originate and sell loans on a favorable or timely basis. Any such impairment could have an adverse effect upon the Company's business and results of operations. Also, any delay in the sale of loans could cause the Company's earnings to fluctuate from quarter to quarter. Finally, the Company may be required to repurchase loans that do not conform to the representations and warranties made by the Company in loan sale or servicing agreements entered into with institutional investors. See "Risk Factors--CAB Lending" and "--Dependence of Small Business Lending Operations on SBA Programs."

  The Company recognizes loan servicing rights receivable and interest only strips as a result of the sale of SBA loans. Loan servicing rights receivable on the sale of SBA loans are determined by computing the present value of the excess of the portion of the contractually specified servicing fee that exceeds the fee that a substitute servicer would demand to assume the servicing. The present value of any cash flow expected to be received in excess of the contractually specified servicing fees is recorded as an interest only strip.

INFLATION

  The Combined Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Inflation affects the Company as follows:

    (i) The impact of inflation is reflected in the increased cost of the Company's operations.

    (ii) To the extent that inflation influences the stock and bond markets, ITC's trust fees are based, in part, on the market values of its customers' accounts under administration. Normally, the stock market values and bond values decrease during periods of high inflation and increase during periods of low inflation.

    (iii) Most of the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on their performance than do the effects of general levels of inflation. However, inflation affects the Company and its LHO and SBA lending operations, as well as its ownership of ICII, through its effect on interest rates, since interest rates normally increase during periods of high inflation and decrease during periods of low inflation. During periods of high inflation, higher interest rate costs may dissuade borrowers from obtaining new loans, reducing loan production and positively impacting the value of any loan servicing assets. During periods of low inflation more borrowers can afford to borrow and refinance higher cost debt, increasing loan production and negatively impacting the value of any loan servicing assets.

ASSET QUALITY

  Loans Held for Investment. Loans held for investment generally have included loans originated by LHO, the unguaranteed portions of loans originated and sold by CAB (CAB sells the guaranteed portion of its originations while retaining the unguaranteed portion for investment), and ICII related mortgage loans. As part of the Contribution Agreement, the Bank will retain the ICII related mortgage loans. The amounts outstanding and related allowances for loan losses by type are as follows:

                                              AT DECEMBER 31,            AT
                                          --------------------------  JUNE 30,
                                           1995     1996      1997      1998
                                          -------  -------  --------  --------
                                                   (IN THOUSANDS)
Loans held for investment by type:
  LHO.................................... $47,691  $44,906  $ 98,313  $107,135
  CAB....................................  18,259   20,277    34,032    31,251
  ICII related mortgage loans (1)........  11,104    9,974     6,548     5,679
                                          -------  -------  --------  --------
    Total (2)............................  77,054   75,157   138,893   144,065
                                          -------  -------  --------  --------
Allowance for loan losses by type:
  LHO....................................    (727)  (1,163)   (2,656)   (3,098)
  CAB....................................    (420)    (716)   (1,075)   (1,012)
  ICII related mortgage loans (1)........    (389)    (750)     (755)     (745)
                                          -------  -------  --------  --------
    Total................................  (1,536)  (2,629)   (4,486)   (4,855)
                                          -------  -------  --------  --------
Net loans held for investment by type:
  LHO....................................  46,964   43,743    95,657   104,037
  CAB....................................  17,839   19,561    32,957    30,239
  ICII related mortgage loans (1)........  10,715    9,224     5,793     4,934
                                          -------  -------  --------  --------
    Net loans held for investment........ $75,518  $72,528  $134,407  $139,210
                                          =======  =======  ========  ========

--------

(1) As part of the Contribution Agreement, the Bank will retain these loans.

(2) Amounts are net of deferred loan fees and costs.

  Although the Company generally evaluates the adequacy of its allowance on an overall basis rather than by specific categories of loans, the following table reflects the Company's allocation of the allowance for loan losses by loan category and the ratio of each loan category to total loans for the periods presented.

                                 AT DECEMBER 31,                 AT
                         ----------------------------------   JUNE 30,
                            1995        1996        1997        1998
                         ----------  ----------  ----------  ----------
                         AMOUNT  %   AMOUNT  %   AMOUNT  %   AMOUNT  %
                         ------ ---  ------ ---  ------ ---  ------ ---
                                       (DOLLARS IN THOUSANDS)
Entertainment loans..... $  727  62% $1,163  60% $2,656  71% $3,098  74%
Small business loans....    420  24     716  27   1,075  24   1,012  22
Residential mortgage
 loans(1)...............    389  14     750  13     755   5     745   4
                         ------ ---  ------ ---  ------ ---  ------ ---
  Total................. $1,536 100% $2,629 100% $4,486 100% $4,855 100%
                         ====== ===  ====== ===  ====== ===  ====== ===

--------
(1) As part of the Contribution Agreement, the Bank will retain these loans.

  The following table presents the contractual maturities of the Company's loan portfolio as of December 31, 1997, including SBA loans held for sale. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties. As of December 31, 1997, substantially all of the Company's loans with a maturity of more than one year were tied to interest rate indices (e.g., Prime or LIBOR).

                                                           DUE AFTER
                                              DUE IN ONE  ONE THROUGH DUE AFTER
                                             YEAR OR LESS FIVE YEARS  FIVE YEARS
                                             ------------ ----------- ----------
                                                       (IN THOUSANDS)
Entertainment loans.........................   $ 98,622     $1,032     $   --
Small business loans........................      2,539         69      33,347
ICII related mortgage loans (1).............        363         96       6,089
                                               --------     ------     -------
  Total.....................................   $101,524     $1,197     $39,436
                                               ========     ======     =======

--------
(1) As part of the Contribution Agreement, the Bank will retain these loans.

  A loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreements. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan or (3) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to the provision for loan losses.

  At June 30, 1998, the recorded investment in loans which were deemed to be impaired totaled $4.7 million, all of which was on nonaccrual status. The impaired loans were secured by real estate and film distribution rights. The $4.7 million of impaired loans did not require a specific allowance for potential losses. Impaired loans averaged $4.9 million for the six months ended June 30, 1998.

  At December 31, 1997, the recorded investment in loans which were deemed to be impaired totaled $4.4 million, all of which was on nonaccrual status. All of the impaired loans were secured by real estate. The $4.4 million of impaired loans did not require a specific allowance for potential losses. Impaired loans averaged $3.0 million in 1997.

  At December 31, 1996, the recorded investment in loans which were deemed to be impaired totaled $4.9 million, all of which was on nonaccrual status. $3.7 million of the impaired loans were secured by real estate. Of the $4.9 million of impaired loans, $1.0 million required a specific allowance of $175,000. Impaired loans averaged $3.6 million in 1996.

  During the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, approximately $95,000, $37,000, $167,000,
$203,000 and $56,000 of interest income, respectively, was recognized on impaired loans.

  At June 30, 1998 and December 31, 1997 and 1996, there were no restructured loans.

  Nonaccrual loans totaled $4.7 million, $4.4 million and $4.9 million at June 30, 1998 and December 31, 1997 and 1996, respectively. There was no recorded interest receivable on nonaccrual loans at June 30, 1998, December 31, 1997 and 1996. Interest income foregone on nonaccrual loans approximated $152,000, $68,000, $296,000 and $375,000 for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997 and 1996, respectively.

  At June 30, 1998 and December 31, 1997 and 1996, approximately 74%, 71% and 60%, respectively, of the Company's loan portfolio was issued to customers in the movie production industry.

  At June 30, 1998 and December 31, 1997 and 1996, a majority of the Company's loan portfolio consisted of borrowers geographically located in California.

  Detailed information regarding nonaccrual loans and real estate and other assets owned, net is presented below:

                                                 AT DECEMBER 31,          AT
                                               ----------------------  JUNE 30,
                                                1995    1996    1997     1998
                                               ------  ------  ------  --------
                                                  (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  LHO......................................... $  488  $1,193  $   --   $1,400
  CAB.........................................     --     914   3,571    2,585
  ICII related mortgage loans (1).............  2,212   2,814     804      699
                                               ------  ------  ------   ------
    Total nonaccrual loans....................  2,700   4,921   4,375    4,684
                                               ------  ------  ------   ------
Real estate and other assets owned:
  LHO.........................................     --      --     666      539
  CAB.........................................     57      --      45      556
  ICII related mortgage loans (1).............  1,083     187     162       59
                                               ------  ------  ------   ------
Less: valuation allowance.....................   (145)     --      --       --
                                               ------  ------  ------   ------
Real estate and other assets owned, net.......    995     187     873    1,154
                                               ------  ------  ------   ------
Total nonperforming assets.................... $3,695  $5,108  $5,248   $5,838
                                               ======  ======  ======   ======
Allowance for loan losses as a percentage of
 total nonaccrual loans.......................  56.89%  53.42% 102.54%  103.65%
Total nonaccrual loans as a percentage of
 loans held for investment....................   3.50    6.55    3.15     3.25
Total nonperforming assets as a percentage of
 total assets.................................   2.96    3.42    2.30     2.33

--------
(1) As part of the Contribution Agreement, the Bank will retain these loans.

  The allowance for loan losses is maintained at a level considered appropriate by management and is based on an ongoing assessment of the risks inherent in the loan portfolio. The allowance for loan losses is increased by the provision for loan losses which is charged against current period operating results, and is decreased by the amount of net charge-offs during the period. The Company's determination of the level of the allowance for loan losses and, correspondingly, the provision for loan losses, rests upon various judgments and assumptions, including general economic conditions (especially in California), loan portfolio composition and concentrations, prior loan loss experience, collateral value, identification of problem and potential problem loans and other relevant data to identify the risks in the loan portfolio. While management believes that the allowance for loan losses is adequate at June 30, 1998, future additions to the allowance will be subject to continuing evaluation of inherent risk in the loan portfolio.

  The following table summarizes changes in the allowance for loan losses at the dates indicated:

                                                                 FOR THE SIX
                                                                   MONTHS
                                        FOR THE YEARS ENDED      ENDED JUNE
                                            DECEMBER 31,             30,
                                        ----------------------  --------------
                                         1995    1996    1997    1997    1998
                                        ------  ------  ------  ------  ------
                                              (DOLLARS IN THOUSANDS)
Balance, beginning of year............. $  626  $1,536  $2,629  $2,629  $4,486
Loans charged off:
  LHO..................................    209     561     359     359      --
  CAB..................................     --      60     132      69     352
  ICII related mortgage loans (1)......    404     212     359     151      50
                                        ------  ------  ------  ------  ------
    Total loans charged off............    613     833     850     579     402
                                        ------  ------  ------  ------  ------
Recoveries of loans previously charged
 off:
  LHO..................................      8     137      25      --      26
  CAB..................................      1       8      75      50       9
  ICII related mortgage loans (1)......     22      --      49      35      --
                                        ------  ------  ------  ------  ------
    Total loan recoveries..............     31     145     149      85      35
                                        ------  ------  ------  ------  ------
Net loans charged off..................    582     688     701     494     367
                                        ------  ------  ------  ------  ------
Provision for loan losses:
  LHO..................................    767     859   1,828   1,049     417
  CAB..................................    281     348     415     330     279
  ICII related mortgage loans (1)......    444     574     315     133      40
                                        ------  ------  ------  ------  ------
    Total provision for loan losses....  1,492   1,781   2,558   1,512     736
                                        ------  ------  ------  ------  ------
Balance, end of year................... $1,536  $2,629  $4,486  $3,647  $4,855
                                        ======  ======  ======  ======  ======
Ratio of net charge-offs to average
 loans held for investment.............   1.21%   0.87%   0.66%   0.53%   0.26%
Ratio of allowance for loan losses to
 loans held for investment.............   1.99    3.50    3.23    3.22    3.37
Ratio of provision for loan losses to
 net charge-offs....................... 256.36  258.87  364.91  306.07  200.41

--------
(1) As part of the Contribution Agreement, the Bank will retain these loans.

  Loans Held for Sale. Loans held for sale are carried at the lower of aggregate cost or fair value. The amount of loans held for sale at June 30, 1998 and December 31, 1997 and 1996 was $8.4 million, $3.8 million and $5.5 million, respectively.

ASSET/LIABILITY MANAGEMENT

  The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of falling interest rates, the net earnings of an institution with a positive gap theoretically may be adversely affected due to its interest-earning assets repricing to a greater extent than its interest-bearing liabilities. Conversely, during a period of rising interest rates, theoretically, the net earnings of an institution with a positive gap position may increase as it is able to invest in higher yielding interest-earning assets at a more rapid rate than that at which its interest-bearing liabilities reprice.

  The primary objective of the asset/liability management process is to manage the Company's exposure to interest rate fluctuations while maintaining adequate levels of liquidity and capital. In order to manage its interest rate sensitivity, the Company has adopted policies which attempt to limit the change in pretax net interest income assuming various interest rate scenarios. This is accomplished by adjusting the repricing characteristics of the Company's assets and liabilities as interest rates fluctuate. The Company's Asset/Liability Committee chooses strategies in conformance with its policies to achieve an appropriate trade off between interest rate sensitivity and the volatility of pretax net interest income and net interest margin. Each month, the Company assesses its overall exposure to potential changes in interest rates and the impact such changes may have on net interest income and net interest margin.

  The Company has managed interest rate risk through the marketing and funding of primarily adjustable rate loans generally indexed to the Prime Rate. Since the Company's borrowing costs have been tied to the Bank's 90-day certificate of deposit rate plus 1%, an adjustable borrowing cost, the Company's interest-earning asset pricing generally matches the increases and decreases in the pricing of its borrowing costs and therefore maintains a positive gap position. However, there can be no assurances that the Company will be able to maintain its positive gap position or that its strategies will not result in a negative gap position in the future. The level of the movement of interest rates, up or down, is an uncertainty and could have a negative impact on the earnings of the Company. The Company expects that its future funding costs will be tied to LIBOR. See "Credit Facilities."

  Hedging. The SBA loans originated and held for sale and loans held for investment are primarily adjustable rate loans indexed to the Prime Rate. As such, there is minimal risk of increasing or decreasing interest rates between the time the Company commits to fund a loan and the time the loan is sold or paid-off. Therefore, the Company does not enter into interest rate hedging vehicles or speculative trading activities, such as forward commitments, options, futures, derivatives or synthetic instruments.

MARKET RISK

  Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending activities. The Company's net interest margin is sensitive to sudden changes in interest rates. In addition, the Company's interest-earnings assets, primarily its loans, are tied to the Prime Rate, an index which tends to react more slowly to changes in market rates than other money market indices such as LIBOR. The rates paid for the Company's interest-bearing liabilities correlate with LIBOR. This mismatch creates a spread relationship risk between the Company's Prime based assets and LIBOR correlated liabilities.

  The Company's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while structuring the Company's asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company continually evaluates interest rate risk management opportunities, including the possible use of derivative financial instruments.

  The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1997.

                                EXPECTED MATURITY DATE DECEMBER 31,
                          ----------------------------------------------------             FAIR
                            1998     1999    2000    2001    2002   THEREAFTER BALANCE    VALUE
                          --------  ------  ------  ------  ------  ---------- --------  --------
                                               (DOLLARS IN THOUSANDS)
INTEREST SENSITIVE
 ASSETS:
U.S. Treasury and
 federal agency
 securities.............  $  2,249  $1,083  $  --   $  --   $  --    $   --    $  3,332  $  3,338
 Average interest rate..      5.47%   6.26%    --      --      --        --        5.73%
Servicing assets........       257     471     619     738     896     1,230      4,211     4,603
 Average interest
  rate(1)...............       --      --      --      --      --        --       11.16%
Loans:
 SBA companion..........     3,826     588     621     701   1,368    10,638     17,742    18,809
 Average interest rate..     10.32%  10.42%  10.53%  10.73%  10.54%    10.73%     10.42%
 SBA....................     1,297   2,287   3,076   3,756   4,373     7,187     21,976    22,407
 Average interest rate..     11.16%  11.15%  11.18%  11.18%  11.14%    11.14%     11.16%
 LHO....................    99,654     --      --      --      --        --      99,654    97,122
 Average interest rate..     13.90%    --      --      --      --        --       13.90%
 ICII related(2)........       735     680     895   1,163   1,295     1,780      6,548     5,793
 Average interest
  rate(2)...............      9.98%   9.37%   9.69%   9.16%   9.37%     9.45%      9.51%
                          --------  ------  ------  ------  ------   -------   --------  --------
Total interest-earning
 assets.................  $108,018  $5,109  $5,211  $6,358  $7,932   $20,835   $153,463  $152,072
                          ========  ======  ======  ======  ======   =======   ========  ========
INTEREST SENSITIVE
 LIABILITIES:
 Borrowings from
  Imperial Bank.........  $ 77,934  $  --   $  --   $  --   $  --    $   --    $ 77,934  $ 77,934
 Average interest rate..      6.48%    --      --      --      --        --        6.48%
                          --------  ------  ------  ------  ------   -------   --------  --------
Total interest-bearing
 liabilities............  $ 77,394  $  --   $  --   $  --   $  --    $   --    $ 77,934  $ 77,934
                          ========  ======  ======  ======  ======   =======   ========  ========

--------
(1) Represents the discount rate used to calculate the fair value of the asset.

(2) Loans will be retained by the Bank pursuant to the Contribution Agreement.

  Expected maturities are contractual maturities adjusted for prepayments of principal. The Company uses certain assumptions to estimate fair value and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on the Company's historical experience. The actual maturities of these instruments could vary substantially if future prepayments differ from the Company's historical experience. The borrowings from the Bank will be paid off in 1998 and the ICII related mortgage loans will be retained by the Bank pursuant to the Contribution Agreement.

  At June 30, 1998, as compared to December 31, 1997, there have been no significant changes in the relative composition of the Company's financial instruments that are sensitive to changes in interest rates.

AVERAGE BALANCE SHEET

  The following tables set forth certain information relating to the Company for the years ended December 31, 1995, 1996 and 1997. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown except where noted otherwise. Average balances are derived from average month-end balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented for any of these periods. The average balance of loans receivable includes loans on which the Company has discontinued accruing interest. The yields and costs include fees which are considered adjustments to yields.

                                 YEAR ENDED                  YEAR ENDED                    YEAR ENDED
                             DECEMBER 31, 1995            DECEMBER 31, 1996             DECEMBER 31, 1997
                          --------------------------  ----------------------------  ----------------------------
                                  INTEREST   YIELD/            INTEREST    YIELD/            INTEREST    YIELD/
                          AVERAGE INCOME/    AVERAGE  AVERAGE  INCOME/     AVERAGE  AVERAGE  INCOME/     AVERAGE
                          BALANCE EXPENSE     COST    BALANCE  EXPENSE      COST    BALANCE  EXPENSE      COST
                          ------- --------   -------  -------- --------    -------  -------- --------    -------
                                         (IN THOUSANDS, EXCEPT PERCENTAGES AND RATIOS)
ASSETS:
Interest-earning assets:
 Loans held for
  investment(2).........  $48,118  $6,459(1)  13.42%  $ 79,202 $10,116(1)   12.77%  $106,084 $13,657(1)   12.87%
 Loans held for sale....    2,316     267     11.53      4,708     513      10.90      6,339     698      11.01
 Securities available
  for sale..............    3,084     153      4.96      3,229     158       4.89      5,330     235       4.41
                          -------  ------    ------   -------- -------     ------   -------- -------     ------
   Total interest-
    earning assets......   53,518   6,879     12.85     87,139  10,787      12.38    117,753  14,590      12.39
                          -------  ------    ------   -------- -------     ------   -------- -------     ------
Non-interest-earning
 assets.................   37,009                       52,181                        73,764
                          -------                     --------                      --------
   Total assets.........  $90,527                     $139,320                      $191,517
                          =======                     ========                      ========
LIABILITIES AND
 STOCKHOLDER'S EQUITY:
Interest-bearing
 liabilities:
 Borrowings from
  Imperial Bank.........   18,571   1,287      6.93     30,542   1,973       6.46     50,603   3,277       6.48
                          -------  ------    ------   -------- -------     ------   -------- -------     ------
   Total interest-
    bearing liabilities.   18,571   1,287      6.93     30,542   1,973       6.46     50,603   3,277       6.48
                          -------  ------    ------   -------- -------     ------   -------- -------     ------
Non-interest-bearing
 liabilities............   14,591                       30,728                        37,488
Stockholder's equity....   57,365                       78,050                       103,426
                          -------                     --------                      --------
   Total liabilities and
    stockholder's
    equity..............  $90,527                     $139,320                      $191,517
                          =======                     ========                      ========
Net interest rate
 spread.................           $5,592      5.92            $ 8,814       5.92            $11,313       5.91
                                   ======                      =======                       =======
Net interest margin.....                      10.45                         10.11                          9.61
Ratio of average
 interest-earning assets
 to average interest-
 bearing liabilities....                     288.18                        285.31                        232.70

                              SIX MONTHS ENDED             SIX MONTHS ENDED
                                JUNE 30, 1997                JUNE 30, 1998
                          ---------------------------  ---------------------------
                                   INTEREST   YIELD/            INTEREST   YIELD/
                          AVERAGE  INCOME/    AVERAGE  AVERAGE  INCOME/    AVERAGE
                          BALANCE  EXPENSE     COST    BALANCE  EXPENSE     COST
                          -------- --------   -------  -------- --------   -------
                             (IN THOUSANDS, EXCEPT PERCENTAGES AND RATIOS)
ASSETS:
Interest-earning assets:
 Loans held for
  investment............  $ 86,737  $5,954(1)  13.84%  $141,565  $8,577(1)  12.22%
 Loans held for sale....     6,823     365     10.79      7,558     401     10.71
 Securities available
  for sale..............     3,362      84      5.04      6,440     164      5.14
                          --------  ------    ------   --------  ------    ------
   Total interest-
    earning assets......    96,922   6,403     13.32    155,563   9,142     11.85
                          --------  ------    ------   --------  ------    ------
Non-interest-earning
 assets.................    64,411                       85,069
                          --------                     --------
   Total assets.........  $161,333                     $240,632
                          ========                     ========
LIABILITIES AND
 STOCKHOLDER'S EQUITY:
Interest-bearing
 liabilities:
 Time deposits..........       --      --        --       3,142      92      5.90
 Line of credit--CAB....       --      --        --       2,149     121     11.35
 Borrowings from
  Imperial Bank.........    24,121     769      6.38     80,788   2,618      6.52
                          --------  ------    ------   --------  ------    ------
   Total interest-
    bearing liabilities.    24,121     769      6.38     86,079   2,831      6.63
                          --------  ------    ------   --------  ------    ------
Non-interest-bearing
 liabilities............    38,720                       38,700
Stockholder's equity....    98,492                      115,853
                          --------                     --------
   Total liabilities and
    stockholder's
    equity..............  $161,333                     $240,632
                          ========                     ========
Net interest rate
 spread.................            $5,634      6.94             $6,311      5.22
                                    ======                       ======
Net interest margin.....                       11.72                         8.18
Ratio of average
 interest-earning assets
 to average interest-
 bearing liabilities....                      401.82                       180.72

--------

(1) Includes amortization of net loan fees amounting to $1.3 million, $1.6 million, $2.6 million, $0.5 million and $1.5 million for the years ended December 31, 1995, 1996, and 1997, and for the six months ended June 30, 1997 and 1998, respectively.
(2) Average balance includes nonaccrual loans.

RECENT ACCOUNTING PRONOUNCEMENTS

  For recent accounting pronouncements, please refer to Note 4 of the notes to the combined financial statements.

YEAR 2000

  To fulfill the Company's fiduciary responsibility and ensure compliance with regulatory requirements, the Company has established a year 2000 project team (the "Team"). The Team has conducted a comprehensive review of the Company's computer systems and has developed a plan to ensure that date-sensitive data continues to be processed correctly. The plan provides for the conversion efforts to be completed by the end of 1998. The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. The total cost of the project is estimated to be $100,000 and is being funded through operating cash flows. The Company is expensing all costs associated with these system changes as the costs are incurred.

                                   BUSINESS

  The following Business section contains forward-looking statements which involve risks and uncertainties. The following description, unless otherwise provided, assumes the completion of the Contribution. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Information Statement. See "Summary of Certain Information--Forward-Looking Statements."

GENERAL

  The Company is a diversified financial services company primarily engaged in three business segments: (i) motion picture and television production finance, through the Company's division, The Lewis Horwitz Organization ("LHO"), (ii) small business lending, primarily in conjunction with SBA sponsored programs, through the Company's subsidiary, Crown American Bank ("CAB"), a recently formed industrial loan company, and (iii) a wide range of trust and investment management services, through the Company's subsidiary, Imperial Trust Company ("ITC"), a California licensed trust company. In addition, the Company owned, as of June 30, 1998, approximately 23.0% of the common stock of Imperial Credit Industries, Inc. ("ICII"). The Company beneficially owns an additional
1.2 million shares (or 3.0% of the outstanding ICII common stock as of August 15, 1998) pursuant to the ICII Shareholders Agreement, which grants the Company the right to vote all of such shares and provides the Company with an option to purchase these shares. Accordingly, as of August 15, 1998, the Company beneficially owned approximately 26.0% of the outstanding common stock of ICII. See "--Imperial Credit Industries, Inc."

  For the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997, LHO originated $35 million, $49 million and $98 million in loans, respectively. During the six months ended June 30, 1998 and 1997, LHO, through the Bank, issued letters of credit totalling $2.4 million and $14.0 million, respectively. During the year ended December 31, 1997, LHO issued $19 million of letters of credit. For the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997, CAB originated $30 million, $28 million and $49 million in loans, respectively; and at June 30, 1998 and December 31, 1997, ITC had trust assets under administration of $9.5 billion and $8.7 billion, respectively.

  The Company's business strategy emphasizes (i) opportunistic expansion of businesses in niche segments of the financial services industry, (ii) hiring management experienced in a wide array of financial services businesses to operate and grow the Company's businesses, (iii) conservative and disciplined underwriting and credit risk management, (iv) sale in secondary markets of Company SBA loans where the Company expects to receive a premium over the principal amount of the loan and (v) maintaining business and financial flexibility to take advantage of changing market conditions with respect to specific financial services businesses.

LHO

  GENERAL

  The Company's LHO division, formed in 1980 by Lewis P. Horwitz, the division's President and Chief Executive Officer, was acquired by the Bank in 1989. The LHO division is a leading provider of senior, secured financing for independent motion picture and television production. As of June 30, 1998 and 1997, and December 31, 1997, the aggregate principal amount of the Company's LHO loans was approximately $108 million, $73 million, and $100 million, respectively. During the six months ended June 30, 1998 and 1997, the LHO division originated 18 loans and 28 loans, respectively, in an aggregate principal amount of approximately $35 million and $49 million, respectively. During the year ended December 31, 1997, the LHO division originated 59 loans in an aggregate principal amount of approximately $98 million. During the six months ended June 30, 1998 and 1997, the LHO division, through Imperial Bank, issued letters of credit totalling approximately $2.4 million and $14.0 million, respectively. During the year ended December 31, 1997, the LHO division issued $19 million of letters of credit. Total revenue for the LHO division for the six months ended

June 30, 1998 and 1997, and the year ended December 31, 1997 was $3.4 million, $2.5 million and $5.7 million, respectively, representing 16.8%, 12.8% and 11.1%, respectively, of the Company's total revenue for such periods. Net income for the LHO division for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $1.0 million, $0.2 million and $1.3 million, respectively, representing 19.9%, 4.4% and 8.5%, respectively, of the Company's net income for such periods.

  The Company seeks to provide loans (with a typical term of 12 to 18 months) and letters of credit for the production of motion pictures and television shows or series that have a predictable market worldwide, and therefore, a predictable level of payments arising from selling the production distribution rights. The LHO division is guided by Mr. Horwitz, a widely-recognized leader in film financing with nearly 30 years of experience. Each of LHO's lending officers has at least five years of entertainment financing experience, including LHO's Executive Vice President Arthur Stribley, who has over 25 years of experience. The Company believes that its experience has enabled it to have a competitive advantage due to its extensive worldwide contacts among sales agents, distributors and independent producers in an industry where name recognition and personal contacts are crucial to success. The Company also believes that this experience has allowed it to rapidly adapt to changing industry standards in order to maintain its competitive position. See "--Loan Types" below.

  The Company lends to "independent" producers of film and television, the majority of which are located in California. The Company considers "independent" producers to be those producers that do not have captive distribution outlets for their product and need outside financing. Large film and television studios generally maintain their own distribution outlets and finance their projects with internally generated financing.

  Several risks are inherent in the type of lending conducted by LHO, including the noncompletion of the production, poor box office appeal of the finished product, failure to perform on the part of the distributors and political and currency risks. The Company attempts to mitigate these risks in various ways. To hedge against the risk of film incompletion, the Company obtains completion bonds from established completion bonding companies for each loan and insists on direct recourse to the re-insurers, who are major insurance companies, in the event the completion bonding company defaults under its obligation. See "--Completion Bonds." In order to avoid incurring risk as a result of poor box office receipts, the Company bases its credit decisions on the credit-worthiness of the distributors who have signed pre-sold contracts. In the event existing pre-sales do not cover the amount of the loan (see "--Loan Types"), the Company considers the sales, the reputation of the cast, the director, the genre and the overall budget of the film in question. See "--Underwriting." LHO maintains credit and other information on most distributors in the major worldwide territories, and this information is supplemented by credit reports obtained through the American Film Marketing Association, an association of 120 Sales Agents (defined below) throughout the world that license film and television rights ("AFMA"). Should a distributor fail to perform its obligations, it would be prohibited from participating in future AFMA events, where most new releases are exhibited and sold. See "-- Underwriting." In the event of non-performance by the distributor, the borrower has the right to replace the distributor and make another sale in that territory. In addition, the initial distributor would forfeit its deposit (generally 20% of the contract price). The Company attempts to lessen political risk by only relying on distribution contracts from politically stable territories. See "--Loan Types." With regards to currency risk, all international contracts are made in U.S. dollars, and most of the distributors do not hedge this risk. As a result, if the local currency falls in value in relation to the dollar, the actual price of the film to the distributor at time of delivery is higher than such distributor had anticipated. This situation has occurred recently in South Korea and Thailand, where both currencies have undergone devaluations, and it could continue to be a threat throughout much of Asia. As a result, the Company has removed South Korea from its list of "primary" territories, and has discounted the value of contracts emanating from other Asian countries which the Company deems to have unstable currency. See "Risk Factors--Risks Particular to Company's Loan Portfolio."

  Distribution Revenue. The revenue received by independent producers from licensing distribution rights are critical to the financial success of a production and can include licensing rights relating to any form of distribution of the product, including film, television and video distribution. Producers engage a sales agent ("Sales Agent") to arrange for the distribution of their product throughout the world by various distributors.

The Sales Agent receives from the producer a commission for their services, customarily ranging from 5-25% of the revenues generated from distribution. Distributors generally are independent, privately-held entities and, in some territories (principally with respect to television production), may have affiliations with the local government. Under the contract entered into with producers, distributors agree to provide a producer with a minimum guarantee on the revenue anticipated to be generated by distributing the production. In many instances, distributors provide downpayments of 20% of this minimum guarantee to the producer at the time of execution of the contract entered into with respect to such distribution and the balance of the minimum guarantee is paid upon notice to the distributor that the production is available for delivery to the distributor. The Company's loans are secured by, among other assets, a first priority lien on the revenue received by the producers from the global distribution of the production by its distributors.

  Completion Bonds. It is customary in the entertainment industry for bonding companies to issue to the production lender a completion guaranty to ensure the completion and delivery of a television show or series or motion picture. A completion guaranty ensures that the film or television show or series will be completed and delivered based on a pre-approved script, with, in certain instances, specific actors, and by a certain date, and that the film will be suitable for worldwide distribution by industry technical standards. The completion bond does not guarantee the repayment of the Company's loan but rather it guarantees the delivery of the film, on time, on budget and pursuant to the production's distribution contracts. The bond is not effective until a lender, such as the Company, funds the entire loan. Bonding companies customarily employ experts in film and television production to audit the cost reports they receive and receive a fee based on the approved budget of the production. The bonding company closely monitors production and is entitled, under the terms of most bonding guaranties, to take corrective action where the film goes over budget or falls behind schedule, including replacing personnel and taking over production. The bonding guaranty provides that the lender of the production will receive notice of any such action. If the bonding company elects to abandon production, it will reimburse the lender for its outstanding loan. The Company has made only one claim against a bonding company in its history as a result of termination of production and the loan relating to such claim was repaid in full by the bonding company.

  STRATEGY

  The Company's growth strategy in the entertainment lending industry is based on the following key elements:

  Expansion of borrower base. The Company believes that significant expansion in the independent film industry within the United States and abroad will allow the Company to expand its borrower base. According to data gathered by AFMA, worldwide sales of independent film productions, other than in the United States, rose from approximately $375 million in 1984 to approximately $1.6 billion in 1996. The Company has developed significant contacts in California with independent producers and Sales Agents, and plans to continue its expansion within the state. The Company also intends to expand its presence in New York City, the second largest U.S. metropolitan area in terms of revenue for film and television production, and in Canada and England. The Company believes that the expertise and contacts it has developed in entertainment lending in California will be invaluable in soliciting clients in these other markets. In order to implement this strategy, the Company intends to open additional sales offices in these areas and, with respect to its expansion in England, seek strategic alliances with European lenders that have developed a local presence in the independent film and television production industry.

  Increase loans to television producers. Although the Company historically has provided the majority of its loans to motion picture producers, it intends to actively seek to expand its lending to additional television producers. The television production industry, previously predominantly located in the United States and other well-developed industrialized countries, has changed dramatically in recent years. Television recently has become more prevalent in several countries not previously exposed to it on a country-wide basis. In addition, the advent of digital programming and the rapidly expanding cable industry in the United States has resulted in a significant increase in the number of channels, which results in a significant increase in programming needs for these new channels. As a result, the Company anticipates that the demand for new television shows and series will increase, which will result in a corresponding need for television financing. The Company has participated in several recent television festivals, increased its efforts to locate top Sales Agents in television production and increased advertising in television trade publications.

  Entertainment fund. The Company intends to diversify its presence in entertainment finance by forming a limited partnership fund that will provide equity or debt financing of a type not historically provided by LHO. The Company believes this will increase its margins and add a new client base to grow LHO's business. These transactions may include:

  . ""Pay or Play" financings, where an actor is advanced monies for performance prior to the financing of the production, the borrowed funds are attributed to the production entity and the Company receives a fee or a portion of gross distribution proceeds of the production, or both;

  . Super GapSM transactions, which involve lending against the "gap" in unsold distribution rights at a level in excess of LHO's lending policies; and

  . library purchases, where rights to copyright and distribute a film in all territories are acquired.

  It is contemplated that the fund would initially raise $1 to $5 million on a private placement basis. If the fund is satisfied with its financial results after a period of time following this initial capital infusion, the fund intends to increase the fund's capital to $100 million. The Company anticipates that a subsidiary would manage the fund, receive a management fee therefor, and retain a carried equity interest of approximately 20% of the fund's profits.

  Strategic acquisitions. The Company intends to make selective acquisitions of businesses that would be complementary to LHO's business. The Company has no current agreement to effect such an acquisition and there can be no assurance that suitable acquisition candidates will be located or that the Company will be able to finance such acquisitions.

  LOAN TYPES

  The Company believes that its significant experience in the entertainment lending industry has enabled it to provide superior customer service through the creation of flexible lending products designed to meet the changing needs of the industry. The Company currently provides two different types of loans, traditional ("Traditional Loans") and gap ("Gap Loans"). With Traditional Loans, the Company requires that the anticipated revenue to be received under existing contracts from approved distributors in "primary" territories ("Pre-sold Primary Contracts") at the time of funding exceed the entire amount of the loan (net of withholding taxes), including loan fees, interest charges and legal costs. "Primary" territories include countries such as the United States, Canada, Germany, France and the United Kingdom. Distribution contracts from outside the Primary Territories ("Pre-sold Secondary Contracts" and, collectively, with Pre-sold Primary Contracts, "Pre-sold Contracts"), which generally represent between 15% and 20% of a production's total distribution revenues, are not considered by the Company in determining whether to provide the loan, but do serve as additional collateral underlying the loan.

  The primary distinction between Traditional Loans and GAP Loans is the amount of the Pre-sold Primary Contracts required by the Company to have been sold prior to the funding of the loan. Gap Loans have become a popular method of lending in today's competitive financing environment. With Gap Loans, the amount of revenue to be received from the Pre-sold Primary Contracts at the time of funding is less than 100% of the entire loan amount. The difference between the amount of Pre-sold Primary Contracts and the loan amount is the "gap" that future sales of distribution rights must fill in order for the loan to become fully collateralized. From a producer's perspective, Gap Loans have an advantage over Traditional Loans because a producer can arrange financing prior to licensing all of the production's distribution rights. This has allowed producers to determine the time to commence production with more precision and, if the production is perceived favorably after completion but prior to distribution, the producer may be able to generate higher distribution revenues. In connection with evaluating Gap Loans, the Company, after consulting with the applicable Sales Agent, determines what it believes to be the conservative value of the unsold distribution rights in Primary Territories, which generally must exceed the amount of the Gap Loans by 175-200%. As with Traditional Loans, Pre-sold Secondary Contracts relating to Gap Loans are not given any credit by the Company in determining whether to provide a loan, but are used to provide additional collateral.

  The average principal amount of loans made through LHO during the six months ended June 30, 1998 and the year ended December 31, 1997 was approximately $1.96 million and $1.66 million, respectively.

  In addition to the Company's traditional entertainment lending, the Company also enters into a joint lending agreement in certain instances with a large European bank. In a typical transaction of this type, the Company agrees to provide the loan to a borrower, but the European bank agrees to participate in 50% of the loan, and provides the full amount of the loan at funding. The Company agrees with this bank to buy back 50% of the loan at its maturity and arrange for the issuance of a letter of credit to the bank to support the Company's obligation. The lending bank remits a standby commitment fee to the Company, as well as a percentage of the loan origination fees, interest received on the loan and other fees relating to the Company's 50% interest in the loan.

  The Company also arranges in certain instances for the issuance of letters of credit to third-party lenders located outside the United States. Such letters of credit are secured by, among other assets, rights under the borrowers' Pre-sold Contracts and any unsold distribution rights. The Company receives letter of credit fees and other fees in these transactions. Prior to the Distribution, the Bank issued these letters of credit on behalf of LHO. After the Distribution, these letters of credit are expected to be issued under the Credit Facilities.

  The following sets forth by type of loan the number of loans made by, and letters of credits issued on behalf of, the Company, the aggregate principal amount of such loans at origination and the percentage of gap at origination for such loans, in LHO's portfolio during the years ended December 31, 1996 and December 31, 1997 and the six months ended June 30, 1997 and June 30, 1998.

                                                     AGGREGATE    PERCENTAGE OF
                                                     PRINCIPAL       GAP AT
                                           NUMBER      AMOUNT      ORIGINATION
                                          OF LOANS AT ORIGINATION     DATE
                                          -------- -------------- -------------
                                                 (DOLLARS IN THOUSANDS)
Traditional Loans
  Year ended December 31, 1996...........    18       $20,216          N/A
  Year ended December 31, 1997...........    23        24,830          N/A
  Six months ended June 30, 1997.........     9        12,225          N/A
  Six months ended June 30, 1998.........     4         9,635          N/A
Gap Loans
  Year ended December 31, 1996...........    21       $35,735         35.7%
  Year ended December 31, 1997...........    36        73,024         45.7
  Six months ended June 30, 1997.........    19        36,914         44.9
  Six months ended June 30, 1998.........    14        25,686         46.1
Letters of Credit for Traditional Loans
  Year ended December 31, 1996...........     4       $ 2,194          N/A
  Year ended December 31, 1997...........     1         1,254          N/A
  Six months ended June 30, 1997.........     1         1,254          N/A
  Six months ended June 30, 1998.........    --            --          N/A
Letters of Credit for Gap Loans
  Year ended December 31, 1996...........     9       $36,965         30.2%
  Year ended December 31, 1997...........     8        17,816         39.5
  Six months ended June 30, 1997.........     5        12,708         28.5
  Six months ended June 30, 1998.........     2         2,350         45.5

  The interest rate charged on most loans made through LHO are variable rates tied to published prime rates. The Company generally does not impose different interest rates for Traditional Loans and Gap Loans. See "--Fees" below. In certain instances at the request of a borrower, the interest rate is fixed. The average yield on outstanding loans originated through LHO for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 was 14.2%, 14.2% and 12.2%, respectively.

  FEES

  At the time of closing of a loan, the Company is paid a fee by the borrower based on the amount of the loan. For the year ended December 31, 1997, the average origination fee on Traditional Loans and Gap Loans was 2.2% and 4.7%, respectively, of the aggregate principal amount of such loans. For the six months ended June 30, 1998, the average origination fee on Traditional Loans and Gap Loans was 1.1% and 4.4%, respectively, of the aggregate principal amount of such loans. In certain transactions where extraordinary effort or special creative expertise is required, additional fees are collected from the borrower based on all revenues generated by the particular film or television series. For accounting purposes, fees, net of direct origination costs, are deferred and the resulting revenue is recorded over the life of the loan. Where a transaction includes the issuance of a letter of credit, the borrower is charged an additional fee.

  UNDERWRITING

  The Company's Traditional Loans are based on Pre-sold Primary Contracts from approved distributors in Primary Territories. Primary Territories are principally North American and European industrialized countries, where distributors in such countries have historically complied with the terms of the Pre-sold Primary Contracts. The Company generally lends against 100% of the value of the Pre-sold Primary Contracts and none of the value from Pre-sold Secondary Contracts. Each distributor is also rated on a primary and secondary basis based upon the same criteria used for determining territory status. With respect to Gap Loans, the Company also evaluates the ability of the Sales Agent to sell the borrower's production to distributors.

  The Company's five loan officers, with an aggregate of approximately 65 years of experience in entertainment lending, utilize a variety of criteria to determine whether to make a loan to a potential borrower. The Company does not consider the anticipated success of the production or, for the reasons described below, the creditworthiness of the borrower. Its officers primarily evaluate the risks relating to the ability of the Sales Agent to sell the borrower's product to distributors and the ability of distributors to pay the minimum guarantees relating to distribution rights. The success of the Sales Agents' marketing efforts will ultimately determine the value of the distribution rights through arranging for the execution of the Pre-sold Primary Contracts and the Pre-sold Secondary Contracts. Accordingly, the Sales Agents have a significant influence on the amount of revenue generated from licensing the production and it is this cash flow stream that the Company primarily focuses on when making its lending decision. Sales Agents are particularly important for Gap Loans because Sales Agents work in conjunction with the Company to determine the value of unsold distribution rights. Sales Agents provide the Company with the Pre-sold Primary Contracts prior to execution of loan documentation. The Company's officers examine these contracts in order to ensure that the contract will be sufficient to grant to the Company a first priority security interest with respect to the borrower's rights thereunder, review the payment history to the Company of distributors identified, review the Credit Watch publication of AFMA and its own databases to confirm creditworthiness of the distributor and discuss the selection of the distributors with other Sales Agents. In order to encourage Sales Agents to continue to provide marketing efforts until completion of distribution and to protect the value of the Company's collateral, the Company's loan documentation typically prohibits the payment of any commissions or reimbursements of expenses to the Sales Agents until the Company's loan is repaid in full.

  The Company requires each borrower to produce certain information in determining whether to make a loan. The borrower is typically required to provide the Company, among other things, with (i) a budget identifying all known expenses and costs necessary for production, including salaries of production executives and actors and the cost of the completion bond (which ensures completion of production and licensing rights), (ii) the name of the bonding company, (iii) a drawdown schedule, which describes the production's monetary needs on a weekly basis from pre-production through principal photography, post-production and delivery of the completed product,
(iv) the name of the Sales Agent, (v) copies of all existing domestic and international Pre-sold Primary Contracts and Pre-sold Secondary Contracts,
(vi) with respect to Gap Loans, the Sales Agent's estimates for all unsold rights and the names of the actors, directors and genre of the production in order to help determine the salability of the production and (vii) the organizational documents of the borrower. The Company typically requires that a borrower be a newly formed corporation established for the sole purpose of producing and distributing a single production in order to limit the potential existing liabilities of such entity and mitigate the circumstances under which the borrower's assets could be combined with an affiliate's assets in the event of a bankruptcy of such other entity. Prior to funding of any loan, the Company requires that a completion guaranty be issued in its favor by the bonding company. See "--General--Completion Bonds."

  The Company does not obtain financial information of the borrower because, as described above, the borrower is a special purpose entity created for production of a particular project. In addition, except with respect to certain U.S. distributors and publicly traded distributors, consistent with customary industry practice, no financial information is obtained with respect to the distributors. The Company attempts to minimize the risk relating to the financial stability of the distributor by providing in its loan documentation that rights to distribute a production are not granted in favor of a distributor until the rights are fully paid for. Accordingly, if a distributor fails to pay to LHO on behalf of the borrower the minimum guarantee of the distribution revenue, any down-payment made by the distributor may be retained by the Company as a loan repayment and the production may be licensed to another distributor approved by the Company in the same territory. In addition, if the distributor defaults on payment and the Company obtains an arbitration ruling to that effect, the distributor will not be allowed to participate in the American Film Market for two years, one of the largest sales markets for motion pictures in the world.

  The Company generally approves loans within 75 days from initial contact with the borrower. All potential loans in excess of $250,000 are submitted to the Loan Administration Committee of the Company for final approval. Loans are initially funded after the loan is approved in approximately one month following completion of loan documentation. Thereafter, loans are funded pursuant to agreed-upon schedules.

  COLLATERAL

  As security for the loan, the borrower grants the Company, among other rights, a first priority security interest in and to the copyright and distribution rights to the film or television production, all rights and property pertaining thereto, all trademarks and trade names, all accounts relating to the production, all cash and cash equivalents derived from or relating to the production and all general intangibles, including all rights under the account receivables on global distributions rights to Primary Territories and Secondary Territories, whether under Pre-sold Contracts or unsold distribution rights. If the Company determines that such collateral is insufficient, the Company may also require additional collateral such as certificates of deposit or require that a letter of credit be issued in its favor. The Company also requires third-party guarantees in limited instances. In certain jurisdictions, in lieu of a loan, the Company arranges for the issuance of a letter of credit in favor of a third-party lender. This letter of credit is similarly secured by, among other assets, Pre-sold Contracts.

  Security interests are perfected by, among other actions, (i) recording with the U.S. Copyright Office and any applicable international jurisdiction mortgages of Copyright and Security Agreements with respect to the underlying literary, musical and dramatic material upon which the production is based and, upon completion of production, the production itself, (ii) filing financing statements in the appropriate jurisdiction, (iii) obtaining notices of assignment and acceptance from account debtors and licensees of the production, including distributors, and (iv) taking possession of certain collateral, such as letters of credit or money.

  All loans are made pursuant to written loan and security agreements. The typical loan and security agreement includes covenants with respect to (i) the establishment of certain reserves for payments to be made to the borrower or third parties, such as the completion bonding company, (ii) restrictions on the use of loan proceeds, (iii) the grant of first priority security interest in and to the assets described above, (iv) the grant to the Company of the right to take over the production of the film or television production and renegotiate distribution agreements upon the occurrence of an event of default, (v) obtaining by a specified date subsequent distribution agreements with acceptable distributors, (vi) restrictions on asset sales, (vii) maintaining proper books and records and (viii) providing the Company with notice of litigation or claims against the borrower.

  If the borrower has debt from other third-party lenders, the Company enters into an intercreditor agreement with such lender which sets forth the relative priority of the lenders to the borrower's assets under certain circumstances and the priority of loan repayment.

  Pursuant to the collective bargaining agreements of the Screen Actors Guild and Directors Guild of America, security interests in the film and its proceeds are customarily granted in the guild's favor to secure the employer's obligations thereunder, including the obligation to make residual payments based on film revenues derived from the designated media. The guilds typically agree to subordinate their liens to the security interests granted to the Company. In addition, if the borrower has pre-existing obligations to third-party creditors which are secured by the assets of the borrower that are being pledged to the Company, the Company obtains a subordination agreement pursuant to which the third-party creditor agrees to subordinate its rights and security interests in the shared collateral to the Company's rights and to not take any action that would interfere with the rights of the Company.

  LOAN SERVICING AND MONITORING

  The Company's lending officers generally review every advance requested on a weekly basis to ensure that the Company is not advancing ahead of the agreed-upon cash flow schedule. The bonding company generally reviews and approves every advance as well. The applicable lending officer also periodically speaks with the producer, bonding company and Sales Agent regarding the progress of the film. The Company's loan documents provide that the Company is not obligated to fund if agreed upon progress on the production has not been achieved by the borrower.

  The Company's officers perform extensive follow-up on every Gap Loan to ensure that the gap is filled (i.e., distribution contracts are generated by the Sales Agent) prior to delivery of the film or television production. Generally, a lending officer will speak to the Sales Agent at least monthly regarding the agent's progress on covering the gap. The loan documentation grants the Company the right to impose certain penalties on the borrower and exercise certain other rights, including replacing the Sales Agent, if sales are not consummated within the appropriate time.

  Loans are repaid principally from revenue received from distribution contracts. In many instances, the distribution contracts provide for multiple payments payable at certain milestones (such as execution of contract, commencement of principal photography or completion of principal photography). The maturity date of the loan generally is three to four months after production in order to permit all payments from distributors to be received within the maturity of the loan. Delivery of the completed production is made to the various distributors that provide minimum guarantees within a short period of time after completion of the production but only after the minimum guarantees have been paid in full.

  MARKETING

  In addition to Mr. Horwitz, five other lending officers of the Company seek new business opportunities. The Company primarily markets its services by soliciting Sales Agents and responding to inquiries from Sales Agents and producers. A significant source of business has been generated from attending film festivals, including three major festivals--the Cannes Film Festival, the Milan Film Festival and the American Film Market, a sales conference sponsored by the AFMA. Representatives of the Company have attended these festivals for the last 16 years. The Company also obtains business from referrals from accountants, lawyers and other professionals in the entertainment industry, advertisement in trade publications and calls to producers and Sales Agents.

  COMPETITION

  The Company faces significant competition in the business of originating entertainment production loans. A significant competitor of the Company's LHO division is the Bank's Entertainment Industries Group. No agreement between the Bank and the Company will exist that restricts the activities of the Bank's Entertainment Industries Group and the Company following the Distribution. In addition, the Bank and the Company will not be prohibited from using confidential information of the other party for its own internal purposes that may have been obtained prior to the Distribution. Several international banks, including Paribas, Films Limited and Coutts Bank, also compete against the Company. Many of these competitors are substantially larger and have considerably greater financial resources than the Company. Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates.

  DELINQUENCY AND LOSS

  Loans made through LHO typically provide for periodic repayment at specified intervals throughout the life of a loan. A principal source of repayment is the amounts received under the Pre-sold Contracts, and, as a result, the Company periodically monitors the status of each Pre-sold Contract prior to the maturity of the loan.

  The Company maintains a standard procedure for the collection of the amounts under Pre-sold Contracts. Each lending officer is required to keep a separate file with the standard credit file containing information regarding each Pre-sold Contract, correspondence thereto and any other information necessary for follow-up on the contract's status. Two employees assigned to assist the lending officer use this information to send notices and make telephone calls to obtain payment. If a payment from a particular Pre-sold Contract is late, a lending officer contacts the distributor. If the Company remains in dispute with the distributor, it is subrogated to the rights of the borrower to receive distribution payments and can arbitrate the dispute. If the Company receives a favorable judgment, as mentioned above in "--Underwriting," the distributor would not be permitted to participate at the American Film Market for a period of two years. If necessary for collection, an action to enforce an arbitrator's judgment is to be brought in the country in which the distributor resides.

  The following table sets forth information relating to delinquency levels, charge-off experience and loan loss allowances of LHO with respect to its loan portfolio for the periods indicated below:

                                    AS OF AND FOR THE YEAR
                                             ENDED             AS OF AND FOR THE
                                         DECEMBER 31,             SIX MONTHS
                                    -------------------------    ENDED JUNE 30,
                                     1995     1996     1997          1998
                                    -------  -------  -------  -----------------
                                             (DOLLARS IN THOUSANDS)
   30-59 days past due............  $    --  $   538  $   747      $    617
   60-89 days past due............       10       --       --         1,400
   90 or more days past due.......      488    1,193       --            --
   Gross loans outstanding at pe-
    riod end......................   48,461   45,608   99,654       108,140
   Average loans outstanding for
    the period....................   24,469   47,716   69,594       105,675
   Loans charged-off (recoveries),
    net...........................      201      424      334           (26)
   Allowance for loan losses......      727    1,163    2,656         3,098
   Ratio of loans charged-off
    (recoveries), net, to average
    loans outstanding.............     0.82%    0.89%    0.48%        (0.02%)
   Ratio of allowance for loan
    losses to gross loans
    outstanding at period end.....     1.50%    2.55%    2.67%         2.86%

  The amount of delinquent loans as of June 30, 1998 increased to $2.0 million from $0.7 million as of December 31, 1997. This increase was primarily attributable to four loans becoming past due as of June 30, 1998. Of these four loans, the past due amounts for two loans became current in July 1998 and the remaining loans were placed on nonaccrual in June 1998.

  Until 1995, the Company made no Gap Loans. During the year ended December 31, 1997 and the six months ended June 30, 1998, approximately 75% and 73%, respectively, of loans made by the Company were Gap Loans. As a result of this continuing change in the type of loan primarily made by the LHO division of the Company, the above historical information may not be indicative of future loan loss experience. See "Risk Factors--LHO Lending."

CAB

  GENERAL

  The Company is a provider of secured small business loans, the majority of which are guaranteed in part by the Small Business Administration (the "SBA"). The Company offers small business loans to a wide variety of businesses located in California, Nevada and Arizona, including hotels, residential care facilities, beauty salons and restaurants. The Company's small business lending activities are conducted through CAB, a recently formed industrial loan company. As of June 30, 1998 and December 31, 1997, the aggregate outstanding principal amount of the Company's small business loans was approximately $42 million and $40 million, respectively. The aggregate principal amount of loans originated for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was approximately $30 million, $28 million and $49 million, respectively. CAB's lending activities were previously conducted through the Small Business Lending Division of the Bank, which division began operating in 1993. See "--The SBA Guaranteed Loan Program" below.

  Total revenue for CAB for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $4.0 million, $2.9 million and $6.1 million, respectively, representing 19.6%, 15.3% and 11.8%, respectively, of the Company's total revenue for such periods. Net income for CAB for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $0.2 million, $0.2 million and $0.8 million, respectively, representing 3.7%, 5.5% and 5.0%, respectively, of the Company's net income for such periods.

  Of loans originated by the Company during the six months ended June 30, 1998, $20.4 million in aggregate principal amount (69%) consisted of loans guaranteed by the SBA that have been or will be sold in the secondary market, and $9.2 million in aggregate principal amount (31%) consisted of the unguaranteed portion of loans maintained by CAB for its own account. Of these unguaranteed portions, $2.4 million are "companion loans." "Companion loans" are loans made by CAB in conjunction with SBA loans. The companion loans are secured by a first lien on the borrower's assets while the SBA-guaranteed portion of the loan is secured by a second lien on the borrower's assets. As of June 30, 1998, a substantial majority of the Company's SBA and companion loans are secured by a first or second mortgage on the real property relating to such loans. Similar to SBA loans, there is an active market for companion loans and, from time to time, the Company sells its companion loans for a premium in those markets. For the six months ended June 30, 1998, the principal amount of loans originated by CAB ranged from $60,000 to $1,250,000, the average principal amount was approximately $430,000, and the maturities ranged from 6 months to 25 years. The interest rates of these loans are typically adjustable at some fixed percentage over the prime rate. The annualized weighted average yield for CAB's loans for the six months ended June 30, 1998 was 12.44%. The increase in the annualized weighted average yield for the six months ended June 30, 1998, as compared to 11.79% for the year ended December 31, 1997 was mainly due to the collection and income recognition of approximately $170,000 of past due interest on nonaccrual loans and the receipt of a $47,000 prepayment penalty during the six months ended June 30, 1998.

  Of loans originated by the Company during the year ended December 31, 1997, $29.7 million in aggregate principal amount (61%) consisted of the loans guaranteed by the SBA that have been sold in the secondary market, and $19.4 million in aggregate principal amount (39%) consisted of the unguaranteed portion of loans maintained by CAB for its own account. Of these unguaranteed portions of loans, $10.8 million are companion loans. For the year ended December 31, 1997, the principal amount of loans originated by CAB ranged from $30,000 to $1,460,000, the average principal amount was approximately $425,000, and the maturities ranged from seven years to 25 years. The weighted average yield of CAB's loans for the year ended December 31, 1997 was 11.79%.

  STRATEGY

  The principal element in the Company's small business lending strategy is to increase the amount of loan originations by continuing to market itself as a leading provider of SBA loans on an expedited basis. The Company also plans to expand its SBA lending business outside of the three states in which it currently operates to additional states with growing economies by establishing additional lending offices in these new states. The Company seeks to notify small business borrowers of its lending decision within two days of receipt of a completed loan application. The Company believes that, in a highly competitive small business lending industry, its efficient and expedited approval process will distinguish the Company from some of its competitors and has attracted referrals from mortgage brokers and others that participate in this industry. Despite its expedited review process, the Company maintains strict underwriting guidelines designed to ensure that potential borrowers are eligible under SBA guidelines and meet the Company's credit approval guidelines. See "--Underwriting."

  The Company also believes that significant cross-marketing opportunities exist with clients of ITC and intends to build a private banking business with these clients. The Company intends to offer investment products and expand its non-SBA lending business by offering loans and equity lines to clients of ITC (typically high net worth individuals) secured by the equity in their residences or secured by certain securities held in custody by ITC.

  COMPETITION

  The small business lending business is highly competitive and CAB competes with a variety of banks and non-bank lending institutions, many of which are larger than the Company and have greater financial and other resources, and many of which also participate in SBA-sponsored programs. These other banks and non-bank lending institutions maintain larger marketing and sales staff and use a wide variety of marketing strategies, some of which may be too expensive for the Company to conduct. These banks and non-bank lending institutions also compete by offering lower interest rates than CAB and by offering additional credit facilities to small business borrowers, which tactics the Company may not be able to use. CAB will also face significant competition in its private banking business, which may impede its ability to profitably engage in such activities.

  LOAN INFORMATION

  The following table sets forth certain information relating to small business and companion loans originated by the Company during the years ended December 31, 1996 and December 31, 1997 and the six months ended June 30, 1997 and June 30, 1998:

                                                                         AVERAGE
                                                               AGGREGATE AMOUNT
                                                       NUMBER  PRINCIPAL   PER
                                                      OF LOANS  AMOUNT    LOAN
                                                      -------- --------- -------
                                                         (IN THOUSANDS EXCEPT
                                                         FOR NUMBER OF LOANS)
   SBA Loans:
    "7A" Loans (1)
     Year ended December 31, 1996....................   110     $30,280   $275
     Year ended December 31, 1997....................    97      36,696    378
     Six months ended June 30, 1997..................    53      20,608    389
     Six months ended June 30, 1998..................    66      27,258    413
    "504" Loans (1)
     Year ended December 31, 1996....................     1     $   700   $700
     Year ended December 31, 1997....................     3       1,588    529
     Six months ended June 30, 1997..................    --         --     --
     Six months ended June 30, 1998..................    --         --     --
   Companion Loans
     Year ended December 31, 1996....................    10     $ 7,812   $781
     Year ended December 31, 1997....................    16      10,808    676
     Six months ended June 30, 1997..................     9       7,223    803
     Six months ended June 30, 1998..................     3       2,384    795

--------
(1) See "--The SBA Guaranteed Loan Program" below for a description of "7A" and "504" Loans.

  SALES IN THE SECONDARY MARKET

  CAB sells the guaranteed portion of all of its SBA loans to financial institutions or broker-dealers for their investment or resale. CAB generally retains the unguaranteed portion of the SBA loans, including its companion loans. SBA guidelines also require that the Company maintain at least 10% in aggregate principal amount of SBA loans, although, with SBA approval, the Company may be permitted to maintain 5% of the aggregate principal amount of SBA Loans. During 1996, 1997 and 1998, of the SBA loans sold, the Company sold 100% of the guaranteed portion of such loans. Investors in the guaranteed and unguaranteed portions of SBA loans and CAB (with respect to the unguaranteed portion retained) share ratably in all principal collected from the borrowers with respect to the loans. In order to facilitate the sale of the guaranteed portions of the SBA loans, the SBA has contracted with Colson Services Corp. to serve as the exclusive Fiscal and Transfer Agent (the "FTA") for the guaranteed portion of SBA Loans sold in the secondary market. The guaranteed portions of SBA loans are converted by the FTA to registered government-guaranteed certificates and the certificates are sold by CAB to investors to yield a variable rate that adjusts relative to the prime rate. CAB collects payments from borrowers and remits to the FTA amounts due to investors. The FTA then remits such amounts to the investors and administers the transfer of SBA-guaranteed interests of SBA Loans from one investor to another.

  CAB is generally able to sell the SBA-guaranteed portions of its loans at a premium due to the term of the underlying loan and the normally superior rate of return as compared to other investment paper backed by the full faith and credit of the United States Government. The amount of the premium obtained by CAB is based upon the interest rate and term of the loan, and the service fee to be received by CAB from the purchaser. Because CAB typically charges different interest rates based on competitive market forces and the quality of the borrower and, historically, has received a 1% servicing fee, the amount of the premium obtained by CAB can vary significantly. The secondary market for the SBA-guaranteed portion of loans is active and provides an immediate source of funding for CAB's loan origination activities. Normally, within 30 days of closing and fully funding a loan, CAB solicits bids from several investors who create and maintain the secondary market. There are numerous investors in this market and CAB's ability to sell in the secondary market is not dependent on any one or several of such investors. The SBA-guaranteed portions of CAB's loans are generally sold within 30 days following the closing of a loan. For the six months ended June 30, 1998 and the year ended December 31, 1997, CAB has obtained an average premium of approximately 9% upon the sale of the SBA-guaranteed portion of their loans. CAB is required under the SBA guidelines to pay to the SBA one-half of any premium in excess of 10% upon the sale of the SBA-guaranteed portion of the loans. The premium received in connection with the sale of loans is deemed completely earned once the borrower has made its first three monthly payments. Subsequent default and/or liquidation of the loan would not require CAB to return to the purchaser any premium paid. The premium paid on loans that default or prepay prior to the third monthly payment must be repaid to the purchaser of the loan and cannot be recouped from the liquidation proceeds of the defaulted loan.

  After CAB sells the SBA-guaranteed portion of the loan in the secondary market, CAB generally services the SBA-guaranteed portion of the loan for an annual fee. Although the fee is subject to negotiation, the typical fee received by CAB for servicing these loans is equal to 1% of the principal amount of the SBA-guaranteed portion of the loan. CAB is required to pay to the SBA, until such time as it sells a loan, a portion of the servicing fee it receives equal to 50 basis points of the guaranteed portion of the loan.

  FUNDING

  The primary source of funding for CAB's lending operations and any other investments is expected to be CAB investment certificates, which are insured by the FDIC to the extent permitted by law, and are hereinafter referred to as "deposits." CAB intends to obtain the majority of its deposits in the form of term investment certificates (functionally equivalent to certificates of deposit) that pay fixed rates of interest for periods ranging from three months to five years. CAB intends to emphasize certificates with terms of three months to one year as part of its asset liability management efforts. The rates a depository institution must pay for the acquisition of deposit accounts generally are affected by prevailing interest rates and economic conditions, and by competitive forces applicable to banks and other depository institutions as well as nondepository financial institutions such as stock brokerage firms. Deposit accounts reprice on a frequent basis; however, certificates of deposit, because they are issued for a fixed term, reprice less frequently than many other deposit accounts. Nevertheless, the certificates of deposit and other deposit accounts issued by the Company through CAB may be more interest-rate sensitive than the Company's assets. Because of the high level of competition between banks and other depository institutions for deposit accounts, including certificates of deposit, these funding sources are considered volatile funding sources. When interest-bearing liabilities such as deposit accounts reprice more quickly than interest-earning assets, a significant increase in market rates of interest could result in a corresponding decline in the Company's net interest income. CAB will also offer variable rate savings accounts. CAB's strategy with all deposit accounts will be to offer rates above those customarily offered by competing banks and savings and loans. CAB expects to initially build its deposit base by participating in deposit rate surveys which list the higher rate paying insured institutions, periodically advertising in various local market newspapers and other media, and selectively using a limited network of deposit brokers. In addition to these strategies, CAB expects to maintain and expand its deposits by relying on renewals of term accounts by existing depositors as it builds its deposit base. CAB intends to open few branches and will not provide demand checking accounts, ATM service, safe deposit boxes, money orders, trust services and various other retail banking services. CAB believes that the higher cost associated with increased interest rates on its products will be offset by the reduced staffing and overhead costs resulting from maintaining fewer branches and offering fewer products and services than the majority of competing depository institutions. CAB believes that implementation of this deposit-gathering strategy will produce a stable and reliable funding source, and that the costs of funds resulting from CAB's deposit-gathering strategy will be comparable to those of other industrial loan companies pursuing a similar strategy. CAB expects, however, to compete for deposits primarily on the basis of rates and, accordingly, CAB could experience difficulties in attracting deposits if it could not continue to offer deposit rates at levels above those of competing banks and savings institutions.

  CAB also expects to use advances from the Federal Home Loan Bank of San Francisco ("FHLB") and other lines of credit as funding sources. CAB is a member of the FHLB System and is approved to borrow from the FHLB pursuant to a secured line of credit subject to FHLB regulations.

  UNDERWRITING

  The lending process typically includes five stages: (i) CAB analyzes and approves or denies a loan application, (ii) if the loan is to be made under the SBA's Certified Lender program, the loan application is forwarded by CAB to the SBA, (iii) the loan is closed, (iv) with respect to SBA loans, the SBA-guaranteed portion of the loan is sold in the secondary market by CAB while the unguaranteed portion of the loan generally is retained by CAB and (v) CAB services the loan for its stated duration unless the loan is paid in full or foreclosed at an earlier date.

  CAB's business is generally developed through the individual marketing efforts of its personnel and referrals from mortgage brokers and real estate agents. Generally, the loan application process begins with an initial telephone call or meeting between the potential borrower and a CAB officer. The potential borrower is preliminarily screened for eligibility and creditworthiness. If the loan officer determines that the potential borrower possesses certain minimum criteria, a detailed application is submitted by the applicant and reviewed on an expedited basis by CAB. In most instances, the applicant is informed of the lending decision within two days of receipt of the application. The Company believes that this expedited review process provides it with a competitive advantage over other SBA lenders. After acceptance of the application, a loan officer is assigned to perform an underwriting analysis of the loan and a field visit is arranged. Depending on the size of the loan, it may then be reviewed by a second loan officer for approval. If approved, a commitment letter is issued to the applicant. If the loan is made under the SBA's Preferred Lender program, CAB does not need to seek SBA approval. If the loan is made under the SBA's Certified Lender program, the potential loan is forwarded to the SBA for its approval. A loan guaranty authorization and certain closing documents, including the form of note and SBA guaranty, are forwarded to the SBA by CAB for their review prior to funding.

  After the SBA has issued its loan guaranty authorization, relevant loan materials are prepared and the closing is scheduled. Loan documents include all appropriate security instruments, including deeds of trusts, and contain affirmative covenants that require submission to CAB of periodic financial information of the borrower and negative covenants that impose limitations on certain activities of the borrower (i.e., asset sales, debt incurrence, dividends).

  SERVICING

  CAB services all of the SBA loans it originates. Servicing includes collecting payments from borrowers, conducting site visits, tracking insurance, financial statements and other required documents and remitting payments to investors including, with respect to the guaranteed interests, to the FTA (after deducting applicable servicing fees), accounting for principal and interest, contacting delinquent borrowers and supervising loan liquidations. CAB's loan operation center in Inglewood, California processes all loan collections. CAB's quality control staff members review loan files to confirm that the loans are originated and maintained in accordance with its requirements and applicable SBA regulations.

  Prior to an SBA-guaranteed loan becoming more than 120 days past due, CAB typically will repurchase such loan. Otherwise, the FTA, on behalf of the purchasers of the SBA-guaranteed portion of the loan, serves notice on the SBA to purchase from the holders the SBA-guaranteed portion of such loan. Thereafter, the SBA may elect to service the loan for its own account or, more typically, will elect to continue to retain CAB to service the loan, usually at a service fee less than that received by CAB from the purchaser in the secondary market. If CAB repurchases the loan, it will continue servicing the loan and will develop a plan of collection that will be sent to the SBA. Upon receiving the approval of the SBA, CAB will continue to work out the loan through the final collection process.

  The following table sets forth certain information relating to SBA loans serviced by CAB:

                                              AS OF DECEMBER 31,
                                           ------------------------ AT JUNE 30,
                                            1995    1996     1997      1998
                                           ------- ------- -------- -----------
                                                  (DOLLARS IN THOUSANDS)
   Number of loans serviced...............     198     293      384       405
   Total principal amount of Company's
    loan portfolio........................ $22,563 $28,084 $ 39,718  $ 29,779
   Total principal amount of loans sold... $36,005 $57,362 $ 81,109  $ 16,006
   Total principal amount of loans serv-
    iced.................................. $58,568 $85,446 $120,964  $122,604

  DELINQUENCY, LOSS AND PREPAYMENTS

  If payment is not received within ten days of the due date, the Company sends a delinquency notice. Servicing personnel begin contacting delinquent borrowers approximately 30 days after the due date, depending on the size, age and past history of the loan. Loans that are chronically delinquent receive additional attention, either with multiple telephone calls or in-person communication. When the loan becomes approximately 60 days past due, the Company sends a demand notice requiring payment in full within ten days of the date of such notice. When the loan becomes 90 days past due or prior to that time if loan officers so determine, the loan file is transferred to a loan collection/workout specialist. This specialist reviews the Company's collateral and updates appraisals, credit reports and property profiles to determine, among other things, if there are lenders junior to the Company and to prepare a workout strategy. If possible, this specialist will work out a payment program with the borrower and/or restructure the loan. The workout plan is reviewed by the SBA prior to proceeding. Prior to the loan becoming 120 days past due, CAB purchases the guaranteed portion back from the investor. The Company commences foreclosure proceedings as a last resort. In these proceedings, collateral is repossessed and sold, and a claim is made to the SBA for any shortfall.

  The SBA will pay the guaranteed portion of the principal balance, together with accrued interest covering a period generally not to exceed 120 days. The liquidation of a defaulted loan is governed by an agreement among the SBA, CAB and the borrower. The proceeds of any liquidation of collateral securing the loan or other collections made on the loan are shared by the SBA and CAB in accordance with their respective interest in the loan. With the approval of the SBA, CAB normally proceeds to liquidate the loan, and the SBA and CAB bear the costs of collection efforts in accordance with their respective interests in the loan.

  The following table sets forth information relating to delinquency levels, charge-off experience and loan loss allowance of CAB with respect to its loans held for investment for the periods indicated (1):

                                    AS OF AND FOR THE YEARS      AS OF AND FOR
                                      ENDED DECEMBER 31,        THE SIX MONTHS
                                    --------------------------  ENDED JUNE 30,
                                     1995      1996     1997         1998
                                    -------   -------  -------  ---------------
                                    (DOLLARS IN THOUSANDS)
   30-59 days past due............. $ 1,731   $ 1,369  $   413      $  933
   60-89 days past due.............     336       350      168          73
   90-119 days past due (2)........     223        --      151         621
   120 days or more past due (2)...      --       914    3,571       2,585
   Gross loans held for investment
    at year end....................  19,915    22,553   35,955      33,829
   Average loans held for invest-
    ment...........................  13,649    21,632   31,018      32,906
   Allowance for loan losses.......     420       716    1,075       1,012
   Loans charged-off (recoveries),
    net............................      (1)       52       57         343
   Ratio of net charge-offs to
    average loans held for
    investment.....................   (0.01)%    0.24%    0.18%       1.04%
   Ratio of allowance for loan
    losses to gross loans held for
    investment at period end ......    2.11 %    3.17%    2.99%       2.99%

--------
(1) Because the Company's small business lending segment commenced operations within the Bank in 1993, many of the loans in the Company's small business loan portfolio have not been outstanding for a sufficient period of time to determine whether there are material adverse credit, delinquency, loss, prepayment or other issues associated with these loans. See "Risk Factors--CAB Lending."

(2) The Company discontinues accruing interest on loans, other than SBA guaranteed loans, whenever the payment of interest or principal thereof is 90 days past due or earlier if such interest is deemed uncollectible. The Company discontinues accruing interest on SBA guaranteed loans whenever the payment of interest or principal thereof is 120 days past due or earlier if such interest is deemed uncollectible.

  Loans that were 30-59 days past due increased to $0.9 million at June 30, 1998 from $0.4 million at December 31, 1997. The increase was primarily attributable to five SBA loans becoming past due at June 30, 1998.

  Loans that were 90-119 days past due increased to $0.6 million at June 30, 1998 from $0.2 million at December 31, 1997. The increase was primarily due to one companion loan becoming past due during the six months ended June 30, 1998.

  Loans that were 120 days or more past due decreased to $2.6 million at June 30, 1998 from $3.6 million at December 31, 1997. The decrease was primarily due to two loans made to the same borrower totaling approximately $2 million that became current and were placed on accrual status during the six months ended June 30, 1998. The borrower sold its business to a buyer who has assumed the borrower's indebtedness to the Company and has paid all past due interest on both loans.

  Due to a variety of circumstances relating to the borrower's business or personal matters, certain loans made by CAB are repaid, in part or in their entirety, on an accelerated basis. These prepayments generally arise from refinancing at lower interest rates, excess cash generated by the borrower's operations, cash from the proceeds of the sale of the borrower's business or personal real estate or the liquidation of other business assets. During the six months ended June 30, 1998 and the year ended December 31, 1997, CAB collected approximately $5.3 million and $7.3 million respectively, in partial or complete loan prepayments, which approximates the normal rate of historical prepayments that CAB has experienced in recent years.

  THE SBA GUARANTEED LOAN PROGRAM

  The SBA, headquartered in Washington, D.C. and operating through 10 regions throughout the United States, offers financial assistance to eligible small businesses in the form of partial government guarantees on loans made to such businesses by qualified participating lenders such as CAB under the SBA's guaranteed loan program. In order to be eligible for an SBA loan, a business generally must be operated for profit and, depending on the industry of the potential borrower, must maintain specified limitations on numbers of employees or annual revenues.

  The SBA administers three levels of lender participation in its general business loan program, pursuant to Section 7(a) of the Small Business Act of 1953, as amended, and the rules and regulations promulgated thereunder. Under the first level of "Section 7(a)" lender participation, commonly known as the Guaranteed Participant Program, the lender gathers and processes data from applicants and forwards it, along with its request for the SBA's guaranty, to the local SBA office. The SBA then completes an independent analysis, and makes its decision on the loan application. SBA turnaround time on such applications can vary greatly, depending on its backlog of loan applications.

  Under the second level of lender participation, known as the Certified Lender Program, the "Certified Lender" gathers and processes the application and makes its request to the SBA, as in the Guaranteed Participant Program procedure. The SBA then performs a review of the lender's credit analysis on an expedited basis, which review is generally completed within three working days. The SBA generally requires that lenders originate loans meeting certain portfolio quality and volume criteria before authorizing lenders to participate as Certified Lenders. Authorization is granted on an SBA district-by-district basis.

  Under the third level of lender participation, known as the Preferred Lender Program, the lender has the authority to approve a loan and to obligate the SBA to guarantee the loan without submitting an application to the SBA for credit review. The lender is required to notify the SBA of the approved loan, along with the submission of pertinent SBA documents. The standards established for participants in the Preferred Lender Program, the SBA's highest designation, are more stringent than those for participants in the Certified Lender Program. CAB has been named a Preferred Lender by the SBA in all of the SBA loan markets in which it competes. Most of CAB's SBA Loans are currently originated under the Preferred Lender Program. The Company, however, is required by SBA guidelines to originate loans made to certain borrowers, including loans being used to finance a nursing home, under the Certified Lender program.

  With respect to loans made prior to October 12, 1995, under the Guaranteed Participant and the Certified Lender Programs, the SBA guaranteed loans of $155,000 or less up to 90%, and loans in excess of $155,000 with terms of less than 10 years up to 85%. For loans in excess of $155,000 with terms greater than 10 years, the maximum guaranty was 75%. Under the Preferred Lender Program, the maximum guaranty was 70%. With respect to loans made on or after October 12, 1995, under the Guaranteed Participant and the Certified Lender Programs, the SBA guarantees loans of $100,000 or less up to 80% and all other loans have a maximum guaranty of 75%. The SBA's maximum guaranty per borrower under all three programs is $750,000, with certain exceptions. In the event of a default by the borrower, any losses resulting therefrom are shared pari passu between CAB and the SBA. If the SBA establishes that any resulting loss is attributable to substantial deficiencies in the manner in which the loan was originated, documented or funded by CAB, the SBA may seek recovery of funds from CAB.

  Approximately 100% and 97%, respectively, of SBA loans originated by CAB during the six months ended June 30, 1998 and the year ended December 31, 1997 were "7A" loans for purposes of the SBA programs described above. The remaining SBA loans made by CAB were "504" loans for purposes of SBA guidelines. "504" loans are loans made for fixed-asset projects, such as purchasing land and improvements, construction, modernizing or converting existing facilities and purchasing machinery and equipment. Loans under this program cannot be used for working capital or inventory or repaying debt. The borrower must provide at least 10% of the equity for the financing. Under a typical "504" loan, CAB makes a loan for 50% of the principal amount, which is secured by, among other assets, a first priority mortgage on the underlying property (the "Base Loan") and the remaining amount of the loan is provided by CAB as a short-term loan with a maturity of up to 90 days (the "Bridge Loan"). The Bridge Loan is typically repaid by the borrower with proceeds received from a bond issuance by a certified development company, a not-for-profit corporation established to create and issue debt securities that are fully guaranteed by the SBA. The debt securities are sold to institutional investors. CAB generally sells Base Loans to institutional investors in private transactions. Those loans may be sold in their entirety with servicing released, or they may be sold with servicing retained by CAB.

  SBA loans are written at variable rates of interest which generally are limited by SBA guidelines. With respect to loans with maturities under seven years, the maximum rate is 225 basis points over the lowest prime lending rate published in The Wall Street Journal, and with respect to loans with maturities in excess of seven years, the maximum rate is 275 basis points over the lowest prime lending rate published in The Wall Street Journal, in each case as adjusted on the first day of each calendar quarter. In general, SBA loans made by CAB adjust on a quarterly basis.

  GOVERNMENT REGULATIONS

  The level of SBA funding for the Guaranteed Loan Program is subject to the Federal budgeting process for each fiscal year ending September 30 ("Federal Fiscal Year"). Accordingly, the availability of funds for SBA guarantees could increase or decrease each year. The actual usage of funds for the fiscal year ended September 30, 1997 was $9.5 billion for the Preferred Lender Program in which CAB principally participates as compared to $7.3 billion and $7.8 billion of actual usage of funds for the Federal Fiscal Years ended September 30, 1996 and 1995, respectively. In 1995, SBA funding was temporarily halted after Congress failed to approve a new federal budget. See "Risk Factors-- Dependence of Small Business Lending Operations on SBA Programs."

  The qualification of a lender to participate in the SBA Preferred Lender Program is subject to termination by the SBA based on objective criteria, at its election, on ten days' notice. Management of CAB has no reason to believe that its license to participate in the program will be terminated.

  See "--Regulatory Matters" below for additional information relating to state and federal regulations applicable to CAB's operations.

TRUST SERVICES

  GENERAL

  The Company, through ITC, provides a full array of investment management and fiduciary services to individual investors, corporations, benefit plans and foundations. These services include investment management, personal trust services, custody services and trust administration of employee benefit plans. At June 30, 1998 and at December 31, 1997, the Company maintained total assets under administration of approximately $9.5 billion and $8.7 billion, respectively. ITC was the fifteenth largest licensed trust company in California at March 31, 1998 based on assets under administration. ITC is headquartered in Los Angeles and maintains branch offices in Costa Mesa, Century City, and San Francisco. Total revenue for ITC for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $4.5 million, $4.1 million and $8.4 million, respectively, representing 22.0%, 21.3% and 16.3%, respectively, of the Company's total revenue for such periods. Net income for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $0.6 million, $0.4 million and $1.0 million, respectively, representing 11.5%, 10.6% and 6.3%, respectively, of the Company's net income for such periods.

  The Bank purchased ITC's trust business in 1981 and formerly operated under the name "Trust Company of California." Since 1986, the Company's assets under administration have increased from $790 million at December 31, 1986 to $9.5 billion at June 30, 1998. The Company's growth has been derived primarily from the development of long-term relationships with clients and increasing referrals from attorneys and financial advisors specializing in trust services, as well as selective acquisitions.

  The following table sets forth certain financial and asset information relating to ITC's trust businesses:

                                   FOR THE YEAR ENDED          FOR THE SIX MONTHS ENDED
                                   DECEMBER 31, 1997                JUNE 30, 1998
                             ------------------------------ ------------------------------
                                                (DOLLARS IN THOUSANDS)
                             GROSS REVENUE  GROSS REVENUE % GROSS REVENUE  GROSS REVENUE %
                             -------------- --------------- -------------- ---------------
   Custodial...............    $    3,069          39%        $    1,750          41%
   Multi-Employer..........         1,475          19                870          20
   Employee Benefit........         1,506          19                884          21
   Personal Trusts.........         1,213          16                748          17
   CD Custodial............           704           7                 50           1
                               ----------         ---         ----------         ---
   Total...................    $    7,967         100%        $    4,302         100%
                               ==========         ===         ==========         ===
                                  AT DECEMBER 31, 1997             AT JUNE 30, 1998
                             ------------------------------ ------------------------------
                                                (DOLLARS IN THOUSANDS)
                              ASSETS UNDER                   ASSETS UNDER
                             ADMINISTRATION     ASSET %     ADMINISTRATION     ASSET %
                             -------------- --------------- -------------- ---------------
   Custodial...............    $3,521,000          41%        $4,108,000          43%
   Multi-Employer..........     4,013,000          46          3,926,000          41
   Employee Benefit........       687,000           8            974,000          10
   Personal Trusts.........       473,000           5            506,000           5
   CD Custodial............        22,000          --             20,000           1
                               ----------         ---         ----------         ---
   Total...................    $8,716,000         100%        $9,534,000         100%
                               ==========         ===         ==========         ===

  STRATEGY

  The principal element of the Company's growth strategy for its trust business is to increase market share by identifying and developing competencies in market niches, such as targeting "middle market" money managers that manage assets in the $50 million to $1 billion range. The Company believes that its size relative to some of its larger competitors allows it to provide a high level of customer service by tailoring accounts to individual needs, and this added flexibility allows it to readily adapt to new market niches. In addition, this high level of customer service has enabled it to develop strong, long-term relationships with its clients.

  The Company typically solicits clients who fall in a "middle-market" category. The Company believes the assets of these clients generally are too small to be serviced properly by the large trust companies, but too large for mutual funds and other providers of limited investment services. The Company also intends to develop business by targeting potential clients that frequently require an independent third party, such as clients that use escrow agents and shareholder recordkeeping services.

  The Company also intends to expand significantly its personal trust area, which provides private banking and trust services to high net-worth individuals in rapidly growing areas of wealth concentration. The Company believes that there is a significant untapped market among aging baby boomers and their parents who, following significant wealth-accumulation during the 1990's, are in need of estate planning and asset management services. The Company intends to solicit these potential clients by organizing a new California chartered trust company to be named the Crown Private Trust Company ("CPT") that will act principally as a marketing arm to develop trust accounts. The Company intends to have the staff members of CPT develop relationships by actively soliciting potential clients and their advisors, such as attorneys and accountants. The Company expects that CPT will employ asset managers that will provide asset management services for a fee based on the amount of assets managed. The Company also intends to offer CPT's clients private banking services in conjunction with CAB.

  In addition to internal growth as described above, the Company intends to make selective acquisitions that would complement the Company's existing trust services and provide additional profit opportunities and support services. The Company has no current arrangements for such an acquisition and there can be no assurance that suitable acquisition candidates will be located or that financing for such acquisitions will be available.

  CUSTODIAL SERVICES AND EMPLOYEE BENEFIT TRUST SERVICES

  The Company provides custodial services to individual clients of money managers by holding their securities and cash and performing administrative services relating thereto, including wire transfer and settlement procedures for securities transactions. Most of the Company's clients are located in California and include trustees of personal trusts, foundations, IRA holders and escrow parties. These clients are typically referred to the Company by money management institutions whose assets range from less than $100 million to over $2.5 billion in assets under management. Due to regulatory constraints, money managers typically do not maintain custody of their client's securities. The Company and the money manager each generate separate periodic reports to the client.

  The Company also provides trust and custody services to labor unions and employee stock ownership plans ("ESOPs") and employee benefit plans. Account sizes of these clients are typically larger than individual clients. The average account size for union clients and employee benefit plan clients as of June 30, 1998 was approximately $27 million and $2.3 million, respectively. Although the margin for custodial services to labor unions is lower than the margin for custodial services for individuals, the Company's operating and processing systems are well-suited for handling larger-sized accounts at a small incremental cost, which allows the Company to profitably compete for this business. In addition to the services described above, services provided to employee benefit plans include issuing checks to employees representing distributions from the plan accounts and acting as fiduciaries for ESOPs.

  The Company typically charges custodial service clients annual fees based on the market value of the assets under administration and a fee per security transaction processed on their behalf. These fees generally are deducted from the client's account on a quarterly basis. Union clients generally receive a guarantee from the Company not to raise its fees for a specified period of years.

  The Company also provides certificate of deposit ("CD") custody services for a variety of clients of CD brokers. The Company purchased this business under very favorable terms in 1994 from the FDIC. A CD broker acts on behalf of credit unions, trustees of IRAs and individuals and attempts to locate the most favorable CD interest rates then available at financial institutions throughout the United States. A CD broker then aggregates monies invested by its clients and purchases a jumbo CD on their behalf. The Company receives a fee of between 1% and 2% of the return on the CD. The Company does not intend to expand this line of business and does not accept new accounts.

  The Company believes that its processing systems enable it to provide a high quality and extremely reliable product. The Company uses a processing system and several additional optional modules that have been customized by SEI Investments for the Company's trust services business. The system interfaces include the Depository Trust Company, a securities clearing agency, correspondent banks for foreign securities settlements and several pricing vendors and portfolio management systems.

  PERSONAL TRUST SERVICES

  The Company's personal trust business includes general trust services, private banking, estate administration and asset management. The Company also provides certain other demand services to its clients, such as the preparation of trust tax returns. Clients typically engage the Company as trustee for an inter vivos (living) trust, as agent for managing their individual portfolios, as executor of estates or as escrow agent. In addition, the Company may be engaged as trustee or asset manager for various types of assets, including real estate and life insurance policies.

  The Company offers a variety of accounts tailored to the needs of its clients. These accounts include managed account services, which are full service trust accounts with investment discretion, directed trust accounts, where the Company has no investment discretion and acts only upon the direction of the client, investment management agency accounts, where the Company acts only in agency capacity, and distribution trust accounts, where the Company distributes assets of inter vivos trusts to beneficiaries upon the death of the grantor of the trust. For each of the accounts, the Company charges annual fees based on the amount of assets under administration. For its real estate management services, the Company receives a monthly fee. The Company also charges a fee for certain ancillary services, including securities transactions, purchases of insurance and wire transfers.

  MARKETING

  The Company generates most of ITC's business through referrals from existing clients, attorneys, money managers, investment consultants and personnel of the Bank. The Company pays a referral fee to the Bank and to other referral sources based on a percentage of the new client's fees to ITC.

  COMPETITION

  There are a significant number of competitors in each of the principal trust service areas engaged in by the Company. Competitors include regional and national banks and brokerage houses, many of which are larger organizations than the Company and have greater resources. As described above, the Company attempts to gain a competitive advantage over its larger competitors by providing high-quality customer service and customizing services for individual relationships.

IMPERIAL CREDIT INDUSTRIES, INC.

  As of August 15, 1998, the Company beneficially owned approximately 26.0% of the common stock of ICII, a diversified specialty finance company whose businesses complement those of the Company. ICII offers, principally through its subsidiaries, financial products such as non-conforming residential mortgage banking (non-conforming single family mortgage loans), commercial mortgage banking (franchise loans and income property loans), business lending (equipment leasing, asset-based financing and loan participations) and consumer loans (sub-prime auto loans, home improvement loans and other consumer credit). The majority of ICII's loans and leases are sold in the secondary market through securitizations and whole loan sales. During the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997, ICII generated total revenues of $103.1 million, $97.8 million and $309.6 million, respectively. Total revenue related to the Company's ownership of ICII stock for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $6.7 million, $7.8 million and $28.1 million, respectively, representing 32.9%, 40.8% and 54.6%, respectively, of the Company's total revenue for such periods. Net income related to the Company's ownership of ICII stock for the six months ended June 30, 1998 and 1997, and the year ended December 31, 1997 was $3.7 million, $2.2 million and $11.5 million, respectively, representing 76.0%, 52.7% and 76.2%, respectively, of the Company's net income for such periods.

  ICII was capitalized in January 1992 when the Bank contributed to ICII the assets and certain liabilities of its mortgage banking division and all of the outstanding stock of Southern Pacific Bank ("SPB"), formerly known as Southern Pacific Thrift and Loan Association. In May 1992, ICII completed an initial public offering of its common stock, thereby reducing the Bank's ownership of ICII common stock from 100% to 72.4%. As a result of public and private dispositions of ICII common stock by the Bank, an underwritten primary offering by ICII of additional shares of its common stock and the exercise of ICII employee stock options, the Bank's ownership interest in ICII was reduced to approximately 23.0% of the outstanding ICII common stock as of June 30, 1998. In addition, the Company additionally owned approximately 3.0% (or 1.2 million shares of ICII common stock as of August 15, 1998 (the "Shares")) pursuant to the ICII Shareholders Agreement. The ICII Shareholders Agreement, among other things, grants the Company the right to direct the voting of, and provides the Company with an irrevocable proxy to vote, the Shares until the earliest of (a) the written instructions of the Company and the administrative agent for the Credit Facilities, (b) February 7, 2001, (c) the date of settlement of the purchase of the Shares by the Company following the exercise of its option to purchase the Shares as described below and (d) upon the written instructions of Bear, Stearns & Co. Inc. after (I) approval by the ICII shareholders of a merger or similar business combination resulting in a cancellation, reclassification or similar change with respect to all shares of ICII common stock or (II) the date beginning five trading days prior to the scheduled expiration date of a tender offer or similar offer by any person to purchase more than 10% of Company's liquidity and its ability to conduct its businesses. See "Credit Facilities", "Risk Factors--Negative Impact on Earnings Should Ownership Level of ICII Stock Be Reduced; Substantial Dependence on ICII-Related Revenue" and Note 8 to the Company's Historical Combined Financial Statements included elsewhere in this Information Statement. According to ICII's 1998 proxy statement, no other shareholder beneficially owns in excess of 11.3% of the ICII common stock.

  Three members of the Company Board are also officers and/or directors of ICII and, as such, are in a position to significantly influence the management and policies of ICII. H. Wayne Snavely is the Chairman of the Board, President and Chief Executive Officer of ICII. Mr. Snavely was associated with Bancorp and the Bank from 1975 through 1992 in a variety of senior management positions and served as a director of the Bank and Bancorp until February 1998. G. Louis Graziadio, III, the Co-Chairman of the Company Board, Chief Executive Officer of the Company and a director of Bancorp, and Perry Lerner have been directors of ICII since 1992. See "Management."

  The Company acquired its ownership interest in ICII as a capital contribution from the Bank. The Bank contributed the ICII stock to the Company in order to address concerns expressed by the Federal Reserve Board with respect to the permissibility of Bancorp's continued ownership of such stock under the BHCA (see "--Regulatory Matters" and "The Transactions--Background and Reasons for the Distribution") and to provide the Company with financing flexibility for its ongoing operations. The Company believes its ownership of the ICII common stock will provide the Company with financing flexibility by enabling the Company to obtain financing at attractive rates that would not otherwise be available to the Company. The Company intends to pledge its ICII shares as collateral for margin loans under the Credit Facilities. The Company intends to use the proceeds of such loans for working capital purposes. See "Credit Facilities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  ICII has not historically paid, and has publicly reported that it does not anticipate paying, cash dividends on ICII common stock. Accordingly, the Company does not, and does not expect to, derive any dividend income from its ownership interest in ICII.

  Potential Applicability of the Bank Holding Company Act. ICII has advised the Company that the business operations of SPB are such that it is not a bank for purposes of the BHCA. The Company, however, does not control the business operations of SPB. In the event of changes in the business operations of SPB, such as the issuance by SPB of demand deposit accounts, the Company could become a bank holding company subject to the BHCA. In the event the Company were determined to be a bank holding company, it would be prohibited by the BHCA, except in certain statutorily prescribed instances, from retaining or acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company, and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. The Company, subject to the prior approval of the Federal Reserve Board, would be permitted to engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the Federal Reserve Board would be required to consider whether the performance of such activities by the Company or its affiliate could reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern.

  The Federal Reserve Board may require that a bank holding company terminate an activity or terminate control of or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate certain provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, the Company would be required to file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities. Further, the Company would be required by the Federal Reserve Board to maintain certain levels of capital.

  Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiaries, including, when necessary, the use of its resources to assist its subsidiary banks, and may not conduct its operations in an unsafe or unsound manner. A bank holding company's failure to meet the foregoing obligations may be considered an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

REGULATORY MATTERS

  LHO

  The California Usury Law. The Usury Law limits the rate of interest at which loans may be made. However, the Usury Law also identifies a number of persons who, by virtue of licensing by federal or state authorities, are exempt from its interest rate limitations. Such exempt lenders include, among others, commercial banks, industrial loan companies and certain other licensed persons designated by state law. The CFL Law expressly states that it is the intent of the legislature that CFL licensees be included within the class of lenders exempt from the Usury Law. As a CFL licensee, the Company, acting through the LHO division, is exempt from the application of the Usury Law, subject to the CFL Law.

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  California Finance Lender License. CFL licensees are lenders who are commonly known as "finance companies." Their sources of funds to conduct lending activities generally come from their own capital and earnings and from lines of credit and other borrowings. CFL licensees do not take deposits or sell or issue insured or guaranteed debt instruments, such as certificates of deposit or thrift certificates.

  Under the CFL Law, "charges" include the aggregate interest, fees, bonuses, commissions, brokerage, discounts, expenses and other forms of costs charged, contracted for, or received by a CFL licensee or any other person in connection with the investigating, arranging, negotiating, procuring, guaranteeing, making, servicing, collecting and enforcing of a loan. The CFL Law imposes no limits on the "charges" that a licensee may receive on commercial purpose loans, provided that the loan is in the amount of $5,000 or more and further provided that the terms of the loan are not otherwise unconscionable. All of the loans made through LHO will be commercial purpose loans in excess of $5,000 and the Company expects that all of such loans will be made at interest rates and on terms which are competitive and permissible under the CFL Law. The CFL Law does not attempt to restrict or regulate the structure or terms of commercial loans, such as rate of amortization, duration or term of the loan, interest rates, loan fees or collateral. The CFL Law provides that commercial loans may be secured by either real or personal property, or both, or they may be unsecured. Moreover, because the loans made through LHO are commercial purpose loans in excess of $5,000, several provisions of the CFL Law and the regulations of the DOC thereunder will not be applicable to the lending operations of LHO. Commercial purpose loans are not subject to many consumer-protection oriented laws and regulations, such as the federal Truth in Lending Act and Regulation Z of the Federal Reserve Board promulgated thereunder.

  CFL licensees are expressly permitted to sell the loans they make and any loans they may purchase from other CFL licensees to institutional investors, which include governmental entities and instrumentalities, banks, trust companies, savings and loan associations, industrial loan companies, finance companies, insurance companies, pension and profit-sharing funds, any corporation with outstanding securities registered under Section 12 of the Exchange Act or any wholly owned subsidiary thereof and any syndication or combination of the foregoing organized to purchase such loans. Any of such institutional investors may also establish a trust or other business entity for the purpose of issuing undivided interests in, the right to receive payments from, or that are payable primarily from, a pool of financial assets held by the trust, subject to certain requirements.

  Pursuant to broad regulatory powers granted under the CFL Law, the DOC periodically conducts on-site examinations of CFL licensees' books, records and operations to insure continuing compliance with the CFL Law and regulations. The DOC also has powers to investigate possible violations of the CFL Law and enforcement powers to ensure compliance with the CFL Law, including the power to revoke or suspend licenses, issue cease and desist orders and take other remedial actions against CFL licensees and others violating the CFL Law. Certain proposed changes subsequent to the issuance of the CFL license, such as changes in management personnel and ownership, may require the prior consent of or notice to the DOC. The cost of regular or special examinations by the DOC are charged to the licensee. The overall costs of the DOC to administer the CFL Law are charged to the industry through an annual assessment which is proportionally charged to each licensee based on volume of business.

  CAB

  GENERAL

  CAB is subject to supervision and regulation by the DFI and, as a federally insured depository institution, by the FDIC. CAB is not regulated or supervised by the Office of Thrift Supervision, which regulates savings and loan institutions, the Office of the Comptroller of the Currency, which regulates national banks, or the Federal Reserve Board, which regulates member banks of the Federal Reserve System and bank holding companies.

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  CALIFORNIA LAW

  The thrift and loan business conducted by CAB is governed by the California Industrial Loan Law and the rules and regulations of the DFI which, among other things, regulate the issuance of certain thrift deposits as well as the collateral requirements, maximum maturities and other loan terms of the various type of loans that are permitted to be made by California-chartered industrial loan companies (also known as "thrift and loan companies").

  Subject to restrictions imposed by applicable California law, CAB is permitted to make secured and unsecured business and consumer loans. The maximum term for repayment for loans made by thrift and loan companies ranges up to 40 years and 30 days depending upon the type of collateral and priority of secured position, if any. Although nonconsumer secured loans of fewer than 10 years may generally be repaid in unequal periodic payments, consumer loans must generally be repaid in substantially equal periodic payments. California law limits lending activities outside of California by thrift and loan companies to no more than 20% of total assets, or up to 40% of total assets with DFI approval. CAB has been granted permission to hold up to 40% of its total assets in obligations from non-residents.

  California law contains extensive requirements for the diversification of the loan portfolios of thrift and loan companies. A thrift and loan company with outstanding investment certificates may not, among other things, place more than 25% of its loans or other obligations in loans or obligations which are secured only partially, but not primarily, by real property; may not make any one loan secured primarily by improved real property which exceeds 20% of its paid-up and unimpaired capital stock and surplus not available for dividends (5% for unimproved property); may not lend an amount in excess of 5% of its paid-up and unimpaired capital stock and surplus not available for dividends upon the security of the stock of any one corporation; may not make loans to, or hold the obligations of, any one person as primary obligor in an aggregate principal amount exceeding 20% of its paid-up and unimpaired capital stock and surplus not available for dividends (50% if the loans are unsecured); may not have outstanding leases which exceed 20% of the thrift's aggregate receivables; and may have no more than 70% of its total assets in loans which have remaining terms to maturity in excess of seven years and are secured solely or primarily by real property. CAB currently satisfies all of such requirements. Management believes that CAB will be able to maintain compliance with such regulatory requirements by managing the mix of its assets and loans without any material adverse impact on earnings or liquidity.

  A thrift and loan company generally may not make any loan to, or hold an obligation of, any of its directors or officers or any director or officer of its holding company or affiliates, except in specified cases and subject to regulation by the DFL. A thrift and loan company also may not make any loan to, or hold any obligation of, any of its shareholders or any shareholder of its holding company or affiliates, except that this prohibition does not apply to persons who own less than 10% of the stock of a holding company or affiliates which are listed on a national securities exchange. A thrift and loan company may not make a loan to, or hold any obligation of, any person in which any of its directors, officers or shareholders has a financial interest, directly or indirectly. Any person who wishes to acquire 10% or more of the capital stock or capital of a California thrift and loan company or 10% or more of the voting capital stock or other securities giving control over management of its parent company must obtain the prior written approval of the DFI.

  Under the Industrial Loan Law, a thrift and loan company is subject to certain leverage limitations which are different than those applicable to commercial banks or savings and loan associations. In particular, thrift and loan companies may not have outstanding at any time investment certificates that exceed 20 times their paid-up and unimpaired capital and surplus. Under California law, thrift and loan companies that desire to increase their leverage (or deposit-to-capital ratio) must meet specified minimum standards for liquidity reserves in cash, loan loss reserves, minimum capital stock levels and minimum unimpaired paid-in surplus levels. For example, in order for a thrift and loan company to increase its deposits to more than 15 times the aggregate amount of its paid-up and unimpaired capital and unimpaired surplus not available for dividends, the thrift must, among other things, maintain a liquidity reserve in cash or cash equivalents equal to 12% of its total deposits outstanding and maintain a special allowance for losses as required by the DFI.

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


  As a newly chartered thrift and loan company, CAB is not permitted to operate immediately at such levels of leverage on its capital and surplus. The Industrial Loan Law permits newly chartered companies to accept up to six times their capital and surplus during the first 12 months of operations. Subject to DFI approval, after 12 months and for the next 12 months of operation, a thrift and loan company may accept thrift deposits in amounts up to eight times its capital and surplus. After 24 months of operation and for the next 24 months, thrift and loan companies may increase their acceptance of deposits to amounts up to 12 times their capital and surplus, again subject to DFI approval. However, after 36 months of operation, a thrift and loan company may apply to the DFI for permission to have its leverage requirements governed by the FDIC capital-adequacy requirements. As a practical matter, although the Industrial Loan Law permits thrift and loan companies to leverage their deposits in amounts of up to 15-20 times capital and surplus, the concurrent requirements of the FDIC capital-adequacy regulations discourage, if not prohibit in some circumstances, leveraging to such an extent. See "--Federal Law--Regulatory Capital Requirements."

  Thrift and loan companies are not permitted to borrow, except by the sale of investment or thrift certificates, in an amount exceeding 300% of tangible net worth, surplus and undivided profits, without the DFI's prior consent. All sums borrowed in excess of 150% of tangible net worth, surplus and undivided profits must be unsecured borrowings or, if secured, approved in advance by the DFI, and be included as investment or thrift certificates for purposes of computing the maximum amount of certificates a thrift and loan may issue. However, collateralized Federal Home Loan Bank advances are excluded for this test of secured borrowings and are not specifically limited by California law.

  Thrift and loan companies are generally limited to investments, other than loans, that are legal investments for commercial banks. California commercial banks are prohibited from investing an amount exceeding 15% of shareholders' equity in the securities of any one issuer, except for specified obligations of the United States, California, and local governments and agencies thereof. A thrift and loan company may acquire real property only in satisfaction of debts previously contracted, pursuant to certain foreclosure transactions or as may be necessary for the transaction of its business, in which case such investment is limited to one-third of a thrift and loan's paid-in capital stock and surplus not available for dividends. CAB is in compliance with these requirements.

  The California Industrial Loan Law allows a thrift and loan company to increase its secondary capital by issuing interest bearing capital notes in the form of subordinated notes and debentures. Such notes are not deposits and are not insured by the FDIC or any other governmental agency, generally are required to have a maturity of at least seven years, and are subordinated to deposit holders, general creditors and secured creditors of the issuing thrift and loan company.

  Although investment authority and other activities that may be engaged in by CAB generally are prescribed under the California Industrial Loan Law, certain provisions of the FDIA may limit CAB's ability to engage in certain activities that otherwise are authorized under the California Industrial Loan Law. See "--Federal Law--Restrictions on CAB's Activities and Investments."

  A thrift and loan company is not permitted to declare dividends with respect to its capital stock unless it has at least $750,000 of unimpaired capital plus additional capital of $50,000 for each branch office maintained. In addition, as with all California corporations, no distribution of dividends is permitted unless: (i) such distribution would not exceed a thrift and loan company's retained earnings, or (ii) in the alternative, after giving effect to the distributions the sum of a thrift and loan company's assets (net of goodwill, capitalized research and development expenses and deferred charges) would not be less than 125% of its liabilities (net of deferred taxes, income and other credits).

  A thrift and loan company is likewise prohibited from paying dividends from that portion of capital that has been restricted for dividend payment purposes by its bylaws or by resolution of its board of directors. The amount of restricted capital maintained by a thrift and loan company provides the basis for establishing the maximum amount that a thrift and loan company may lend to one single borrower and the aggregate volume of thrift

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deposits that may be accepted. Accordingly, a thrift and loan company typically restricts as much capital as necessary to achieve its desired loan to one borrower limit and its maximum leverage ratio, which in turn restricts the funds available for the payment of dividends. CAB's bylaws contain a provision restricting all of its capital, paid-in surplus, earned surplus and retained earnings for dividend payment purposes, subject to a resolution of the board releasing a specific amount of capital for the payment of dividends. DFI regulations require that a thrift and loan company set aside loan loss reserves and other reserves in accordance with GAAP.

  Industrial loan companies are permitted to establish one or more branch offices within California, subject to approval of the DFI and the FDIC. In determining whether to approve an application for a branch, the DFI evaluates whether the proposed branch makes banking more convenient for the public and any other public advantage served by such proposed branch, whether the applicant has the additional $50,000 in paid-in capital as required by the Industrial Loan Law, whether the applicant has acceptable branch operational controls and whether the overall financial condition of the applicant justifies the branch office. CAB operates from two branches: the main branch located at 2121 Rosecrans Avenue, Suite 1350, El Segundo, California, and an additional branch located at 9920 South La Cienega, Fifth Floor, Inglewood, California 90301. CAB may exercise all powers available to it as an industrial loan company from each of its branches.

  In addition to branches, thrift and loan companies may, subject to regulatory approval, open and operate loan production offices ("LPOs"). LPOs are limited service locations, which may be located in California and outside of California, from which licensees may solicit and make loans and acquire receivable obligations. However, a licensee may not accept deposits at an LPO, nor may a licensee pay on instruments, such as checks, at an LPO. In order to establish an LPO, a licensee must submit an application disclosing the address of the LPO, the plan of business for such LPO, the identity and qualifications of the management to be located at the LPO and, if the LPO is located outside of California, certain information regarding the laws, regulations and state agency regulating the LPO in such jurisdiction. CAB operates with LPOs located in Phoenix, Arizona, Sacramento, California, Costa Mesa, California, Emeryville, California, Encino, California, Stockton, California, Riverside, California and Carlsbad, California.

  FEDERAL LAW

  CAB's deposits are insured by the Bank Insurance Fund (the "BIF") of the FDIC, to the full extent permissible by law and in the same manner as commercial banks. As an insurer of deposits, the FDIC issues regulations, conducts examinations, requires the filing of reports and generally supervises the operations of institutions to which it provides deposit insurance. The FDIC is also the federal agency charged with regulating state-chartered banks that are not members of the Federal Reserve System. For this purpose, CAB is considered to be a state-chartered nonmember bank. CAB is subject to the rules and regulations of the FDIC to the same extent as FDIC-insured state-chartered commercial banks. The approval of the FDIC is required prior to any merger, consolidation or acquisition of control of CAB, and prior to the establishment or relocation of a branch office facility of CAB. An acquiror may be deemed to control CAB if it holds, directly or indirectly or acting in concert with others, 25% or more of a class of voting stock of CAB. This supervision and regulation is intended primarily for the protection of depositors. Any person who wishes to acquire such control must obtain the consent of the FDIC.

  Regulatory Capital Requirements. Federally insured, state-chartered depository institutions, including thrift and loan companies such as CAB, will be required to maintain minimum levels of regulatory capital. The FDIC also is authorized to impose capital requirements in excess of these standards on individual banks on a case-by-case basis.

  CAB is required to comply with three separate minimum capital requirements: a "Tier 1 capital ratio" or Leverage Ratio and two "risk-based" capital requirements. "Tier 1 capital" generally includes common shareholders' equity (including retained earnings), qualifying noncumulative perpetual preferred stock and any related surplus, and minority interest in the equity accounts of fully consolidated subsidiaries, minus intangible assets, other than properly valued purchased loan servicing rights up to certain specified limits and minus net deferred tax assets in excess of certain specified limits.

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


  Tier 1 Capital Ratio (Leverage Ratio). FDIC regulations establish a minimum 3.0% ratio of Tier 1 capital to total average quarterly assets for the most highly-rated state-chartered, FDIC-supervised banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, FDIC-supervised banks, which effectively imposes a minimum Tier 1 capital ratio for such other banks of between 4.0% to 5.0%. Under FDIC regulations, highly-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings. CAB's Leverage Ratio as of June 30, 1998 was 18.29%.

  Risk-Based Capital Requirements. The risk-based capital requirements contained in FDIC regulations generally require CAB to maintain a ratio of Tier 1 capital to risk-weighted assets ("Tier 1 Risk-Based Ratio") of at least 4.00% and a ratio of total risk-based capital to risk-weighted assets ("Total Capital Ratio") of at least 8.00%. To calculate the amount of capital required, assets are placed in one of four categories and given a percentage weight (0%, 20%, 50% or 100%) based on the relative risk of the category. For example, U.S. Treasury Bills and GNMA securities are placed in the 0% risk category. FNMA and FHLMC securities are placed in the 20% risk category, loans secured by one-to-four family residential properties and certain privately issued mortgage-backed securities are generally placed in the 50% risk category, and commercial and consumer loans and other assets are generally placed in the 100% risk category. In addition, certain off-balance sheet items are converted to balance sheet credit equivalent amounts and each amount is then assigned to one of the four categories.

  For purposes of the risk-based capital requirements, "total capital" means Tier 1 capital plus supplementary or Tier 2 capital, so long as the amount of supplementary or Tier 2 capital that is used to satisfy the requirement does not exceed the amount of Tier 1 capital. Supplementary or Tier 2 capital includes, among other things, so-called permanent capital instruments (cumulative or other perpetual preferred stock, mandatory convertible subordinated debt and perpetual subordinated debt), so-called maturing capital instruments (mandatory redeemable preferred stock, intermediate-term preferred stock, mandatory convertible subordinated debt and subordinated debt), and the allowance for loan losses up to a maximum of 1.25% of risk-weighted assets.

  The federal banking agencies also adopted final regulations specifying that the agencies will include, in their evaluations of a bank's capital adequacy, an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. The final regulations, however, do not include a measurement framework for assessing the level of a bank's exposure to interest rate risk, which is the subject of a policy statement issued by the federal banking agencies in June 1996. This policy statement suggests that management measure interest rate risk in relation to the effect of a probable range of potential interest rate changes on the economic value of the bank. Banks with high levels of exposure or weak management systems generally will be required to hold additional capital for interest rate risk. The specific amount of capital that may be needed and the adequacy of a bank's interest rate risk management program will be determined on a case-by-base basis by the examiner and the appropriate federal banking agency. CAB currently is unable to predict the impact of the policy statement on CAB because of the number of variables which may be considered by a bank examiner.

  The FDIC and the other federal banking agencies have also promulgated final amendments to their respective risk-based capital requirements which would explicitly identify concentration of credit risk and certain risks arising from nontraditional activities, and the management of such risk, as important factors to consider in assessing an institution's overall capital adequacy. The FDIC may now require higher minimum capital ratios based on certain circumstances, including where the institution has significant risks from concentration of credit or certain risks arising from nontraditional activities.

  The federal banking agencies have adopted for regulatory purposes Statement of Financial Accounting Standards No. 115, which among other things, generally adds a new element to shareholders' equity under GAAP by including net unrealized gains and losses on certain securities. In December 1994, the FDIC issued final amendments to its regulatory capital requirements which require that the net amount of unrealized losses from available for sale equity securities with readily determinable fair values be deducted for purposes of calculating the Tier 1 capital ratio. All other net unrealized holding gains (losses) on available for sale securities are excluded from the definition of Tier 1 capital. CAB does not have available for sale any equity securities in its investment portfolio.

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  Prompt Corrective Action Requirements. The FDIC has implemented a system requiring regulatory sanctions against state-chartered banks that are not adequately capitalized, with the sanctions growing more severe depending the institution's reduced capital. The FDIC has established specific capital ratios for five separate capital categories: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized", and "critically undercapitalized".

  An institution is treated as well capitalized if its ratio of Total Capital Ratio is 10.0% or more, its Tier 1 Risk-Based Ratio is 6.0% or more, its Leverage Ratio is 5.0% or greater, and it is not subject to any order or directive by the FDIC to meet a specific capital level. An institution will be undercapitalized if its Total Capital Ratio is less than 8.0%, Tier 1 Risk-Based Ratio is less than 4.0%, or if its Leverage Ratio is less than 4.0% (3.0% if the institution receives the highest rating on the MACRO financial institutions rating system). An institution whose capital falls between the well capitalized and undercapitalized levels will be treated as adequately capitalized. An institution will be treated as significantly undercapitalized if the above capital ratios are less than 6.0%, 3.0%, or 3.0%, respectively. An institution will be treated as critically undercapitalized if its ratio of tangible equity (Tier 1 capital plus cumulative preferred stock minus intangible assets other than purchased loan servicing rights) to adjusted total assets is equal to or less than 2.0%. CAB's capital qualified it for the well capitalized category as of June 30, 1998.

  The FDIC is authorized and, under certain circumstances required, to take certain actions against institutions that fail to meet their capital requirements. The FDIC is generally required to take action to restrict the activities of an "undercapitalized institution". Any such institution must submit a capital restoration plan and until such plan is approved by the FDIC may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The FDIC is authorized to impose the additional restrictions that are applicable to significantly undercapitalized institutions.

  As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized institution must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

  Any institution that fails to comply with its capital plan or is "significantly undercapitalized" must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the institution. A "critically undercapitalized" institution is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the FDIC must appoint a receiver or conservator for an institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authority of the FDIC, including the appointment of a conservator or a receiver.

  The FDIC is also generally authorized to reclassify a supervised institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

  The imposition by the FDIC of any of these prompt corrective action measures on an insured institution, if and when warranted, may have a substantial adverse effect on such insured institution's operations and profitability.

  Safety and Soundness Standards. On August 9, 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness. The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

  Internal Controls Adequacy. Each depository institution with assets greater than $500 million must prepare an annual report, signed by the chief executive officer and the chief financial officer, on the effectiveness of the institution's internal control structures and procedures for financial reporting, and on the institution's compliance with laws and regulations relating to safety and soundness. The institution's independent auditors must attest to, and report separately on, management's assertions in the annual report. The report and the attestation, along with financial statements and such other disclosure requirements as the FDIC may prescribe, must be submitted to the FDIC and will be available to the public. Every such institution must also have an audit committee of its Board of Directors made up entirely of directors who are independent of the management of the institution. CAB complies with substantially all of such requirements.

  FDIC Insurance Assessments. The FDIC assesses deposit insurance premiums under a risk-based assessment system, which is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of any such loss, and the revenue needs of the deposit insurance fund. Under the risk-based assessment system, a BIF member institution such as CAB is categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three categories based on supervisory evaluations by its primary federal regulator (in CAB's case, the FDIC).

  As long as the BIF's reserve ratio is less than a specified "designated reserve ratio," 1.25%, the total amount raised from BIF members by the risk-based assessment system may not be less than the amount that would be raised if the assessment rate for all BIF members were 0.23% of deposits. The FDIC determined that the designated reserve ratio of 1.25% was achieved as of May 31, 1995. Accordingly, on August 16, 1995, the FDIC published final regulations adopting an assessment rate schedule for BIF members of four to 31 basis points that became effective as of June 1, 1995. In addition, effective January 1996, the schedule was further revised to provide a range of zero to 27 basis points with a minimum annual assessment of $2,000. As a result of these changes, CAB's assessment is expected to be the minimum.

  Restrictions on CAB's Activities and Investments. Under the FDIA, a state-chartered bank (which includes CAB) and its subsidiaries may not engage as principal in any activities that are not permissible for national banks and their subsidiaries unless (1) the bank meets the applicable FDIC capital standards described above, and (2) the FDIC has determined that the activity would pose no significant risk to the BIF. With limited exceptions, the FDIC may not use this authority to permit a state-chartered bank to engage in equity investments (other than investments in subsidiaries to the extent permissible under California law) or in insurance underwriting. CAB's projected activities, including business finance and real property lending, have been stated by the Office of the Comptroller of the Currency to be permissible activities for national banks.

  The FDIC regulations which implement the FDIA limitation on state bank activities require a state bank to abide by any conditions or restrictions applicable to national banks if the state bank wishes to conduct the activity without first obtaining the FDIC's consent. These regulations could limit CAB's ability to expand into new activities that might otherwise be available under California law, or to invest in equity securities of corporations, which is permissible under certain circumstances for California-chartered commercial banks but not for national banks.

  CAB will be prohibited from engaging in certain tying arrangements in connection with an extension of credit, sale or lease of property or provision of services. For example, with certain exceptions, CAB may not require a customer to obtain other services provided by CAB, and may not require the customer to promise not to obtain other services from a competitor, as a condition to an extension of credit or reduced consideration for credit to the customer.

  In addition, federal law imposes restrictions on transactions between CAB and its affiliates. All such transactions, including leases and service contracts, must be on terms and under circumstances that are substantially the same, or at least as favorable to CAB, as those prevailing at the time for comparable transactions involving nonaffiliated companies. In the absence of comparable transactions, the affiliate transaction must be on terms and under circumstances that in good faith would be offered by CAB to nonaffiliated companies. Extensions of credit by CAB to an affiliate must be fully collateralized or over collateralized, depending on the type of collateral. CAB may not extend credit to any one affiliate in an amount that exceeds 10% of its capital (20% for all affiliates in the aggregate). Any purchase of assets by CAB from an affiliate is also subject to these limits, as are certain other transactions, including any guarantee of an affiliate's obligations or any investment in securities issued by an affiliate. As discussed above, the California Industrial Loan Law also applies certain restrictions on transactions with affiliates, including CAB's directors, officers and shareholders. Moreover, federal law also places limitations on loans by CAB to its directors, officers and controlling persons. Among other things, such loans, if and when permitted, generally must be made on terms substantially the same as for loans to unaffiliated persons.

  The FDIC has enforcement authority over CAB with respect to the restrictions on tying arrangements and affiliate transactions but the FRB, as well as the FDIC, has interpretive and exemptive authority.

  Limitations on Dividends. In policy statements, the FDIC has advised insured institutions that the payment of cash dividends in excess of current earnings from operations is inappropriate and may be cause for supervisory action. As a result of this policy, CAB may find it difficult to pay dividends out of retained earnings from historical periods prior to the most recent fiscal year or to take advantage of earnings generated by extraordinary items. The FDIC has authority to prohibit financial institutions from engaging in business practices which are considered to be unsafe or unsound. It is possible, depending upon the financial condition of CAB and other factors, that such regulators could in some circumstances assert that the payment of dividends constitutes an unsafe or unsound practice and could prohibit payment of dividends even though such payment is otherwise permissible. In addition, federal law prohibits any insured institution from paying dividends if after such payment the institution would be undercapitalized. CAB currently expects to retain its earnings and not to make dividends to the Company. See "--Prompt Corrective Action Requirements."

  Community Reinvestment Act and Fair Lending Developments. CAB is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities. CAB is in compliance with its CRA requirements due to the nature of its projected lending activities.

  In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In March 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact.

  POTENTIAL ENFORCEMENT ACTIONS

  Insured depository institutions, such as CAB and their affiliates, may be subject to potential enforcement actions by the FDIC and the DFI for unsafe or unsound practices in conducting their business or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits, the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties, and the imposition of restrictions and sanctions under the FDIC's prompt corrective action provisions. Management knows of no pending or threatened enforcement actions against or relating to CAB.

  HOLDING COMPANY REGULATION

  The BHCA generally provides that companies which own or control banks must register as bank holding companies. Bank holding companies are subject to regulation by the Federal Reserve Board and to limitations on their operating activities and holdings. While the Competitive Equality Banking Act of 1987 ("CEBA") subjected certain types of previously unregulated companies to the BHCA, it also contained a specific exemption from the definition of "bank" for industrial loan companies which meet certain criteria relating to size, the offering of demand deposits, the nature of activities conducted and the occurrence of a change of control.

  Based on its size and the activities to be conducted, upon its licensing as an industrial loan company, CAB will be exempt from the definition of "bank" and therefore the Company will not be a bank holding company subject to the BHCA. CAB has no plans to operate in any way that would cause it to lose the exemption from the definition of "bank" under CEBA or the current rules, regulations and interpretations thereunder of the Federal Reserve Board. Although the Company is not aware of any proposed changes to or amendment of such law, rules and regulations and interpretations, changes or amendments may occur in the future and CAB and the Company may be limited in their ability to influence the extent or nature of any such changes or amendments. Even though the Company will not be subject to the BHCA, the Company and its affiliates will be subject to certain Federal Reserve Board regulations and federal law by virtue of CAB being a federally insured depository institution, including Sections 23A and 23B of the Federal Reserve Act, governing transactions with affiliates, and Section 4(h) of the BHCA relating to anti-tying restrictions.

  ITC

  Regulation of ITC. ITC operates as a trust company under a charter granted by the DFI pursuant to authority of the California Financial Code. As such, ITC is subject to regulation and supervision by the DFI. ITC does not issue insured deposits, and therefore it is not considered an insured bank and accordingly will not be regulated by the Federal Deposit Insurance Corporation or the Federal Reserve Board.

  Examination and Reporting. California-chartered trust companies are subject to examination by the DFI. Applicable law requires that the DFI must examine a California trust company's court trust business every two years and must examine such company's private trust fund business as often as the DFI deems necessary.

  Every California-chartered trust company must make and file with the DFI periodic reports showing the trust company's financial condition and such other information as the DFI requires. Periodic reports are required to be filed at least three times per year. In addition, the DFI may require a trust company to file special reports with the DFI from time to time. At the time of the filing of each periodic report, each trust company is required to publish a condensed financial statement in a newspaper of record at least one time.

  Minimum Capital Requirements. California-chartered trust companies must adhere to minimum capital requirements established by the DFI. The DFI is empowered to determine the required minimum capital for a California trust company based on various considerations, including the following: (1) the nature and volume of its business; (2) the amount, nature, quality and liquidity of its assets; (3) the amount and nature of its liabilities (including but not limited to any capital notes or debentures in any contingent liabilities); (4) the amount and nature of its fixed charges; (5) the history of, and prospects for, the trust company to earn and retain income; (6) the quality of its operations; (7) the quality of its management; and (8) the nature and quality of its ownership.

  As a California-chartered trust company, ITC may not make any distributions to its shareholder in any amount that exceeds the lesser of (i) its retained earnings, or (ii) its net income for its last three fiscal years, less the amount of any distributions made by ITC or any majority-owned subsidiary of ITC to its shareholder during such period. A California-chartered trust company may, however, with the approval of the DFI, make a distribution to its shareholder in an amount not exceeding the greatest of (i) its retained earnings, (ii) its net income for its last fiscal year or (iii) its income for its current fiscal year.

  Whenever it appears that the capital of a California-chartered trust company is impaired, the DFI is required to order the company to correct such impairment within 60 days. The trust company to which such an order is issued is required to levy and collect an assessment upon its common shares as permitted under the California Corporations Code, unless the deficiency is otherwise corrected.

  Permitted Investments. The California Banking Law provides for certain limitations on investments of contributed capital by California-chartered trust companies. Generally, trust companies are limited to investment in securities and loans in which a California-chartered commercial bank is permitted to invest. In addition, California-chartered trust companies are permitted to invest in certain other investments which are permitted investments for trusts under the California Probate Code. Notwithstanding the foregoing, California trust companies are permitted to deposit funds awaiting investment with a state or national bank which is independent of the trust company.

  Deposit with State Treasurer. California-chartered trust companies are required to deposit with the California State Treasurer money or securities in a minimum amount of $100,000 if the trust company maintains any court trusts, and an additional $100,000 if the trust company maintains private trusts. In addition, if the trust company receives trust funds or property, other than real property, for court trusts in excess of $1,000,000, the trust company is required to provide 30 days written notice to the DFI and must, within a specified time thereafter, deposit an additional $50,000 of money and/or securities. Each additional $500,000 of deposits requires a similar notice and the deposit with the California State Treasurer of an additional $25,000 of money and/or securities until the total deposit value reaches $500,000.

  The types of securities permitted to be deposited include notes or obligations of the United States or those for which the full faith and credit of the United States is pledged for the payment of principal and interest, bonds of the state of California or those for which the faith and credit of the State of California is pledged for the payment the principal and interest thereof, bonds and revenue securities of political subdivisions of the State of California, bonds of any state of the United States that are legal investments for commercial banks, and loans secured by first liens on real estate that are permitted investments for California-chartered commercial banks, as well as certain other similar obligations.

LEGAL PROCEEDINGS

  The Company is currently not a party to any material litigation. From time to time, however, the Company is involved in routine litigation incidental to its business.

EMPLOYEES

  As of June 30, 1998, the Company employed 125 full-time employees. Of these employees, approximately 12 were employed by LHO, 56 were employed by ITC, 9 were employed at the Corporate headquarters and 48 were employed by CAB. The Company believes that its relations with its employees are good.

PROPERTIES

  The Company does not own any of its facilities. The Company leases its principal executive offices at 1840 Century Park East, Los Angeles, California, currently consisting of 9,210 square feet. The initial lease term expires in November 2002 with one five-year extension at the Company's option. The Company's offices devoted to the LHO division are located at the Company's executive offices. CAB's administrative offices are at 9920 South La Cienega, Fifth Floor, Inglewood, California 90301. The lease is on a month-to-month basis. CAB's initial deposit branch is located at 2121 Rosecrans Avenue, El Segundo, California, and consists of 671 square feet. The lease expires August 31, 2007, with two five-year extensions at the Company's option. CAB also operates eight business development offices for its SBA lending business in Sacramento, California; Stockton, California; Costa Mesa, California; Emeryville, California; Encino, California; Riverside, California; Carlsbad, California; and Phoenix, Arizona, all of which are leased. ITC's principal office is located at 201 N. Figueroa Street, Los Angeles, California, and occupies 13,462 square feet. The lease expires October 31, 2007, with one five-year Company option to extend. ITC also has branch offices in Costa Mesa, California, Century City, California and San Francisco, California, all of which are leased. The principal office of ICII is located in Torrance, California, and is leased.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Company Board consists of nine persons. Upon completion of the Distribution, the members will be divided into three equal classes with each class serving a three-year term after an initial transitional period. The following table sets forth information as to the directors and executive officers of the Company.

                              INITIAL
                               TERM
           NAME           AGE EXPIRES POSITION
           ----           --- ------- --------
 George L. Graziadio, Jr.  78  1999   Chairman of the Board of Directors
 G. Louis Graziadio, III   48  2001   Co-Chairman of the Board of Directors and
                                      Chief Executive Officer
 Lee E. Mikles             42  1999   Director
 Paul A. Novelly           54  1999   Director
 H. Wayne Snavely          57  2001   Director
 Robert M. Franko          50  2001   President and Director
 Perry A. Lerner           54  2000   Director
 Robert L. Harris II       39  2000   Director
 Lewis P. Horwitz          62  2000   President and Chief Executive Officer of
                                      LHO and Director
 Brian W. Nocco            46   N/A   Executive Vice President and Chief
                                      Financial Officer
 Clinton W. Bliss          63   N/A   Senior Vice President and Chief Credit
                                      Officer
 John Getzelman            55   N/A   President of CAB

  George L. Graziadio, Jr. Mr. Graziadio is chairman of the Company Board. Mr. Graziadio is also chairman of the board, president and chief executive officer of Bancorp and has been a member of the Bancorp Board since 1969. Mr. Graziadio is also chairman of the board of the Bank and a director of various other subsidiaries of Bancorp. In addition, he is engaged as an owner or partner in many other business activities, primarily in the real estate industry. He is also a director of Coastcast Corp., a company manufacturing metal-casted products. Mr. Graziadio is the father of G. Louis Graziadio, III and the uncle of Lee E. Mikles.

  G. Louis Graziadio, III. Mr. Graziadio is co-chairman of the Company Board and has been chief executive officer since October 1997. Mr. Graziadio is also a director of Bancorp, ITC and ICII. He has been a member of the Bancorp Board since 1984. Mr. Graziadio is president of Ginarra Holdings, Inc. and its subsidiaries, a California corporation engaged in investments. He is also chairman of the board of Lynx Golf, Inc., a golf club manufacturer, which on July 27, 1998 filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of California. He is also the chairman of the board of Vista 2000, Inc., a manufacturer of gloves, balloons and pet products and a director of Franchise Mortgage Acceptance Company, a specialty lender to franchise businesses. He has been engaged in and has extensive experience with real estate development and construction, with which he has been involved since 1972. He is the son of George L. Graziadio, Jr., chairman of the Company Board.

  Lee E. Mikles. Mr. Mikles is a director of the Company. Mr. Mikles has been a director of Bancorp since 1996 and of the Bank since 1994. Mr. Mikles is a principal of Mikles/Miller Management Inc., an investment advisor. He is also a director of Coastcast Corp. and Vista 2000, Inc. Mr. Mikles is the nephew of George L. Graziadio, Jr., chairman of the Company Board.

  Paul A. Novelly. Mr. Novelly is a director of the Company and has been a director of the Bank since April 1996. Since 1979, Mr. Novelly has been the president and chief executive officer of Apex Holding Co. and its subsidiaries, a wholesale marketer and storer of petroleum products. Mr. Novelly is a director and/or officer of numerous other corporations, including Coastcast Corp. and Vista 2000, Inc.

  H. Wayne Snavely. Mr. Snavely is a director of the Company. He is also chairman, chief executive officer and a director of ICII. Mr. Snavely also serves as a director of Franchise Mortgage Acceptance Company, Impac

Mortgage Holdings, a real estate investment trust, Southern Pacific Funding Corporation, a mortgage lender, and Imperial Credit Commercial Mortgage Investment Corporation, a real estate investment trust.

  Robert M. Franko. Mr. Franko has been president of the Company since its formation and is also a director of the Company. From 1995 and until April 1997, Mr. Franko was an executive vice president and chief financial officer of Bancorp. Before joining Bancorp in 1995, he was president and chief executive officer of Springfield Bank & Trust Limited, a commercial bank. Mr. Franko is also chairman of the board of ITC, a principal of Imperial Securities Corporation, an NASD-registered broker/dealer, and a director of Monarch Mutual Funds, a registered investment company.

  Perry A. Lerner. Mr. Lerner is a director of the Company and has been a director of ICII since 1992. He is also a principal in Crown Capital Group, Inc., an investment firm. Mr. Lerner was associated with the law firm of O'Melveny & Myers from 1982 through 1996. Mr. Lerner was an Attorney-Advisor of the International Tax Counsel of the United States Treasury Department from 1973 to 1976. Mr. Lerner is also a director of Vista 2000, Inc., and Franchise Mortgage Acceptance Company.

  Robert L. Harris II. Mr. Harris is a director of the Company. Since September 1992, Mr. Harris has been the senior vice president, International Business Development, for AMC Entertainment Inc., an operator of motion picture theaters. He is also the president and a director of Entertainment Properties Trust, a publicly traded real estate investment trust. Mr. Harris is also a member of the American Film Institute.

  Lewis P. Horwitz. Mr. Horwitz is a director of the Company and has been the president and chief executive officer of the LHO division of the Company since the Bank acquired LHO in 1989. Mr. Horwitz founded The Lewis Horwitz Organization in 1980. Mr. Horwitz has over 38 years of banking experience and 27 years of experience in entertainment-related finance. He is a member of the Board of Directors of AFMA, the Chairman of The Affiliated Financial Institutions Committee of AFMA, a past member of the Independent Film Industry Export Finance Task Force, an advisor to Banco Popular (Puerto Rico) on film production loans and an adviser to the Film Fund Management Corporation.

  Brian W. Nocco. Mr. Nocco has been executive vice president and chief financial officer of the Company since May 1998. Prior to joining the Company, Mr. Nocco was a Senior Vice President of The Chubb Corporation since November 1994. Prior to joining The Chubb Corporation, Mr. Nocco was Treasurer of Continental Bank Corporation in Chicago, Illinois, where he began his career as a commercial lender. From 1983 to 1986, Mr. Nocco held positions of Treasurer of CFS Continental, Inc. and Assistant Treasurer of Staley Continental, Inc.

  Clinton W. Bliss. Mr. Bliss has been a senior vice president and chief credit officer of the Company since April 1997. He is also chief credit officer of CAB. Prior to April 1997, he was a senior vice president and manager for Commercial Loan Administration for the Bank and was employed in various positions by the Bank since 1980. Prior to joining the Bank, Mr. Bliss was a vice president and commercial loan officer for Union Bank and he held a variety of management positions with Morris Plan Co. of California, which was an industrial loan company.

  John Getzelman. Mr. Getzelman has been president of CAB since August 1998. Prior to joining the Company, he was the president and chief executive officer of Community Bank in Pasadena, California since 1992. Prior to 1992, he was employed for over 21 years in various positions by Security Pacific Bank, including as president and chief executive officer of Rainier National Bank in Seattle, Washington, chairman and chief executive officer of Security Pacific Bancorporation Northwest and head of operations for the Asia/Australia Territory of Security Pacific Bank's banking operations. He is also a director of Aames Financial Corporation, a mortgage origination company based in Los Angeles.

DIRECTORS' MEETINGS, COMMITTEES AND FEES

  The Company Board has established a Compensation Committee and, following the Distribution, the Company Board is also expected to maintain an Audit Committee. Directors who are also officers or employees of the Company will not be permitted to serve on any of these committees. The current members of the Compensation Committee are Messrs. Mikles and Lerner. The functions of these committees will be as follows:

    AUDIT COMMITTEE. The Audit Committee will assist the Company Board in fulfilling its responsibilities concerning the Company's accounting and financial reporting practices and the ethical conduct of the Company and its employees. This committee will make recommendations to the Company Board regarding the selection, retention or termination of the Company's independent accountants and review the professional services, proposed fees and independence of such accountants. This committee also will review with management and the independent accountants both the controls established to protect the integrity of the quarterly reporting process and the Company's annual financial statements.

    COMPENSATION COMMITTEE. The Compensation Committee will assist the Company Board in the establishment of appropriate compensation and benefits for the Company's directors, officers and employees. This committee's general responsibilities will include advising the Company Board on certain compensation matters, evaluating and approving the chief executive officer's compensation, reporting to shareholders on executive compensation, and evaluating new and existing executive compensation and benefit programs. This committee will also review and make recommendations concerning outside director compensation and administer annual incentives for key employees and the Company's long-term incentive plans. All of the members of the Compensation Committee are, and after the Distribution will be, "disinterested" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code.

DIRECTOR COMPENSATION

  Each director of the Company, other than those directors that are also executive officers, receives annual compensation of $12,000 and is paid $1,000 for each meeting attended. Each member of a committee of the Board receives additional annual compensation of $3,000 and is paid $500 per meeting attended. Directors who are also executive officers receive no additional compensation for being a director of the Company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

  The following table sets forth the projected beneficial ownership of Company Class A Common Stock immediately following the Distribution Date by (i) each of the Company's directors, (ii) the Company's chief executive officer and other officers identified under "Executive Compensation" below, (iii) all directors and executive officers as a group and (iv) those persons that will own more than 5% of the Company Class A Common Stock, in each case based upon information available to Bancorp concerning ownership of shares of Bancorp Common Stock at June 30, 1998 and after giving effect to the February 6, 1998 Bancorp three-for-two stock split. The projections do not take into account any shares of Company Common Stock (as defined herein) that may be issued pursuant to the exercise of options granted under the Imperial Financial Group, Inc. 1997 Share Incentive Plan or the 1998 Imperial Financial Group, Inc. Stock Option Plan or otherwise. The information regarding the projected 5% owners has been obtained by Bancorp's records and reviews of statements filed with the Commission pursuant to Sections 13(d) and 13(g) of the Exchange Act. See "Executive Compensation."

                                      NUMBER OF SHARES PROJECTED   % OF SHARES
NAME(1)                               TO BE BENEFICIALLY OWNED(4)  OUTSTANDING
-------                               ---------------------------  -----------
DIRECTORS AND EXECUTIVE OFFICERS(3)
George L. Graziadio, Jr.                       2,236,405 (2)(6)(7)    11.25
G. Louis Graziadio, III                          252,522 (5)(6)(7)     1.27
Robert M. Franko                                   3,828                  *
Robert L. Harris II                                    0                --
Perry A. Lerner                                        0                --
Lee E. Mikles                                     33,625 (2)              *
Paul A. Novelly                                  142,698                  *
H. Wayne Snavely                                   1,002                  *
Clinton W. Bliss                                  16,606                  *
Lewis P. Horwitz                                  10,036                  *
Brian W. Nocco                                         0                --
John Getzelman                                         0                --
                                               ---------              -----
All directors and executive officers
 as a group (10 persons)                       2,696,722              13.57
5% OWNERS
Imperial Trust Company, as trustee
 for Bancorp Profit Sharing Plan,
 Employee Stock Ownership Plan and
 401(k) Plans                                  1,129,123               5.67%
Graziadio Family Trust                         1,007,504               5.06%

-------
*  Less than 1%.

(1) The address of each of the beneficial owners is c/o the Company, 1840 Century Park East, 10th Floor, Los Angeles, California 90067.

(2) George L. Graziadio, Jr. and Lee E. Mikles serve as members of Bancorp's Salary Investment, Profit Sharing and Employee Stock Ownership Plans Administrative Committee (the "Committee"), which is a committee of the Bancorp Board. The Committee has the power, pursuant to Bancorp's Salary Investment, Profit Sharing and Employee Stock Ownership Plans, to direct the Plan Trustee as to the manner in which it shall vote the shares of common stock held by the Trustee, other than allocated shares held in the Employee Stock Ownership Plan. The Committee acts by a majority vote. The Bancorp Board also has the right to act as a committee of the entirety. The shares held by the Trustee for others are not included in the number of shares shown to be beneficially held by each of Messrs. George L. Graziadio, Jr. and Lee E. Mikles and each of them disclaims beneficial ownership of the shares so held.

(3) Pursuant to California law, personal property held in the name of a married person may be community property as to which either spouse has the power and ability to manage and control in its entirety. The Company has no information pertaining to whether these shares are or are not community property or whether any arrangement exists between the spouses pertaining to voting or disposing of these shares and has thus assumed that, in the absence of information to the contrary, married persons share investment and voting power with their spouse.

(4) Holdings attributable to multiple parties have been adjusted to avoid duplications.

(5) Includes 51,820 shares held by G. Louis Graziadio, III, as custodian/trustee for his children, which are reported in his total, as to which Mr. Graziadio disclaims beneficial ownership.

(6) The Graziadio Investment Co. ("GIC") is a limited partnership of which the Graziadio Investment Corp. ("GI Corp.") is the General Partner. George L. Graziadio, Jr. is the controlling shareholder of GI Corp. and a Class A Limited Partner of GIC. The other limited partners of GIC include the George L. & Reva M. Graziadio Grandchildren's Trust No. 1 ("Trust No. 1") and George & Reva Graziadio Trust (the "Trust"). G. Louis Graziadio, III is a trustee of Trust No. 1 and trustee and beneficiary of the Trust and disclaims beneficial ownership except as to his beneficial interest, 4.058% of GIC.

(7) Includes currently exercisable options to purchase 925,847 shares of Bancorp Common Stock in the case of George L. Graziadio, Jr., and 41,230 shares of Bancorp Common Stock in the case of G. Louis Graziadio, III. If not exercised prior to the Distribution, these options will not become options to purchase shares of Company Class A Common Stock, but will remain options to purchase shares of Bancorp Common Stock.

                            EXECUTIVE COMPENSATION

HISTORICAL COMPENSATION

  The following table sets forth certain information with respect to the annual and long-term compensation of the Company's chief executive officer and the Company's other executive officers for fiscal 1997 and 1996. During the periods presented, the individuals were compensated by and in accordance with Bancorp's plans and policies, other than with respect to stock options in 1997. References in the following table to stock options in 1996 relate to awards of options to purchase shares of Bancorp Common Stock. References in the following table to stock options in 1997 relate to awards of options to purchase shares of Company Class B Common Stock.

                          SUMMARY COMPENSATION TABLE

                          ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                          --------------------                    ----------------------------------
                                                                          AWARDS           PAYOUTS
                                                                          ------         -----------
                                                                  RESTRICTED SECURITIES
NAME AND PRINCIPAL                                OTHER ANNUAL      STOCK    UNDERLYING     LTIP          ALL OTHER
POSITION             YEAR SALARY ($) BONUS ($) COMPENSATION($)(1)  AWARD(S)  OPTIONS (#) PAYOUTS ($) COMPENSATION ($)(3)
------------------   ---- ---------- --------- ------------------ ---------- ----------- ----------- -------------------
G. Louis Graziadio,
 III................ 1997        0          0             0            0       575,000         0            21,465
 --Chief Executive
 Officer             1996        0          0             0            0        11,000         0           966,814(2)
Robert M. Franko.... 1997  200,000    205,020        97,001            0       525,000         0            13,012
 --President         1996  185,000    192,475        92,160            0             0         0            12,218
Clinton W. Bliss.... 1997  147,000     75,000        40,453            0         5,000         0            17,762
 --Senior Vice       1996  140,000     60,000        37,484            0         8,250         0            15,770
 President and Chief
 Credit Officer
Lewis P. Horwitz.... 1997  250,000    504,614       129,764            0       600,000         0            17,762
 --President, LHO    1996  250,607    295,328        49,146            0        11,550         0            16,968

--------
(1) Includes automobile allowances, life insurance, tax services, employer contributions to deferred compensation plans and below market interest on loans.

(2) Represents consulting fees paid to Second Southern Corp. under consulting agreement with the Bank. See "--Employment Agreements" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."

(3) Except for Mr. Graziadio, these amounts represent contributions to Bancorp's Profit Sharing Plan, 401(k) Plan and Employee Stock Ownership Plan.

  OPTION GRANTS IN FISCAL 1997

  The following table sets forth information with respect to option grants to purchase Company Class B Common Stock (other than for Mr. Bliss, who has options to purchase Company Class A Common Stock) made during fiscal 1997 to the individuals named in the Summary Compensation Table pursuant to the Company's plans. The number of options granted and exercise prices have been adjusted to reflect Bancorp's February 6, 1998 stock split and the distribution ratio of one share of the Company's Common Stock for every two shares of outstanding Bancorp Common Stock. No options to purchase Bancorp Common Stock were granted to these individuals during fiscal 1997.

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                    ANNUAL RATES OF
                                                                                      STOCK PRICE
                                     % OF TOTAL                                    APPRECIATION FOR
                         NUMBER OF OPTIONS GRANTED  EXERCISE                        OPTION TERM ($)
                          OPTIONS   TO EMPLOYEES      PRICE                      ---------------------
NAME                      GRANTED      IN 1997      PER SHARE   EXPIRATION DATE     5%         10%
----                     --------- --------------- ----------- ----------------- --------- -----------
G. Louis Graziadio,
 III(1).................  575,000       20.9%      $6.48/$9.63 4/22/07 / 9/21/07   257,175     514,350
Robert M. Franko(1).....  525,000       19.1%      $6.48/$9.63 4/22/07 / 9/21/07   233,100     466,200
Clinton W. Bliss........    5,000        0.2%         $9.63         9/21/07          2,408       4,815
Lewis P. Horwitz........  600,000       21.9%         $5.18         4/22/07        974,400   1,168,800

--------
(1) Options granted in April 1997 have an exercise price of $6.48 and expire in April 2007. Options granted in September 1997 have an exercise price of $9.63 and expire in September 2007.

  OPTION EXERCISES IN FISCAL 1997

  The following table sets forth the number of shares of Bancorp Common Stock covered by both exercisable and unexercisable stock options held by each of the individuals named in the Summary Compensation Table on December 31, 1997. Also reported are the values for "in-the-money" options, calculated as the excess of the value of shares of Bancorp Common Stock as of December 31, 1997 over the respective exercise prices of outstanding stock options. All of the options described below are currently exercisable in whole or in part. The options granted to G. Louis Graziadio, III expire five years from date of grant. All other options described below expire 10 years from date of grant.

                                                  NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                   BANCORP OPTIONS AT       IN-THE-MONEY BANCORP
                             SHARES     VALUE         12/31/97 (#)         OPTIONS AT 12/31/97 ($)
                          ACQUIRED ON  REALIZED ------------------------- -------------------------
NAME                      EXERCISE (#)   ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                      ------------ -------- ----------- ------------- ----------- -------------
G. Louis Graziadio, III.     24,752    363,022    31,230            0       796,702             0
Robert M. Franko........     55,499    927,977       630       56,130        17,905     1,595,287
Clinton W. Bliss........     33,618    593,918     8,250       14,439       226,747       374,571
Lewis P. Horwitz........      4,331    139,478         0       12,995             0       310,374

  No options to purchase Company Common Stock were available for exercise at June 30, 1998 by the individuals included in the Summary Compensation Table.

COMPANY COMPENSATION AND BENEFIT PLANS

  It is anticipated that total compensation for the Company's executive officers after the Distribution will include base salary, annual incentives and other benefits as described below. The Company's executive compensation program is expected to be a performance and rewards compensation system that pays executives for the achievement of levels of performance designed to increase the shareholder value of the Company and that enables the Company to hire, retain and motivate high-quality executives who meet the immediate business challenges and improve the long-term performance of the Company. It is anticipated that base salaries and total compensation opportunities will be competitive as measured against industry norms.

  Set forth below is a summary of the components of executive compensation following the Distribution that will be made to those individuals who will be executive officers or directors of the Company following the Distribution.

  Base Salary. Each executive's performance will be evaluated annually, and it is anticipated that any base salary adjustments will be based on an evaluation of competitive market adjustments and the individual's performance and contribution.

  1997 Share Incentive Plan. The Company has adopted the Imperial Financial Group, Inc. 1997 Share Incentive Plan (the "1997 Plan") in order to provide incentives to attract, retain and motivate highly competent persons as executive management, employees and directors of the Company and of any affiliate thereof (other than Bancorp or the Bank). The 1997 Plan which is, and will be after the Distribution, administered by the Compensation Committee, provides such persons with opportunities to acquire shares of Company Class A Common Stock or Company Class B Common Stock, or to receive monetary payments based on the value of such shares pursuant to certain Benefits (as defined below). Benefits under the 1997 Plan may be granted in any one or a combination of stock options, stock appreciation rights, stock awards, performance awards and stock units (collectively, the "Benefits"). The Company has authorized 1 million shares of Company Class A Common Stock and
3.7 million shares of Company Class B Common Stock that may be granted under the 1997 Plan, subject to certain adjustments under certain circumstances.

  1998 Stock Option Plan. The Company has adopted the 1998 Stock Option Plan of Imperial Financial Group, Inc. (the "1998 Plan") in order to provide incentives to attract, retain and motivate highly competent persons as executive management, key employees and directors of the Company and of any affiliate thereof (other than Bancorp or the Bank). The 1998 Plan, which is and will be administered by the Company Board, provides such persons with opportunities to acquire shares of Company Class A Common Stock or Company Class B Common Stock, or to receive monetary payments in lieu of such shares. The Company has authorized 500,000 shares of Company Common Stock that may be granted under 1998 Plan, subject to certain adjustments under certain circumstances.

  Deferred Compensation Plan. The Company plans to adopt after the Distribution a non-qualified deferred compensation plan for management and highly compensated employees ("Deferred Compensation Plan") that will mirror the 1996 Deferred Compensation Plan for Bancorp employees. Participation in the Deferred Compensation Plan will be restricted to employees with the title of Senior Vice President and above, and will be voluntary. Participants may elect to defer up to 100% of their annual base salary and/or bonus. The Company will match participant contributions to their plan. The matched amount will depend on the Company's return on equity performance for that year and the amount contributed by the participant. The matched amount will not exceed 20% of a participant's base salary and bonus. Participants are fully vested at all times with respect to the amounts they have personally contributed and interest thereon. Participants are vested with respect to Company contributions at the end of the year after the year for which the Company contribution was made.

  Qualified Retirement Plans. The Company plans to establish after the Distribution two qualified defined contribution retirement plans which will mirror current retirement plans maintained by Bancorp. See "--Treatment of Bancorp Options and Other Benefits Following the Distribution."

  Other Compensation Arrangements. It is anticipated that the Company may from time to time enter into employment contracts or other compensation arrangements with executives when appropriate for competitive or other business reasons, for example, in connection with attracting new executives. See "--Employment Agreements."

TREATMENT OF BANCORP OPTIONS AND OTHER BENEFITS FOLLOWING THE DISTRIBUTION

  Set forth below is a summary of adjustments of the compensation and benefit plans of the Transferred Employees following the Distribution.

 Stock Options.

  Conversion of Bancorp Options. Upon consummation of the Distribution, certain employees of the Bank will cease to be employees of the Bank and will become employees of the Company. To the extent any of these Transferred Employees hold nonqualified stock options or incentive stock options to purchase Bancorp Common Stock immediately prior to the Distribution, all options held by such Transferred Employees will be automatically converted into options to purchase Company Class A Common Stock. In connection with this conversion of options to purchase Bancorp Common Stock (the "Bancorp Options") for options to purchase Company Class A Common Stock (the "Company Options"), the number of shares that were formerly underlying the Bancorp Options and/or the exercise price of such options will be appropriately adjusted to allow Transferred Employees to retain an equivalent economic position in Company Common Stock following the Distribution. The Company will attempt to establish the terms of the Company Options of these Transferred Employees by applying the following analyses: (i) the excess of (a) the aggregate fair market value of Company Class A Common Stock subject to the Company Options (determined immediately after the proposed transaction based on the average closing price of Company Class A Common Stock for a period of five trading days after the Distribution Date), over (b) the aggregate exercise price of such options, will not be greater than the excess of (a) the aggregate fair market value of Bancorp Common Stock subject to the Bancorp Options (determined immediately before the proposed transaction based on the average closing price of Bancorp Common Stock for a period of five trading days before and including the Distribution Date), over (b) the aggregate exercise price of such options; and
(ii) the ratio of (A) the option exercise price of the Company Options immediately following the exchange to (B) the fair market value of the Company Class A Common Stock immediately following the Distribution will not be more favorable to the optionee on a share by share comparison than the ratio of the option exercise price of the Bancorp Options immediately prior to the exchange to the fair market value of Bancorp Common Stock immediately preceding the Distribution.

  Tax Consequences. The substitution of Company Options for Bancorp Options for Transferred Employees will not result in the recognition of income, gain or loss to the Company or to an optionee. The Company will be entitled to a tax deduction upon the exercise of a non-qualified stock option to acquire Company Class A Common Stock, or a disqualifying disposition of an incentive stock option, in an amount equal to the amount of ordinary income recognized by the optionee upon the exercise or disqualifying disposition, as applicable.

  Deferred Compensation. The benefits of Transferred Employees in the deferred compensation plans of Bancorp will not be transferred to any deferred compensation plan adopted by the Company and will be paid in accordance with the terms of the Bancorp plans.

  Qualified Retirement Plans.

  General. The Company will establish for its employees two qualified defined contribution retirement plans (the "Company Qualified Plans"): (i) a 401(k) plan and (ii) a profit sharing plan. See "--Plan Provisions." A portion of the profit sharing plan will constitute an employee stock ownership plan. Both plans will mirror the comparable plans currently maintained by the Bank. The entire account balance of each Transferred Employee who is a participant in the Bank qualified plans will be transferred to the respective Company Qualified Plan. Within a reasonable period of time following the Distribution, Bancorp Common Stock held by the Company Qualified Plans will be exchanged for securities of an equivalent value (the "Exchange"), unless the participant has separately elected to establish a self-directed brokerage account within the Company Qualified Plans to hold Bancorp Common Stock.

  Tax Consequences. No gain or loss will be recognized by any participant in either of the Company Qualified Plans, and no gain or loss will be recognized by either of the Company Qualified Plans in connection with the Exchange. The Exchange will not adversely affect the status of the Company Qualified Plans as qualified within the meaning of Section 401(a) of the Code and that part of the Company profit sharing plan that is an employee stock ownership plan will satisfy the requirements of Section 4975(e) of the Code.

  Plan Provisions. The following is a current description of the material terms of each plan. These provisions are subject to change at any time.

  SALARY INVESTMENT PLAN OF IMPERIAL FINANCIAL GROUP. The Salary Investment Plan of Imperial Financial Group (the "401(k) Plan") is a qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Code. The 401(k) Plan operates on a calendar year. Employees are eligible to participate in the 401(k) Plan upon the completion of 183 days (six months) of service. Entry into the plan will occur on the January 1 or July 1 next following the date the eligibility requirements are first met provided the participant is employed on such date. Generally, all Company employees are eligible to participate in the plan other than employees covered by a collective bargaining agreement and nonresident aliens. Under the plan, a participant may elect to defer (in whole percentages) from 2% to 14% of a portion of his or her compensation for each pay period. A participant may cease deferrals as of any business day or may change the amount of his deferral election as of the first day of any quarter. The Company will make matching contributions to the 401(k) Plan equal to 50% of the deferral made by a participant up to the first 8% of a participant's deferral. Only active employees at December 31 of any given year are eligible to receive matching contributions for the year. Employer matching contributions will be invested in Company Class A Common Stock. At all times, a participant's deferrals and employer matching contributions are 100% vested. A participant may self-direct the investment of his or her account, except that all matching contributions will be invested in Company Class A Common Stock. Changes in the investment elections may be made daily. All distributions will be made in a single lump sum. Participant loans and hardship withdrawals are permitted within the limits prescribed by the Code. Additionally, in-service distributions upon the attainment of age 59 1/2 are also permitted.

  PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN OF IMPERIAL FINANCIAL GROUP. The Profit Sharing Plan and Employee Stock Ownership Plan (the "PSP/ESOP") combines two types of plans, a profit sharing plan and a stock bonus plan. Employees may participate upon completion of 183 days (6 months) of service during the year. Entry to the PSP/ESOP occurs on the January 1 following the date the eligibility requirements are first met provided the participant is employed on such date. Profit sharing contributions and ESOP contributions by the Company are determined by the Company Board, in its sole discretion, on an annual basis. Contributions by the Company under the PSP/ESOP are allocated to the individual profit sharing or ESOP account of each participant who has completed 1,000 hours of service and is an employee on the last day of the plan year and is allocated in proportion to compensation. Both the profit sharing contributions and the ESOP contributions are subject to a vesting schedule which provides for full vesting upon the completion of five years of service, the attainment of age 65, disability or death. A year of service for vesting purposes will occur upon the completion of 1,000 hours of service during a plan year. Unvested amounts are forfeited upon distribution and the resulting forfeitures are reallocated to the remaining plan participants who have completed 1,000 hours of service and are employees on the last day of the plan year. A participant may direct that his or her account balance, except contributions by the Company to the participant's ESOP account, may be invested in only Company Class A Common Stock. Permitted changes in the investment elections may be made daily.

EMPLOYMENT ARRANGEMENTS

  Agreements with G. Louis Graziadio, III. The Company and G. Louis Graziadio, III intend to enter into an offer letter (the "Graziadio Offer Letter"), pursuant to which Mr. Graziadio will serve as co-chairman and chief executive officer of the Company and the term of his employment will be "at will". Pursuant to the Graziadio Offer Letter, Mr. Graziadio will receive annual base compensation of $100,000 and will be entitled to an annual incentive bonus based on the performance of the Company. As described above, Mr. Graziadio previously was granted options to purchase 575,000 shares of Company Class B Common Stock, which vest over a 10-year period. These stock options will automatically vest upon a change of control of the Company. Mr. Graziadio is also eligible to receive additional options on shares of Company Common Stock if granted by the Compensation Committee. In addition, he receives a monthly car allowance.

  Pursuant to the Graziadio Offer Letter, upon Mr. Graziadio's involuntary termination on or prior to the first anniversary of the date of the Graziadio Offer Letter for any reason other than good cause, he will receive a severance payment equal to 24 months of his base salary. Upon Mr. Graziadio's involuntary termination at any time after the first anniversary of the date of the Offer Letter for any reason other than good cause, he will receive a severance payment equal to two months of his base salary for each month employed by the Company. Upon the termination of Mr. Graziadio for good cause, he will be paid salary and benefits through the date of termination. Upon Mr. Graziadio's termination due to the Company's merger with or acquisition by a third party, he will receive, among other things, a severance payment equal to three years of his salary, which may be paid in a lump sum at termination date, and three years of his current target bonus paid in a lump sum at termination date.

   Under that certain consulting agreement dated November 1, 1991 between the Bank and Second Southern, a company wholly owned by G. Louis Graziadio, III, Second Southern provided the Bank with an analysis of information, preparation of marketing materials and coordination of appropriate professionals in connection with possible securities offerings on behalf of the Bank. Second Southern was entitled thereunder to receive an incentive fee of 2.5% of the realized pre-tax gains received by the Company, when and if realized, from the disposition of the remaining ICII shares held by the Company. The liability relating to this consulting agreement approximated $4.9 million as of June 30, 1998, of which $3.2 million had been accrued for as of June 30, 1998.

  The Bank, the Company and Second Southern have agreed that, in connection with and prior to the Distribution, the consulting agreement will be amended to provide that it will be assumed by the Company and the Bank will be released from its obligations thereunder. In addition, the parties have agreed that, immediately following the Distribution, the consulting agreement (and the related rights and obligations thereunder) will be terminated and in consideration therefor, the Company will issue to Second Southern a combination of cash and warrants to acquire Company Class A Common Stock in an aggregate amount equal to the total liability owed to Second Southern under the consulting agreement at the time of such amendment. In accordance with the terms of the consulting agreement, this liability will be approximately $5.4 million. The warrants will not be exercisable for two years and the confirmation of the value of the warrants at the time of issuance will be determined by an independent appraiser selected by the Company. The settlement of the total liability owed to Second Southern will result in a one-time after tax charge to the Company's earnings immediately following the distribution of approximately $1.3 million. See "Unaudited Pro Forma Combined Financial Data." The effectiveness of the amendment of the consulting agreement is conditioned upon the consummation of the Distribution.

  In connection with the distribution, the Company will be assigned a lease of office space located in Palos Verdes, California by Ginarra Holdings Inc. ("Ginarra"), a private investment and holding company of which G. Louis Graziadio, III is chairman and chief executive officer. The Company intends to sublease a portion of the space under such lease back to Ginarra on terms substantially similar to those of the lease. The Company also intends to reimburse Ginarra for approximately $135,000 of leasehold improvements made by Ginarra to the space. The base rent for Ginarra will be $300 per month and the terms of the lease and the sublease are scheduled to expire on April 14, 1999.

  Agreement with Robert Franko. The Company and Robert Franko intend to enter into a proposed offer letter (the "Franko Offer Letter"), pursuant to which Mr. Franko will serve as president of the Company and the term of his employment will be "at will". Pursuant to the Franko Offer Letter, Mr. Franko will receive annual base compensation of $200,000 and will be entitled to an annual incentive bonus of up to 100% of his annual base salary, or an additional $200,000, based on the performance of the Company. As described above, Mr. Franko previously was granted options to purchase 525,000 shares of Company Class B Common Stock, which vest over a 10-year period. These stock options will automatically vest upon a change of control of the Company and will convert to options to purchase Company Class A Common Stock. Mr. Franko is also eligible to receive additional options on shares of Class B Common Stock if granted by the Compensation Committee. In addition, he receives a monthly car allowance.

  Pursuant to the Franko Offer Letter, upon Mr. Franko's involuntary termination for any reason other than good cause on or prior to December 31, 1999, he will receive a severance payment equal to 12 months of his base salary plus his target bonus pro-rated through the date of termination to the extent performance goals have been attained. Upon Mr. Franko's involuntary termination at any time after December 31, 1999 for any reason other than good cause, he will receive a severance payment equal to six months of his base salary plus his target bonus pro-rated through the date of termination to the extent performance goals have been attained. Upon the termination of Mr. Franko for good cause, he will be paid salary and benefits through the date of termination. Upon Mr. Franko's termination due to the Company's merger with or acquisition by a third party, he will receive, among other things, a severance payment equal to three years of his salary, which may be paid in a lump sum at termination date, and three years of his current target bonus paid in a lump sum at termination date. Based on Mr. Franko's current base salary, this amount could equal up to $1.2 million.

  Agreement with Lewis Horwitz. The Bank and Lewis Horwitz entered into an Employment Agreement, dated as of July 23, 1997 (the "Horwitz Agreement"), which will be assigned from the Bank to the Company as part of the Contribution, pursuant to which Mr. Horwitz serves as president and chief executive officer of LHO. The initial term of the Horwitz Agreement expires on December 31, 2001, subject to early termination at Mr. Horwitz's option after December 31, 1999.

  Pursuant to the Horwitz Agreement, Mr. Horwitz receives a base salary of $250,000 and a guaranteed annual bonus of $500,000 and is entitled to an annual incentive bonus based on the pre-tax earnings of LHO. Mr. Horwitz also receives a monthly car allowance and is entitled to additional payments aggregating $60,000 payable between 1997 and 2001. Mr. Horwitz was also granted options to purchase up to three percent of the outstanding Company Common Stock as of April 23, 1997 at an exercise price equal to 80% of the fair value per share as determined in a report by NationsBanc Montgomery dated as of April 23, 1997. Based on these terms, the Company will accrue compensation expense of $194,000 per year over the vesting period. These options vest after five years, subject to earlier vesting in certain circumstances.

  The Horwitz Agreement provides that Mr. Horwitz may be terminated for permanent disability or cause. Upon such termination, he would be entitled to receive all accrued compensation and bonuses described above, except that no incentive bonus will be paid upon termination for cause. Mr. Horwitz is also entitled to a severance payment on termination (in lieu of receiving a signing bonus at the time of execution of the Horwitz Agreement) of up to $1,250,000, which amount will be reduced annually by 50% of the guaranteed bonus paid prior to such termination.

  The Horwitz Agreement also provides that, following the initial term, Mr. Horwitz will provide consulting services for the Company for an additional three years for annual compensation of $200,000 (or an additional two years if he retires prior to December 31, 2001). The Horwitz Agreement also contains a non-compete provision that provides that during the term of employment and for two years following termination, Mr. Horwitz will not solicit employees or customers of the Company or any of its affiliates and he may not work in a business directly or indirectly in competition with LHO.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  Under the Certificate of Incorporation that will be in effect on the Distribution Date, the Company will have authority to issue a total of 70 million shares of all classes of stock, of which 10 million may be shares of preferred stock ("Preferred Stock"), 50 million may be shares of Company Class A Common Stock, and 10 million may be shares of Company Class B Common Stock. Company Class A Common Stock and Company Class B Common Stock are collectively referred to herein as "Company Common Stock."

  Based on the number of shares of Bancorp Common Stock outstanding as of June 30, 1998 and the Distribution Ratio, it is expected that approximately 19,878,335 shares of Company Class A Common Stock will be distributed to Bancorp Shareholders in the Distribution. All the shares of Company Class A Common Stock to be distributed to Bancorp Shareholders in the Distribution will be fully paid and non-assessable. The Company Class A Common Stock to be distributed will constitute all the shares of capital stock of the Company that will be outstanding immediately after the Distribution.

COMPANY CLASS A COMMON STOCK

  Holders of Company Class A Common Stock are entitled to one vote for each share on all matters voted on by shareholders. Holders of Company Class A Common Stock do not have cumulative voting rights in the election of directors. The first annual meeting of shareholders is expected to be held during 1999.

  Holders of Company Class A Common Stock do not have subscription, redemption or conversion privileges. Subject to the preferences or other rights of any Preferred Stock that may be issued from time to time, holders of Company Class A Common Stock are entitled to participate ratably in dividends on the Company Class A Common Stock as declared by the Company Board. Holders of Company Class A Common Stock are entitled to share ratably in all assets available for distribution to shareholders in the event of liquidation or dissolution of the Company, subject to distribution of the preferential amount, if any, to be distributed to holders of Preferred Stock.

COMPANY CLASS B COMMON STOCK

  Company Class B Common Stock may only be issued pursuant to the terms of, or upon the exercise of outstanding options granted under any of, the Company's employee benefit plans as stock dividends to holders of Company Class B Common Stock or in connection with shares issued to a third party in a transaction approved by the Company Board. Holders of Company Class B Common Stock are entitled to one-tenth of one vote for each share on all matters voted on by stockholders and will vote together as a single class with holders of Company Class A Common Stock.

  Each share of Company Class B Common Stock will automatically be converted into one share of Company Class A Common Stock, subject to customary anti-dilution adjustments, on the earlier of the fifth anniversary of the Distribution Date and a Change of Control (as defined in the Certificate of Incorporation) (the "Conversion Date"). All shares of Company Class B Common Stock that were transferred or assigned prior to the Conversion Date will automatically convert into an equivalent number of shares of Company Class A Common Stock on the Conversion Date. No holder of Company Class B Common Stock has the right to convert his or her shares into Company Class A Common Stock except in the event of an automatic conversion under the circumstances described above.

  In all other respects, the rights of the holders of Company Class B Common Stock will be identical to the rights of holders of Company Class A Common Stock.

PREFERRED STOCK

  The Certificate of Incorporation that will be in effect on the Distribution Date will authorize the Company Board, without any vote or action by the holders of Company Class A Common Stock or Company Class B

Common Stock, to issue up to 10 million shares of Preferred Stock from time to time in one or more series. The Company Board is authorized to determine the number of shares and designation of any series of Preferred Stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of Preferred Stock. Issuances of Preferred Stock would be subject to the applicable rules of the NYSE or other organizations on whose systems the stock of the Company may then be quoted or listed. Depending upon the terms of Preferred Stock established by the Company Board, any or all series of Preferred Stock could have preference over the Company Class A Common Stock with respect to dividends and other distributions and upon liquidation of the Company. Issuance of any such shares with voting powers, or issuance of additional shares of Company Class A Common Stock, would dilute the voting power of the outstanding Company Class A Common Stock. The Company has no present plans to issue any Preferred Stock.

NO PREEMPTIVE RIGHTS

  No holder of any capital stock of the Company authorized at the Distribution Date will have any preemptive right to subscribe for or purchase any securities of any class or kind of the Company.

TRANSFER AGENT AND REGISTRAR

  American Stock Transfer & Trust Co. will be the transfer agent and registrar for the Company Class A Common Stock commencing upon the Distribution Date.

                               CREDIT FACILITIES

  On August 19, 1998, the Company entered into a credit agreement with a syndicate of banks to provide credit facilities (the "Credit Facilities") to finance the Company's operations other than CAB. The syndicate consists of third party financial institutions not affiliated with the Bank. The Bank will be the initial borrower under the Credit Facilities but immediately upon the consummation of the Contribution the Company will assume the obligations of the borrower and the Bank will be completely released therefrom. The Credit Facilities provide for borrowings on a revolving basis of up to $135 million outstanding at any one time based on a borrowing base calculation measured by the value of the Company's collateral pledged thereunder. Included within the Credit Facilities is a sub-facility for the issuance of standby and commercial letters of credit of up to $45 million. The Credit Facilities have an initial term of two years and provide for an earlier termination under certain circumstances described below. The lenders under the Credit Facilities are granted, among other things, a first priority security interest in (a) all of the common stock of the Company's subsidiaries, (b) the common stock of ICII owned by the Company and (c) the LHO loans. The borrowing base will be comprised of the sum of (x) 50% of the current market value of the Company's investment in ICII stock up to a maximum of $100 million and (y) 85% of eligible LHO loans. The Credit Facilities will bear interest at an annual rate equal to 1.45% over LIBOR or at an alternative base rate which will be the greater of the lead lender's prime rate and the Federal funds rate plus 1.45%. The Company also will be charged loan and other fees under the Credit Facilities.

  The commitments of the banks party to the Credit Facilities will terminate 90 days after the first to occur of the following events if such events are not cured or otherwise cease to exist within such 90 day period: (i) the Company fails to beneficially own at least 25% of the outstanding common stock of ICII; (ii) the termination, amendment, alteration or assignment of the ICII Shareholders Agreement by any party thereto without the prior approval of the administrative agent of the Credit Facilities; (iii) any party to the ICII Shareholders Agreement becomes the subject of a voluntary or involuntary bankruptcy proceeding; (iv) ICII fails to comply with its obligations under the Letter Agreement or gives notice of a dilution event that may result in the Company failing to meet the requirements of clause (i) above; (v) there is an increase in the percentage beneficial ownership of voting securities of ICII required to be owned or controlled by the Company to entitle the Company to the presumption of control under Section 2(a) (9) of the Investment Company Act of 1940 and the Company fails to own or control such increased percentage of ICII voting securities; (vi) either the Company or ICII is required to register as an "investment company" within the meaning of the Investment Company Act of 1940; or (vii) the Commission notifies the Company or ICII that it is challenging or instituting any action to challenge the exemption from registration under the Investment Company Act of 1940 of the Company, ICII or any subsidiary of the Company or ICII or otherwise asserts that the Company, ICII or any such subsidiary is not in compliance with the Investment Company Act.

  The Credit Facilities also include financial covenants such as maintenance of a minimum tangible net worth, minimum adjusted tangible net worth and minimum interest coverage ratio, and limitations on the maximum leverage ratio for the Company, the maximum exposure under "gap" loans made by LHO and the maximum exposure to distributors whose contracts and undertakings support the eligible LHO loans. The Credit Facilities also require the Company to make customary representations and warranties as of the initial funding date and prior to each borrowing and include customary affirmative and negative operating covenants such as limitation on the incurrence of debt and liens and on investments and limitations on the Company's ability to engage in additional lines of business. Customary events of default include a change under certain circumstances in ownership of more than 20% of the Company's outstanding shares and in the composition of the Company's board of directors.

  Prior to the Distribution, the Bank will borrow approximately $93 million (as determined at June 30, 1998) under the Credit Facilities in order to replace certain deposit liabilities used to fund loans made through LHO. In connection with the Contribution, these loans, along with the other assets of the IFG Business, will be transferred to the Company, the Bank will be released from all liabilities under the Credit Facilities and the Company will remain responsible for all liabilities under the Credit Facilities.

  For a description of all of the Company's financing arrangements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

          PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S
             CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

GENERAL

  The provisions of the Certificate of Incorporation, the Company's Bylaws and Delaware statutory law described in this section may delay or make more difficult acquisitions or changes of control of the Company not approved by the Company Board. Such provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Company Board. See "Relationship and Agreements Among the Company, the Bank and Bancorp After the Distribution--Contribution Agreement."

  Copies of the Certificate of Incorporation and Bylaws have been filed as exhibits to the Registration Statement, of which this Information Statement is a part. The following description of certain provisions of the Certificate of Incorporation and the Bylaws does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Certificate of Incorporation and the Bylaws.

CLASSIFIED BOARD OF DIRECTORS

  The Certificate of Incorporation provides for the Company Board, effective upon completion of the Distribution, to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Company Board will be elected each year. See "Management-- Directors and Executive Officers."

  The Company believes that a classified board will help to assure the continuity and stability of the Company Board, and its business strategies and policies as determined by the Company Board, because a majority of the directors at any given time will have prior experience as directors of the Company. This provision should also help to ensure that the Company Board, if confronted with an unsolicited proposal from a third party that has acquired a block of Company Class A Common Stock, will have sufficient time to review the proposal, to consider appropriate alternatives and to seek the best available result for all shareholders.

  This provision could prevent a party who acquires control of a majority of the outstanding Company Class A Common Stock from obtaining control of the Company Board until the second annual stockholders' meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could thus increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS; REMOVAL; VACANCIES

  The Certificate of Incorporation and the Bylaws provide that the number of directors shall not be less than three and shall be determined from time to time exclusively by a vote of a majority of the Company Board then in office. The Certificate of Incorporation also provides that the Company Board shall have the exclusive right to fill vacancies, including vacancies created by expansion of the Company Board. Furthermore, except as may be provided in a resolution or resolutions of the Company Board providing for any class or series of Preferred Stock with respect to any directors elected by the holders of such class or series, directors may be removed by shareholders for cause and only by the affirmative vote of at least 80% of the voting power of all of the shares of the Company's capital stock then entitled to vote generally in the election of directors, voting together as a single class. These provisions, in conjunction with the provision of the Certificate of Incorporation authorizing the Company Board to fill vacant directorships, could prevent shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

  The Certificate of Incorporation provides that, except as may be provided in a resolution or resolutions of the Company Board providing for any class or series of Preferred Stock, stockholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation also provides that special meetings of the shareholders can only be called pursuant to a resolution approved by a majority of the Company Board then in office. Shareholders of the Company are not permitted to call a special meeting of shareholders.

ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

  The Bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of shareholders of the Company and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, the Company Board, or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Company Board, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.

  To be timely, notice of nominations or other business to be brought before an annual meeting must be received by the Secretary of the Company at the principal executive office of the Company no later than 90 days prior to the date of such annual meeting. Similarly, notice of nominations or other business to be brought before a special meeting must be delivered to the Secretary at the principal executive office of the Company no later than the close of business on the 10th day following the day on which notice of the date of a special meeting of shareholders was given.

  The notice of any nomination for election as a director must set forth the name, date of birth, business and residence address of the person or persons to be nominated; the business experience during the past five years of such person or persons; whether such person or persons are or have ever been at any time directors, officers or owners of 5% or more of any class of capital stock, partnership interest or other equity interest of any corporation, partnership or other entity; any directorships held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; and whether in the last five years, such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; and the consent of each such person to serve as a director if elected. The person submitting the notice of nomination, and any person acting in concert with such person, must provide their name and business addresses, the name and address under which they appear on the Company's books (if they so appear), and the class and number of shares of the Company's capital stock that are beneficially owned by them.

AMENDMENTS TO BYLAWS

  The Certificate of Incorporation provides that the Company Board or the holders of at least 80% of the voting power of all shares of the Company's capital stock then entitled to vote generally in the election of directors, voting together as a single class, have the power to amend or repeal the Company's Bylaws.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

  Any proposal to amend, alter, change or repeal any provision of the Certificate of Incorporation except as may be provided in a resolution or resolutions of the Company Board providing for any class or series of Preferred Stock and which relate to such class or series of Preferred Stock, requires approval by the affirmative vote of both a majority of the members of the Company Board then in office and a majority vote of the voting power of all of the shares of the company's capital stock entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, any proposal to amend, alter, change or repeal the provisions of the Certificate of Incorporation relating to (i) the classification of the Company Board, (ii) removal of Directors, (iii) the prohibition of stockholder action by written consent or stockholder calls for special meetings, (iv) amendment of Bylaws, or (v) amendment of the Certificate of Incorporation requires approval by the affirmative vote of 80% of the voting power of all of the shares of the Company's capital stock entitled to vote generally in the election of directors, voting together as a single class.

PREFERRED STOCK AND ADDITIONAL COMMON STOCK

  Under the Certificate of Incorporation, the Company Board will have the authority to provide by Board resolution for the issuance of shares of one or more series of Preferred Stock. The Company Board is authorized to fix by resolution the terms and conditions of each such other series. See "Description of Capital Stock--Preferred Stock."

  The Company believes that the availability of the Company's Preferred Stock, in each case issuable in series, and additional shares of Common Stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of the Company's Preferred Stock, as well as authorized but unissued shares of Company Class A Common Stock and Company Class B Common Stock, will be available for issuance without further action by the Company's stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of the Company's capital stock may then be listed.

  These provisions give the Company Board the power to approve the issuance of a series of Preferred Stock, or an additional series of Company Class A Common Stock or Company Class B Common Stock, of the Company that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of Preferred Stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations and the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

DELAWARE TAKEOVER STATUTE

  Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

  Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the shareholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation does not exclude the Company from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

     LIMITATION ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Certain provisions of the DGCL and the Company's Certificate of Incorporation and Bylaws relate to the limitation of liability and indemnification of directors and officers of the Company. These various provisions are described below.

  The Certificate of Incorporation provides that the Company's directors are not personally liable to the Company or its shareholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent permitted by Delaware law. Under existing Delaware law, directors would not be personally liable to the Company or its shareholders for monetary damages for breach of their fiduciary duties as a director, except for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived improper personal benefit or (iv) the unlawful payment of dividends or unlawful stock repurchases or redemptions. This indemnification provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or the Company from bringing a lawsuit against directors of the Company for breach of their fiduciary duties as directors. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission.

  The Certificate of Incorporation also provides that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil or criminal action or proceeding by reason of the fact that such person is or was a director of the Company or is or was serving at the request of the Company as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law. This right to indemnification shall also include the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. This right to indemnification shall be a contract right. The Company may, by action of the Company Board, provide indemnification to such of the officers, employees and agents of the Company to such extent and to such effect as the Company Board determines to be appropriate and authorized by Delaware law.

  The Company's Bylaws authorize the Company to purchase insurance for directors, officers and employees of the Company, and persons who serve at the request of the Company as directors, officers, members, employees, fiduciaries or agents of other enterprises, against any expense, liability or loss incurred in such capacity, whether or not the Company would have the power to indemnify such persons against such expense or liability under the Bylaws. The Company intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse the Company for potential costs of its corporate indemnification of directors and officers.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission the Registration Statement under the Exchange Act with respect to the Company Class A Common Stock being received by the shareholders of Bancorp Common Stock in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other documents filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected at the public reference facilities of the Commission listed below.

  After the Distribution, the Company will be subject to the information requirements of the Exchange Act, and in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 10549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Application has been made to list the shares of Company Class A Common Stock on the NYSE and, if and when such shares of Company Class A Common Stock commence trading on the NYSE, such reports, proxy statements and other information concerning the Company will be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

                               ----------------

  The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by independent accountants.

                               ----------------

  NO PERSON IS AUTHORIZED BY BANCORP, THE BANK OR THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                         INDEX TO FINANCIAL INFORMATION

                                                                            PAGE
                                                                            ----
Imperial Financial Group, Inc.
  Independent Auditors' Report.............................................  F-2
  Combined Balance Sheets..................................................  F-3
  Combined Statements of Income............................................  F-4
  Combined Statements of Changes in Stockholder's Equity...................  F-5
  Combined Statements of Cash Flows........................................  F-6
  Notes to Combined Financial Statements...................................  F-7
Imperial Credit Industries, Inc.
  Index to Consolidated Financial Statements of ICII as of and
   for the Six Months Ended June 30, 1998 and 1997......................... F-33
  Index to Consolidated Financial Statements of ICII as of and
   for the Year Ended December 31, 1997.................................... F-70

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Imperial Financial Group, Inc.

We have audited the accompanying combined balance sheets of Imperial Financial Group, Inc. as of December 31, 1996 and 1997, and the related combined statements of income, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Imperial Financial Group, Inc. as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Los Angeles, California
March 6, 1998

                         IMPERIAL FINANCIAL GROUP, INC.
                            COMBINED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                     PRO FORMA
                                                          JUNE 30,    JUNE 30,
                               DECEMBER 31, DECEMBER 31,    1998        1998
                                   1996         1997     (UNAUDITED) (UNAUDITED)
                               ------------ ------------ ----------- ----------
ASSETS
Cash and cash equivalents....    $  5,245     $  2,813    $ 10,448    $ 10,448
Securities available for
 sale, at fair value.........       1,179        6,027       3,507       3,507
Loans held for sale..........       5,531        3,763       8,441       8,441
Loans held for investment,
 net.........................      72,528      134,407     139,210     134,276
Investment in stock of Impe-
 rial Credit Industries, Inc.
 ("ICII")....................      57,736       75,001      81,700      81,700
Premises and equipment, net..         306          551       1,442       1,442
Excess servicing fees receiv-
 able........................       3,294          --          --          --
Loan servicing rights........         --         1,914       2,046       2,046
Other assets.................       3,529        3,507       3,822       5,453
                                 --------     --------    --------    --------
                                 $149,348     $227,983    $250,616    $247,313
                                 ========     ========    ========    ========
LIABILITIES
Time deposits under $100,000.    $    --      $    --     $ 32,581    $ 32,581
Time deposits $100,000 and
 over........................         --           --        4,899       4,899
Borrowings from Imperial
 Bank........................       6,184       77,934      47,225         --
Line of credit...............         --           --          --       95,231
Income taxes payable.........      40,340       29,837      29,962      29,972
Other liabilities............       5,978        7,974       9,233       7,749
                                 --------     --------    --------    --------
                                   52,502      115,745     123,900     170,432
                                 --------     --------    --------    --------
STOCKHOLDER'S EQUITY
Class A common stock--$.01
 par, 1,000 shares autho-
 rized; 100 shares issued and
 outstanding at June 30,
 1998........................         --           --          --          199
Contribution by Imperial
 Bank........................       1,597        1,597      11,597      11,398
Unrealized (loss) gain on se-
 curities available for sale,
 net of taxes................          (1)         231       (187)       (187)
Retained earnings............      95,250      110,410     115,306      65,471
                                 --------     --------    --------    --------
Total stockholder's equity...      96,846      112,238     126,716      76,881
                                 --------     --------    --------    --------
Total liabilities and stock-
 holder's equity.............    $149,348     $227,983    $250,616    $247,313
                                 ========     ========    ========    ========

            See accompanying notes to combined financial statements.

                         IMPERIAL FINANCIAL GROUP, INC.
                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                         PRO FORMA
                                                    PRO FORMA   SIX MONTHS  SIX MONTHS  SIX MONTHS
                                                    YEAR ENDED     ENDED       ENDED       ENDED
                          YEAR ENDED DECEMBER 31,  DECEMBER 31,  JUNE 30,    JUNE 30,    JUNE 30,
                          ------------------------     1997        1997        1998        1998
                           1995    1996     1997   (UNAUDITED)  (UNAUDITED) (UNAUDITED) (UNAUDITED)
                          ------- -------  ------- ------------ ----------- ----------- -----------
REVENUE
Interest on loans.......  $ 6,726 $10,629  $14,355   $13,773      $ 6,319     $ 8,955     $ 8,699
Other interest income...      153     158      235       235           84         187         187
                          ------- -------  -------   -------      -------     -------     -------
Total interest income...    6,879  10,787   14,590    14,008        6,403       9,142       8,886
Interest expense........    1,287   1,973    3,277     5,376          769       2,831       4,175
                          ------- -------  -------   -------      -------     -------     -------
Net interest income.....    5,592   8,814   11,313     8,632        5,634       6,311       4,711
Provision for loan
 losses.................    1,492   1,781    2,558     2,243        1,512         736         696
                          ------- -------  -------   -------      -------     -------     -------
Net interest income
 after provision for
 loan losses............    4,100   7,033    8,755     6,389        4,122       5,575       4,015
                          ------- -------  -------   -------      -------     -------     -------
Trust fees..............    8,385   7,744    7,967     7,967        3,844       4,302       4,302
Gain on sale of SBA
 loans..................    1,813   3,561    3,944     3,944        2,019       2,537       2,537
Equity in net income of
 ICII...................    5,652  21,444   20,260    20,260        5,005       6,699       6,699
Gain on sale of ICII
 stock..................      --   25,650    4,977     4,977          --          --          --
Gain from sale of stock
 by ICII................      --   10,761      --        --           --          --          --
Appreciation on donated
 ICII stock.............      --    3,698    2,816     2,816        2,816         --          --
Other income............      677   1,260    2,627     2,624        1,347       1,223       1,223
                          ------- -------  -------   -------      -------     -------     -------
TOTAL REVENUE...........   20,627  81,151   51,346    48,977       19,153      20,336      18,776
                          ------- -------  -------   -------      -------     -------     -------
EXPENSES
Personnel...............    4,827   6,153    9,315     9,315        4,623       6,296       6,754
Occupancy, net..........      887   1,024    1,198     1,198          583         936         936
Data processing.........      518     562      642       642          318         443         443
Other...................    3,748   3,325    5,381     5,381        2,688       2,806       2,806
                          ------- -------  -------   -------      -------     -------     -------
TOTAL GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............    9,980  11,064   16,536    16,536        8,212      10,481      10,939
Real estate owned
 expenses (income), net.      129     (11)     138       138          --           (7)         (7)
Donation of ICII stock..      --    4,866    3,632     3,632        3,632         --          --
Distribution related
 expenses...............      --      --       919       919          --        1,128       1,128
Consulting expense......      286     914    6,224     6,224          716         266         266
                          ------- -------  -------   -------      -------     -------     -------
TOTAL EXPENSES..........   10,395  16,833   27,449    27,449       12,560      11,868      12,326
                          ------- -------  -------   -------      -------     -------     -------
Income before income
 taxes..................   10,232  64,318   23,897    21,528        6,593       8,468       6,450
Income taxes............    4,313  25,674    8,737     7,742        2,423       3,572       2,725
                          ------- -------  -------   -------      -------     -------     -------
NET INCOME..............  $ 5,919 $38,644  $15,160   $13,786      $ 4,170     $ 4,896     $ 3,725
                          ======= =======  =======   =======      =======     =======     =======
Pro Forma Earnings Per
 Share:
  Basic.................  $  0.32 $  2.06  $  0.78   $  0.71      $  0.22     $  0.25     $  0.19
  Diluted...............  $  0.32 $  2.04  $  0.77   $  0.70      $  0.21     $  0.23     $  0.18

            See accompanying notes to combined financial statements.

                         IMPERIAL FINANCIAL GROUP, INC.
             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                              UNREALIZED
                                                 GAIN
                                              (LOSS) ON
                                              SECURITIES
                                              AVAILABLE
                                 CONTRIBUTION FOR SALE,                TOTAL
                          COMMON BY IMPERIAL    NET OF   RETAINED  STOCKHOLDER'S
                          STOCK      BANK       TAXES    EARNINGS     EQUITY
                          ------ ------------ ---------- --------  -------------
Balance, December 31,
 1994...................  $ --     $ 1,597      $ (40)   $ 52,687    $ 54,244
                          -----    -------      -----    --------    --------
Net income, 1995........    --         --         --        5,919       5,919
Dividend to Imperial
 Bank...................    --         --         --       (2,000)     (2,000)
Net change in unrealized
 loss on securities
 available for sale, net
 of taxes ..............    --         --          38         --           38
                          -----    -------      -----    --------    --------
Balance, December 31,
 1995...................    --       1,597         (2)     56,606      58,201
                          -----    -------      -----    --------    --------
Net income, 1996........    --         --         --       38,644      38,644
Net change in unrealized
 loss on securities
 available for sale, net
 of taxes ..............    --         --           1         --            1
                          -----    -------      -----    --------    --------
Balance, December 31,
 1996...................    --       1,597         (1)     95,250      96,846
                          -----    -------      -----    --------    --------
Net income, 1997........    --         --         --       15,160      15,160
Net change in unrealized
 gain on securities
 available for sale, net
 of taxes...............    --         --         232         --          232
                          -----    -------      -----    --------    --------
Balance, December 31,
 1997...................  $ --     $ 1,597      $ 231    $110,410    $112,238
                          -----    -------      -----    --------    --------
Net income, six months
 ended June 30, 1998
 (unaudited)............    --         --         --        4,896       4,896
Contribution by Imperial
 Bank (unaudited).......    --      10,000        --          --       10,000
Net change in unrealized
 loss on securities
 available for sale, net
 of taxes (unaudited)...    --         --        (418)        --         (418)
                          -----    -------      -----    --------    --------
Balance, June 30, 1998
 (unaudited)............  $ --     $11,597      $(187)   $115,306    $126,716
                          =====    =======      =====    ========    ========



            See accompanying notes to combined financial statements.

                         IMPERIAL FINANCIAL GROUP, INC.
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             SIX           SIX
                           YEAR ENDED DECEMBER 31,      MONTHS ENDED  MONTHS ENDED
                          ----------------------------  JUNE 30, 1997 JUNE 30, 1998
                            1995      1996      1997     (UNAUDITED)   (UNAUDITED)
                          --------  --------  --------  ------------- -------------
Cash flows from
 operating activities
Net income..............  $  5,919  $ 38,644  $ 15,160    $  4,170      $  4,896
Adjustments for non-cash
 items:
 Depreciation and
  amortization..........       176       164       112          76           166
 Accretion of discounts,
  net...................       (26)       (9)      (77)         (3)          --
 Provision for loan
  losses................     1,492     1,781     2,558       1,512           736
 Equity in net income of
  ICII..................    (5,652)  (21,444)  (20,260)     (5,005)       (6,699)
 Gains--ICII stock......       --    (36,411)   (4,977)        --            --
 Appreciation of donated
  ICII stock............       --     (3,698)   (2,816)     (2,816)          --
 Donated ICII stock.....       --      4,866     3,632       3,632           --
 Provision for deferred
  taxes.................     1,985     8,310     6,239          75         2,363
 Net (increase) decrease
  in loans held for
  sale..................    (1,000)   (2,883)    1,768      (1,554)       (4,678)
 Net increase (decrease)
  in income taxes
  payable...............       867    19,156   (16,742)    (15,252)          875
 Net (increase) decrease
  in excess servicing
  fees receivable.......      (522)   (1,887)    3,294       1,466           --
 Net increase in loan
  servicing rights......       --        --     (1,914)        --           (132)
 Net increase in other
  assets................    (1,744)   (2,843)   (2,305)       (181)         (315)
 Net (decrease) increase
  in other liabilities..    (1,354)    6,494     1,996      (1,865)        1,259
                          --------  --------  --------    --------      --------
Net cash provided by
 (used in) operating
 activities.............       141    10,240   (14,332)    (15,745)       (1,529)
                          --------  --------  --------    --------      --------
Cash flows from
 investing activities:
 Proceeds from maturity
  of securities
  available for sale....       408       800     1,873         478         2,000
 Purchase of securities
  available for sale....       --       (533)   (4,051)        --            --
 Net increase in SBA
  interest only strips..       --        --        --          --           (200)
 Net (increase) decrease
  in loans held for
  investment............   (50,641)    1,209   (64,437)    (38,426)       (5,539)
 Proceeds from sale of
  ICII common stock.....       --     35,079     7,156         --            --
 Purchase of premises
  and equipment.........      (125)     (109)     (391)       (150)       (1,042)
                          --------  --------  --------    --------      --------
Net cash (used in)
 provided by investing
 activities.............   (50,358)   36,446   (59,850)    (38,098)       (4,781)
                          --------  --------  --------    --------      --------
Cash flow from financing
 activities:
 Net increase (decrease)
  in borrowings from
  Imperial Bank.........    52,593   (43,713)   71,750      54,242       (33,535)
 Contribution from
  Imperial Bank.........       --        --        --          --         10,000
 Net increase in time
  deposits..............       --        --        --          --         37,480
 Dividend to Imperial
  Bank..................    (2,000)      --        --          --            --
                          --------  --------  --------    --------      --------
Net cash provided by
 (used in) financing
 activities.............    50,593   (43,713)   71,750      54,242        13,945
Net increase in cash and
 cash equivalents.......       376     2,973    (2,432)        399         7,635
Cash and cash
 equivalents at
 beginning of period....     1,896     2,272     5,245       5,245         2,813
                          --------  --------  --------    --------      --------
Cash and cash
 equivalents at end of
 period.................  $  2,272  $  5,245  $  2,813    $  5,644      $ 10,448
                          ========  ========  ========    ========      ========
Supplementary
 Information:
 Interest paid..........  $    --   $    --   $    --     $    --       $    --
 Taxes paid.............       680       --      2,446       1,100           --
 Reclassification of
  interest only strip to
  securities available
  for sale from other
  assets................       --        --      2,297         --            --

            See accompanying notes to combined financial statements.

                        IMPERIAL FINANCIAL GROUP, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

   DECEMBER 31, 1995, 1996 AND 1997, AND JUNE 30, 1997 (UNAUDITED) AND 1998
                                  (UNAUDITED)

NOTE 1. ORGANIZATION

  Imperial Financial Group, Inc. (the "Company"), incorporated in the State of Delaware in 1997, is a wholly-owned subsidiary of Imperial Bank (the "Bank"), which is itself a wholly owned subsidiary of Imperial Bancorp, a diversified financial services organization. On February 20, 1997, the Board of Directors of Imperial Bancorp approved a plan to spin off to its shareholders in a tax-free distribution the shares of the Company's Class A Common Stock (the "Distribution"). After consummation of the Distribution, the Company will be comprised of The Lewis Horwitz Organization ("LHO"), currently a division of the Bank specializing in entertainment industry lending; Crown American Bank ("CAB"), a thrift and loan company that will be comprised of, among other businesses, the Bank's small business lending group that specializes in originating and selling Small Business Administration ("SBA") government guaranteed loans; Imperial Trust Company ("ITC"), a wholly owned subsidiary of the Bank, which is a California-licensed trust company and provides investment management and fiduciary services to individual investors, corporations and foundations; and its investment in Imperial Credit Industries, Inc. ("ICII"), a diversified finance company which as of December 31, 1997 and June 30, 1998 (unaudited) totalled approximately 8.9 million shares of stock.

  The Company, the Bank and Imperial Bancorp have entered into the Contribution Agreement in connection with the Distribution, pursuant to which the Bank will contribute to the Company (i) all of the assets and liabilities relating to LHO, (ii) all of the common stock of ITC, (iii) all of the common stock of CAB and (iv) all of the ICII common stock owned by the Bank (representing approximately 23.0% of all outstanding common stock as of December 31, 1997 and June 30, 1998 (unaudited) (the "Contribution"). The Bank and the Company have agreed that the Company will have a net book value as of the Distribution Date of approximately $27 million (unaudited) plus the after-tax book value of the ICII stock of approximately $51 million (unaudited). Immediately following the Distribution, the Company will accrue an after tax charge of approximately $1.3 million (unaudited) to reflect the termination of an obligation under a consulting agreement that will be assumed by the Company as part of the Distribution conditioned upon the consummation of the Distribution. As such, following the Distribution, the net book value of the Company will be reduced by approximately $1.3 million (unaudited). See Note 8 to the Combined Financial Statements.

  The Contribution Agreement also provides that the Bank will retain certain loans secured by mortgages on single family residential properties (and the Company will not assume the liabilities relating thereto) which were transferred to the Bank in connection with the initial public offering of ICII in 1992. In addition, the Company will assume the Bank's obligations under a consulting agreement with an entity wholly-owned by the chief executive officer of the Company.

  The Company received a private letter ruling dated February 27, 1998 from the Internal Revenue Service to the effect that the receipt of shares of Company Class A Common Stock will be tax-free for federal income tax purposes to Imperial Bancorp and to shareholders of Imperial Bancorp and that neither Imperial Bancorp nor the Bank will recognize income, gain or loss as a result of the Distribution. It is anticipated that the Distribution will occur in the second half of 1998.

  Total expenses related to the Distribution for the year ended December 31, 1997 and the six months ended June 30, 1998 (unaudited) were approximately $1.6 million and $1.6 million, respectively. Of the cumulative total of $3.2 million, the Bank has incurred $1.2 million and the remaining $2.0 million was incurred by the Company, and is included in "Other Expenses" on the accompanying combined statements of income.

NOTE 2. BASIS OF PRESENTATION

  The operations of the divisions, companies and investment that will make up the Company after the Distribution have been combined in the accompanying combined financial statements and notes, reflecting the historical operations for those years presented as if the Company existed as a stand alone entity during such years. All material intercompany transactions have been eliminated. Certain adjustments, as described below, have been made to historical operations in order to provide fair presentation of the financial operations of the combined entity.

                        IMPERIAL FINANCIAL GROUP, INC.

  The combined financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the combined financial statements, management has made a number of estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and the results of operations for the years presented. Actual results could differ significantly from those estimates.

  Material estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan losses. While management believes that the allowance is currently adequate, future additions may be necessary based on changes in economic conditions.

BORROWING COST

  Historical operations of the Company have been adjusted to reflect the funding of net assets by the Bank. The adjustments have been disclosed in the accompanying combined financial statements as "Borrowings from Imperial Bank". Additionally, the historical operations of the Company have been adjusted to reflect the estimated interest charges on these borrowings. In order to reflect all costs of doing business in the combined financial statements, interest charges have been allocated to the Company in the accompanying combined statements of income.

  The interest charges allocated are based upon estimated average borrowing balances and Imperial Bank's average interest rates for short-term certificates of deposit plus one hundred basis points in order to approximate the cost of funds management believes is representative of the cost the Company would have had to pay in the past as a "stand alone" company. The estimated average borrowings from the Bank and estimated interest rates used to determine the estimated interest expense recorded for the periods indicated are as follows:

                                                                 SIX MONTHS
                                          YEAR ENDED           ENDED JUNE 30,
                                         DECEMBER 31,            (UNAUDITED)
                                    -------------------------  ----------------
                                     1995     1996     1997     1997     1998
                                    -------  -------  -------  -------  -------
                                            (DOLLARS IN THOUSANDS)
Estimated average borrowings....... $18,571  $30,542  $50,603  $24,121  $80,788
Estimated interest rate............    6.93%    6.46%    6.48%    6.38%    6.52%
Estimated interest expense......... $ 1,287  $ 1,973  $ 3,277  $   769  $ 2,618

INCOME TAXES

  The SBA and LHO divisions did not record income taxes in their historical operations. Additionally, no income taxes have historically been recorded on the Company's investment in ICII. Consistent with a tax sharing agreement with Imperial Bancorp, the combined financial statements reflect income taxes for the Company as if it had been a subsidiary of the Bank for all periods presented.

NOTE 3. PRO FORMA INFORMATION (UNAUDITED)

  The unaudited pro forma combined statements of income reflect the Contribution and the Distribution as if they occurred at the beginning of the period presented. The unaudited pro forma combined balance sheet reflects the Contribution and the Distribution as if they occurred at June 30, 1998. The unaudited pro forma information reflects the expected capitalization of the Company as a result of the Distribution, the incurrence by the Company of approximately $95 million of indebtedness under the Credit Facilities, interest expense relating to such borrowings, amortization of capitalized costs incurred in connection with the Credit Facilities and retention of certain assets and liabilities by Imperial Bancorp. This unaudited pro forma information does not necessarily reflect the results of operations or financial position of the Company which would have been achieved had the Contribution and Distribution actually been consummated as of such dates. Also, this unaudited pro forma information is not indicative of the future results of operations or future financial position of the Company.

                        IMPERIAL FINANCIAL GROUP, INC.

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The significant accounting policies of the Company are summarized below.

(A) PRINCIPLES OF CONSOLIDATION

  The combined financial statements include the accounts of the Company. All material intercompany balances and transactions have been eliminated.

  At December 31, 1996, December 31, 1997, and June 30, 1998 (unaudited) respectively, the Company owned approximately 9.4 million, 8.9 million and 8.9 million shares of ICII at a book value per share of $6.16, $8.39 and $9.14 representing approximately 25%, 23%, and 23% of all outstanding ICII shares. As of August 15, 1998 (unaudited), the Company entered into an agreement with another shareholder of ICII, which provides the Company with beneficial ownership of additional 3% of the outstanding common shares of ICII. The Company exercises significant influence over the operating and financial policies of ICII, and therefore, the results of ICII operations are accounted for in the Company's combined financial statements as an equity investment. The results of operations of ICII are reflected as "Equity in net income of ICII" in the combined statements of income.

(B) CASH AND CASH EQUIVALENTS

  For purposes of the combined statements of cash flows, the Company considers all investments having a maturity of three months or less at the date of purchase to be cash equivalents.

(C) SECURITIES AVAILABLE FOR SALE

  The Company holds certain securities, primarily U.S. Treasury and federal agency securities, to manage its overall liquidity. These securities are carried at fair value. Unrealized gains and losses are excluded from income and reported as a separate component of stockholder's equity, net of taxes. Fair value impairment that is determined to be other than temporary is recorded as an unrealized loss in the combined statements of income. Purchases and sales of securities available for sale are recorded on the trade date. Amortization of premiums and accretion of discounts are recognized in other interest income in the combined statements of income using the interest method. Realized gains and losses on securities available for sale are computed using the specific identification method.

  The Company also classifies, as securities available for sale, the interest only strips recognized on the sale of SBA loans. The interest only strips are determined by computing the present value of the future cash flows expected to be received in excess of contractually specified servicing fees. Interest only strips are amortized over the expected life of the associated loan using a method that approximates the interest method. Prepayment assumptions are based on market prepayment rates.

(D) TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF
LIABILITIES

  On January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("FAS 125") which establishes accounting for transfers and servicing of financial assets and extinguishment of liabilities. FAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings.

                        IMPERIAL FINANCIAL GROUP, INC.

  The Small Business Administration lending group for CAB provides loans to small businesses, sells the guaranteed portion of the loans, and retains the servicing rights and interest-only strips relating to those loans. Under FAS 125, the portion of the contractually specified servicing fee that exceeds the fee that a substitute servicer would demand to assume the servicing (which industry practice has deemed to be 40 basis points based on a National Association for Government Guaranteed Loans survey), on SBA loans sold after January 1, 1997, should be recorded as a servicing asset and amortized in proportion to and over the period of the servicing income. Any cash flow expected to be received in excess of the contractually specified servicing fees should be recorded as an interest-only strip receivable at its allocated carrying amount and subsequently measured at fair value as an available for sale security under SFAS No. 115. At January 1, 1997, as a result of the adoption of SFAS 125, approximately $1.7 million representing the value of the interest-only strip was reclassified from excess servicing fees receivable to securities available for sale. Additionally, approximately $1.5 million was reclassified as loan servicing rights on January 1, 1997.

  Prior to the adoption of SFAS No. 125 on January 1, 1997, the Company created excess servicing fees receivable as a result of the sale of SBA loans. Excess servicing fees receivable on the sale of SBA loans are determined by computing the present value of the future cash flows of loans sold over a base fee (0.40%) for the servicing of the loan. The excess servicing fees receivable is amortized over the expected life of the loan using an approach that approximates the interest method. Prepayment assumptions are based on market prepayment rates.

(E) LOANS HELD FOR SALE

  The Company currently designates its SBA loans originated as held for sale. These loans are carried at the lower of aggregate cost or fair value. Origination fees on loans held for sale, net of certain costs of processing and closing the loans, are deferred until the time of sale and are included in the computation of the gain or loss from the sale of the related loans. The gains or losses on the sale of SBA loans are recorded as "Gain on sale of SBA loans" in the combined statements of income.

(F) LOANS HELD FOR INVESTMENT, NET

  Loans held for investment are stated at the amount of principal outstanding. Non-refundable loan fees and related direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. The net deferred fees and costs are recognized into interest income over the loan term using the interest method.

  Interest income on loans is accrued as earned. Interest accruals on commercial and real estate loans are generally discontinued whenever the payment of interest or principal is 90 days past due. When a loan is placed on nonaccrual status, the accrued and unpaid interest is charged against current income and recognition of net deferred fees and costs into income is discontinued. Future collections of interest are included in interest income or applied to the loan balance based on an assessment of the likelihood that the principal will be collected.

  A loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan or (3) the fair value of the collateral of a collateral-dependent loan. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan is recognized by recording a valuation allowance with a corresponding charge to the provision for loan losses.

  Loans deemed by management to be uncollectible are charged to the allowance for loan losses. Recoveries on loans previously charged off are credited to the allowance. Provisions for loan losses are charged to expense

                        IMPERIAL FINANCIAL GROUP, INC.

and added to the allowance in amounts deemed appropriate by management. In evaluating the adequacy of the allowance, management considers numerous factors including economic conditions, loan portfolio composition and risk, loan loss experience, ongoing review of specific loans and the review by the Company's regulators. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in the aforementioned factors.

(G) PREMISES AND EQUIPMENT, NET

  Premises and equipment are carried at cost, less accumulated depreciation. Depreciation on equipment is calculated using the straight-line method over the estimated useful lives of the assets (five to seven years). Leasehold improvements are amortized using the straight-line method over the terms of the respective leases or the estimated useful lives of the leasehold improvements, whichever is shorter.

(H) INCOME TAXES

  The Company is currently included in the consolidated tax returns of Imperial Bancorp. The Company accounts for income taxes as though they file taxes on a separate company basis using an asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(I) TRUST FEE INCOME

  Trust fees include fees received for investment and management services, custodial services, and trust services and are recognized on an accrual basis as earned.

(J) SALE OF INVESTMENT IN EQUITY INVESTEE

  The sale of shares of the Company's equity investment in ICII to the public is recorded as "Gain on sale of ICII stock" in the combined statements of income. This gain represents actual proceeds from the sale of stock reduced by the Company's recorded investment in those shares and expenses related to the stock sale.

(K) GAIN RESULTING FROM SALE OF STOCK BY EQUITY INVESTEE

  The impact on the Company's investment in ICII for the sales of previously unissued stock by ICII to the public is recorded as "Gain from sale of stock by ICII" in the combined statements of income. This gain results from ICII's sales of previously unissued stock in a public offering at a per share offering price that exceeds the Company's per share carrying amount for its equity investment in the common stock of ICII.

(L) STOCK BASED COMPENSATION

  Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the

                        IMPERIAL FINANCIAL GROUP, INC.

date of grant. Alternatively, SFAS 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS 123.

(M) EARNINGS PER SHARE

  The Company adopted SFAS 128, "Earnings Per Share," ("SFAS 128") for the fiscal year ended December 31, 1997. SFAS 128 simplifies the standards for computing and presenting earnings per share as previously prescribed by APB Opinion No. 15, "Earnings per Share." SFAS 128 replaces primary EPS with basic EPS and fully diluted EPS with diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from issuance of common stock that then share in earnings. SFAS 128 also requires dual presentation of basic and diluted EPS on the face of the income statement and a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. All prior earnings per share amounts have been restated to reflect the adoption of SFAS 128.

(N) COMPREHENSIVE INCOME

  The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" as of January 1, 1998. SFAS 130 establishes standards for reporting comprehensive income and its components in the consolidated financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Comprehensive income for the six months ended June 30, 1998 (unaudited) and 1997 (unaudited) totaled $4.5 million and $4.2 million, respectively. The Company's other comprehensive income is comprised of the unrealized (loss) gain on securities available for sale, net for all periods reported. Accumulated other comprehensive income at June 30, 1998 (unaudited) and December 31, 1997 totaled $(0.2) million and $0.2 million respectively.

(O) RECENT ACCOUNTING PRONOUNCEMENTS


  SFAS 131--DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION--The FASB issued SFAS 131 "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends FASB Statement No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries.

  SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

                        IMPERIAL FINANCIAL GROUP, INC.

  SFAS 131 requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. It requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of whether that information is used in making operating decisions. However, SFAS 131 does not require an enterprise to report information that is not prepared for internal use if reporting it would be impracticable.

  SFAS 131 also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

  The Company operates in three principal business segments: the origination and sale of small business loans (CAB), the origination of entertainment loans
(LHO) and the provision of trust services (ITC). The Company adopted SFAS 131, "Disclosures About Segments of an Enterprise and Related Information" as of January 1, 1998. SFAS 131 is effective for the Company for its December 31, 1998 consolidated financial statements with comparative information for earlier years to be restated. Management has determined that the implementation of SFAS 131 will not have a material impact on the Company's financial condition or results of operations.

  SFAS 132--EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS--The FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when FASB Statements No. 87, "Employers Accounting for Pensions", No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", were issued. SFAS 132 suggests combined formats for presentation of pension and other postretirement benefit disclosures.

  The Company adopted SFAS 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" as of January 1, 1998. SFAS 132 is effective for the Company for its December 31, 1998 consolidated financial statements with comparative information for earlier years to be restated.

  SFAS 133--Accounting for Derivative Instruments and Hedging Activities--SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as
(a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency denominated forecasted transaction. The accounting for changes in fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

  SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS 133 must be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must

                        IMPERIAL FINANCIAL GROUP, INC.

be designated anew and documented pursuant to the provisions of SFAS 133. SFAS 133 is not to be applied retroactively to financial statements of prior periods. Management does not believe that there will be a material adverse impact on the financial position or results of operations of the Company upon adoption of SFAS 133.

NOTE 5. SECURITIES AVAILABLE FOR SALE

  The following is a summary of securities available for sale.

                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED  FAIR
                                           COST      GAINS      LOSSES   VALUE
                                         --------- ---------- ---------- ------
                                                     (IN THOUSANDS)
December 31, 1996 U.S. Treasury securi-
 ties...................................  $1,180      $  2      $  (3)   $1,179
                                          ======      ====      =====    ======
December 31, 1997
  U.S. Treasury and federal agency
   securities...........................  $3,332      $  6      $ --     $3,338
  SBA Interest only strips..............   2,296       393        --      2,689
                                          ------      ----      -----    ------
  Total.................................  $5,628      $399      $ --     $6,027
                                          ======      ====      =====    ======
June 30, 1998 (unaudited)
  U.S. Treasury and federal agency
   securities...........................  $1,332      $  4      $ --     $1,336
  SBA Interest only strips..............   2,497       --        (326)    2,171
                                          ------      ----      -----    ------
  Total.................................  $3,829      $  4      $(326)   $3,507
                                          ======      ====      =====    ======

  The Company is required to pledge money or securities for the California State Treasurer for the faithful performance and execution of court and private trusts accepted by the Company. The fair value amounts of the pledged securities included in "Securities available for sale" are $336,000, $369,000 and $380,000 at December 31, 1996, December 31, 1997 and June 30, 1998
(unaudited), respectively. There were no gross realized gains or gross realized losses for the years ended December 31, 1996, and 1997 or for the six months ended June 30, 1997 (unaudited) and 1998 (unaudited).

  The amortized cost and fair value of securities available for sale, by contractual maturity, are shown below for the periods presented.

                                               AT DECEMBER 31,  AT JUNE 30, 1998
                                                     1997         (UNAUDITED)
                                               ---------------- ----------------
                                               AMORTIZED  FAIR  AMORTIZED  FAIR
                                                 COST    VALUE    COST    VALUE
                                               --------- ------ --------- ------
                                                        (IN THOUSANDS)
   Due in one year or less....................  $2,249   $2,249  $1,081   $1,085
   Due in one year through five years.........   1,083    1,089     251      251
   Due after five years.......................   2,296    2,689   2,497    2,171
                                                ------   ------  ------   ------
   Total......................................  $5,628   $6,027  $3,829   $3,507
                                                ======   ======  ======   ======

NOTE 6. LOANS HELD FOR INVESTMENT, NET

  The carrying amount of loans, net of unearned income, deferred loan fees and costs and the allowance for loan losses, consisted of the following:

                                               AT           AT      AT JUNE 30,
                                          DECEMBER 31, DECEMBER 31,    1998
                                              1996         1997     (UNAUDITED)
                                          ------------ ------------ -----------
                                                     (IN THOUSANDS)
   Entertainment loans...................   $44,906      $ 98,313    $107,135
   Small business loans..................    20,277        34,032      31,251
   Residential loans secured by real es-
    tate.................................     9,974         6,548       5,679
                                            -------      --------    --------
   Total loans...........................    75,157       138,893     144,065
   Less allowance for loan losses........    (2,629)       (4,486)     (4,855)
                                            -------      --------    --------
     Total loans held for investment,
      net................................   $72,528      $134,407    $139,210
                                            =======      ========    ========

                        IMPERIAL FINANCIAL GROUP, INC.

  Net deferred loan fees and costs, included in total loans, approximated $0.7 million, $1.3 million and $1.5 million at December 31, 1996 and 1997 and June 30, 1998 (unaudited), respectively.

   At December 31, 1996, the recorded investment in loans which were deemed to be impaired totaled $4.9 million, all of which were on nonaccrual status. $3.7 million of the impaired loans were secured by real estate. Of the $4.9 million of impaired loans, $1.0 million required a specific allowance of $175,000. At December 31, 1997 the recorded investment in loans which were deemed to be impaired totaled $4.4 million. All such loans were on nonaccrual status as of that date. All of the impaired loans were secured by real estate. The
$4.4 million of impaired loans did not require a specific allowance for impairment. At June 30, 1998 (unaudited), the recorded investment in loans which were deemed to be impaired totaled $4.7 million. All such loans were on nonaccrual status as of that date. All of the impaired loans were secured by real estate. The $4.7 million of impaired loans did not require a specific allowance for impairment. Impaired loans averaged $3.6 million, $3.0 million and $4.9 million, respectively for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998 (unaudited). During the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 (unaudited) and 1998 (unaudited), approximately $56,000, $203,000, $167,000,
$37,000 and $95,000 of interest income, respectively, was recognized on the impaired loans.

  At December 31, 1996 and 1997 and June 30, 1998 (unaudited), there were no restructured loans.

  Nonaccrual loans totaled $4.9 million, $4.4 million and $4.7 million at December 31, 1996, 1997 and June 30, 1998 (unaudited), respectively. During the years ended December 31, 1995, 1996 and 1997, and for the six months ended June 30, 1997 (unaudited) and 1998 (unaudited) approximately $56,000, $203,000, $167,000, $37,000 and $95,000 of interest income, respectively, was recognized on nonaccrual loans. Interest income foregone on nonaccrual loans approximated $232,000, $375,000, $296,000, $68,000 and $152,000 for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 (unaudited) and 1998 (unaudited), respectively.

  At December 31, 1996 and 1997, and June 30, 1998 (unaudited), approximately 60%, 71% and 74%, respectively, of the Company's loan portfolio were issued to borrowers in the movie production industry.

  At December 31, 1996 and 1997, and June 30, 1998 (unaudited), a majority of the Company's loan portfolio consisted of customers geographically located in California.

  Total SBA loans serviced were $57.4 million, $81.1 million and $135.2 million at December 31, 1996 and 1997, and June 30, 1998 (unaudited), respectively.

  Loans held for sale at December 31, 1996 and 1997, and June 30, 1998 (unaudited) consist of SBA loans originated for sale.

NOTE 7. ALLOWANCE FOR LOAN LOSSES

  Activity in the allowance for loan losses is summarized below:

                                                                 SIX MONTHS
                                                                    ENDED
                                                                  JUNE 30,
                                     YEAR ENDED DECEMBER 31,     (UNAUDITED)
                                     -------------------------  --------------
                                      1995     1996     1997     1997    1998
                                     -------  -------  -------  ------  ------
                                                (IN THOUSANDS)
   Balance, beginning of year....... $   626  $ 1,536  $ 2,629  $2,629  $4,486
   Loans charged off................    (613)    (833)    (850)   (579)   (402)
   Recoveries on loans previously
    charged off.....................      31      145      149      85      35
                                     -------  -------  -------  ------  ------
   Net loans charged off............    (582)    (688)    (701)   (494)   (367)
   Provision for loan losses........   1,492    1,781    2,558   1,512     736
                                     -------  -------  -------  ------  ------
   Balance, end of year............. $ 1,536  $ 2,629  $ 4,486  $3,647  $4,855
                                     =======  =======  =======  ======  ======

                        IMPERIAL FINANCIAL GROUP, INC.

NOTE 8. INVESTMENT IN STOCK OF IMPERIAL CREDIT INDUSTRIES, INC.

  The sale of shares of the Company's equity investment in ICII to the public is recorded as "Gain on sale of ICII stock" in the combined statements of income. The $25.6 million gain recorded for the year ended December 31, 1996 and the $5.0 million gain recorded for the year ended December 31, 1997 represent the proceeds from the sale of stock by the Company reduced by the Company's recorded investment in those shares and expenses related to the stock sale. The $10.8 million gain for the year ended December 31, 1996 resulted from ICII's sale of previously unissued stock in a public offering at a per share offering price that exceeded the Company's per share carrying amount for its equity investment in the common stock of ICII.

  At December 31, 1997 and June 30, 1998 (unaudited), the Company owned approximately 8.9 million shares of ICII at an equivalent book value of $8.39 and $9.14 per share, respectively, representing approximately 23.0% of all outstanding ICII shares as of such dates. The following table illustrates the changes in the Company's investment in ICII for the periods presented.

                                     YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED
                                     -------------------------   JUNE 30, 1998
                                         1996         1997        (UNAUDITED)
                                     ------------  -----------  ----------------
   Shares owned, beginning of year.     5,801,052    9,396,106     8,941,106
   Stock splits and stock divi-
    dends..........................     5,281,658          --            --
   Sale of shares..................    (1,500,000)    (320,000)          --
   Charitable donation of shares...      (186,604)    (135,000)          --
                                     ------------  -----------     ---------
   Shares owned, end of year.......     9,396,106    8,941,106     8,941,106
                                     ============  ===========     =========

  The following tables contain summarized financial information for ICII:

                                                AT           AT      AT JUNE 30,
                                           DECEMBER 31, DECEMBER 31,    1998
                                               1996         1997     (UNAUDITED)
                                           ------------ ------------ -----------
                                                      (IN THOUSANDS)
   Total assets...........................  $2,470,639   $2,102,094  $2,415,562
   Total liabilities......................   2,231,131    1,778,161   2,072,157
   Shareholders' equity...................     239,508      323,933     343,405

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                    YEAR ENDED DECEMBER 31,      (UNAUDITED)
                                   -------------------------- -----------------
                                     1995     1996     1997     1997     1998
                                   -------- -------- -------- -------- --------
                                         (IN THOUSANDS)
   Interest income................ $129,482 $207,471 $227,937 $104,587 $113,503
   Interest expense...............   95,728  135,036  126,594   60,056   57,446
   Net interest income after pro-
    vision for loan losses........   28,304   62,662   62,392   35,925   48,757
   Total revenue..................   85,309  256,933  309,560   97,800  103,138
   Total expenses.................   61,180   99,049  150,384   50,198   56,558
   Income before extraordinary
    item..........................   14,193   75,984   89,916   25,105   29,162
   Net income.....................   14,193   75,984   85,921   21,110   29,162

  In accordance with two consulting agreements, one with a senior executive of the Bank, and the second with Second Southern Corp., an entity wholly-owned by the chief executive officer of the Company ("Second Southern"), the Company is obligated to pay commissions upon the sale of ICII shares. Each consultant is entitled thereunder to receive an incentive fee of 2.5% of the realized pre-tax gains received by the Company, when and if realized, from the disposition of the remaining ICII shares held by the Company. If such sale by the Company has not occurred by December 31 of each year from 1996 through 2000, the agreements require that

                        IMPERIAL FINANCIAL GROUP, INC.

the Company will have considered to have sold an amount equal to 20% of any such security as of January 1 of each year from 1997 through 2001, at a price equal to the arithmetic average of the daily average stock price of ICII common stock as reported by NASD during the preceding year. These agreements have been accrued for over the vesting periods and remeasured quarterly for changes in the average market price of ICII stock.

  In satisfaction of the Company's obligation related to the consulting agreement with the senior executive of the Bank, the Company agreed to pay to the executive a portion of the proceeds received from selling 231,528 shares of ICII stock in the third and fourth quarters of 1997. As a result of these sales and the sale of an additional 88,472 shares of ICII stock during 1997 (for total sales of 320,000 shares during 1997) the Company recorded gains of $5.0 million in "Gain on sale of ICII stock" in the Combined Statement of Income. Offsetting the gain on sale was a $5.0 million consulting charge recorded in "Consulting expense" which represented full satisfaction of the senior executive's consulting agreement.

  The Second Southern agreement remains an obligation of the Company as of December 31, 1997 and June 30, 1998 (unaudited). Based on the daily average market price for the year ended December 31, 1997 and the six months ended June 30, 1998 (unaudited) of $21.34 and $22.22 per share, respectively, less Second Southern's basis of $0.88 per share as of December 31, 1997 and June 30, 1998 (unaudited), as adjusted for stock splits and dividends, the total liability to be accrued for over the vesting period approximated $4.7 million and $4.9 million at December 31, 1997 and June 30, 1998 (unaudited), respectively, of which $2.9 million and $3.2 million had been accrued for at December 31, 1997 and June 30, 1998 (unaudited), respectively. The expense relating to this remaining consulting agreement is being accrued over the vesting period and will be remeasured quarterly for changes in the average market price. During the years ended December 31, 1995, 1996 and 1997, and the six months ended June 30, 1998 (unaudited), the Company recorded an expense of $0.3 million, $0.9 million, $1.0 million and $0.3 million, respectively, to its combined statements of income.

  The Bank, the Company and Second Southern have agreed that, in connection with and prior to the Distribution, the consulting agreement will be amended to provide that it will be assumed by the Company and the Bank will be released from its obligations thereunder. In addition, the parties have agreed that, immediately following the Distribution, the consulting agreement (and the related rights and obligations thereunder) will be terminated and in consideration therefor, the Company will issue to Second Southern a combination of cash and warrants to acquire Company Class A Common Stock in an aggregate amount equal to the total liability owed to Second Southern under the consulting agreement at the time of such amendment. In accordance with the terms of the consulting agreement, this liability will be approximately $5.4 million (unaudited). The warrants will not be exercisable for two years and the confirmation of the value of the warrants at the time of issuance will be determined by an independent appraiser selected by the Company. The settlement of the total liability owed to Second Southern will result in a one-time after tax charge immediately following the Distribution to the Company's earnings of approximately $1.3 million (unaudited). The effectiveness of the amendment of the consulting agreement is conditioned upon the consummation of the Distribution.

  At December 31, 1996, 1997, and June 30, 1998 (unaudited), respectively, the Company owned approximately 9.4 million, 8.9 million, and 8.9 million shares of ICII at an equivalent book value per share of $6.16, $8.39 and $9.14, representing approximately 25%, 23% and 23% of all outstanding ICII shares. On June 30, 1998 (unaudited), the fair value of ICII common stock was $23.50, representing a pre-tax unrealized gain on the Company's investment of over $128 million. As of August 15, 1998 (unaudited), the Company beneficially owned more than 25.0% of the outstanding common stock of ICII. Of the ICII stock held by the Company, approximately 3.0% (or 1.2 million shares of ICII common stock (the "Shares")) is beneficially owned by the Company pursuant to the ICII Shareholders Agreement. The ICII Shareholders Agreement, among other things, grants the Company the right to direct the voting of, and provide the Company with an irrevocable proxy to vote, the Shares until the earliest of
(a) the written instructions of the Company and the administrative agent for the Credit Facilities, (b) February 7, 2001, (c) the date of settlement of the purchase of the Shares by the Company following the exercise of its option to purchase the Shares and (d) upon the written instructions of

Bear, Stearns & Co. Inc. after (I) approval by the ICII shareholders of a merger or similar business combination resulting in a cancellation, reclassification or similar change with respect to all shares of ICII common stock or (II) the date beginning five trading days prior to the scheduled expiration date of a tender offer or similar offer by any person to purchase more than 10% of the outstanding common stock of ICII. The ICII Shareholders Agreement also grants the Company, for the duration of the agreement, an option to purchase all, but not a portion, of the Shares at a price equal to the greater of (i) 110% of the average of the closing offer prices of ICII common stock as reported on NASDAQ for the 20 consecutive trading days ending on the second business day prior to the date the Company delivers notice of its intent to exercise the option and (ii) the average of the closing offer prices of ICII common stock as reported on NASDAQ for the 20 consecutive trading days beginning the first trading day following the date on which the Company delivers notice of its intent to exercise the option. In consideration for entering into the ICII Shareholders Agreement, the Bank paid Bear, Stearns & Co. Inc. approximately $1.8 million. If the agreement is terminated by the Company prior to August 1, 2000, a portion of this fee will be refunded to the Company. Entering into the ICII Shareholders Agreement (and its subsequent ownership of in excess of 25% of the voting stock of ICII) was a condition to the closing under the Credit Facilities.

  In addition, pursuant to a letter agreement, dated June 11, 1998 (the "Letter Agreement"), ICII has granted the Company preemptive rights to purchase ICII common stock upon the public offering of ICII stock at the same price and on the same terms in order to allow the Company to maintain its percentage ownership in ICII prior to a public offering. Such rights do not take effect if ICII repurchases its own stock, thereby increasing the Company's percentage ownership of ICII, until ICII's proposed actions would reduce the Company's percentage ownership to a level below that which the Company would have held in the absence of such repurchasing. In addition, this preemptive right does not exist with respect to shares of ICII common stock issued upon the exercise of employee stock options.

NOTE 9. ACQUISITION

  On September 30, 1994, the Company purchased from the Federal Deposit Insurance Corporation, in its capacity as Receiver of CommerceBank, a certificate of deposit custodial services business. The price paid, net of assets acquired, amounted to $121,000. In return, the Company acquired custody of $193 million in certificates of deposit and retained three employees who were maintaining the certificates of deposit for the Receiver. The Company has received $1,476,000, $788,000, $577,000, $377,000 and $50,000 in fees from this business for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 (unaudited) and 1998 (unaudited), respectively. These amounts are included in "Trust fees" in the combined statements of income. The amortization expense for the goodwill related to the purchase amounted to $61,000 and $38,000 for the years ended December 31, 1995 and 1996, respectively, and is included in "Other expense" in the combined statements of income. There was no amortization expense for goodwill for the year ended December 31, 1997 and the six months ended June 30, 1997 (unaudited) and 1998 (unaudited). The fees related to this business are expected to diminish over time and correspond to the certificates of deposit in the related custodial accounts. The amount of certificates of deposit remaining at each year end after considering maturities, is summarized as follows:

                                                                     AMOUNTS
                                                                  --------------
                                                                  (IN THOUSANDS)
       1997......................................................     21,704
       1998......................................................     18,007
       1999......................................................      9,961
       2000......................................................      8,056
       2001 and thereafter.......................................      4,965

                        IMPERIAL FINANCIAL GROUP, INC.

NOTE 10. INCOME TAXES

  The income tax provision in the combined statements of income is comprised of the following current and deferred amounts:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1995     1996    1997
                                                       ------- -------- -------
                                                            (IN THOUSANDS)
Current
  Federal............................................. $ 1,809 $ 13,009 $ 1,943
  State...............................................     547    4,356     723
                                                       ------- -------- -------
    Total.............................................   2,356   17,365   2,666
                                                       ------- -------- -------
Deferred
  Federal.............................................   1,391    5,814   4,849
  State...............................................     594    2,496   1,390
                                                       ------- -------- -------
    Total.............................................   1,985    8,310   6,239
                                                       ------- -------- -------
Total
  Federal.............................................   3,200   18,823   6,792
  State...............................................   1,141    6,852   2,113
                                                       ------- -------- -------
    Total............................................. $ 4,341 $ 25,675  $8,905
                                                       ------- -------- -------
Taxes charged to stockholder's equity.................      28        1     168
                                                       ------- -------- -------
    Total............................................. $ 4,313 $ 25,674 $ 8,737
                                                       ======= ======== =======

  The Company had current income taxes payable of $22.4 million and $5.7 million, at December 31, 1996 and 1997, respectively.

  Deferred income taxes arise from differences in the timing of recognition of income and expense for tax and financial reporting purposes. The following table shows the primary components of the Company's net deferred tax liability.

                                                               AT DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
                                                               (IN THOUSANDS)
Components of the deferred tax asset:
  Deferred compensation....................................... $  (168) $  (768)
  Bad debt deduction..........................................    (885)  (1,728)
  Unrealized loss on securities available for sale............      (1)     --
  Amortization of intangible assets...........................     (65)     (86)
  State franchise taxes.......................................  (3,424)  (2,570)
  Charitable contribution limitation..........................    (149)  (1,223)
  Valuation allowance.........................................     --       --
                                                               -------  -------
    Total deferred tax asset, net of valuation allowance......  (4,692)  (6,375)
                                                               -------  -------
Components of the deferred tax liability:
  Investment in Imperial Credit Industries, Inc...............  22,398   30,306
  Unrealized gain on securities available for sale............     --       167
  Other.......................................................       8       23
                                                               -------  -------
    Total deferred tax liability..............................  22,406   30,496
                                                               -------  -------
    Net deferred tax liability................................ $17,714  $24,121
                                                               =======  =======

  The Company's total deferred tax asset, is supported by carryback and carryforward provisions of tax laws as well as certain tax strategies which create future taxable income.

                        IMPERIAL FINANCIAL GROUP, INC.

  The total income tax provision differs from the amount computed by applying the statutory federal income tax rate for the following reasons:

                                            YEAR ENDED DECEMBER 31,
                                   --------------------------------------------
                                       1995           1996           1997
                                   ------------- --------------- --------------
                                           % OF            % OF           % OF
                                          PRETAX          PRETAX         PRETAX
                                   AMOUNT INCOME AMOUNT   INCOME AMOUNT  INCOME
                                   ------ ------ -------  ------ ------  ------
                                             (DOLLARS IN THOUSANDS)
Income tax at statutory rate...... $3,581  35.0% $22,511   35.0% $8,364   35.0%
Appreciation of donated ICII
 stock............................    --    --    (1,294)  (2.0)   (986)  (4.1)
State taxes, net of federal tax
 benefit..........................    725   7.1    4,454    7.0   1,292    5.4
Other, net........................      7   0.0        3    0.0      67    0.3
                                   ------  ----  -------   ----  ------   ----
Total............................. $4,313  42.1% $25,674   40.0% $8,737   36.6%
                                   ======  ====  =======   ====  ======   ====

NOTE 11. STOCKHOLDER'S EQUITY

  On March 20, 1997, the Company authorized 1,000 shares of common stock of which 100 shares were issued to the Bank.

  Under the Certificate of Incorporation that will be in effect on the Distribution Date, the Company will have authority to issue a total of 70 million shares of all classes of stock, of which 10 million may be shares of preferred stock ("Preferred Stock"), 50 million may be shares of Company Class A Common Stock, and 10 million may be shares of Company Class B Common Stock. Company Class A Common Stock and Company Class B Common Stock are collectively referred to herein as "Company Common Stock."

  Based on the number of shares of Bancorp Common Stock outstanding as of June 30, 1998 (unaudited) and the Distribution Ratio, it is expected that approximately 19,878,335 shares of Company Class A Common Stock will be distributed to Bancorp Shareholders in the Distribution. The shares to be distributed will constitute 100% of the outstanding shares of Company Class A Common Stock. The Company's Amended and Restated Certificate of Incorporation also authorizes preferred stock and Class B Common Stock, par value $.01 per share (the "Company Class B Common Stock"). The Company Class B Common Stock may only be issued pursuant to the terms of, or upon the exercise of, outstanding options granted under any of the Company's employee benefit plans, as stock dividends to holders of Company Class B Common Stock or in connection with shares issued to a third party in a transaction approved by the Board of Directors of the Company. Holders of Company Class B Common Stock are entitled to one-tenth of one vote for each share on all matters voted on by stockholders and will vote together as a single class with the holders of Company Class A Common Stock. Each share of the Company Class B Common Stock will convert into one share of Company Class A Common Stock on the earlier of the fifth anniversary of the Distribution Date and a Change of Control (as defined in the Certificate of Incorporation). No capital stock of the Company other than the Company Class A Common Stock will be outstanding on the Distribution Date.

                        IMPERIAL FINANCIAL GROUP, INC.

NOTE 12. PRO FORMA EARNINGS PER SHARE

  The following table summarizes the calculation of the Company's pro forma basic and diluted earnings per share for the periods presented:

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                   ----------------------------------------------------------------------------
                                             1995                     1996                      1997
                                   ------------------------ ------------------------- -------------------------
                                                      PER-                      PER-                      PER-
                                                     SHARE                     SHARE                     SHARE
                                   INCOME   SHARES   AMOUNT INCOME    SHARES   AMOUNT INCOME    SHARES   AMOUNT
                                   ------ ---------- ------ ------- ---------- ------ ------- ---------- ------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
Basic EPS
Income available to shareholders:
 Net income......................  $5,919 18,224,024 $0.32  $38,644 18,782,675 $2.06  $15,160 19,398,542 $0.78
Effect of Dilutive Securities
 Incremental shares from
  outstanding common stock
  options........................             95,818                   132,108                   393,170
                                          ----------                ----------                ----------
Diluted EPS
Income available to shareholders:
 Net income......................  $5,919 18,319,842 $0.32  $38,644 18,914,783 $2.04  $15,160 19,791,712 $0.77
                                   ====== ========== =====  ======= ========== =====  ======= ========== =====

                                           FOR THE SIX MONTHS ENDED JUNE 30,
                                                      (UNAUDITED)
                                   -------------------------------------------------
                                             1997                     1998
                                   ------------------------ ------------------------
                                                      PER-                     PER-
                                                     SHARE                    SHARE
                                   INCOME   SHARES   AMOUNT INCOME   SHARES   AMOUNT
                                   ------ ---------- ------ ------ ---------- ------
                                           (IN THOUSANDS, EXCEPT SHARE DATA)
Basic EPS
Income available to shareholders:
 Net income......................  $4,170 19,286,025 $0.22  $4,896 19,767,698 $0.25
Effect of Dilutive Securities
 Incremental shares from
  outstanding common stock
  options........................            387,266                1,139,000
                                          ----------               ----------
Diluted EPS
Income available to shareholders:
 Net income......................  $4,170 19,673,291 $0.21  $4,896 20,906,698 $0.23
                                   ====== ========== =====  ====== ========== =====

  The number of shares used to compute basic and diluted earnings per share was retroactively adjusted to reflect stock splits and dividends as appropriate. On February 6, 1998, Imperial Bancorp split its common stock at the ratio of one new share for every two shares outstanding. In the first quarter of 1997, Imperial Bancorp declared and paid a 10% stock dividend. In the first quarter of 1996, Imperial Bancorp declared and paid an 8% stock dividend. In the fourth quarter of 1996, Imperial Bancorp split its common stock at the ratio of one new share for every two shares outstanding. In 1995, Imperial Bancorp declared and paid a 5% stock dividend.

NOTE 13. EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

  The Company participates in the following Imperial Bancorp employee benefit plans:

(A) IMPERIAL BANCORP PROFIT-SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN

  The Company participates in Imperial Bancorp's Profit Sharing and Employee Stock Ownership Plan. Effective December 31, 1996 the Employee Stock Ownership Plan (ESOP) was merged with the Profit Sharing Plan and all assets of the ESOP were transferred to the Profit Sharing Plan. The amounts allocated to eligible employees included in "Personnel expense" in the accompanying combined statements of income are $194,000, $252,000, $396,000, $176,000 and $186,000
for the years ended 1995, 1996 and 1997, and for the six months ended June 30, 1997 (unaudited) and 1998 (unaudited), respectively.

                        IMPERIAL FINANCIAL GROUP, INC.

(B) IMPERIAL BANCORP 401-K PLAN

  Imperial Bancorp has a 401-K Plan in which all employees of the Company may elect to enroll each January 1 or July 1 of every year provided that they have been employed for at least six months prior to the semi-annual enrollment date. Employees may contribute up to 14% of their salaries with Imperial Bancorp matching 50% of any contribution, not to exceed 4% of the employee's salary. The Company's 401-K matching expenses included in "Personnel expense" in the accompanying combined statements of income are $50,000, $135,000, $151,000, $70,000 and $90,000 for the years ended December 31, 1995, 1996 and
1997, and for the six months ended June 30, 1997 (unaudited) and 1998 (unaudited), respectively.

(C) DEFERRED COMPENSATION PLAN

  Imperial Bancorp has two Deferred Compensation Plans in order to provide specified benefits to certain key employees and directors. Participants are allowed to defer portions of their compensation each plan year, subject to a minimum and a maximum dollar amount of deferral. In any plan year, Imperial Bancorp will make a matching contribution of not less than 10% or more than 50% of the participants' deferral for that year. The exact ratio will be determined by a formula based on Imperial Bancorp's return on stockholder's equity. The amounts allocated to eligible employees included in "Personnel expense" in the accompanying combined statements of income are $72,000, $248,000, $1,368,000, $684,000 and $588,000 for the years ended December 31,
1995, 1996 and 1997, and for the six months ended June 30, 1997 (unaudited) and 1998 (unaudited), respectively. The deferred amounts are also included in "Borrowings from Imperial Bank" in the accompanying combined balance sheets.

(D) EMPLOYMENT AGREEMENTS

  Agreement with Lewis Horwitz. The Bank and Lewis Horwitz entered into an Employment Agreement, dated as of July 23, 1997 (the "Horwitz Agreement"), which will be assigned from the Bank to the Company as part of the Contribution, pursuant to which Mr. Horwitz serves as president and chief executive officer of LHO. The initial term of the Horwitz Agreement expires on December 31, 2001, subject to early termination at Mr. Horwitz's option after December 31, 1999.

  Pursuant to the Horwitz Agreement, Mr. Horwitz receives a base salary of $250,000 and a guaranteed annual bonus of $500,000 and is entitled to an annual incentive bonus based on the pre-tax earnings of LHO. Mr. Horwitz also receives a monthly car allowance and is entitled to additional payments aggregating $60,000 payable between 1997 and 2001. Mr. Horwitz was also granted options to purchase up to three percent of the outstanding Company Common Stock as of April 23, 1997 at an exercise price which is equal to 80% of the fair value per share as determined in a report by NationsBanc Montgomery dated as of April 23, 1997. Based on these terms, the Company will accrue compensation expense of $194,000 per year over the vesting period. These options vest after five years, subject to earlier vesting in certain circumstances.

  The Horwitz Agreement provides that Mr. Horwitz may be terminated for permanent disability or cause. Upon such termination, he would be entitled to receive all accrued compensation and bonuses described above, except that no incentive bonus will be paid upon termination for cause. Mr. Horwitz is also entitled to a severance payment on termination (in lieu of receiving a signing bonus at the time of execution of the Horwitz Agreement) of up to $1,250,000, which amount will be reduced annually by 50% of the cumulative guaranteed bonus paid prior to such termination.

  The Horwitz Agreement also provides that, following the initial term, Mr. Horwitz will provide consulting services for the Company for an additional three years for annual compensation of $200,000 (or an additional two years if he retires prior to December 31, 2001). The Horwitz Agreement also contains a non-compete provision that provides that during the term of employment and for two years following termination, Mr. Horwitz

                        IMPERIAL FINANCIAL GROUP, INC.

will not solicit employees or customers of the Company or any of its affiliates and he may not work in a business directly or indirectly in competition with LHO.

NOTE 14. STOCK OPTION PLANS

(A) SHARE INCENTIVE PLAN

  The Company has adopted the Imperial Financial Group, Inc. 1997 Share Incentive Plan (the "Plan") in order to provide incentives to attract, retain and motivate highly competent persons as executive management, employees and directors of the Company and of any affiliate thereof (other than Imperial Bancorp or the Bank). The Plan, which is, and will be after the Distribution, administered by the Compensation Committee, provides such persons with opportunities to acquire shares of Company Class A Common Stock or Company Class B Common Stock, or to receive monetary payments based on the value of such shares pursuant to certain Benefits (as defined below). Benefits under the Plan may be granted in any one or a combination of stock options, stock appreciation rights, stock awards, performance awards and stock units (collectively, the "Benefits"). The Company has authorized 1.0 million shares of Company Class A Common Stock and 3.7 million shares of Company Class B Common Stock that may be granted under the Plan, subject to certain adjustments under certain circumstances.

 Incentive Stock Options

  During the year ended December 31, 1997, certain employees and directors of the Company were granted ten-year incentive stock options to purchase shares of the Company's Class B common stock. The number of shares subject to option, the grant dates, and the vesting schedule are as follows as of December 31, 1997 and June 30, 1998 (unaudited):

                                                  NUMBER
                                                    OF
                                                  OPTIONS
                    DATE OF GRANT                 GRANTED        VESTING
                    -------------                 ------- ----------------------
     April 23, 1997.............................. 125,000       Five Years
     September 22, 1997.......................... 450,000 (see discussion below)

  There were no stock options granted to employees and directors during the six months ended June 30, 1998 (unaudited).

 Non-Qualified Stock Options

  During the year ended December 31, 1997, certain employees and directors of the Company were granted ten-year non-qualified stock options to purchase shares of the Company's Class B common stock. The number of shares subject to option, the grant dates, the weighted average exercise prices and the vesting schedule are as follows as of December 31, 1997 and June 30, 1998 (unaudited):

                                                NUMBER OF
                                                 OPTIONS
                   DATE OF GRANT                 GRANTED         VESTING
                   -------------                --------- ----------------------
     April 23, 1997............................ 1,369,900       Five Years
     September 22, 1997........................   800,000 (see discussion below)

  The stock options granted on September 22, 1997, are scheduled to vest as noted below:

         PERCENTAGE OF   PERCENTAGE BY WHICH STOCK PRICE
         SHARES VESTED       EXCEEDS EXERCISE PRICE
         -------------   -------------------------------
          25%                          150%
          25%                          175%
          50%                          200%

                        IMPERIAL FINANCIAL GROUP, INC.

  Under the terms of the Plan, and for purposes of determining the performance vesting percentages noted above, the stock price shall mean the publicly traded price of the stock on a national securities exchange. Moreover, the shares will not vest until such stock price exceeds the exercise price (by at least the percentages noted above) for a period of 20 consecutive days.

  To the extent vesting has not occurred pursuant to the above schedule, 100% of the shares granted on September 22, 1997 will vest after five years or sooner upon a change of control of the Company (as defined in the Plan); upon the death or disability of the optionee; or upon other such conditions as provided in the Plan.

  The options granted in April 1997 have exercise prices ranging from $5.18 to $6.48 and expire in April 2007. The options granted in September 1997 have an exercise price of $9.63 and expire in September 2007.

  The exercise price for all incentive stock options granted was equal to the estimated fair value of such shares on the date of grant. 744,900 of the 1.4 million non-qualified stock options granted had an exercise price equal to 80% of the estimated fair value of the shares on the date of grant. The estimated fair value of all shares granted was determined by an independent third party source.

  The Company is accruing compensation expense of approximately $194,000 annually over the vesting period (five years) on those options where the estimated fair value of the options exceeds the exercise price on the grant date.

  During the six months ended June 30, 1998 (unaudited), no non-qualified stock options were granted to employees and directors of IFG.

  The following table summarizes activity for the Company's Share Incentive Plan for 1997, and the six months ended June 30, 1998 (unaudited). There were no options issued or outstanding during 1995 and 1996.

                                               YEAR ENDED      SIX MONTHS ENDED
                                           DECEMBER 31, 1997    JUNE 30, 1998
                                           ------------------ ------------------
                                                     WEIGHTED           WEIGHTED
                                                     AVERAGE            AVERAGE
                                                     EXERCISE           EXERCISE
                                            SHARES    PRICE    SHARES    PRICE
                                           --------- -------- --------- --------
   Outstanding at beginning of year......        --     --    2,744,900  $7.56
   Granted...............................  2,744,900  $7.56         --     --
   Exercised.............................        --     --          --     --
   Forfeited.............................        --     --          --     --
                                           ---------          ---------
   Outstanding at end of year............  2,744,900  $7.56   2,744,900  $7.56
                                           =========          =========
   Weighted average fair value of options
    granted during the year..............  $    4.75    --          --     --

  The fair value of each option grant under the Share Incentive Plan is estimated on the date of grant using the "Minimum Value Method." The "Minimum Value Method" calculates the difference between the current stock price and the present value of the exercise price, less the present value of expected dividends, if any. The following assumptions were used for the Company's stock options granted in 1997: expected stock option life of 7.5 years for each grant date, dividend yield of 0% for each grant date, a risk free rate of 6.89% for the options granted on April 23, 1997 and 6.06% for the options granted on September 22, 1997, and an estimated market price of $6.48 for the options granted on April 23, 1997 and $9.63 for the options granted on September 23, 1997.

                        IMPERIAL FINANCIAL GROUP, INC.

  The following table summarizes information about the Company's stock options outstanding under the Share Incentive Plan at December 31, 1997 and June 30, 1998 (unaudited):

                            YEAR ENDED DECEMBER 31, 1997     SIX MONTHS ENDED JUNE 30, 1998
                          --------------------------------- ---------------------------------
                                 OPTIONS OUTSTANDING               OPTIONS OUTSTANDING
                          --------------------------------- ---------------------------------
                                       WEIGHTED-                         WEIGHTED-
                                         AVE.     WEIGHTED-                AVE.     WEIGHTED-
                            NUMBER     REMAINING    AVE.      NUMBER     REMAINING    AVE.
                          OUTSTANDING CONTRACTUAL EXERCISE  OUTSTANDING CONTRACTUAL EXERCISE
RANGE OF EXERCISE PRICES  AT 12/31/97    LIFE       PRICE   AT 6/30/98     LIFE       PRICE
------------------------  ----------- ----------- --------- ----------- ----------- ---------
$5 to $6................     744,900      9.3       $5.18      744,900      8.8       $5.18
$6 to $7................     750,000      9.3       $6.48      750,000      8.8       $6.48
$9 to $10...............   1,250,000      9.7       $9.63    1,250,000      9.2       $9.63
                           ---------                         ---------
Total...................   2,744,900      9.5       $7.56    2,744,900      9.0       $7.56
                           =========                         =========

  There were no options exercisable under the Share Incentive Plan at December 31, 1997 and June 30, 1998 (unaudited).

(B) IMPERIAL BANCORP STOCK OPTION PLAN

  Upon consummation of the Distribution, certain employees of the Bank will cease to be employees of the Bank and will become employees of the Company. To the extent any of these transferred employees holds nonqualified stock options or incentive stock options to purchase Imperial Bancorp common stock immediately prior to the Distribution, all such options will be automatically converted into options to purchase Company Class A Common Stock. In connection with this conversion of options, the number of shares that were formerly underlying the Imperial Bancorp options and the exercise price of such options will be appropriately adjusted to allow the transferred employees to retain an equivalent economic position in the Company's common stock following the Distribution. The Distribution will not be more favorable to the optionee on a share by share comparison than the ratio of the option exercise price of the Imperial Bancorp options immediately prior to the exchange to the fair value of Imperial Bancorp common stock immediately preceding the Distribution. The adjustment for the conversion will be calculated based on the five-day average closing prices of Bancorp stock and the Company's stock before and after the Distribution.

                        IMPERIAL FINANCIAL GROUP, INC.

  The following table summarizes activity for the Imperial Bancorp Stock Option Plan with respect to those stock options granted to the Company's employees for the periods presented:

                                                                                 SIX MONTHS ENDED
                                                                                  JUNE 30, 1998
                                1995              1996              1997           (UNAUDITED)
                          ----------------- ----------------- ------------------ -----------------
                                   WEIGHTED          WEIGHTED           WEIGHTED          WEIGHTED
                                   AVERAGE           AVERAGE            AVERAGE           AVERAGE
                                   EXERCISE          EXERCISE           EXERCISE          EXERCISE
                          SHARES    PRICE   SHARES    PRICE    SHARES    PRICE   SHARES    PRICE
                          -------  -------- -------  -------- --------  -------- -------  --------
Outstanding at beginning
 of year................  109,333   $3.04   211,588   $3.97    289,708   $5.77   118,614   $6.13
Granted.................  118,940   $4.66    98,996   $8.99        --      --        --      --
Exercised...............  (16,685)  $2.87   (20,876)  $2.84   (111,692)  $5.48   (32,407)  $4.97
Forfeited...............      --      --        --      --     (59,402)  $8.99    (9,775)    --
                          -------           -------           --------           -------
Outstanding at end of
 period.................  211,588   $3.97   289,708   $5.77    118,614   $6.13    76,432   $6.55
                          =======           =======           ========           =======
Options exercisable at
 period end.............   53,977   $2.96    75,724   $3.71     17,169   $6.45    22,379   $6.34
Weighted average fair
 value of options
 granted during the
 period.................      --    $2.29       --    $4.24        --      --        --      --

  The fair value of each option granted under the Bancorp Stock Option Plan was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                               ---------------
                                                                1995     1996
                                                               ------   ------
   Dividend yield.............................................      0%       0%
   Expected life of options (years)...........................    6.5      6.5
   Stock price volatility.....................................     44%      44%

  The risk-free interest rates used in the Black-Scholes option-pricing model were equal to comparable U.S. Treasury rates at each respective grant date.

  The following tables summarize information about Bancorp's stock options outstanding at December 31, 1997 and June 30, 1998 (unaudited) with respect to those stock options granted to the Company's employees:

                                OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                          -------------------------------- --------------------
                                       WEIGHTED
                                        AVERAGE   WEIGHTED             WEIGHTED
                            NUMBER     REMAINING  AVERAGE    NUMBER    AVERAGE
      RANGE OF            OUTSTANDING CONTRACTUAL EXERCISE EXERCISABLE EXERCISE
   EXERCISE PRICES        AT 12/31/97    LIFE      PRICE   AT 12/31/97  PRICE
   ---------------        ----------- ----------- -------- ----------- --------
   $3 to $4..............    13,407       4.3      $3.23      6,703     $3.23
   $4 to $5..............    56,760       7.1      $4.45        630     $4.45
   $8 to $9..............    48,447       8.3      $8.90      9,836     $8.76
                            -------                          ------
   Total.................   118,614       7.2      $6.13     17,169     $6.45
                            =======                          ======

                        IMPERIAL FINANCIAL GROUP, INC.

                                OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                          -------------------------------- --------------------
                                       WEIGHTED
                                        AVERAGE   WEIGHTED             WEIGHTED
                            NUMBER     REMAINING  AVERAGE    NUMBER    AVERAGE
      RANGE OF            OUTSTANDING CONTRACTUAL EXERCISE EXERCISABLE EXERCISE
   EXERCISE PRICES        AT 6/30/98     LIFE      PRICE   AT 6/30/98   PRICE
   ---------------        ----------- ----------- -------- ----------- --------
   $3 to $4..............   10,314        3.8      $3.23     10,314     $3.23
   $4 to $5..............   28,065        6.6      $4.45        --        --
   $8 to $9..............   38,053        7.8      $8.99     12,065     $8.99
                            ------                           ------
   Total.................   76,432        6.7      $6.55     22,379     $6.34
                            ======                           ======

(C) PRO FORMA NET INCOME

  The Company applies APB 25 in accounting for the Share Incentive Plan as well as those options that will be converted in conjunction with the Distribution under the Imperial Bancorp Stock Option Plan. Accordingly, no compensation cost has been recognized in the combined financial statements for the fair value of stock options granted. Had the Company determined compensation cost based on the fair value at the grant date for such stock options under SFAS 123, the Company's net income would have been reduced to the pro forma amounts indicated in the table below:

                                                           SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,         JUNE 30,
                              ------------------------- -----------------------
                                                           1997        1998
                               1995     1996     1997   (UNAUDITED) (UNAUDITED)
                              ------- -------- -------- ----------- -----------
                                               (IN THOUSANDS)
   Net income, as reported... $ 5,919 $ 38,644 $ 15,160   $4,170      $4,896
   Net income, pro forma..... $ 5,886 $ 38,584 $ 14,422   $3,785      $4,091
   Diluted earnings per
    share, as reported....... $  0.32 $   2.04 $   0.77   $ 0.21      $ 0.23
   Diluted earnings per
    share, pro forma......... $  0.32 $   2.03 $   0.72   $ 0.20      $ 0.20

  Pro forma net income reflects only options granted in 1995, 1996, 1997 and 1998 if any. Therefore, the full impact of calculating compensation cost for stock options may not be reflected in the pro forma amounts presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to January 1, 1995 is not considered.

NOTE 15. DONATION

  During the year ended December 31, 1997, the Company donated shares of ICII stock with a fair value of $3.6 million to not-for-profit organizations. Offsetting this expense, $2.8 million in appreciation gains were recognized for the year ended December 31, 1997, on the donated stock at the time of the donation. During 1996, the Company donated shares of ICII stock with a fair value of $4.9 million to not-for-profit organizations. Offsetting this expense, $3.7 million in appreciation gains were recognized on the donated stock at the time of the donation. For the year ended December 31, 1995, there were no donations of ICII stock.

NOTE 16. TRUST ASSETS

  The Company has trust assets under administration amounting to $6.8 billion representing 3,758 accounts, $7.5 billion representing 4,223 accounts, $8.7 billion representing 3,971 accounts, $9.5 billion representing 4,032 accounts, at fair value, as of December 31, 1995, 1996 and 1997, and as of June 30, 1998 (unaudited) respectively. The amounts are not included in the accompanying combined balance sheets.

                        IMPERIAL FINANCIAL GROUP, INC.

NOTE 17. RELATED PARTY TRANSACTIONS

  The Company and Imperial Bancorp provide each other services in the ordinary course of business. Although these services are not conducted at "arm's length," the Company and Imperial Bancorp attempt to negotiate market terms for these services.

  The Company provides trust services to Imperial Bancorp. The approximate fair value of Imperial Bancorp's assets under administration and the approximate fees received by the Company from Imperial Bancorp for trust services are as follows:

                                                                FAIR VALUE
                                                                OF ASSETS  FEES
                                                                ---------- ----
                                                                (IN THOUSANDS)
At December 31, 1995 and for the year ended December 31, 1995..  $ 37,600  $118
At December 31, 1996 and for the year ended December 31, 1996..    55,909   123
At December 31, 1997 and for the year ended December 31, 1997..   105,096   121
At June 30, 1997 and for the six months ended June 30, 1997
 (unaudited)...................................................    72,276    73
At June 30, 1998 and for the six months ended June 30, 1998
 (unaudited)...................................................    93,354    43

  The Company receives fees for trust assets held in Monarch Funds (a family of three money market mutual funds). As of September 1, 1995, each Monarch Fund had invested substantially all of its assets in a corresponding portfolio of Core Trust (Delaware) in an arrangement commonly known as a "master-feeder" structure. Of the five trustees of the Monarch Funds, two are members of Imperial Bancorp's management, one of whom is also a director of Imperial Trust Company. As of December 31, 1996 and 1997, Imperial Bancorp's investment in the Monarch Funds represented approximately 4.6% and 1.7%, respectively, of the net asset value of all Monarch Funds. Trust assets under administration invested in Monarch Funds and fees received by the Company from Monarch are as follows:

                                                                FAIR VALUE
                                                                OF ASSETS  FEES
                                                                ---------- ----
                                                                (IN THOUSANDS)
At December 31, 1995 and for the year ended December 31, 1995.. $ 604,795  $475
At December 31, 1996 and for the year ended December 31, 1996..   629,755   567
At December 31, 1997 and for the year ended December 31, 1997..   973,812   740
At June 30, 1997 and for the six months ended June 30, 1997
 (unaudited)...................................................   913,114   339
At June 30, 1998 and for the six months ended June 30, 1998
 (unaudited)................................................... 1,353,793   450

  The Bank provides the Company banking services, human resource services, employee benefit plans, insurance, accounting assistance, accounting software, legal services, computer support, other office services, and subleases all office space to the Company. The costs for these services are billed to the Company on a specific identification basis or on an allocation based either on the number of employees, square feet of occupancy, number of officers, or estimates. The Bank also reimburses the Company for outside data processing services. The amounts paid to the Bank and the amount received by the Company are as follows:

                                                                        AMOUNTS
                                                               AMOUNTS  RECEIVED
                                                               PAID TO    FROM
                                                               IMPERIAL IMPERIAL
                                                                 BANK     BANK
                                                               -------- --------
                                                                (IN THOUSANDS)
For the year ended December 31, 1995..........................   $757     $481
For the year ended December 31, 1996..........................    832      534
For the year ended December 31, 1997..........................    913      546
For the three months ended June 30, 1997 (unaudited)..........    457      269
For the three months ended June 30, 1998 (unaudited)..........    430      235

  Management believes that the methods used to allocate cost and determine billing for the services provided by the Bank are reasonable.

                        IMPERIAL FINANCIAL GROUP, INC.

  The Bank provides funds to the Company to fund its operations. The amounts outstanding are shown as "Borrowings from Imperial Bank" in the accompanying combined balance sheets. The Bank charges for the use of those funds based on average balances outstanding and the average interest rate for short-term certificates of deposit plus one hundred basis points. The average interest rate charged by the Company for the years ended December 31, 1995, 1996, and 1997 and for the six months ended June 30, 1997 (unaudited) and 1998 (unaudited) was 6.93%, 6.46%, 6.48%, 6.38%, and 6.52% respectively. The costs of the funds are recorded as "Interest expense" in the combined statements of income.

NOTE 18. COMMITMENTS AND CONTINGENT LIABILITIES

  (A) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK: The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the combined balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

  Commitments to extend credit only represent exposure to off-balance sheet risk in the event the contract is drawn upon and the other party to the contract defaults. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter party. The Company does not anticipate any material losses as a result of these transactions.

  The Company is party to interest rate swap transactions ("Swaps") which are considered derivative financial instruments held for purposes other than trading. Swaps generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying notional amount. Because the credit exposure of these Swaps is limited to the potential default of the Swap counterparty, the potential credit risks associated with such Swaps are substantially less than the notional principal amounts of these Swaps.

  A summary of the contract or notional amounts of the Company's commitments and contingent liabilities is as follows:

                                                                     AT JUNE 30,
                                                     AT DECEMBER 31,    1998
                                                      1996    1997   (UNAUDITED)
                                                     ------- ------- -----------
                                                           (IN THOUSANDS)
     Commitments to extend credit................... $28,801 $11,635   $12,734
     Standby letters of credit......................  37,501  26,046    20,259
     Interest rate swaps............................     --      --      5,000

  In June 1998, Crown American Bank entered into two interest rate swap transactions in which it was committed to pay three month LIBOR and receive a fixed rate of 5.95%. The interest rate swaps had a combined notional value of $5.0 million at June 30, 1998 and mature in June 1999. The Swaps are matched with specific certificates of deposit and effectively convert the matched fixed rate deposits into floating rate liabilities. Because the Swaps were entered into for the purpose of converting the interest rate characteristics of certain liabilities, "hedge accounting" rules apply and there is no requirement to mark the value of the Swaps to market under generally accepted accounting principles.

  (B) LEGAL ACTION: The Company is a defendant in various lawsuits arising from the normal course of business. Management believes, based upon the opinion of legal counsel, that the ultimate resolution of the

                      IMPERIAL FINANCIAL GROUP, INC.

pending litigation will not have a material effect upon the financial position or future results of operations of the Company.

  In the ordinary course of business the Company is subject to fiduciary responsibilities relating to the trust assets. These duties are specifically described in each trust agreement with the Company's customers. As a result, the Company has a fiduciary responsibility to perform based on agreed standards and to exercise prudent judgment. It is the opinion of management that these duties have been met and no material contingent liability exists to its knowledge.

  (C) LEASE COMMITMENTS: The Company leases space for all its premises from the Bank under noncancelable operating leases which expire in various years. Lease payments charged to "Occupancy, net" in the accompanying combined statements of income for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 (unaudited) and 1998 (unaudited) amounted to $580,000, $769,000, $869,000, $470,000 and $403,000, respectively.

  Aggregate minimum rental commitments under these leases are as follows:

                                                                  (IN THOUSANDS)
       1998......................................................     $  661
       1999......................................................        512
       2000......................................................        461
       2001......................................................        461
       2002......................................................        434
       Thereafter................................................      1,257
                                                                      ------
       Total.....................................................     $3,786
                                                                      ======

NOTE 19. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Values of Financial Instruments" ("FAS 107") requires disclosures of fair value information about financial instruments, whether or not recognized in the combined balance sheet, for which it is practical to estimate. Such instruments include securities, loans receivable, borrowings and various off-balance sheet items. Because no market exists for a significant portion of the Company's loan portfolio, fair value estimates are based on judgments regarding credit risk, investor expectations of future economic conditions, normal cost of administration of these instruments and other risk characteristics, including interest rate and prepayment risk. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  The fair value estimates presented do not include the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the value of the Company's fiduciary contracts for trust services are not considered financial instruments; therefore, their values are not incorporated into the fair value estimates.

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

  (A) CASH AND CASH EQUIVALENTS: The carrying values reported in the combined balance sheet approximate fair values due to the short term nature of these assets.

  (B) SECURITIES AVAILABLE FOR SALE: Fair values are based on bid prices and quotations published and/or received from securities dealers. Fair value on interest only strips are based on discounted future cash flows using rates and prepayment speeds that an unaffiliated third-party purchaser would require on instruments with similar terms and remaining maturities. For the year ended December 31, 1996, the Company assumed a discount rate and prepayment rate of 13.2% and 10.0%, respectively, to estimate the fair value of the interest only strips. For the year ended December 31, 1997, the Company assumed a discount rate and prepayment rate of 9.6% and 12.0%, respectively, to estimate the fair value of the interest only strip.

  (C) LOANS HELD FOR SALE: Fair value is based on quoted market prices and/or forward delivery contracts.

  (D) LOANS HELD FOR INVESTMENT: The fair value of the loan portfolio is generally estimated by discounting expected future cash flows at an estimated market rate of interest. A market rate of interest is estimated based on the AAA Corporate Bond Rate, adjusted for credit risk and the Company's cost to administer such instruments. Expected future cash flows are estimated using maturity dates for performing loans, with cash flows on nonaccrual loans estimated on an individual basis. For nonaccrual and potential problem loans secured by real property, estimated fair value has been determined on an individual basis, considering the value of the collateral as determined by a current third party appraisal and estimated foreclosure, holding and selling costs.

  (E) EXCESS SERVICING FEES RECEIVABLE: The carrying value reported in the combined balance sheet approximate fair values. The fair value was estimated by discounting future cash flows using rates and prepayment speeds that an unaffiliated third-party purchaser would require on instruments with similar terms and remaining maturities.

  (F) BORROWINGS FROM IMPERIAL BANK: The carrying amounts approximate their fair values due to the short-term nature of the borrowings.

  (G) OFF-BALANCE SHEET INSTRUMENTS: Fair values of commitments to extend credit are based on fees currently charged to enter into similar agreements.

                                                     AT DECEMBER 31,
                                          --------------------------------------
                                                 1996               1997
                                          ------------------ -------------------
                                                   ESTIMATED           ESTIMATED
                                          CARRYING   FAIR    CARRYING    FAIR
                                           AMOUNT    VALUE    AMOUNT     VALUE
                                          -------- --------- --------  ---------
                                                 (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS:
  Cash and cash equivalents.............  $ 5,245   $ 5,245  $  2,813  $  2,813
  Securities available for sale, at fair
   value................................    1,179     1,179     6,027     6,027
  Loans held for sale...................    5,531     6,058     3,763     4,102
  Loans held for investment.............   72,528    67,424   134,407   140,029
  Excess servicing fees receivable......    3,294     3,294       --        --
FINANCIAL LIABILITIES:
  Borrowings from the Bank..............    6,184     6,184    77,934    77,934
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
  Commitments to extend credit..........      --        721       --        233
  Standby letters of credit.............      --        750       --      1,190

                         IMPERIAL FINANCIAL GROUP, INC.

NOTE 20. SEGMENT REPORTING

  The Company operates in three principal business segments: the origination and sale of small business loans (CAB), the origination of entertainment loans
(LHO) and the provision of trust services (ITC). Certain financial information with respect to these business segments, as well as such financial information related to other operations of the Company, primarily ICII (ICII and Other), are summarized in the following tables:

                                                               ICII
                                                                AND
                                      CAB      LHO      ITC   OTHERS   COMBINED
                                    -------  --------  ------ -------  --------
                                             (DOLLARS IN THOUSANDS)
FOR THE YEAR ENDED DECEMBER 31,
 1995
Net interest income...............  $   870  $  2,821  $  144 $ 1,757  $  5,592
Provision for loan losses.........     (281)     (767)    --     (444)   (1,492)
Noninterest income................    1,932       379   8,680   5,536    16,527
                                    -------  --------  ------ -------  --------
 Total revenue....................    2,521     2,433   8,824   6,849    20,627
Noninterest expense...............    1,862       696   5,769   2,068    10,395
                                    -------  --------  ------ -------  --------
 Income before income taxes.......      659     1,737   3,055   4,781    10,232
Income tax expense................      279       736   1,302   1,996     4,313
                                    -------  --------  ------ -------  --------
 Net income.......................  $   380  $  1,001  $1,753 $ 2,785  $  5,919
                                    =======  ========  ====== =======  ========
Average assets....................  $16,895  $ 24,235  $6,846 $42,551  $ 90,527
                                    -------  --------  ------ -------  --------
FOR THE YEAR ENDED DECEMBER 31,
 1996
Net interest income...............  $ 1,488  $  4,086  $  138 $ 3,102  $  8,814
Provision for loan losses.........     (348)     (859)    --     (574)   (1,781)
Noninterest income................    3,844       746   7,975  61,553    74,118
                                    -------  --------  ------ -------  --------
 Total revenue....................    4,984     3,973   8,113  64,081    81,151
Noninterest expense...............    2,851     1,776   6,258   5,948    16,833
                                    -------  --------  ------ -------  --------
 Income before income taxes.......    2,133     2,197   1,855  58,133    64,318
Income tax expense................      903       930     790  23,051    25,674
                                    -------  --------  ------ -------  --------
 Net income.......................  $ 1,230  $  1,267  $1,065 $35,082  $ 38,644
                                    =======  ========  ====== =======  ========
Average assets....................  $27,593  $ 47,122  $7,034 $57,571  $139,320
                                    -------  --------  ------ -------  --------
FOR THE YEAR ENDED DECEMBER 31,
 1997
Net interest income...............  $ 1,804  $  5,816  $  235 $ 3,458  $ 11,313
Provision for loan losses.........     (415)   (1,828)    --     (315)   (2,558)
Noninterest income................    4,665     1,694   8,175  28,057    42,591
                                    -------  --------  ------ -------  --------
 Total revenue....................    6,054     5,682   8,410  31,200    51,346
Noninterest expense...............    4,749     3,467   6,765  12,468    27,449
                                    -------  --------  ------ -------  --------
 Income before income taxes.......    1,305     2,215   1,645  18,732    23,897
Income tax expense................      549       932     687   6,569     8,737
                                    -------  --------  ------ -------  --------
 Net income.......................  $   756  $  1,283  $  958 $12,163  $ 15,160
                                    =======  ========  ====== =======  ========
Average assets....................  $39,391  $ 67,400  $8,498 $76,228  $191,517
                                    -------  --------  ------ -------  --------
FOR THE SIX MONTHS ENDED JUNE 30,
 1997 (UNAUDITED)
Net interest income...............  $   895  $  2,643  $   85 $ 2,011  $  5,634
Provision for loan losses.........     (330)   (1,049)    --     (133)   (1,512)
Noninterest income................    2,359       852   3,996   7,824    15,031
                                    -------  --------  ------ -------  --------
 Total revenue....................    2,924     2,446   4,081   9,702    19,153
Noninterest expense...............    2,530     2,129   3,316   4,585    12,560
                                    -------  --------  ------ -------  --------
 Income before income taxes.......      394       317     765   5,117     6,593
Income tax expense ...............      166       133     324   1,800     2,423
                                    -------  --------  ------ -------  --------
 Net income ......................  $   228  $    184  $  441 $ 3,317  $  4,170
                                    =======  ========  ====== =======  ========
Average assets....................  $34,657  $ 51,513  $8,093 $67,070  $161,333
                                    -------  --------  ------ -------  --------
FOR THE SIX MONTHS ENDED JUNE 30,
 1998 (UNAUDITED)
Net interest income...............  $ 1,079  $  3,272  $  164 $ 1,796  $  6,311
Provision for loan losses.........     (279)     (417)    --      (40)     (736)
Noninterest income................    3,199       561   4,302   6,699    14,761
                                    -------  --------  ------ -------  --------
 Total revenue....................    3,999     3,416   4,466   8,455    20,336
Noninterest expense...............    3,687     1,734   3,480   2,967    11,868
                                    -------  --------  ------ -------  --------
 Income before income taxes.......      312     1,682     986   5,488     8,468
Income tax expense................      131       707     421   2,313     3,572
                                    -------  --------  ------ -------  --------
 Net income.......................  $   181  $    975  $  565 $ 3,175  $  4,896
                                    =======  ========  ====== =======  ========
Average assets....................  $44,093  $102,885  $8,514 $84,388  $239,880
                                    -------  --------  ------ -------  --------

                       IMPERIAL CREDIT INDUSTRIES, INC.
                                   FORM 10-Q

                               TABLE OF CONTENTS

                         PART I--FINANCIAL INFORMATION

                                                                              PAGE
ITEM 1.FINANCIAL STATEMENTS                                                   ----
     Consolidated Balance Sheets--June 30, 1998 and December 31, 1997........ F-34
     Consolidated Statements of Income--Three and six months ended June 30,
      1998 and 1997.......................................................... F-35
     Consolidated Statements of Cash Flows--Six months ended June 30, 1998 and 1997............................................................... F-36
     Consolidated Statement of Changes in Shareholders' Equity--Six months ended
      June 30, 1998.......................................................... F-37
     Notes to Consolidated Financial Statements.............................. F-38
ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
        RESULTS OF OPERATIONS................................................ F-47

                          PART II--OTHER INFORMATION

ITEM 1.LEGAL PROCEEDINGS..................................................... F-66
ITEM 2.CHANGES IN SECURITIES................................................. F-66
ITEM 3.DEFAULTS IN SECURITIES................................................ F-66
ITEM 4.SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS................... F-66
ITEM 5.OTHER INFORMATION..................................................... F-67
ITEM 6.EXHIBIT--STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE........ F-68
     SIGNATURES.............................................................. F-69

FORWARD LOOKING STATEMENTS

  When used in this Form 10-Q or future filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be", "will allow", "intends to", "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

  The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                          ITEM 1. FINANCIAL STATEMENTS
                        IMPERIAL CREDIT INDUSTRIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                       JUNE 30,   DECEMBER 31,
                                                         1998         1997
                                                      ----------  ------------
                       ASSETS
Cash................................................. $  155,306   $   50,597
Interest bearing deposits............................     13,931      103,738
Investment in Federal Home Loan Bank stock...........      4,795        5,646
Securities held for trading, at market...............     70,529      120,904
Securities available for sale, at market.............    111,242      107,727
Loans and leases held for sale.......................    178,860      162,571
Loans and leases held for investment, net............  1,587,485    1,266,718
Purchased and originated servicing rights............      5,114        4,731
Retained interest in loan and lease securitizations..     53,216       43,105
Accrued interest receivable..........................     13,009        9,132
Premises and equipment, net..........................      9,693        9,513
Other real estate owned, net.........................      7,322       10,905
Goodwill.............................................     34,290       35,607
Investment in Southern Pacific Funding Corporation...     78,042       65,303
Investment in Franchise Mortgage Acceptance Company..     59,685       53,099
Other assets.........................................     33,043       52,798
                                                      ----------   ----------
  Total assets....................................... $2,415,562   $2,102,094
                                                      ==========   ==========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits............................................. $1,514,805   $1,156,022
Borrowings from Federal Home Loan Bank...............     20,000       45,000
Other borrowings.....................................    119,253      144,841
Remarketed Par Securities............................     70,000       70,000
Senior Notes.........................................    219,835      219,813
Accrued interest payable.............................     22,972       21,484
Accrued income taxes payable.........................     67,540       60,528
Minority interest in consolidated subsidiaries.......      2,928        3,174
Other liabilities....................................     34,824       57,299
                                                      ----------   ----------
  Total liabilities..................................  2,072,157    1,778,161
                                                      ==========   ==========
Shareholders' equity:
Preferred stock, 8,000,000 shares authorized; none
 issued or outstanding...............................        --           --
Common stock, no par value. Authorized 80,000,000
 shares; 38,619,351 and 38,791,439 shares issued and
 outstanding at June 30, 1998 and December 31, 1997,
 respectively........................................    142,169      147,109
Retained earnings....................................    204,060      174,898
Accumulated other comprehensive income: unrealized
 (loss) gain on securities available for sale, net...     (2,824)       1,926
                                                      ----------   ----------
  Total shareholders' equity.........................    343,405      323,933
                                                      ----------   ----------
  Total liabilities and shareholders' equity......... $2,415,562   $2,102,094
                                                      ==========   ==========

          See accompanying notes to consolidated financial statements

                        IMPERIAL CREDIT INDUSTRIES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               THREE MONTHS     SIX MONTHS
                                                   ENDED           ENDED
                                                 JUNE 30,        JUNE 30,
                                              --------------- ----------------
                                               1998    1997    1998     1997
                                              ------- ------- -------  -------
REVENUE:
 Gain on sale of loans and leases............ $ 3,273 $28,558 $ 8,845  $37,224
                                              ------- ------- -------  -------
 Interest on loans and leases................  53,128  53,512  98,664   96,442
 Interest on investments.....................   4,063   1,129   9,035    6,754
 Interest on other finance activities........   2,673     734   5,804    1,391
                                              ------- ------- -------  -------
   Total interest income.....................  59,864  55,375 113,503  104,587
 Interest on deposits........................  19,911  17,082  38,198   34,084
 Interest on other borrowings................   2,385   8,486   4,139   15,104
 Interest on long term debt..................   7,555   6,084  15,109   10,868
                                              ------- ------- -------  -------
   Total interest expense....................  29,851  31,652  57,446   60,056
                                              ------- ------- -------  -------
   Net interest income.......................  30,013  23,723  56,057   44,531
 Provision for loan and lease losses.........   3,450   5,736   7,300    8,606
                                              ------- ------- -------  -------
 Net interest income after provision for
  loan and lease losses......................  26,563  17,987  48,757   35,925
                                              ------- ------- -------  -------
 Loan servicing income.......................   4,055   2,170   8,083    3,450
 Gain (loss) on sale of securities...........       6     --        6     (403)
 Equity in net income of Southern Pacific
  Funding Corporation........................   6,764   6,678  12,739   12,931
 Equity in net income of Franchise Mortgage
  Acceptance Company.........................   3,817     --    6,586      --
 Investment banking fees.....................   6,433     --   10,968      --
 Asset management fees.......................   1,575   1,237   2,780    2,816
 Gain on sale of Southern Pacific Funding
  Corporation stock..........................     --      --      --     4,306
 Other income................................   2,226     875   4,374    1,551
                                              ------- ------- -------  -------
   Total other income........................  24,876  10,960  45,536   24,651
                                              ------- ------- -------  -------
 Total revenue...............................  54,712  57,505 103,138   97,800
                                              ======= ======= =======  =======
EXPENSES:
 Personnel expense...........................  15,519  12,433  31,773   23,104
 Amortization of servicing rights............     360     206     701      225
 Occupancy expense...........................   1,482     983   3,028    1,890
 Data processing expense.....................     410     378     903      805
 Net expense (income) of other real estate
  owned......................................     288   3,480     (71)   4,237
 Professional services.......................   2,534   3,615   5,289    6,203
 FDIC insurance premiums.....................     321     --      321      --
 Telephone and other communications..........     867     754   1,624    1,183
 Amortization of Goodwill....................     654     897   1,317    1,497
 General and administrative expense..........   6,513   6,318  11,673   11,054
                                              ------- ------- -------  -------
   Total expenses............................  28,948  29,064  56,558   50,198
                                              ------- ------- -------  -------
 Income before income taxes, minority inter-
  est and extraordinary item.................  25,764  28,441  46,580   47,602
 Income taxes................................   9,360   9,866  17,184   17,843
 Minority interest in income of consolidated
  subsidiaries...............................     142   4,502     234    4,654
                                              ------- ------- -------  -------
 Income before extraordinary item............  16,262  14,073  29,162   25,105
 Extraordinary item--Loss on early extin-
  guishment of debt, net of income taxes.....     --      --      --    (3,995)
                                              ------- ------- -------  -------
 Net income.................................. $16,262 $14,073 $29,162  $21,110
                                              ======= ======= =======  =======
BASIC INCOME PER SHARE:
 Income before extraordinary item............ $  0.42 $  0.37 $  0.75  $  0.65
 Extraordinary item--Loss on early extin-
  guishment of debt, net of income taxes.....     --      --      --     (0.10)
                                              ------- ------- -------  -------
 Net Income per common share................. $  0.42 $  0.37 $  0.75  $  0.55
                                              ======= ======= =======  =======
DILUTED INCOME PER SHARE:
 Income before extraordinary item............ $  0.40 $  0.35 $  0.71  $  0.62
 Extraordinary item--Loss on early extin-
  guishment of debt, net of income taxes.....     --      --      --     (0.10)
                                              ------- ------- -------  -------
 Net Income per common share................. $  0.40 $  0.35 $  0.71  $  0.52
                                              ======= ======= =======  =======

          See accompanying notes to consolidated financial statements

                        IMPERIAL CREDIT INDUSTRIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                           -------------------
                                                             1998      1997
                                                           --------  ---------
                                                             (IN THOUSANDS)
Cash flows from operating activities:
 Net income............................................... $ 29,162  $  21,110
 Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
   Provision for loan and lease losses....................    7,300      8,606
   Depreciation...........................................    1,899      2,278
   Amortization of goodwill...............................    1,317      1,497
   Amortization of servicing rights.......................      701        225
   Accretion of discount..................................   (5,804)    (1,391)
   Gain on sale of loans and leases.......................   (8,845)   (37,224)
   Gains on sale of SPFC stock............................      --      (4,306)
   Equity in net earnings of SPFC.........................  (12,739)   (12,931)
   Equity in net earnings of FMC..........................   (6,586)       --
   Loss on sale of OREO...................................    1,217      3,384
   (Recovery) writedowns on OREO..........................   (1,481)       147
   Originations of loans held for sale.................... (349,400)  (655,900)
   Sales and collections on loans held for sale...........  341,956  1,059,255
   Purchase of trading securities.........................  (20,503)   (15,786)
   Sale of trading securities.............................   79,751        --
   Net change in securities held for investment...........      --      (2,647)
   Net change in accrued interest receivable..............   (3,877)       358
   Net change in retained interest in loan and lease
    securitizations.......................................   (4,307)    (6,382)
   Net change in other assets.............................   23,542    (11,264)
   Net change in other liabilities........................  (24,507)    19,342
                                                           --------  ---------
 Net cash provided by operating activities................   48,796    368,371
                                                           --------  ---------
 Cash flows from investing activities:
   Net change in interest bearing deposits................   89,807   (237,916)
   Proceeds from sale of other real estate owned..........    4,109      1,027
   Sales of securities available for sale.................      --      15,176
   Net change in loans held for investment................ (328,329)   (68,180)
   Purchases of securities available for sale.............  (10,327)       --
   Purchases of premises and equipment....................   (2,079)    (3,130)
   Proceeds from sale of SPFC stock.......................      --       6,151
   Purchase of stock in Federal Home Loan Bank............      --      (1,985)
   Redemption of stock in Federal Home Loan Bank..........    1,000     10,900
   Cash utilized for acquisitions.........................      --        (750)
                                                           --------  ---------
 Net cash (used in) provided by investing activities...... (245,819)  (278,707)
                                                           --------  ---------
 Cash flows from financing activities:
   Net increase in deposits...............................  358,783    191,807
   Advances from Federal Home Loan Bank...................   44,500     30,000
   Repayments of advances from Federal Home Loan Bank.....  (69,500)  (170,500)
   Net change in other borrowings.........................  (25,588)  (335,994)
   Proceeds from issuance of Senior Notes due 2007........      --     194,500
   Proceeds from offering of Remarketed Par Securities....      --      68,075
   Repayments of Senior Notes due 2004....................      --     (73,241)
   Retirement of common stock.............................   (6,946)       --
   Net change in minority interest........................     (246)   (48,888)
   Proceeds from exercise of stock options................      729        880
                                                           --------  ---------
 Net cash provided by (used in) financing activities......  301,732   (143,361)
                                                           --------  ---------
 Net change in cash.......................................  104,709    (53,697)
 Cash at beginning of period..............................   50,597     74,247
                                                           --------  ---------
 Cash at end of period.................................... $155,306  $  20,550
                                                           ========  =========

          See accompanying notes to consolidated financial statements

                        IMPERIAL CREDIT INDUSTRIES, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                         UNREALIZED
                                                            GAIN
                                                          (LOSS) ON
                          NUMBER OF                      SECURITIES       TOTAL
                           SHARES     COMMON   RETAINED   AVAILABLE   SHAREHOLDERS'
                         OUTSTANDING  STOCK    EARNINGS FOR SALE, NET    EQUITY
                         ----------- --------  -------- ------------- -------------
                                              (IN THOUSANDS)
Balance, December 31,
 1997...................   38,791    $147,109  $174,898    $ 1,926      $323,933
Exercise of stock op-
 tions..................      181         721       --         --            721
Retirement of stock.....     (353)     (6,938)      --         --         (6,938)
Tax benefit from
 exercise of stock
 options................      --        1,277       --         --          1,277
Decrease in unrealized
 gain on securities
 available for sale,
 net....................      --          --        --      (4,750)       (4,750)
Net income for the six
 months ended June 30,
 1998...................      --          --     29,162        --         29,162
                           ------    --------  --------    -------      --------
Balance, June 30, 1998..   38,619    $142,169  $204,060    $(2,824)     $343,405
                           ======    ========  ========    =======      ========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. ORGANIZATION

  Imperial Credit Industries, Inc., incorporated in 1986 in the State of California, is 23.1% owned by Imperial Bank. In 1991 Imperial Bank recapitalized the Company to conduct a full service mortgage banking operation, from which it has diversified beginning in 1995. The consolidated financial statements include Imperial Credit Industries, Inc. ("ICII"), its significant wholly-owned operating subsidiaries, significant majority-owned operating subsidiaries and significant equity investments in two publicly traded companies (collectively the "Company"). The significant wholly-owned subsidiaries include Southern Pacific Bank ("SPB"), Imperial Business Credit Inc. ("IBC"), Imperial Credit Advisors, Inc. ("ICAI"), Imperial Credit Commercial Asset Management Corporation, ("ICCAMC"), Auto Marketing Network, Inc. ("AMN"), Imperial Credit Worldwide Ltd. ("ICW") and Statewide Documentation, Inc. ("SDI"). The significant operating majority owned consolidated subsidiary is Imperial Capital Group, LLC ("ICG") which is 60% owned by the Company and 40% owned by ICG's management. The significant equity investments in publicly traded companies are Southern Pacific Funding Corporation ("SPFC") NYSE Symbol: SFC, and Franchise Mortgage Acceptance Company ("FMC") NASDAQ Symbol: FMAX. Both SPFC and FMC were former consolidated subsidiaries of the Company. The Company manages through its ICCAMC subsidiary, an 8.9% equity ownership interest in a commercial REIT, Imperial Credit Commercial Mortgage Investment Corporation (Nasdaq: ICMI). The Company also owns Imperial Credit Capital Trust I ("ICCT1"), a subsidiary of the Company organized for the sole purpose of issuing the $70.0 million of 10.25% Remarketed Par securities. All material intercompany balances and transactions with consolidated subsidiaries and unconsolidated subsidiaries have been eliminated.

2. BASIS OF PRESENTATION

  The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods presented. Actual results could differ significantly from those estimates. Prior year's consolidated financial statements have been reclassified to conform to the 1998 presentation.

3. NET INCOME PER SHARE INFORMATION

  The following table reconciles the number of shares used in the computations of basic and diluted income per share for the second quarter and year to date periods ended June 30, 1998 and 1997:

                                         FOR THE          FOR THE SIX MONTHS
                                 QUARTER ENDED JUNE 30,  PERIOD ENDED JUNE 30,
                                 ----------------------- ---------------------
                                    1998        1997        1998       1997
                                 ----------- ----------- ---------- ----------
   Weighted-average common
    shares outstanding during
    the year used to compute
    basic income per share.....   38,752,018  38,508,484 38,747,417 38,463,568
   Assumed common shares issued
    on exercise of stock
    options....................    2,060,373   2,114,095  2,052,063  2,305,349
                                 ----------- ----------- ---------- ----------
   Number of common shares used
    to compute diluted income
    per share..................   40,812,391  40,622,579 40,799,480 40,768,917
                                 =========== =========== ========== ==========

4. COMPREHENSIVE INCOME

  The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" as of January 1, 1998. SFAS No. 130 establishes standards for reporting comprehensive income and its components in the consolidated financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company's comprehensive income is comprised of net income plus the change in the unrealized gain (loss) on securities available for sale, net for all periods reported. Comprehensive income for the three and six months ended June 30, 1998 totaled $11.4 million and $24.4 million, as compared to $15.9 million and $22.8 million for the same periods last year, respectively. Accumulated other comprehensive income
(loss), consisting of the unrealized (loss) gain on securities available for sale at June 30, 1998 and December 31, 1997 totaled ($2.8) million and $1.9 million respectively.

5. ACCOUNTING PRONOUNCEMENTS

  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment,
(b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign-currency-denominated forecasted transaction.

  Under SFAS 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is in the process of determining the impact, if any, this statement will have on the Company.

6. LOANS AND LEASES HELD FOR SALE

  Loans and leases held for sale consisted of the following at June 30, 1998 and December 31, 1997:

                                                     AT JUNE 30, AT DECEMBER 31,
                                                        1998          1997
                                                     ----------- ---------------
                                                           (IN THOUSANDS)
   Loans secured by real estate:
     Single family 1-4..............................  $ 30,102      $ 13,169
     Multi-family...................................   110,284        68,294
                                                      --------      --------
                                                       140,386        81,463
   Automobile loans.................................    14,224         9,102
   Leases...........................................     9,816        13,561
   Commercial loans.................................    14,434        58,445
                                                      --------      --------
                                                      $178,860      $162,571
                                                      ========      ========

7. LOAN AND LEASE COMMITMENTS

  At June 30, 1998, the Company's consolidated lending commitments were as follows:

                                                                    COMMITMENT
   TYPE OF LENDING COMMITMENT                                         AMOUNT
   --------------------------                                     --------------
                                                                  (IN THOUSANDS)
   Loan and unused line commitments..............................   $  994,020
   Standby letters of credit.....................................        3,184
   Lease Financing...............................................       20,600
                                                                    ----------
                                                                    $1,017,804
                                                                    ==========

8. CONSOLIDATING BALANCE SHEET AND INCOME STATEMENTS

  The following represents summarized consolidating financial information as of June 30, 1998 and December 31, 1997, and for the six months ended June 30, 1998 and 1997, with respect to the financial position, results of operations and cash flows of the Company and its wholly-owned and majority-owned subsidiaries. On January 17, 1997, the Company sold $200 million of 9.875% Senior Notes due 2007. As of June 30, 1998, the 9.875% Senior Notes are guaranteed by five of the Company's wholly-owned subsidiaries, IBC, ICAI, ICCAMC, ICW and AMN (the "Guarantor Subsidiaries"). As of June 30, 1998, the non-guarantor subsidiaries are SPB, ICG and ICCTI. FMC was a guarantor subsidiary through September 30, 1997. Each of the guarantees is full and unconditional and joint and several. The summarized consolidated financial information is presented in lieu of separate financial statements and other related disclosures of the wholly-owned subsidiary guarantors as management has determined that such information is not material to investors. None of the subsidiary guarantors is restricted from making distributions to the Company.

                     CONSOLIDATING CONDENSED BALANCE SHEET

                                 JUNE 30, 1998

                                                     NON-
                                     GUARANTOR    GUARANTOR
                            ICII    SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                          --------  ------------ ------------ ------------ ------------
                                                 (IN THOUSANDS)
         ASSETS
         ------
Cash....................  $  3,596    $  6,899    $  147,334   $  (2,523)   $  155,306
Interest bearing
 deposits...............     9,881         550         3,500          --        13,931
Investment in Federal
 Home Loan Bank stock...        --          --         4,795          --         4,795
Securities available for
 sale and trading.......   138,967      22,979        19,825          --       181,771
Loans and leases held
 for sale...............    12,252      41,890       124,718          --       178,860
Loans and leases held
 for investment, net....    72,226      11,705     1,538,554     (35,000)    1,587,485
Investment in SPFC......    78,042          --            --          --        78,042
Investment in FMC.......    59,685          --            --          --        59,685
Purchased and originated
 servicing rights.......        --          --         5,114          --         5,114
Retained interest in
 loan and lease
 securitizations........        --      53,216            --          --        53,216
Investment in
 subsidiaries...........   312,771          --            --    (312,771)           --
Goodwill................        --      12,753        21,537          --        34,290
Other assets............    47,390      (5,660)       22,262        (925)       63,067
                          --------    --------    ----------   ---------    ----------
  Total assets..........  $734,810    $144,332    $1,887,639   $(351,219)   $2,415,562
                          ========    ========    ==========   =========    ==========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  ---------------------
Deposits................  $     --    $    (33)   $1,517,361   $  (2,523)   $1,514,805
Other borrowings........        --      23,253       152,925     (36,925)      139,253
Remarketed Par
 Securities.............    72,165      (2,165)           --          --        70,000
Senior notes............   219,835          --            --          --       219,835
Minority interest in
 consolidated
 subsidiaries...........       946         (86)          167       1,901         2,928
Other liabilities.......    98,459      14,065        20,474      (7,662)      125,336
                          --------    --------    ----------   ---------    ----------
  Total liabilities.....   391,405      35,034     1,690,927     (45,209)    2,072,157
                          --------    --------    ----------   ---------    ----------
Shareholders' equity:
Preferred stock.........        --      12,000            --     (12,000)           --
Common stock............   142,169     135,389       100,739    (236,128)      142,169
Retained earnings.......   204,060     (38,091)       95,973     (57,882)      204,060
Unrealized (loss) on
 securities available
 for sale...............    (2,824)         --            --          --        (2,824)
                          --------    --------    ----------   ---------    ----------
  Total shareholders'
   equity...............   343,405     109,298       196,712    (306,010)      343,405
                          --------    --------    ----------   ---------    ----------
  Total liabilities and
   shareholders' equity.  $734,810    $144,332    $1,887,639   $(351,219)   $2,415,562
                          ========    ========    ==========   =========    ==========

                     CONSOLIDATING CONDENSED BALANCE SHEET

                               DECEMBER 31, 1997

                                                    NON-
                                    GUARANTOR    GUARANTOR
                            ICII   SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                          -------- ------------ ------------ ------------ ------------
                                                 (IN THOUSANDS)
         ASSETS
         ------
Cash....................  $ 13,229   $  6,668    $   43,318   $ (12,618)   $   50,597
Interest bearing
 deposits...............    31,390      1,149        71,199          --       103,738
Investment in Federal
 Home Loan Bank stock...        --         --         5,646          --         5,646
Securities available for
 sale and trading.......   107,671     21,031        99,929          --       228,631
Loans and leases held
 for sale...............    12,138     23,694       126,739          --       162,571
Loans and leases held
 for investment, net....    78,922     44,941     1,197,430     (54,575)    1,266,718
Investment in SPFC......    65,303         --            --          --        65,303
Purchased and originated
 servicing rights.......        --         --         4,731          --         4,731
Investment in FMC.......    53,099         --            --          --        53,099
Retained interest in
 loan and lease
 securitizations........        --     43,105            --          --        43,105
Investment in
 subsidiaries...........   281,454         --            --    (281,454)           --
Goodwill................        --     13,229        22,378          --        35,607
Other assets............    59,911     (1,104)       26,473      (2,932)       82,348
                          --------   --------    ----------   ---------    ----------
  Total assets..........  $703,117   $152,713    $1,597,843   $(351,579)   $2,102,094
                          ========   ========    ==========   =========    ==========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Deposits................  $     --   $     --    $1,189,840   $ (33,818)   $1,156,022
Other borrowings........        --     30,250       196,528     (36,937)      189,841
Remarketed Par
 Securities.............    72,165         --        (2,165)         --        70,000
Senior notes............   219,813         --            --          --       219,813
Minority interest in
 consolidated
 subsidiaries...........       946         20           111       2,097         3,174
Other liabilities.......    86,260      7,327        45,095         629       139,311
                          --------   --------    ----------   ---------    ----------
  Total liabilities.....   379,184     37,597     1,429,409     (68,029)    1,778,161
                          --------   --------    ----------   ---------    ----------
Shareholders' equity:
Preferred stock.........        --     12,000            --     (12,000)           --
Common stock............   147,109    125,139        89,342    (214,481)      147,109
Retained earnings.......   174,898    (22,023)       79,092     (57,069)      174,898
Unrealized gain on
 securities available
 for sale...............     1,926         --            --          --         1,926
                          --------   --------    ----------   ---------    ----------
  Total shareholders'
   equity...............   323,933    115,116       168,434    (283,550)      323,933
                          --------   --------    ----------   ---------    ----------
  Total liabilities and
   shareholders' equity.  $703,117   $152,713    $1,597,843   $(351,579)   $2,102,094
                          ========   ========    ==========   =========    ==========

                    CONSOLIDATING CONDENSED INCOME STATEMENT

                         SIX MONTHS ENDED JUNE 30, 1998

                                                    NON-
                                    GUARANTOR    GUARANTOR
                           ICII    SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                          -------  ------------ ------------ ------------ ------------
                                                (IN THOUSANDS)
REVENUE:
Gain on sale of loans
 and leases.............  $    46    $ 3,072      $ 5,727      $     --     $  8,845
                          -------    -------      -------      --------     --------
Interest income.........   14,879      8,488       92,365        (2,229)     113,503
Interest expense........   14,882      1,016       43,777        (2,229)      57,446
                          -------    -------      -------      --------     --------
Net interest (expense)
 income.................       (3)     7,472       48,588            --       56,057
Provision for loan and
 lease losses...........       --        300        7,000            --        7,300
                          -------    -------      -------      --------     --------
  Net interest (expense)
   income after
   provision for loan
   and lease losses.....       (3)     7,172       41,588            --       48,757
                          -------    -------      -------      --------     --------
Loan servicing (expense)
 income.................     (279)     5,011        3,351            --        8,083
Investment banking fees.       --         --       10,968            --       10,968
Asset management fees...       --      2,780           --            --        2,780
Equity in net income of
 SPFC...................   12,739         --           --            --       12,739
Equity in net income of
 FMC....................    6,586         --           --            --        6,586
Other (expense) income..     (424)     1,079        2,725         1,000        4,380
                          -------    -------      -------      --------     --------
  Total other income....   18,622      8,870       17,044         1,000       45,536
                          -------    -------      -------      --------     --------
    Total revenues......   18,665     19,114       64,359         1,000      103,138
                          -------    -------      -------      --------     --------
EXPENSES:
Personnel expense.......    2,115      8,885       20,773            --       31,773
Amortization of
 servicing rights.......       --         --          701            --          701
Occupancy expense.......      610        626        1,792            --        3,028
Data processing expense.      251        142          510            --          903
Net (income) expense of
 other real estate
 owned..................     (539)       791         (323)           --          (71)
Professional services...    1,496      1,243        2,550            --        5,289
Telephone and other
 communications.........      156        713          755            --        1,624
Amortization of
 goodwill...............       --        475          842            --        1,317
General, administrative
 and other expense......    1,149      2,976        7,869            --       11,994
                          -------    -------      -------      --------     --------
  Total expenses........    5,238     15,851       35,469            --       56,558
                          -------    -------      -------      --------     --------
Income before income
 taxes, minority
 interest and
 extraordinary item.....   13,427      3,263       28,890         1,000       46,580
Income taxes............    3,364      1,520       11,877           423       17,184
                          -------    -------      -------      --------     --------
Income before minority
 interest and
 extraordinary item.....   10,063      1,743       17,013           577       29,396
Minority interest in
 (loss) income of
 consolidated
 subsidiaries...........       --       (106)          56           284          234
                          -------    -------      -------      --------     --------
Income before equity in
 undistributed income of
 subsidiaries and
 extraordinary item.....   10,063      1,849       16,957           293       29,162
Equity in undistributed
 income of subsidiaries.   19,099         --           --       (19,099)          --
                          -------    -------      -------      --------     --------
Net income..............  $29,162    $ 1,849      $16,957      $(18,806)    $ 29,162
                          =======    =======      =======      ========     ========

                    CONSOLIDATING CONDENSED INCOME STATEMENT

                         SIX MONTHS ENDED JUNE 30, 1997

                                                    NON-
                                    GUARANTOR    GUARANTOR
                           ICII    SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                          -------  ------------ ------------ ------------ ------------
                                                (IN THOUSANDS)
REVENUE:
(Loss) gain on sale of
 loans and leases.......  $(2,159)    $6,402      $32,803      $    178     $37,224
                          -------     ------      -------      --------     -------
Interest income.........   11,271     13,017       84,517        (4,218)    104,587
Interest expense........   10,971      4,512       48,791        (4,218)     60,056
                          -------     ------      -------      --------     -------
Net interest income.....      300      8,505       35,726            --      44,531
Provision for loan and
 lease losses...........       --      2,981        5,625            --       8,606
                          -------     ------      -------      --------     -------
  Net interest income
   after Provision for
   loan and lease
   losses...............      300      5,524       30,101            --      35,925
                          -------     ------      -------      --------     -------
Loan servicing (expense)
 income.................   (1,756)     2,734        2,472                     3,450
Asset management fees...       --      2,816           --            --       2,816
Gain on sale of SPFC
 stock..................    4,306         --           --            --       4,306
Equity in net income of
 SPFC...................   12,931         --           --            --      12,931
Other (expense) income..   (1,204)       955        1,800          (403)      1,148
                          -------     ------      -------      --------     -------
  Total other income....   14,277      6,505        4,272          (403)     24,651
                          -------     ------      -------      --------     -------
    Total revenues......   12,418     18,431       67,176          (225)     97,800
                          -------     ------      -------      --------     -------
EXPENSES:
Personnel expense.......    1,216      6,740       15,148            --      23,104
Amortization of
 servicing rights.......       --        225           --            --         225
Occupancy expense.......      510        281        1,099            --       1,890
Data processing expense.      287        167          351            --         805
Net expense of other
 real estate owned......    2,652         --        1,585            --       4,237
Professional services...    2,226        696        3,281            --       6,203
Telephone and other
 communications.........      110        418          655            --       1,183
Amortization of
 goodwill...............       --        772          725            --       1,497
General, administrative
 and other expense......    2,564      3,855        4,860          (225)     11,054
                          -------     ------      -------      --------     -------
  Total expenses........    9,565     13,154       27,704          (225)     50,198
                          -------     ------      -------      --------     -------
Income before income
 taxes, minority
 interest, deferred
 inter-company expense
 and extraordinary item.    2,853      5,277       39,472            --      47,602
Income taxes............    4,848      2,236       10,759            --      17,843
                          -------     ------      -------      --------     -------
(Loss) income before
 minority interest and
 extraordinary item.....   (1,995)     3,041       28,713            --      29,759
Minority interest in
 income of consolidated
 subsidiaries...........       --         --           --         4,654       4,654
                          -------     ------      -------      --------     -------
(Loss) income before
 equity in undistributed
 income of subsidiaries
 and extraordinary item.   (1,995)     3,041       28,713        (4,654)     25,105
Equity in undistributed
 income of subsidiaries.   27,100         --           --       (27,100)         --
Extraordinary item--Loss
 on early extinguishment
 of debt, net of income
 taxes..................   (3,995)        --           --            --      (3,995)
                          -------     ------      -------      --------     -------
  Net (loss) income.....  $21,110     $3,041      $28,713      $(31,754)    $21,110
                          =======     ======      =======      ========     =======

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                         SIX MONTHS ENDED JUNE 30, 1998

                                                    NON-
                                    GUARANTOR    GUARANTOR
                           ICII    SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                         --------  ------------ ------------ ------------ ------------
                                                (IN THOUSANDS)
Net cash (used in)
 provided by operating
 activities............. $ (8,541)  $ (34,389)   $  99,993     $ (8,267)   $  48,796
                         --------   ---------    ---------     --------    ---------
Cash flows from
 investing activities:
  Net change in interest
   bearing deposits.....   21,509         566       67,700           32       89,807
  Purchase of securities
   available for sale...  (10,327)         --           --           --      (10,327)
  Proceeds from sale of
   OREO.................      855       2,550          704           --        4,109
  Net change in loans
   held for investment..    6,434      19,156     (348,207)      (5,712)    (328,329)
  Net change in
   investment in
   Subsidiaries.........  (12,127)         --           --       12,127           --
  Other, net............   (1,219)       (123)        (147)         410       (1,079)
                         --------   ---------    ---------     --------    ---------
Net cash provided by
 (used in) investing
 activities.............    5,125      22,149     (279,950)       6,857     (245,819)
                         --------   ---------    ---------     --------    ---------
Cash flows from
 financing activities:
  Net increase in
   deposits.............       --          --      327,520       31,263      358,783
  Advances from Federal
   Home Loan Bank.......       --          --       44,500           --       44,500
  Repayments of advances
   from Federal Home
   Loan Bank............       --          --      (69,500)          --      (69,500)
  Net change in other
   borrowings...........       --      12,577      (18,603)     (19,562)     (25,588)
  Retirement of common
   stock................   (6,946)         --           --           --       (6,946)
  Other, net............      729        (106)          56         (196)         483
                         --------   ---------    ---------     --------    ---------
Net cash (used in)
 provided by financing
 activities.............   (6,217)     12,471      283,973       11,505      301,732
                         --------   ---------    ---------     --------    ---------
  Net change in cash....   (9,633)        231      104,016       10,095      104,709
  Cash at beginning of
   period...............   13,229       6,668       43,318      (12,618)      50,597
                         --------   ---------    ---------     --------    ---------
  Cash at end of period. $  3,596   $   6,899    $ 147,334     $ (2,523)   $ 155,306
                         ========   =========    =========     ========    =========

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                         SIX MONTHS ENDED JUNE 30, 1997

                                                     NON-
                                     GUARANTOR    GUARANTOR
                           ICII     SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                         ---------  ------------ ------------ ------------ ------------
                                                (IN THOUSANDS)
Net cash provided by
 (used in) operating
 activities............. $  13,552   $(141,381)   $ 498,690     $ (2,490)   $ 368,371
                         ---------   ---------    ---------     --------    ---------
Cash flows from
 investing activities:
  Net change in interest
   bearing deposits.....  (112,354)       (101)    (125,559)          98     (237,916)
  Net change in loans
   held for investment..   (76,881)    (16,140)    (102,067)     126,908      (68,180)
  Proceeds from sale
   of SPFC stock........     6,151          --           --           --        6,151
  Redemption of Federal
   Home Loan Bank stock.        --          --       10,900           --       10,900
  Cash utilized for
   acquisitions.........      (750)         --           --           --         (750)
  Net change in
   investment in
   Subsidiaries.........    45,652          --           --      (45,652)          --
  Other, net............    (6,018)     81,049       17,925      (81,868)      11,088
                         ---------   ---------    ---------     --------    ---------
Net cash (used in)
 provided by investing
 activities.............  (144,200)     64,808     (198,801)        (514)    (278,707)
                         ---------   ---------    ---------     --------    ---------
Cash flows from
 financing activities:
  Net change in
   deposits.............        --          --      194,331       (2,524)     191,807
  Advances from Federal
   Home Loan Bank.......        --          --       30,000           --       30,000
  Repayments of advances
   from Federal Home
   Loan Bank............        --          --     (170,500)          --     (170,500)
  Net change in other
   borrowings...........   (15,363)     72,809     (391,059)      (2,381)    (335,994)
  Proceeds from offering
   of Senior Notes......   194,500          --           --           --      19 ,500
  Repurchase of Senior
   Notes................   (73,241)         --           --           --      (73,241)
  Proceeds from offering
   of Remarketed Par
   Securities...........    68,075          --           --           --       68,075
  Net change in minority
   interest.............   (44,400)         --           --       (4,488)     (48,888)
  Other, net............       880         750      (14,920)      14,170          880
                         ---------   ---------    ---------     --------    ---------
Net cash provided by
 (used in) financing
 activities.............   130,451      73,559     (352,148)       4,777     (143,361)
                         ---------   ---------    ---------     --------    ---------
  Net change in cash....      (197)     (3,014)     (52,259)       1,773      (53,697)
  Cash at beginning of
   period...............     5,213       7,973       64,755       (3,694)      74,247
                         ---------   ---------    ---------     --------    ---------
  Cash at end of period. $   5,016   $   4,959    $  12,496     $ (1,921)   $  20,550
                         =========   =========    =========     ========    =========

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  Imperial Credit Industries, Inc. (the "Company" or "ICII"), with consolidated assets of $2.4 billion as of June 30, 1998, is a diversified commercial and consumer lending, financial services and investment holding company, organized in 1986 with its headquarters located in Torrance, California. Its principal business activities consist of the operation of five significant wholly owned operating subsidiaries: Southern Pacific Bank ("SPB"), Imperial Business Credit Inc. ("IBC"), Imperial Credit Advisors, Inc. ("ICAI"), Imperial Credit Commercial Asset Management Corporation ("ICCAMC") and Imperial Credit Worldwide, Ltd. ("ICW"), one significant majority owned consolidated operating subsidiary, Imperial Capital Group, LLC ("ICG") and significant equity investments in two publicly traded companies, Southern Pacific Funding Corporation ("SPFC") NYSE Symbol: SFC and Franchise Mortgage Acceptance Company ("FMC") Nasdaq: Symbol: FMAX.

STRATEGIC FOCUS AND ACQUISITIONS

  Historically, the Company's primary business was the origination and sale of conforming residential mortgage loans. In 1995, the Company began to diversify away from the conforming residential mortgage lending business, and began to focus on selected lending businesses, including non-conforming residential mortgage banking, franchise mortgage lending, sub-prime mortgage banking, sub-prime auto lending, commercial mortgage banking, business lending and consumer lending. During 1996 and 1997, the Company successfully completed initial public offerings of the sub-prime mortgage banking and franchise lending subsidiaries into SPFC and FMC, respectively. As of June 30, 1998, the Company owns 47.0% and 38.4%, respectively, of SPFC's and FMC's common stock as investments accounted for under the equity method, respectively.

  The Company's loans and leases by sector consist primarily of the following: asset based lending, commercial mortgage banking and income producing property loans; business lending--equipment leasing, asset-based lending, and participation in syndicated commercial lending; consumer loans--sub-prime auto loans and Title I home improvement loans. The Company solicits loans and leases from brokers on a wholesale and portfolio basis and originates loans directly from borrowers. The majority of the Company's loans and leases, other than those held by SPB for investment, are sold in secondary markets through securitizations and whole loan sales.

  In March 1997, the Company acquired all the outstanding common stock of AMN, a sub-prime auto lender engaged in the financing of new and used motor vehicles on a national basis. The acquisition was recorded using the purchase method of accounting. The purchase price was allocated to the net assets acquired based on their fair value and goodwill of approximately $20.8 million was recorded. Since the March 1997 acquisition date, AMN posted operating losses and experienced significant increases in non-performing assets, loan charge-offs and loan loss provisions. In December 1997, the Company developed revised operating projections which indicated that the goodwill resulting from the AMN acquisition was not recoverable. Accordingly, the remaining goodwill balance of $20.1 million was written off during the fourth quarter of 1997. See "--Subsequent Event"--describing AMN's discontinued operations disclosure.

  In July 1997, the Company formed ICG, which, together with its subsidiaries Imperial Capital, LLC ("IC") and Imperial Asset Management, LLC ("IAM"), to offer individual and institutional investors financial products and services. IC is a registered broker/dealer with the United States Securities and Exchange Commission and is a member of the National Association of Securities Dealers, Inc. IC provides investment opportunities and research to individual and institutional investors, raises private and public capital for middle market companies, and trades debt, equity and asset backed securities. IAM is an investment advisor registered with the United States Securities and Exchange Commission, and provides investment management services to high net worth individuals and institutional clients. ICG is a subsidiary which the Company controls through its 60% voting and equity ownership interest.

  During the fourth quarter of 1997, the Company formed ICCAMC, a wholly-owned subsidiary, to oversee the day to day operations of Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC") (Nasdaq: ICMI), a real estate investment trust investing primarily in performing multi-family and commercial real estate loans, mortgage-backed securities and real property investments. In October 1997, ICCMIC completed its initial public offering and sold approximately 34.5 million shares of common stock at $15.00 per share resulting in net proceeds of approximately $481.2 million. The Company purchased 2,970,000 shares of ICCMIC common stock in the offering and an additional 100,000 shares in December 1997. As of June 30, 1998, the Company owned 8.9% of the common stock of ICCMIC.

  During the second quarter ended June 30, 1998, the Company formed and began managing an investment hedge fund, Cambria Investment Partnership I, LP. At June 30, 1998, Cambria had assets under management of $113.1 million.

  The Company now operates as a diversified commercial and consumer lending, financial services and investment holding company providing financial services products in the following sectors: business finance lending, commercial mortgage and consumer lending, investment products and asset management services.

  The Company's core business has remained consistent in that it originates loans and leases funded primarily by deposits, warehouse lines of credit, repurchase facilities, securitizations and whole loan sales in the secondary market. The Company's business strategy emphasizes:

  . Investing in and managing businesses in niche segments of the financial services industry.

  .  Conservative, disciplined underwriting and credit risk management.

  .  Loan and lease originations, where possible, on a wholesale basis.

  . Securitization or sale in the secondary market of substantially all of the Company's loans and leases, other than those held by SPB for investment.

  . Maintaining business and financial flexibility to take advantage of changing market conditions with respect to specific financial services businesses.

  The Company diversified its business lines into investment products and asset management services by focusing on the creation and acquisition of additional businesses in the financial services industry in order to reduce its dependency on residential and commercial mortgage lending. When acquiring new businesses or targeting expansion opportunities, the Company seeks to retain existing management and recruit additional experienced management to increase growth and profitability and to reduce the risks associated with operating the newly acquired entity. The Company intends to retain a significant equity investment in acquired companies to provide a source of future earnings and cash flow for the Company.

YEAR 2000 COMPLIANCE

  The Company is aware of the issues associated with the "Year 2000" problem concerning existing computer systems. The Year 2000 problem affects every computer and subsystem the Company operates, both in-house and from independent servicers and vendors. The issue is whether the Company's computer systems will properly recognize the "00" date when the year changes to 2000. Computer systems that do not properly recognize the "00" date could generate erroneous data or cause a computer system to fail.

  The Company is utilizing both internal and external resources to correct, reprogram and test the computer systems for the Year 2000 compliance. It is anticipated that all reprogramming changes will be completed and installed by December 31, 1998, allowing adequate time for testing all data from the Company's in-house, independent servicers and vendor computer systems through March 31, 1999. Management has assessed the Year 2000 compliance costs and does not believe such costs will have a material effect on the Company's consolidated financial statements.

BUSINESS FINANCE LENDING

 COMMERCIAL EQUIPMENT LEASING

  IBC's lease originations totaled $26.6 million and $61.7 million for the three and six months ended June 30, 1998 as compared to $34.4 million and $64.5 million for the same period last year. IBC securitized $31.2 million and $66.7 million of leases during the three and six months ended June 30, 1998 as compared to $17.6 million and $115.5 million of leases for the same periods last year.

 ASSET BASED LENDING

  At June 30, 1998, the Coast Business Credit ("CBC") loan portfolio represented lending relationships with approximately 165 customers, with an average total loan per customer of $3.6 million. During 1997, CBC executed an expansion plan which has increased its customer base outside of California. CBC now operates four loan production centers in California and additional loan production centers in Atlanta, Baltimore, Boston, Chicago, Cleveland, Detroit, Minneapolis, Phoenix, Portland, Providence, and Seattle. At June 30, 1998 and December 31, 1997, CBC had outstanding loans totaling $586.8 million and $484.8 million, of which $184.2 million and $201.8 million were outstanding to technology companies, respectively. CBC had open unused commitments of $405.4 million at June 30, 1998. As of June 30, 1998, CBC had total loan commitments of $992.2 million.

 LOAN PARTICIPATION AND INVESTMENT GROUP ("LPIG")

  At June 30, 1998, loan participations held by the LPIG division of SPB ranged in size from approximately $420,000 to approximately $16 million, as compared to approximately $800,000 to $17.5 million at June 30, 1997, respectively. As of June 30, 1998, LPIG committed to fund approximately $674.0 million of senior secured loan participation commitments. Loans outstanding under LPIG's participation commitments at June 30, 1998 totaled $292.5 million.

 AUTO LEND GROUP

  Auto Lend had $73.8 million of commitments and $17.4 million of loans outstanding at June 30, 1998. SPB believes that Auto Lend's products offer synergistic opportunities, when offered in connection with SPB's sub-prime auto lending program, to provide car dealers a complete financing package. See "Consumer Lending, Sub-prime Auto Lending."

COMMERCIAL MORTGAGE LENDING

 INCOME PROPERTY LENDING DIVISION ("IPLD")

  For the three months and six months ended June 30, 1998, the IPLD division of SPB funded approximately $106.9 million and $171.6 million in loans, as compared to $72.2 million and $148.1 million in loans for the same periods last year, respectively.

CONSUMER LENDING

 SUB-PRIME AUTO LENDING

  SPB's Auto Lending Division originated $40.7 million and $73.2 million in sub-prime auto loans during the three and six months ended June 30, 1998 as compared to $23.4 million and $39.7 million, for the same periods last year, respectively. The Company currently originates sub-prime auto loans through three Northern California retail offices.

  AMN originated $5.5 million and $8.1 million in sub-prime auto loans during the three and six months ended June 30, 1998, as compared to $77.8 million and $93.9 million, for the same periods last year, respectively.

AMN had total assets of $61.7 million at June 30, 1998. Total revenues for the three and six months ended June 30, 1998 were $2.9 million and $3.8 million as compared to $3.3 million and $4.4 million for the three months ended June 30, 1997 and the period from the acquisition date of March 15, 1997 to June 30, 1997, respectively. For the three and six months ended June 30, 1998, AMN's net losses were $142,000 and $1.8 million as compared to net losses of $1.1 million and $765,000 for the three months ended June 30, 1997 and the period from the acquisition date of March 15, 1997 to June 30, 1997, respectively. See "--Subsequent Event"--describing AMN's discontinued operations disclosure.

 HOME IMPROVEMENT LOANS AND OTHER CONSUMER CREDIT

  During the three and six months ended June 30, 1998, SPB's Consumer Credit Division originated $12.5 million and $18.0 million in loans as compared to $6.0 million and $10.0 million for the same periods last year, respectively.

 PRINCAP MORTGAGE WAREHOUSE

  In October 1997, the Company's wholly-owned subsidiary, SPB, acquired substantially all of the assets of PrinCap Mortgage Warehouse, Inc. and PrinCap Mortgage Backed, L.P. and contributed such assets to its PMW Mortgage Warehouse, Inc. subsidiary ("PrinCap"). The acquisition was accounted for as a purchase, and the purchase price of $123.7 million was allocated to the net assets acquired based on their fair value resulting in goodwill of $6.8 million. PrinCap's primary business is residential mortgage warehouse lending to medium- sized brokers and mortgage bankers on a national basis. At June 30, 1998 and December 31, 1997, PrinCap had total commitments and outstanding loans of $207.1 million and $175.0 million, and $124.6 million and $122.5 million, respectively.

ASSET MANAGEMENT, INVESTMENT PRODUCTS AND OTHER ACTIVITIES

  The Company conducts asset management, investment and other advisory services through its ICCAMC, ICG and ICAI subsidiaries and has substantial equity investments in SPFC, a publicly traded sub-prime residential mortgage lender, FMC, a publicly traded specialty commercial finance company, Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC"), a publicly traded REIT engaged in commercial mortgage lending activities, and ICW, a holding company for international finance activities.

 IMPERIAL CREDIT COMMERCIAL ASSET MANAGEMENT CORPORATION

  ICCAMC was formed in the third quarter of 1997 to oversee the day-to-day operations of ICCMIC pursuant to a management agreement. For the three months and six months ended June 30, 1998, ICCAMC earned $1.3 million and $2.5 million, respectively, in management fees from ICCMIC.

  The Company also earned management fees of $263,000 from the Cambria Investment Partnership I, LP., a newly formed hedge fund managed by the Company. At June 30, 1998, Cambria had assets under management of $113.1 million.

 IMPERIAL CAPITAL GROUP, LLC

  ICG is a subsidiary which the Company controls through its 60% voting and equity ownership interest. ICG was formed in July 1997. ICG, together with its subsidiaries IC and IAM, offer individual and institutional investors financial products and services. IAM is an investment advisor registered with the United States Securities and Exchange Commission, and provides investment management services to high net worth individuals and institutional clients.

  For the three and six months ended June 30, 1998, ICG generated $6.4 million and $11.0 million in investment banking revenues as compared to none for the same periods last year.

 SOUTHERN PACIFIC FUNDING CORPORATION

  SPFC is a publicly traded sub-prime mortgage banking company which originates, purchases and sells high yielding, single family sub-prime mortgage loans. Substantially all of SPFC's loans are secured by first or second mortgages on owner occupied single family residences. The majority of the originated and purchased loans are made to borrowers who do not qualify for or are unwilling to obtain financing from conventional mortgage sources. As of June 30, 1998, ICII owned 9,742,500 shares of SPFC common stock, representing 47.0% of the outstanding common stock of SPFC, which, commencing with the three months ended March 31, 1997, is reflected on the Company's consolidated balance sheet as "Investment in Southern Pacific Funding Corporation" and is accounted for pursuant to the equity method of accounting.

  Equity in the net income of SPFC for the three and six months ended June 30, 1998 was $6.8 million and $12.7 million, respectively, as compared to $6.7 million and $12.9 million for the same periods last year, which represents the Company's share of SPFC's net income based on the Company's ownership percentage.

  During the second quarter ended June 30, 1998, SPFC borrowed a maximum of $21.5 million from the Company at an interest rate of 12%. The average loan balance during the quarter was $8.0 million. The loan was repaid in full plus accrued interest on June 29, 1998. As of June 30, 1998, the Company had no loans outstanding to SPFC.

 FRANCHISE MORTGAGE ACCEPTANCE COMPANY

  FMC is a publicly traded specialty commercial finance company engaged in the business of originating and servicing loans and equipment leases to small businesses, with a primary focus on established national and regional franchise concepts. More recently, FMC has expanded its focus to include retail energy licensees (service stations, convenience stores, truck stops, car washes and quick lube businesses), funeral homes, cemeteries and golf operating businesses (golf courses and golf practice facilities). FMC originates long-term fixed and variable rate loan and lease products and sells such loans and leases either through securitizations or whole loan sales to institutional purchasers on a servicing retained basis. FMC also periodically makes equity investments or receives contingent equity compensation as part of its core lending and leasing business. In March 1998, FMC purchased Bankers Mutual, an originator of multifamily income property loans.

  During the fourth quarter of 1997, FMC completed an initial public offering of its common stock pursuant to which ICII was a selling stockholder. As a result of the Company's participation in the public offering, the Company's percentage ownership of FMC was reduced to 38.4% from 66.7%.

  Consequently, commencing with the quarter ended December 31, 1997, the financial statements of FMC are no longer consolidated with those of ICII. As of June 30, 1998, ICII owned 11,023,492 shares of FMC common stock. ICII's investment in FMC is reflected on the Company's consolidated balance sheet as "Investment in Franchise Mortgage Acceptance Company" and is accounted for pursuant to the equity method of accounting. Equity in the net income of FMC for the three and six months ended June 30, 1998 was $3.8 million and $6.6 million, respectively, as compared to none for the same periods last year.

 IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.

  In October 1997, the Company completed a public offering of the common stock of ICCMIC. ICCMIC invests primarily in performing multifamily and commercial loans, mortgage-backed securities and real property investments. The Company owned 3,070,000 shares or 8.9% of the outstanding common stock of ICCMIC as of June 30, 1998.

 IMPAC MORTGAGE HOLDINGS, INC.

  Pursuant to a termination agreement entered into in December of 1997, related to the management agreement between ICAI and IMH, the Company received 2,009,310 shares of IMH common stock and certain securitization-related assets. Additionally, the Company agreed to cancel its note receivable from ICI Funding Corporation ("ICIFC"), a former subsidiary of ICII which is now known as Impac Funding Corporation and is the origination unit of IMH. The Company owned 8.4% of the outstanding common stock of IMH as of June 30, 1998.

 IMPERIAL CREDIT WORLDWIDE, LTD.

  ICW is a holding company for the Company's international finance activities and is a majority owner of Credito Imperial Argentina, a mortgage banking company conducting residential mortgage business in Argentina. ICW originated $10.1 million and $16.8 million in residential loans for the second quarter and six months ended June 30, 1998, respectively, as compared to $0 for the same periods last year.

 IMPERIAL CREDIT ADVISORS, INC.

  ICAI provides capital markets, portfolio management and research services to the Company's subsidiaries and affiliates. Prior to December 1997, ICAI oversaw the day-to-day operations of IMH pursuant to a management agreement. The asset management fees earned of $1.2 million and $2.8 million, for the three months and six months ended June 30, 1997, respectively, were solely related to ICAI providing REIT management services for Impac Mortgage Holdings, Inc. ("IMH"). For the three and six months ended June 30, 1998, ICAI did not earn asset management fees. The asset management fees earned for the prior periods were solely related to Imperial Credit Advisors, Inc ("ICAI") which provided REIT management services for Impac Mortgage Holdings, Inc. ("IMH") until December 1997.

SECURITIZATION TRANSACTIONS AND LOAN SALES

  During the quarter ended June 30, 1998, the Company sold $93.4 million of commercial and multifamily loans to ICCMIC and securitized $31.2 million of leases originated by Imperial Business Credit, Inc. ("IBC"), generating gains of $1.9 million and $1.1 million, respectively.

  During the quarter ended June 30, 1997, the Company securitized $379.3 million of loans and leases originated by SPB's income property division, FMC and IBC. Excluding loans securitized by FMC, the Company securitized $220.7 million of loans and leases for the quarter ended June 30, 1997.

  The decrease in securitization transactions is consistent with the Company's objective of becoming less reliant on gain on sale as a source of revenue. Gain on sale of loans and leases decreased to $3.3 million and $8.8 million during the second quarter and six months ending June 30, 1998, respectively, from $28.6 million and $37.2 million for the same periods last year. The decrease in gain on sale of loans and leases was primarily attributable to the deconsolidation of FMC. Gain on sale of loans and leases decreased to 6% and 9% of total revenues during the quarter and six months ended June 30, 1998, as compared to 50% and 38% for the same periods last year, respectively.

  During the six months ended June 30, 1998, the Company completed loan and lease securitizations totaling $66.7 million as compared to $477.2 million for the same periods last year. During the six months ended June 30, 1998, the Company through its SPB subsidiary sold $190.0 million in multi family and commercial mortgages to ICCMIC as compared to $0 for the same period last year.

  The Company has retained interests in loan and lease securitizations representing the excess of the total amount of loans sold in the securitization over the amounts represented by interests in the security sold to investors. The retained interests in the loan and lease securitizations were $53.2 million and $43.1 million at June 30, 1998 and December 31, 1997, respectively. The increase in retained interests in the loan and lease securitizations were primarily attributable to lease securitizations at IBC during the six months ended June 30, 1998.

FUNDING

 LINES OF CREDIT

  Until 1995, apart from equity and debt offerings in the capital markets, the Company's primary sources of financing were warehouse lines of credit at ICII and deposits with SPB. Typically, ICII would borrow funds under its warehouse lines in connection with its wholesale loan originations and purchases, while SPB used its deposits and borrowings from the Federal Home Loan Bank of San Francisco ("FHLB") to finance its lending activities.

  In connection with its diversification strategy, the Company believes that lower cost financing is available through credit lines, repurchase facilities, whole loan sales and securitization programs established by IBC and SPB.

  The Company continues to rely on FDIC insured deposits generated by SPB and third party warehouse lines of credit and securitizations. At June 30, 1998, SPB had total deposits of approximately $1.5 billion (excluding deposits of ICII maintained with SPB).

  ICII and its subsidiaries had various revolving warehouse lines of credit available at June 30, 1998, as follows:

                            INTEREST                            INDEX        EXPIRATION
                              RATE   COMMITMENT OUTSTANDING (BASIS POINTS)      DATE
                            -------- ---------- ----------- -------------- ---------------
                                                (DOLLARS IN THOUSANDS)
   Greenwich Capital
    Financial (AMN)........   7.00%   $100,000   $ 15,997   Libor plus 135 March 9, 1999
   Core States (IBC).......   7.86%     30,000      7,256   Libor plus 220 October 6, 1998
   Morgan Stanley (SPB)....   6.16%    200,000     96,000   Libor plus 50  October 1, 1998
                                      --------   --------
                                      $330,000   $119,253
                                      ========   ========

                             RESULTS OF OPERATIONS

             THREE AND SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO
                   THREE AND SIX MONTHS ENDED JUNE 30, 1997

  The Company's consolidated net income for the three and six months ended June 30, 1998 increased to $16.3 million and $29.2 million or $0.40 and $0.71 diluted income per share as compared to $14.1 million and $21.1 million or $0.35 and $0.52 diluted income per share for the same period last year. Net income for the first six months of 1997 includes an extraordinary item of $4.0 million or $0.10 per diluted share representing a loss on the Company's early retirement of debt. Basic consolidated net income per share for the three and six months ended June 30, 1998 was $0.42 and $0.75 per basic share as compared to $0.37 and $0.55 per basic share for the same period last year. The increase in net income for the three months ending June 30, 1998 is primarily attributable to an increase in net interest income, loan servicing income, investment banking fees, partially offset by a decrease in the Company's equity ownership in FMC's earnings. The Company's ownership in FMC's common stock as of June 30, 1998 was 38.4% as compared to 66.7% for the same period last year.

  The increase in net income for the six months ending June 30, 1998 is primarily attributable to an increase in net interest income, loan servicing income, investment banking fees, equity in the earnings of FMC, and lower provision for loan and lease losses, partially offset by increases in total expenses related to continued growth and increased activities at the Company's new business lines of Imperial Capital Group, LLC, and Imperial Credit Commercial Asset Management Corporation.

RETURN ON EQUITY

  Return on equity ("ROE") was 19.2% and 17.5% for the three months and six months ending June 30, 1998, as compared to ROE of 22.0% and 20.1% for the same periods last year. The Company's strong capital position provides it with excellent opportunities to reduce risk and improve corporate performance and profitability in the future through opportunistic acquisitions and future capital redeployment opportunities.


DECONSOLIDATION OF FMC

  During the fourth quarter of 1997, the Company reduced its ownership percentage in FMC from 66.7% to 38.4% through an initial public offering of FMC common stock. The income from FMC is accounted for by the equity method of accounting beginning with the quarter ended December 31, 1997. For the three and six months ended June 30, 1998, the equity in net income of FMC was $3.8 million and $6.6 million, respectively. As a result of the deconsolidation of FMC, gain on sale of loans, net interest income, other income and, general and administrative expenses are not comparable to the prior year. Therefore, the following income statements present gain on sale of loans, net-interest income, other income and general and administrative expenses for the Company as if FMC had been accounted for as an equity investment for all periods presented.

                                               THREE MONTHS     SIX MONTHS
                                                   ENDED           ENDED
                                                 JUNE 30,        JUNE 30,
                                              --------------- ----------------
                                               1998    1997    1998     1997
                                              ------- ------- -------  -------
REVENUE:
  Gain on sale of loans and leases........... $ 3,273 $ 8,737 $ 8,845  $17,013
                                              ------- ------- -------  -------
  Interest income............................  59,864  49,421 113,503   95,291
  Interest expense...........................  29,851  26,428  57,446   52,133
                                              ------- ------- -------  -------
    Net interest income......................  30,013  22,993  56,057   43,158
Provision for loan and lease losses..........   3,450   5,736   7,300    8,606
                                              ------- ------- -------  -------
Net interest income after provision for loan
 and lease losses............................  26,563  17,257  48,757   34,552
                                              ------- ------- -------  -------
Other income:
  Loan servicing income......................   4,055   1,434   8,083    2,074
  Equity in net income of Southern Pacific
   Funding Corp..............................   6,764   6,678  12,739   12,931
  Equity in net income of Franchise Mortgage
   Acceptance Company........................   3,817  11,170   6,586    9,310
  Investment banking fees....................   6,433     --   10,968      --
  Management fees............................   1,575   1,238   2,780    2,816
  Gain on sale of Southern Pacific Funding
   Corporation stock.........................     --      --      --     4,306
  Other income...............................   2,232     874   4,380    1,550
                                              ------- ------- -------  -------
Total other income...........................  24,876  21,394  45,536   32,987
                                              ------- ------- -------  -------
Total revenue................................  54,712  47,388 103,138   84,552
                                              ------- ------- -------  -------
EXPENSES:
  Personnel expense..........................  15,519  10,366  31,773   18,439
  Amortization of servicing rights...........     360     206     701      225
  Occupancy expense..........................   1,482     822   3,028    1,613
  Data processing expense....................     410     342     903      762
  Net (income) expenses of other real estate
   owned.....................................     288   3,480     (71)   4,237
  General, administrative and other expense..  10,889   9,315  20,224   16,329
                                              ------- ------- -------  -------
    Total expenses...........................  28,948  24,531  56,558   41,605
                                              ------- ------- -------  -------
  Income before income taxes, minority
   interest and extraordinary item...........  25,764  22,857  46,580   42,947
  Income taxes...............................   9,360   8,784  17,184   17,842
  Minority interest in income of consolidated
   subsidiaries..............................     142     --      234      --
                                              ------- ------- -------  -------
  Income before extraordinary item...........  16,262  14,073  29,162   25,105
    Extraordinary item--Loss on early
     extinguishment of debt, net of income
     taxes...................................     --      --      --    (3,995)
                                              ------- ------- -------  -------
      Net income............................. $16,262 $14,073 $29,162  $21,110
                                              ======= ======= =======  =======

REVENUES

GENERAL

  Total revenues for the Company during the second quarter ended June 30, 1998 were $54.7 million as compared to $57.5 million reported for the same period in 1997. After adjusting the three months ended June 30, 1997 as if the deconsolidation of FMC occurred on January 1, 1997, total revenues increased by 15% to $54.7 million as compared to $47.4 million for the same period last year.

  Total revenues for the six months ended June 30, 1998 were $103.1 million, as compared to $97.8 million for the same period last year. Excluding the gains on the sale of SPFC stock for the six month periods ended June 30, 1997 and adjusting the six months ended June 30, 1997 as if the deconsolidation of FMC occurred on January 1, 1997, total revenues increased by 29% to $103.1 million from $80.2 million, respectively.

GAIN ON SALE/LOAN & LEASE SECURITIZATION AND SALES

  Consistent with the Company's objective of becoming less reliant on gain on sale as a source of revenue, gain on sale of loans and leases decreased $25.3 million to $3.3 million during the second quarter of 1998 from $28.6 million for the same period last year. Gain on sale of loans and leases consists primarily of gains recorded upon the sale of loans and leases, net of associated expenses, and to a lesser extent, fees received on the origination of loans, and fees received for commitments to fund loans. Gain on sale of loans decreased $28.4 million to $8.8 million for the six months ended June 30, 1997 from $37.2 million for the same period last year, primarily as a result of the deconsolidation of FMC and lower volume of securitizations at SPB.

  During the three and six months ended June 30, 1998, the Company sold $93.4 million and $190.0 million of commercial and multifamily loans to ICCMIC, and securitized $31.2 million and $66.7 million of leases originated by IBC, generating gains of $1.9 million and $5.7 million, and $1.1 million and $2.7 million, respectively.

  During the three and six months ended June 30, 1997, the Company securitized $379.3 million and $477.2 million of loans and leases. Excluding loans securitized by FMC, the Company securitized $220.7 million of loans and leases for the quarter ended June 30, 1997.

TOTAL INTEREST INCOME

  For the three and six months ended June 30, 1998, total interest income increased to $59.9 million and $113.5 million, respectively, from $55.4 million and $104.6 million for the same periods last year. The increase in total interest income is primarily attributable to increases in yield as well as the outstanding average balance on interest-earning assets. The increase in the average yield on interest-earning assets in 1998 is primarily attributable to increases in the average yields on loans held for investment and sale reflecting a more diversified and higher-yielding mix of loan products relative to 1997. The comparison of total interest income for the three months ended June 30, 1998 and 1997 is also impacted by the deconsolidation of FMC. Excluding FMC's interest income for the three and six months ended June 30, 1997, total interest income would have been $49.4 million and $95.3 million as compared to the consolidated interest income of $55.4 million and $104.6 million for the three and six months ended June 30, 1998, respectively.

TOTAL INTEREST EXPENSE

  For the three months and six months ended June 30, 1998, total interest expense decreased to $29.9 million and $57.4, respectively, million as compared to $31.7 million and $60.1 million for the same periods last year. The decrease in interest expense was attributable to a decrease in other borrowings resulting from the deconsolidation of FMC, which was partially offset by increases in interest on deposits and long term debt. The increase in interest on deposits and long term debt was attributable to the increase in deposits at SPB in 1998 and the interest expense related to the issuance of $70 million of Remarketed Par Securities in June of 1997. Excluding FMC's interest expense for the three and six months ended June 30, 1997, total interest expense would have been $26.4 million and $52.1 million as compared to the consolidated interest expense of $29.9 million and $57.4 million for the three and six months ended June 30, 1998, respectively.

PROVISION FOR LOAN AND LEASE LOSSES

  The provision for loan and lease losses was $3.5 million and $7.3 million for the three and six months ended June 30, 1998, respectively, as compared to $5.7 million and $8.6 million for the same periods last year. The decrease in the loan and lease loss provision for the three and six months ended June 30, 1998 was primarily the result of the decrease in both nonaccrual loans and net charge-offs to average loans held for investment. At June 30, 1998, nonaccrual loans declined to $63.9 million as compared to $70.6 million at December 31, 1997 or 3.9% and 5.4% of gross loans held for investment, respectively. Additionally, excluding net charge-offs of $13.7 million and $102,000 at AMN for the six months ended June 30, 1998 and 1997, net charge-offs were $4.3 million and $7.3 million, respectively.

LOAN SERVICING INCOME

  Loan servicing income for the three and six months ended June 30, 1998 was $4.1 million and $8.1 million, respectively, as compared to $2.2 million and $3.5 million for the same periods last year. The increase in loan servicing income was primarily attributable to a decrease in servicing related expenses associated with the Company's former residential mortgage banking loan portfolio and an increase in the average outstanding balance of loans and leases serviced for others at SPB, IBC and AMN.

EQUITY IN NET INCOME OF SPFC

  Equity in the net income of SPFC for the three and six months ended June 30, 1998 was $6.8 million and $12.7 million, respectively, as compared to $6.7 million and $12.9 million for the same periods last year, which represents the Company's share of SPFC's net income based on the Company's ownership percentage. At June 30, 1997 and 1998, the Company's ownership percentage in SPFC was 47.0%. The Company accounts for its investment in SPFC using the equity method.

EQUITY IN NET INCOME OF FMC

  Equity in the net income of FMC for the three and six months ended June 30, 1998 was $3.8 million and $6.6 million, respectively, as compared to $0 for the same periods last year, which represents the Company's share of FMC's net income based on the Company's ownership percentage. The increase in the equity in net income of FMC is due to the difference in accounting methods used for the Company's investment in FMC at June 30, 1998 and 1997. At June 30, 1998, the Company's ownership percentage in FMC was 38.4%, and accordingly, the Company accounted for its investment in FMC using the equity method. During the first quarter and six months ended June 30, 1997, FMC was a 66.67% owned consolidated subsidiary of the Company, which contributed pre-tax earnings to the Company of $11.2 million and $9.3 million, respectively.

INVESTMENT BANKING FEES

  Investment banking fees were $6.4 million and $11.0 million for the three and six months ended June 30, 1998, respectively, compared to $0 for the same periods last year. During the fourth quarter of 1997, the Company capitalized a new subsidiary, ICG, which includes a registered broker/dealer and an asset management company offering individual and corporate investors a wide range of financial products and services. The investment banking fees consist of fees related to equity, debt offerings and brokerage commissions.

GAIN ON SALE OF SPFC STOCK

  During the three and six months ended June 30, 1998, the Company did not sell any shares of its common stock ownership in SPFC. During the first quarter of 1997, the Company sold 370,000 shares of SPFC common stock at $16.63 per share generating net proceeds of $6.2 million and a gain of $4.3 million.

EXPENSES

  Total expenses for the Company during the second quarter of 1998 were $28.9 million as compared to $29.1 million for the same period last year. For the six months ending June 30, 1998 total expenses were $56.6 million as compared to $50.2 million reported for the same period last year. Excluding the expenses of the FMC deconsolidation, expenses for the three and six month periods ended June 30, 1997 were $24.5 million and $41.6 million, respectively.

  The increase in total expenses for the three and six months periods ended June 30, 1998 was attributable to continued growth and increased activities at the Company's new business lines including Imperial Capital Group, LLC, and Imperial Credit Commercial Asset Management Corporation. Total expenses from ICG and from the Company's other startup asset management operations were $5.3 million and $10.1 million for the three and six months ended June 30, 1998 as compared to none for the same periods last year.

PERSONNEL EXPENSE

  Personnel expense increased to $15.5 million and $31.8 million for the three and six months ended June 30, 1998, respectively, as compared to $12.4 million and $23.1 million for the same periods of the previous year. This increase was primarily the result of growth and increased activities at the Company's new business lines, including ICG, ICW and ICCAMC.

AMORTIZATION OF SERVICING RIGHTS

  Amortization of servicing rights increased to $360,000 and $701,000 for the three and six months ended June 30, 1998 as compared to $206,000 and $225,000 for the same periods last year. The increase was primarily the result of an increased balance of servicing rights retained from recent loan sales and securitizations at SPB.

OCCUPANCY EXPENSE

  Occupancy expense increased to $1.5 million and $3.0 million for the three and six months ended June 30, 1998, respectively, as compared to $983,000 and $1.9 million for the same periods of the previous year. The increase is primarily attributable to the Company's acquisition and expansion activities throughout 1997 and during the first six months of 1998.

NET INCOME/EXPENSES OF OTHER REAL ESTATE OWNED

  During the second quarter of 1998 expenses from OREO operations were $288,000 as compared to $3.5 million for the same period last year. For the six months ended June 30, 1998, the Company generated income of $71,000 as compared to expenses of $4.2 million. The decrease in expenses primarily resulted from a lower level of losses and write-downs related to the sale of properties from the Company's former mortgage banking operations.

OTHER EXPENSES

  All other expenses (including data processing, professional services, FDIC insurance premiums, telephone and other communications, amortization of goodwill and general and administrative expense) for the three and six months ended June 30, 1998 totaled $11.3 million and $21.1 million, respectively, as compared to $12.0 million and $20.7 million for the same periods last year. The comparison of other expenses for the first quarter 1998 and 1997 is also impacted by the deconsolidation of FMC. Excluding FMC's total other expenses for the three and six months ended June 30, 1997, other expenses would have been $9.7 million and $17.1 million, respectively, as compared to the consolidated total expenses of $11.3 million and $21.1 million. This increase reflects the Company's acquisition and expansion activities.

MINORITY INTEREST IN INCOME OF CONSOLIDATED SUBSIDIARIES

  The Company's minority interest in income of consolidated subsidiaries was $142,000 and $234,000 for the three and six months ended June 30, 1998, respectively, as compared to $4.5 million and $4.7 million for the same periods last year. The minority interest in income of consolidated subsidiaries for the three and six months ended June 30, 1998 is attributable to the Company's 60% ownership in ICG. The minority interest in income of consolidated subsidiaries for the same period last year was attributable to the Company's 66.7% ownership in FMC. The comparison of the Company's minority interest in income of consolidated subsidiaries for the three and six months ended June 30, 1998 and 1997 is impacted by the deconsolidation of FMC. Excluding the Company's minority interest in income of FMC for the three and six months ended June 30, 1997, total minority interest in income of consolidated subsidiaries would have been $0 when compared to $142,000 and $234,000 for the current periods presented.

EXTRAORDINARY ITEM--LOSS ON EARLY EXTINGUISHMENT OF DEBT

  During the first quarter of 1997, the Company successfully completed a $200.0 million offering of 9.875% Senior Notes due 2007. A portion of the proceeds from the offering were used to repurchase $69.8 million of 9.75% Senior Notes due 2004 for which the Company recorded an extraordinary after-tax charge of $4.0 million.

  The Company engaged in the new issuance in order to obtain a more favorable debt covenant package and to raise new capital to support its growing businesses.

ASSET QUALITY

 LOAN LOSS PROVISION AND NONACCRUAL LOANS AND LEASES

  As a result of the growth in the loan portfolio and the change in its product mix, the Company continued to add to the allowance for loan and lease losses. The provision for loan and lease losses was $3.5 million and $7.3 million for the second quarter and six months ended June 30, 1998, respectively, as compared to $5.7 million and $8.6 million for the same periods last year. The decrease in the loan and lease loss provision for the second quarter of 1998 was primarily the result of the decrease in nonaccrual loans. Nonaccrual loans and leases as of June 30, 1998 decreased to $63.9 million from $70.6 million at December 31, 1997, or 3.9% and 5.4% of gross loans held for investment, respectively.

  The balance of nonaccrual loans relating to the former mortgage banking operations included $5.9 million and $6.9 million of loans at June 30, 1998 and December 31, 1997, respectively. The Company periodically reviews the allowance for loan and lease losses in connection with the overall loan and lease portfolio. Based on the Company's charge-off experience and relatively stable balance of nonaccrual loans, management believes the current balance of the allowance for loan and lease losses is sufficient in relation to the amount of risk in the loan and lease portfolio. The Company's activity in the allowance for loan and lease losses was as follows:

                                                           FOR THE SIX MONTHS
                                                             ENDED JUNE 30,
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
                                                             (IN THOUSANDS)
    Beginning balance as of December 31, 1997 and 1996.... $  38,047  $  19,999
    Provision for loan and lease losses...................     7,300      8,606
    Business acquisitions and bulk loan purchases.........       --       4,864
    Sale of Leases........................................       --        (900)
    Deconsolidation of ICIFC..............................       --        (687)
                                                           ---------  ---------
                                                              45,347     31,882
                                                           ---------  ---------
   LOANS CHARGED OFF:
    Mortgage..............................................    (1,157)    (1,826)
    Multifamily...........................................       --        (420)
    Commercial............................................       (28)      (780)
    Leases................................................      (830)    (3,567)
    AMN auto loans........................................   (13,716)      (102)
    Other consumer........................................    (3,635)    (1,274)
                                                           ---------  ---------
     Total................................................   (19,366)    (7,969)
                                                           ---------  ---------
    Recoveries on loans previously charged off:
    Mortgage..............................................       143         50
    Multifamily...........................................       142        --
    Commercial............................................        36        --
    Leases................................................       648        425
    Consumer..............................................       321        132
                                                           ---------  ---------
     Total................................................     1,290        607
                                                           ---------  ---------
    Net charge-offs.......................................   (18,076)    (7,362)
                                                           ---------  ---------
    Ending balance as of June 30, 1998 and 1997........... $  27,271  $  24,520
                                                           =========  =========

  Net charge-offs increased to $18.1 million for the six month period ended June 30, 1998 as compared to $7.4 million for the same period last year. The increase was primarily related to charge-offs of auto and consumer loans at AMN and SPB. Excluding net charge-offs of AMN loans, total net charge-offs decreased to $4.4 million for the six months ended June 30, 1998 as compared to $7.3 million for the same period last year. See "--Subsequent Event-- describing AMN's discontinued operations disclosure.

  Loans held for investment consisted of the following at June 30, 1998 and December 31, 1997:

                                                 JUNE 30, 1998 DECEMBER 31, 1997
                                                 ------------- -----------------
                                                         (IN THOUSANDS)
   Loans secured by real estate:
   Single Family 1-4............................  $  169,325      $  244,588
   Multi-Family.................................      43,265          17,261
   Commercial...................................       7,158           1,085
                                                  ----------      ----------
                                                     219,748         262,934
   Leases.......................................       4,446           7,745
   Installment loans............................     244,218         129,595
   Auto Marketing Network, Inc. auto loans......      14,883          25,324
   Franchise loans..............................      67,042          62,219
   Asset based loans............................     586,754         484,832
   Loan participations..........................     292,517         196,339
   Mortgage warehouse lines.....................     174,953         122,488
   Commercial...................................      32,244          26,055
                                                  ----------      ----------
     Total......................................   1,636,805       1,317,531
   Unearned income..............................     (13,322)         (7,850)
   Deferred loan fees...........................      (8,727)         (4,916)
                                                  ----------      ----------
     Total......................................   1,614,756       1,304,765
   Allowance for loan and lease losses..........     (27,271)        (38,047)
                                                  ----------      ----------
     Total......................................  $1,587,485      $1,266,718
                                                  ==========      ==========

  The Company's loans held for investment are primarily comprised of first and second lien mortgages secured by residential and income producing real property in California, leases secured by equipment, asset based loans to middle market companies mainly in California, participations in commercial loan syndications and loans to experienced franchisees of nationally recognized restaurant concepts. The increase in loans held for investment was primarily attributable to loan originations at SPB's Coast Business Credit, Loan Participation and Investment Group, and Consumer Credit divisions. Additionally, SPB's acquisition of PrinCap Mortgage Warehouse Inc. during the fourth quarter of 1997 contributed to the increase in loans held for investment.

  The Company's allowance for loan and lease losses decreased to $27.3 million as compared to $38.0 million at December 31, 1997. The allowance for loan and lease losses as a percentage to non-accruing loans was 42.7% at June 30, 1998 as compared to 53.9% at December 31, 1997. The decrease was primarily attributable to net charge-offs of AMN loans and a decrease in non-accrual loans during the six months ended June 30, 1998.

  As a result, the loan portfolio has a high concentration in the same geographic region. Although the Company has a diversified portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economy of California.

NONPERFORMING ASSETS ("NPA")

  The Company's NPA's consist of non-accruing loans, OREO and repossessed property. Total NPA's were $72.4 million as of June 30, 1998 as compared to $90.5 million at December 31, 1997. Total NPA's as a percentage of loans, OREO and repossessed assets were 3.97% at June 30, 1998, as compared to 6.04% at December 31, 1997. The Company's NPA's as a percentage of loans, OREO and repossessed assets at AMN, former mortgage banking operations and all other lending activities were 2.97%, 24.13% and 43.31% at June 30, 1998, as compared to 3.52%, 52.51% and
69.88% at December 31, 1997. The decrease in NPA's as a percentage of loans, OREO and repossessed assets was mainly attributable to loan charges-offs and sales of OREO properties during the six months ended June 30, 1998.

  The following table sets forth the amount of non performing assets attributable to the Company's other lending activities, former mortgage banking operations and AMN.

                                         JUNE 30, 1998                      DECEMBER 31, 1997
                         ----------------------------------------------  ------------------------
                                       FORMER       AUTO                   FORMER       AUTO
                         ALL OTHER    MORTGAGE   MARKETING   ALL OTHER    MORTGAGE    MARKETING
                          LENDING     BANKING   NETWORK, INC  LENDING     BANKING   NETWORK, INC.
                         ACTIVITIES  OPERATIONS  OPERATIONS  ACTIVITIES  OPERATIONS  OPERATIONS
                         ----------  ---------- ------------ ----------  ---------- -------------
                                                 (DOLLARS IN THOUSANDS)
Nonaccrual loans:
 One to four family..... $   24,897   $ 5,852     $    --    $   27,573   $ 6,874      $    --
 Commercial property....      8,552       --          --          5,058       --           --
 Multi-family property..      2,417       --          --          1,837       --           --
 Leases and installment.     10,196       --       11,976         6,608       --        22,681
                         ----------   -------     -------    ----------   -------      -------
Total nonaccrual loans..     46,062     5,852      11,976        41,076     6,874       22,681
                         ----------   -------     -------    ----------   -------      -------
OREO:
 One to four family.....      5,702     1,080         --          2,552     5,774          --
 Commercial property....        540       --          --          2,526       --           --
 Multi-family property..        --        --          --             53       --           --
                         ----------   -------     -------    ----------   -------      -------
Total OREO..............      6,242     1,080         --          5,131     5,774          --
                         ----------   -------     -------    ----------   -------      -------
Repossessed property:
 Equipment held for
  sale..................         47       --          --          4,437       --           --
 Repossessed vehicles...        --        --        1,114           --        --         4,563
                         ----------   -------     -------    ----------   -------      -------
Total repossessed
 property...............         47       --          --          4,437       --           --
                         ----------   -------     -------    ----------   -------      -------
Total NPAs.............. $   52,351   $ 6,932     $13,090    $   50,644   $12,648      $27,244
                         ==========   =======     =======    ==========   =======      =======
Total loans, OREO and
 repossessed property... $1,765,194   $28,733     $30,221    $1,436,932   $24,087      $38,989
Total NPA's as a
 percentage of loans,
 OREO and repossessed
 property...............       2.97%    24.13%      43.31%         3.52%    52.51%       69.88%

  There are no loans over 90 days past due accruing interest at June 30, 1998 or December 31, 1997, respectively.

  On an ongoing basis, management monitors the loan portfolio and evaluates the adequacy of the allowance for loan and lease losses. In determining the adequacy of the allowance for loan and lease losses, management considers such factors as historical loan loss experience, underlying collateral values, evaluations made by bank regulatory authorities, assessment of economic conditions and other appropriate data to identify the risks in the loan portfolio.

  Loans deemed by management to be uncollectible are charged to the allowance for loan and lease losses. Recoveries on loans previously charged off are credited to the allowance. Provisions for loan and lease losses are charged to expense and credited to the allowance in amounts deemed appropriate by management based upon its evaluation of the known and inherent risks in the loan portfolio. Future additions to the allowance for loan and lease losses may be necessary.

TOTAL RATE OF RETURN SWAPS

  The Company has entered into total rate of return swap contracts for investment purposes with various investment bank counterparties, the provisions of which entitle the Company to receive the total return on various commercial loans in exchange for a floating payment of one month LIBOR plus a spread. As of June 30, 1998, the Company is party to total rate of return swap contracts with a total notional amount of $292.7 million, under which the Company was obligated to pay one month LIBOR plus a weighted average spread of 1.83%. The weighted average remaining life of these contracts was 36.1 months as of June 30, 1998. These contracts are off-balance sheet instruments. For the three and six months ended June 30, 1998, the Company recognized $1.1 million and $2.1 million, respectively, of interest income on total return swaps as compared to $294,000 and $739,000 for the same periods last year.


INFLATION

  The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Inflation affects the Company primarily through its effect on interest rates, since interest rates normally increase during periods of high inflation and decrease during periods of low inflation. During periods of increasing interest rates, demand for loans and a borrower's ability to qualify for mortgage financing in a purchase transaction may be adversely affected. During periods of decreasing interest rates borrowers are more likely to refinance their existing loans, which may negatively impact the Company's investments in securitization related assets and interest-only securities.

REGULATORY MATTERS

SPB'S CAPITAL RATIOS

  The following table presents SPB's actual capital ratios and the corresponding minimum and well capitalized capital ratio requirements under the (i) California Leverage limitation, (ii) FDIC Risk-based Capital and Tier 1 Capital regulations and (iii) the FDIC Leverage ratio regulation as of June 30, 1998.

                                                             MINIMUM
                                             MINIMUM     WELL CAPITALIZED
                              ACTUAL       REQUIREMENT     REQUIREMENT
                          --------------  -------------  -----------------
                           AMOUNT  RATIO  AMOUNT  RATIO   AMOUNT   RATIO
                          -------- -----  ------- -----  --------- -------
                              (IN THOUSANDS EXCEPT FOR RATIO DATA)
California Leverage Lim-
 itation................  $173,338 11.42% $75,868 5.00%  $     --     -- %
Risk-based Capital......   211,987 10.24% 165,490 8.00%    206,863  10.00%
Risk-based Tier 1 Capi-
 tal....................   153,247  7.40%  82,745 4.00%    124,118   6.00%
FDIC Leverage Ratio.....   153,247  9.09%  67,383 4.00%     84,229   5.00%

LIQUIDITY AND CAPITAL RESOURCES

  The Company has an ongoing need for capital to finance its lending activities. This need is expected to increase as the volume of the Company's loan and lease originations and acquisitions increases. The Company's primary cash requirements include the funding of (i) loan and lease originations and acquisitions pending their pooling and sale, (ii) points and expenses paid in connection with the acquisition of wholesale loans, (iii) fees and expenses incurred in connection with its securitization programs, (iv) overcollateralization or reserve account requirements in connection with loans and leases pooled and sold, (v) ongoing administrative and other operating expenses and (vi) the costs of the Company's warehouse credit and repurchase facilities with certain financial institutions.

  The Company has financed its activities through warehouse lines of credit and repurchase facilities with financial institutions, equity and debt offerings in the capital markets, deposits or borrowings at SPB, dividends from SPB, and securitizations. The Company believes that such sources will be sufficient to fund the Company's liquidity requirements for the foreseeable future. There can be no assurance that the Company will have access to the capital markets in the future or that financing will be available to satisfy the Company's operating and debt service requirements or to fund its future growth. The ability of SPB to dividend funds to the Company is subject to regulatory restrictions.

  SPB obtains the necessary liquidity to fund its own lending activities through deposits and, if necessary through borrowings from the FHLB. At June 30, 1998 and December 31, 1997, SPB had available lines of credit from the FHLB equal to $23.0 million and $45.8 million, respectively. The FHLB advances are secured by the investment in stock of FHLB and certain real estate loans with a carrying value of $67.0 million and $228.5 million at June 30, 1998 and December 31, 1997, respectively. The highest FHLB advance outstanding during the quarter ending June 30, 1998 was $34.5 million, with an average outstanding balance of $24.7 million. The outstanding balance of FHLB advances was $20.0 million at June 30, 1998. Since December 31, 1991, SPB has increased its deposits as necessary so that deposits, together with cash, liquid assets and FHLB borrowings have been sufficient to provide the funding for its loans held for sale and investment. SPB's deposit portfolio which consists mostly of certificate accounts increased to $1.5 billion as of June 30, 1998 as compared to $1.2 billion at December 31, 1997.

  SPB has been able to acquire new deposits through its local marketing strategies as well as domestic money markets. Additionally, SPB maintains liquidity in the form of cash and interest bearing deposits with financial institutions. The Company tracks on a daily basis all new loan applications by office and, based on historical closing statistics, estimates expected fundings. Cash management systems at SPB allow SPB to anticipate both funding and sales and adjust deposit levels and short-term investments against the demands of the Company's lending activities. SPB also has a $200.0 warehouse line of credit available from Morgan Stanley, with a balance outstanding of $96.0 million at June 30, 1998.

  In addition to warehouse lines of credit and SPB borrowings, the Company has also accessed the capital markets to fund its operations. In the second quarter of 1992, the Company completed its initial public offering of 8,750,211 shares, raising net proceeds of $15.9 million. In April 1996, the Company completed a stock offering of 4,879,808 shares of its common stock at $13.00 per share generating net proceeds of $59.2 million.

  In January 1994, the Company issued $90.0 million principal amount of the 9.75% Senior Notes. In October 1994, the Company repurchased $8.5 million of said notes. As of December 31, 1995, the Company was not in compliance with certain debt covenants related to these notes. Subsequent to December 31, 1995, these defaults were corrected. In March 1996, the Company reissued the $8.5 million of the notes which it purchased in October 1994. At December 31, 1996, $90.0 million of these notes were outstanding.

  In January 1997, the Company issued $200.0 million principal amount of the 9.875% Senior Notes and used a portion of the proceeds to purchase approximately $69.8 million of the 9.75% Senior Notes. The Company contributed $35.0 million of the proceeds to SPB in the form of subordinated indebtedness.

  In June 1996, SPFC completed an initial public offering of its common stock pursuant to which the Company was a selling shareholder. SPFC and the Company received net proceeds from such offering of approximately $53.8 million and $35.9 million, respectively. In November 1996, (i) SPFC issued $75.0 million of convertible subordinated notes due 2006 and (ii) the Company sold 1.0 million shares of SPFC common stock held by the Company for net proceeds of approximately $28.0 million.

  During the first quarter of 1997, the Company sold 370,000 shares of the common stock of SPFC at $16.63 per share, generating net proceeds of $6.2 million, resulting in a gain of $4.3 million, reducing its ownership of SPFC from 51.2% at December 31, 1996 to 49.4% at March 31, 1997. Therefore, the results of SPFC operations are now accounted for in the Company's financial statements under the equity method of accounting. During the third quarter ending September 30, 1997, the Company sold an additional 500,000 shares of SPFC common stock, generating net proceeds of $7.6 million and resulting in a gain of $5.2 million, further reducing its ownership percentage to 47.0%. As of December 31, 1997, the Company's ownership in SPFC common stock was 47.0%, excluding shares issuable upon exercise of options granted or to be granted pursuant to SPFC's stock option plans and shares issuable upon conversion of the $75.0 million of convertible subordinated notes, mentioned above.

  During the second quarter of 1997, ICII issued $70.0 million of Senior Notes under a proprietary product known as "ROPES." These securities can be redeemed at par upon their maturity or remarketed as 30 year capital instruments. Under current tax law, the interest payments on these securities are tax-deductible. The proceeds from the offering are being used for capital contributions to subsidiaries, strategic acquisitions, investments and general corporate purposes.

  During the fourth quarter of 1997, FMC completed an initial public offering of its common stock pursuant to which ICII was a selling stockholder. FMC and ICII and another selling stockholder received net proceeds from such offering of approximately $114.3 million, $59.7 million and $18.5 million, respectively. As of December 31, 1997, the Company's ownership percentage in FMC was 38.4%.

  During the second quarter ended June 30, 1998, SPFC borrowed a maximum of $21.5 million from the Company at an interest rate of 12%. The average loan balance during the quarter was $8.0 million. The loan was repaid in full plus accrued interest on June 29, 1998. As of June 30, 1998, there were no loans outstanding to SPFC.

SUBSEQUENT EVENTS

  On July 31, 1998, the Company announced AMN's decision to discontinue its auto lending operations. As of June 30, 1998, AMN's operations reflected a net loss of $1.8 million. AMN's near term activities will be limited to the disposition of the remaining loans and residual interests in securitizations effected with previously originated loans. Effective as of August 1, 1998, AMN and ICII retained an unrelated third party to perform all of the AMN auto loan servicing and collection obligations. Management anticipates that the bulk of the discontinued assets, consisting of the loans and residual interests in securitizations, will be sold within one year.

  The Company will take an after-tax charge of $7.1 million for the quarter ending September 30, 1998 related to the discontinuation of AMN's operations. Additionally, AMN will be recording a $1.5 million net operating loss for the month of July 1998.

  AMN's revenue, expenses, and net income (loss) were as follows: (In thousands)

                                              THREE MONTHS       SIX MONTHS
                                             ENDED JUNE 30,    ENDED JUNE 30,
                                             ----------------  ----------------
                                              1998     1997     1998     1997
                                             -------  -------  -------  -------
Revenue..................................... $ 2,908  $ 3,345  $ 3,845  $ 4,424
Expenses....................................   3,190    4,979    6,865    5,740
Net income (loss)...........................    (142)  (1,084)  (1,843)    (766)

  On July 13, 1998, the Company announced the acquisition of all of the outstanding shares of the capital stock of Statewide Documentation, Inc. ("SDI"), a company providing loan documentation preparation, loan closing, notary and recording services and marketing of insurance products, for 236,302 shares of ICII common stock.

  The Company granted the former holders of the SDI capital stock certain registration rights covering the ICII Shares. The acquisition will be recorded using the purchase method of accounting. The purchase price was allocated to the net assets acquired based on their fair value and goodwill of approximately $4.7 million will be recorded. In connection with this transaction, Paul Lipson, the President of SDI and one of the former holders of the SDI capital stock, entered into a three year employment contract with ICII to be President and Chief Executive Officer of SDI.

                          PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

  Belch v. Imperial Credit Industries, Inc., San Diego County Superior Court Case No. 718817.

  On April 22, 1998, the Company was served with an alleged class action complaint filed in the Superior Court of San Diego County, California by plaintiff Michael Belch. Plaintiff seeks to represent a class of individuals who, since March 1994, requested, obtained and were charged fees for both loan payoff statements and corporate, recording and other fees incurred in the early repayment of mortgage loans where the borrowers were obtaining refinancing from other lenders. The complaint alleges, on behalf of the purported class, that the fees charged were unauthorized, oppressive, unreasonable or in violation of applicable statute and seeks monetary damages according to proof. The case involves the discontinued mortgage banking operations of the Company. The Company is actively defending this case.

  Fortune Mortgage, etc., et. al. v. Imperial Credit Industries, Inc., Imperial Credit Mortgage Holdings, Inc., ICI Funding Corp., Imperial Warehouse Lending Group, Inc., William Ashmore, Edward Pollard, Wayne Snavely, and Joseph Tomkinson, Orange County Superior Court Case No. 776153.

  Reference is made to the discussion of the above-referenced legal proceedings contained in the Company's Form 10-K for the year ended December 31, 1997 under Part I, Item 3, "Legal Proceedings." The lawsuit was resolved in June 1998. The terms of the resolution are confidential, however, such resolution will not have a material impact on the Company's financial position or results of operations.

ITEM 2. CHANGES IN SECURITIES

  None.

ITEM 3. DEFAULTS IN SECURITIES

  None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  The 1998 Annual Meeting of Stockholders was held on June 24, 1998.

PROPOSAL 1.Election of Board of Directors to serve for the ensuing year:

                                                                FOR     WITHHELD
                                                             ---------- --------
   H.Wayne Snavely.......................................... 31,713,737 589,666
   Kevin Villani............................................ 31,713,539 589,864
   Stephan J. Shugerman..................................... 31,713,737 589,666
   G. Louis Graziadio, III.................................. 31,713,737 589,666
   James Clayburn La Force Jr. ............................. 31,713,737 589,666
   Perry Lerner............................................. 31,713,737 589,666
   Robert Muehlenbeck....................................... 31,713,737 589,666
   Joseph Tomkinson......................................... 31,710,082 589,321

PROPOSAL 2. To consider and act upon a proposal to ratify the appointment of
            KPMG Peat Marwick LLP as the independent accountants of the Company for the year ending December 31, 1998.

      FOR                              AGAINST                                                 ABSTAIN
   ----------                          -------                                                 -------
   32,288,145                          11,308                                                   3,950

PROPOSAL 3. To approve the Executive Performance Compensation Plan

      FOR                              AGAINST                                                 ABSTAIN
   ----------                          -------                                                 -------
   32,170,548                          116,141                                                 16,714

ITEM 5. OTHER INFORMATION

  None

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  The registrant filed the following report on Form 8-K dated August 14, 1998.

  On July 13, 1998, the Company announced the acquisition of all of the outstanding shares of the capital stock of Statewide Documentation, Inc., ("SDI"), a company providing loan documentation preparation, loan closing, national notary and recording services and marketing of insurance products, for 236,302 shares of ICII common stock (the "ICII Shares"). The Company granted the former holders of the SDI capital stock certain registration rights covering the ICII Shares. The acquisition will be recorded using the purchase method of accounting. The purchase price was allocated to the net assets acquired based on their fair value and goodwill of approximately $4.7 million will be recorded. In connection with this transaction, Paul Lipson, the President of SDI and one of the former holders of the SDI capital stock, entered into a three year employment contract with ICII to be President and Chief Executive Officer of SDI.

  On July 31, 1998, Imperial Credit Industries, Inc. (the "Company" and "ICII") announced that the operations of its wholly owned subsidiary, Auto Marketing Network, Inc. ("AMN") were being discontinued. AMN's near term activities will be limited to the disposition of the remaining loans and residual interests in securitizations effected with previously originated loans. Effective as of August 1, 1998, AMN and ICII retained an unrelated third party to perform all of the AMN auto loan servicing and collection obligations. Management anticipates that the bulk of the discontinued assets, consisting of the loans and residual interests in securitizations, will be sold within one year.

  The Company will take an after-tax charge of $7.1 million for the quarter ending September 30, 1998 related to the discontinuation of AMN's operations. Additionally, AMN will be recording a $1.5 million net operating loss for the month of July 1998.

                               ITEM 6 EXHIBIT-11

                        IMPERIAL CREDIT INDUSTRIES, INC.
              STATEMENT REGARDING COMPUTATION OF EARNING PER SHARE
                                 (IN THOUSANDS)

                                         QUARTER  QUARTER  SIX MONTHS SIX MONTHS
                                          ENDED    ENDED     ENDED      ENDED
                                         JUNE 30, JUNE 30,  JUNE 30,   JUNE 30,
                                           1998     1997      1998       1997
                                         -------- -------- ---------- ----------
Income before extraordinary items......  $16,262  $14,073   $29,162    $25,105
                                         -------  -------   -------    -------
Extraordinary item--Early
 extinguishment of debt, net of income
 taxes.................................       --       --        --     (3,995)
                                         -------  -------   -------    -------
Net income.............................  $16,262  $14,073   $29,162    $21,110
                                         =======  =======   =======    =======
Weighted-average common shares
 outstanding used to compute basic
 income per share......................   38,752   38,509    38,747     38,464
Assumed common shares issued on
 exercise of stock options.............    2,060    2,114     2,052      2,305
                                         -------  -------   -------    -------
Number of common shares used to compute
 diluted income per share..............   40,812   40,623    40,799     40,769
                                         =======  =======   =======    =======
BASIC EARNINGS PER SHARE:
-------------------------
Income before extraordinary item.......  $  0.42  $  0.37   $  0.75    $  0.65
Extraordinary item--Loss on early
 extinguishment of debt, net of income
 taxes.................................       --       --        --      (0.10)
                                         -------  -------   -------    -------
Net income per common share............  $  0.42  $  0.37   $  0.75    $  0.55
                                         =======  =======   =======    =======
DILUTED EARNINGS PER SHARE:
---------------------------
Income before extraordinary item.......  $  0.40  $  0.35   $  0.71    $  0.62
Extraordinary item--Loss on early
 extinguishment of debt, net of income
 taxes.................................       --       --        --      (0.10)
                                         -------  -------   -------    -------
Net income per common share............  $  0.40  $  0.35   $  0.71    $  0.52
                                         =======  =======   =======    =======

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                          IMPERIAL CREDIT INDUSTRIES, INC.

                                                  /s/ Kevin E. Villani
                                          By: _________________________________
                                            KEVIN E. VILLANI
                                            Executive Vice President--Finance

Date: August 14, 1998

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Report............................................... F-71
Consolidated Balance Sheets................................................ F-72
Consolidated Statements of Income.......................................... F-73
Consolidated Statements of Changes in Shareholders' Equity................. F-74
Consolidated Statements of Cash Flows...................................... F-75
Notes to Consolidated Financial Statements................................. F-77

  All supplemental schedules are omitted as inapplicable or because the required information is included in the consolidated financial statements or notes thereto.

                       INDEPENDENT AUDITORS' REPORT

The Board of Directors

Imperial Credit Industries, Inc.:

  We have audited the accompanying consolidated balance sheets of Imperial Credit Industries, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Imperial Credit Industries, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Los Angeles, California

January 27, 1998

                     IMPERIAL CREDIT INDUSTRIES, INC.

                        CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1997       1996
                                                           ---------- ----------
                         ASSETS
                         ------
Cash.....................................................  $   50,597 $   74,247
Interest bearing deposits................................     103,738      3,369
Investment in Federal Home Loan Bank stock...............       5,646     17,152
Securities held for trading, at market...................     120,904     25,180
Securities available for sale, at market.................     107,727     59,116
Loans held for sale......................................     162,571    940,096
Loans held for investment, net...........................   1,266,718  1,068,599
Purchased and originated servicing rights................       4,731     14,887
Capitalized excess servicing fees receivable.............         --      23,142
Retained interest in loan and lease securitizations......      43,105     49,548
Interest-only and residual certificates..................         --      87,017
Accrued interest receivable..............................       9,132     13,847
Premises and equipment, net..............................       9,513     12,442
Other real estate owned, net.............................      10,905     12,214
Goodwill.................................................      35,607     38,490
Investment in Southern Pacific Funding Corporation ......      65,303        --
Investment in Franchise Mortgage Acceptance Company......      53,099        --
Other assets.............................................      52,798     31,293
                                                           ---------- ----------
  Total assets...........................................  $2,102,094 $2,470,639
                                                           ========== ==========
          LIABILITIES AND SHAREHOLDERS' EQUITY
          ------------------------------------
Deposits.................................................  $1,156,022 $1,069,184
Borrowings from Federal Home Loan Bank...................      45,000    140,500
Other borrowings.........................................     144,841    694,352
Remarketed Par Securities................................      70,000        --
Senior Notes.............................................     219,813     88,209
Convertible subordinated debentures......................         --      75,000
Accrued interest payable.................................      21,484     14,034
Accrued income taxes payable.............................      60,528     55,327
Minority interest in consolidated subsidiaries...........       3,174     54,936
Other liabilities........................................      57,299     39,589
                                                           ---------- ----------
  Total liabilities......................................   1,778,161  2,231,131
                                                           ---------- ----------
Commitments and contingencies (note 25)
Shareholders' equity:
Preferred stock, 8,000,000 shares authorized; none issued
 or outstanding..........................................         --         --
Common stock, no par value. Authorized 80,000,000 shares;
 38,791,439 and 38,291,112 shares issued and outstanding
 at December 31, 1997 and 1996, respectively ............     147,109    145,521
Retained earnings........................................     174,898     88,977
Unrealized gain on securities available for sale, net....       1,926      5,010
                                                           ---------- ----------
  Total shareholders' equity.............................     323,933    239,508
                                                           ---------- ----------
  Total liabilities and shareholders' equity.............  $2,102,094 $2,470,639
                                                           ========== ==========

        See accompanying notes to consolidated financial statements

                     IMPERIAL CREDIT INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF INCOME

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1997      1996     1995
                                                   --------  -------- --------
REVENUE:
 Gain on sale of loans and leases................. $ 67,723  $ 88,156 $ 39,557
                                                   --------  -------- --------
 Interest on loans and leases.....................  201,728   188,242  120,244
 Interest on investments..........................   23,531    10,807    6,630
 Interest on other finance activities.............    2,678     8,422    2,608
                                                   --------  -------- --------
   Total interest income..........................  227,937   207,471  129,482
 Interest on deposits.............................   71,014    60,999   51,565
 Interest on other borrowings ....................   29,604    64,407   35,783
 Interest on long term debt.......................   25,976     9,630    8,380
                                                   --------  -------- --------
   Total interest expense.........................  126,594   135,036   95,728
                                                   --------  -------- --------
   Net interest income............................  101,343    72,435   33,754
 Provision for loan and lease losses..............   38,951     9,773    5,450
                                                   --------  -------- --------
 Net interest income after provision for loan and
  lease losses....................................   62,392    62,662   28,304
                                                   --------  -------- --------
 Loan servicing income............................   10,743     1,680   12,718
 Loss on sale of securities.......................     (936)      --       --
 Equity in net income of Southern Pacific Funding
  Corporation.....................................   25,869       --       --
 Equity in net loss of Franchise Mortgage
  Acceptance Company..............................   (3,050)      --       --
 Investment banking fees..........................    7,702       --       --
 Management fees..................................    5,810     3,347       38
 Gain on sale of servicing rights.................      --      7,591    3,578
 Gain on sale of Franchise Mortgage Acceptance
  Company stock...................................   48,924       --       --
 Gain on sale of Southern Pacific Funding
  Corporation stock...............................    9,488    51,243      --
 Gain on sale of stock by subsidiary..............   43,213    31,447      --
 Gain on sale of Impac Mortgage Holdings stock....   11,496       --       --
 Gain on termination of REIT advisory agreement...   19,046       --       --
 Other income.....................................    1,140    10,807    1,114
                                                   --------  -------- --------
   Total other income.............................  179,445   106,115   17,448
                                                   --------  -------- --------
 Total revenue....................................  309,560   256,933   85,309
                                                   --------  -------- --------
EXPENSES:
 Personnel expense................................   60,830    48,355   34,053
 Amortization of PMSR's and OMSR's................    3,089     1,121    3,986
 Occupancy expense................................    4,319     4,653    3,904
 Data processing expense..........................    1,503     2,163    1,461
 Net expenses of other real estate owned..........    6,527     7,014    1,913
 Professional services............................   10,303     9,559    2,769
 FDIC insurance premiums..........................      250       327    1,137
 Telephone and other communications...............    2,926     2,917    2,509
 Restructuring provision--exit from mortgage
  banking operations..............................      --      3,800      --
 Loss on restructuring of loan to
  Dabney/Resnick/Imperial, LLC....................    3,709       --       --
 Provision for loss on repurchase of former
  mortgage banking loans..........................    5,400       --       --
 Amortization of Goodwill.........................   23,260     1,875      321
 General and administrative expense...............   28,268    17,265    9,127
                                                   --------  -------- --------
   Total expenses.................................  150,384    99,049   61,180
                                                   --------  -------- --------
 Income before income taxes, minority interest
  and extraordinary item..........................  159,176   157,884   24,129
 Income taxes.....................................   58,747    69,874   10,144
 Minority interest in income (loss) of
  consolidated subsidiaries.......................   10,513    12,026     (208)
                                                   --------  -------- --------
 Income before extraordinary item.................   89,916    75,984   14,193
 Extraordinary item--Loss on early extinguishment
  of debt, net of income taxes....................   (3,995)      --       --
                                                   --------  -------- --------
   Net income..................................... $ 85,921  $ 75,984 $ 14,193
                                                   ========  ======== ========
BASIC INCOME PER SHARE:
 Income before extraordinary item................. $   2.33  $   2.11 $   0.45
 Extraordinary item--Loss on early extinguishment
  of debt, net of income taxes....................    (0.10)      --       --
                                                   --------  -------- --------
 Net Income per common share, basic............... $   2.23  $   2.11 $   0.45
                                                   ========  ======== ========
DILUTED INCOME PER SHARE:
 Income before extraordinary item................. $   2.20  $   1.95 $   0.40
 Extraordinary item--Loss on early extinguishment
  of debt, net of income taxes....................    (0.10)      --       --
                                                   --------  -------- --------
 Net Income per common share, diluted............. $   2.10  $   1.95 $   0.40
                                                   ========  ======== ========

       See accompanying notes to consolidated financial statements.

                     IMPERIAL CREDIT INDUSTRIES, INC.

        CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                           UNREALIZED
                                                             GAIN ON
                            COMMON                         SECURITIES       TOTAL
                            SHARES     COMMON   RETAINED    AVAILABLE   SHAREHOLDERS'
                          OUTSTANDING  STOCK    EARNINGS  FOR SALE, NET    EQUITY
                          ----------- --------  --------  ------------- -------------
                                               (IN THOUSANDS)
Balance, December 31,
 1994...................     9,621    $ 51,156  $ 24,717     $  --        $ 75,873
Exercise of stock
 options................       147         825       --         --             825
3-for-2 stock split.....     4,810         --        --         --             --
Increase in unrealized
 gain on securities
 available for sale,
 net....................       --          --        --       3,211          3,211
Net income, 1995........       --          --     14,193        --          14,193
                            ------    --------  --------     ------       --------
Balance, December 31,
 1995...................    14,578      51,981    38,910      3,211         94,102
Exercise of stock
 options................       868       1,671       --         --           1,671
1-for-10 stock dividend.     1,460      25,917   (25,917)       --             --
2-for-1 stock split.....    18,952         --        --         --             --
Issuance of common
 stock..................     2,440      59,228       --         --          59,228
Increase in unrealized
 gain on securities
 available for sale,
 net....................       --          --        --       1,799          1,799
Tax benefit from
 exercise of stock
 options................       --        6,851       --         --           6,851
Retirement of stock.....        (7)       (127)      --         --            (127)
Net income, 1996........       --          --     75,984        --          75,984
                            ------    --------  --------     ------       --------
Balance, December 31,
 1996...................    38,291     145,521    88,977      5,010        239,508
Exercise of stock
 options................       530       1,332       --         --           1,332
Decrease in unrealized
 gain on securities
 available for sale,
 net....................       --          --        --      (3,084)        (3,084)
Tax benefit from
 exercise of stock
 options................       --          807       --         --             807
Retirement of stock.....       (30)       (551)      --         --            (551)
Net income, 1997........       --          --     85,921        --          85,921
                            ------    --------  --------     ------       --------
Balance, December 31,
 1997...................    38,791    $147,109  $174,898     $1,926       $323,933
                            ======    ========  ========     ======       ========

       See accompanying notes to consolidated financial statements.

                     IMPERIAL CREDIT INDUSTRIES, INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              YEARS ENDED DECEMBER 31,
                                         -------------------------------------
                                            1997         1996         1995
                                         -----------  -----------  -----------
                                                   (IN THOUSANDS)
Cash flows from operating activities:
  Net income............................ $    85,921  $    75,984  $    14,193
  Adjustments to reconcile net income to
   net cash provided by (used in)
   operating activities:
    Provision for loan and lease losses.      38,951        9,773        5,450
    Recovery for operational losses.....         --           --        (1,819)
    Restructuring Provision.............         --         3,800          --
    Loss on restructuring of
     Dabney/Resnick/Imperial, LLC.......       3,709          --           --
    Provision for loss on repurchase of
     former mortgage banking loans......       5,400          --           --
    Depreciation........................       4,523        3,483        2,657
    Amortization of goodwill............      23,260        1,875          321
    Amortization of PMSR's and OMSR's...       3,089        1,121        3,986
    Accretion of discount...............      (2,678)      (8,350)      (2,608)
    Gain on sale of servicing rights....         --        (7,591)      (3,578)
    Gain on sale of loans and leases....     (67,723)     (88,156)     (39,557)
    Gains on sale of SPFC stock.........      (9,488)     (82,690)         --
    Gain on sale of FMC stock...........     (92,137)         --           --
    Gain on sale of IMH stock...........     (11,496)         --           --
    Gain on termination of REIT advisory
     agreement..........................     (19,046)         --           --
    Equity in net earnings of SPFC......     (25,869)         --           --
    Equity in net loss of FMC...........       3,050          --           --
    Loss on sale of OREO................       4,453        2,843          --
    Loss on sale of securities..........         936          --           --
    Writedowns of capitalized excess
     servicing..........................         --         4,675          --
    Writedowns of fixed assets..........         --           886          --
    Stock option compensation expense...         --           --           653
    Writedowns on other real estate
     owned..............................         892        3,252        2,085
    Provision for deferred income taxes.       6,191       22,104        2,120
    Originations of loans held for sale.  (1,232,100)  (1,939,200)  (2,813,378)
    Purchases of loans held for sale....         --           --      (159,122)
    Purchase of trading securities......    (126,083)     (25,180)         --
    Sales of trading securities.........      48,369          --           --
    Sales and collections on loans held
     for sale...........................   1,309,323    2,159,055    1,923,733
    Net change in accrued interest
     receivable.........................        (311)      (3,683)      (4,247)
    Net change in retained interest in
     loan and lease securitizations.....         --       (21,481)     (14,012)
    Net change in capitalized excess
     servicing..........................         --        33,234      (37,500)
    Net change in other assets..........      78,528     (210,969)     (51,644)
    Net change in other liabilities.....      28,063       33,953       (1,436)
                                         -----------  -----------  -----------
  Net cash provided by (used in)
   operating activities.................      57,727      (31,262)  (1,173,703)
                                         -----------  -----------  -----------

                     IMPERIAL CREDIT INDUSTRIES, INC.

                                                 YEARS ENDED DECEMBER 31,
                                              --------------------------------
                                                1997       1996        1995
                                              ---------  ---------  ----------
                                                      (IN THOUSANDS)
Cash flows from investing activities:
  Net (increase) decrease in interest bearing
   deposits..................................  (100,369)   264,407    (257,176)
  Purchase of servicing rights...............       --         --       (8,128)
  Proceeds from sale of servicing rights.....     2,213     10,011      12,815
  Proceeds from sale of other real estate
   owned.....................................    21,171      1,202       7,072
  Purchase of securities available for sale..   (42,938)   (48,553)        --
  Sales of securities available for sale.....     5,404        --          --
  Net change in loans held for investment....  (206,172)   (27,651)    566,693
  Purchases of premises and equipment........    (6,839)    (5,442)     (1,367)
  Proceeds from sale of SPFC stock...........    13,707     64,625         --
  Proceeds from sale of FMC stock............    59,731        --          --
  Proceeds from sale of IMH stock............    11,950        --          --
  Purchases of Federal Home Loan Bank stock..    (3,634)    (7,652)     (3,933)
  Redemption of stock in Federal Home Loan
   Bank .....................................    15,140     13,250         --
  Cash utilized for acquisitions.............  (124,488)   (20,020)   (175,015)
                                              ---------  ---------  ----------
Net cash (used in) provided by investing
 activities..................................  (355,124)   244,177     140,961
                                              ---------  ---------  ----------
Cash flows from financing activities:
  Net increase (decrease) in deposits........ $  86,838  $ (23,805) $  158,369
  Net increase (decrease) in borrowings from
   Imperial Bank.............................       --      (5,000)      5,000
  Advances from Federal Home Loan Bank.......    50,000    434,000     347,000
  Repayments of advances from Federal Home
   Loan Bank.................................  (145,500)  (483,500)   (452,000)
  Proceeds from issuance of convertible
   subordinated debentures...................       --      72,162         --
  Net change in other borrowings.............   143,505   (181,463)    875,815
  Issuance of bonds..........................       --         --      111,995
  Repayment of bonds.........................       --    (111,995)        --
  Proceeds from issuance of Senior Notes due
   2007......................................   194,500        --          --
  Proceeds from issuance of Remarketed Par
   Securities................................    68,075        --          --
  Repayments of Senior Notes due 2004........   (73,241)       --          --
  Proceeds from resale of Senior Notes due
   2004......................................       --       7,384         --
  Proceeds from issuance of common stock.....       --      59,228         --
  Net change in minority interest............   (51,762)    53,484         --
  Proceeds from exercise of stock options....     1,332      1,671         825
                                              ---------  ---------  ----------
Net cash provided by (used in) financing
 activities..................................   273,747   (177,834)  1,047,004
Net change in cash...........................   (23,650)    35,081      14,262
Cash at beginning of year....................    74,247     39,166      24,904
                                              ---------  ---------  ----------
Cash at end of year.......................... $  50,597  $  74,247  $   39,166
                                              =========  =========  ==========

       See accompanying notes to consolidated financial statements.

                     IMPERIAL CREDIT INDUSTRIES, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1. ORGANIZATION

  Imperial Credit Industries, Inc., incorporated in 1986 in the State of California, is 23.0% owned by Imperial Bank. In 1991 Imperial Bank recapitalized the Company to conduct a full service mortgage banking operation. The consolidated financial statements include Imperial Credit Industries, Inc. ("ICII"), its significant wholly-owned operating subsidiaries, significant majority-owned operating subsidiaries and significant equity investments in two publicly traded companies (collectively the "Company"). The significant wholly-owned subsidiaries include Southern Pacific Bank ("SPB"), Imperial Business Credit Inc. ("IBC"), Imperial Credit Advisors, Inc. ("ICAI"), Auto Marketing Network ("AMN"), Imperial Credit Commercial Asset Management Corporation, ("ICCAMC") and Imperial Credit Worldwide ("ICW"). The significant operating majority owned consolidated subsidiary is Imperial Capital Group ("ICG") which is 60% owned by the Company and 40% owned by outside private investors. The significant equity investments in publicly traded companies are Southern Pacific Funding Corporation ("SPFC") NYSE Symbol: SFC, and Franchise Mortgage Acceptance Company ("FMC") NASDAQ
Symbol: FMAX. Both SPFC and FMC were former consolidated subsidiaries of the Company. All material intercompany balances and transactions with consolidated subsidiaries have been eliminated.

2. STRATEGIC FOCUS AND ACQUISITIONS

 Strategic Divestitures

  In 1995, the Company began to diversify away from the conforming residential mortgage lending business, the Company's traditional focus, and into other select lending businesses. The Company expanded several existing businesses and commenced several new businesses, including non-conforming residential mortgage banking, commercial mortgage banking, business lending and consumer lending. The Company's loans and leases by sector consist primarily of the following: sub-prime residential mortgage banking; commercial mortgage banking and income producing property loans; business lending--equipment leasing, asset-based lending, and participation in syndicated commercial lending; consumer loans--sub-prime auto loans and Title I home improvement loans. The Company solicits loans and leases from brokers on a wholesale and portfolio basis and originates loans directly from borrowers. The majority of the Company's loans and leases, other than those held by SPB for investment, are sold in secondary markets through securitizations and whole loan sales.

 Impac Mortgage Holdings, Inc. and Impac Funding Corporation

  During 1995, the Company sold its mortgage conduit operations and SPB's warehouse lending operations to Impac Mortgage Holdings, Inc. ("IMH"), formerly Imperial Credit Mortgage Holdings, Inc. In exchange for these assets, the Company received approximately 11.8% of the common stock of IMH. Additionally, ICAI entered into a management agreement with IMH pursuant to which ICAI advised upon the day-to-day operations of IMH and for which it was paid a management fee. During 1997, the Company sold its common stock interest in IMH for a gain of approximately $11.5 million. In December 1997, IMH and the Company negotiated a termination of the management agreement (the "Termination Agreement"). The consideration received by the Company pursuant to the Termination Agreement was $44 million, comprised of 2,009,310 shares of IMH common stock and certain securitization-related assets. Additionally, the Company agreed to cancel its note receivable from ICI Funding Corporation ("ICIFC"), a former subsidiary of ICII which is now known as Impac Funding Corporation and is the origination unit of IMH, in the amount of $29.1 million. The IMH common stock and the securitization-related assets were recorded by the Company at their estimated fair values of approximately $35.0 million and $13.1 million, respectively, for a total of $48.1 million. This amount, when netted with the $29.1 million cancellation of the ICIFC note receivable resulted in the gain on termination of the management agreement of approximately $19.0 million.

                     IMPERIAL CREDIT INDUSTRIES, INC.

  During the first quarter of 1997, the Company disposed of its common stock interest in ICIFC, at a loss of $100,000. At December 31, 1996, the Company owned 100% of the common stock of ICIFC which represented only a 1% economic interest as IMH owned all of the non-voting preferred stock of ICIFC which gave IMH a 99% economic interest in ICIFC. The Company's disposal of its remaining economic interest in ICIFC concluded its exit from the original mortgage banking business.

 Franchise Mortgage Acceptance Company

  On June 30, 1995, the Company completed the acquisition of certain net assets from Greenwich Capital Financial Products, Inc. and formed Franchise Mortgage Acceptance Company LLC ("FMAC"), a limited liability company, in which the Company had a 66.7% ownership interest. The acquisition was accounted for as a purchase and the purchase price of $7.6 million, which included $3.8 million in contingent consideration for loans in the pipeline, was allocated to the net assets acquired based on their fair value resulting in goodwill of approximately $4.0 million. The Company's franchise lending business was conducted through FMAC until November 1997, at which time FMAC merged into FMC, a Delaware corporation formed for the purpose of succeeding to the business of FMAC, and FMC completed an initial public offering of its common stock. The Company sold into FMC's initial public offering 3,568,175 shares at $18.00 per share generating net proceeds of $59.7 million and a gain of $48.9 million. Additionally, the Company recognized a gain of $43.2 million resulting from the adjustment in the basis of its investment in FMC due to the offering and its reduced ownership percentage. Upon the completion of FMC's initial public offering and at December 31, 1997, the Company's percentage ownership of FMC common stock was 38.4%. Accordingly, FMC's operating results are no longer consolidated with those of the Company and the Company's investment in FMC is accounted for under the equity method.

 Southern Pacific Funding Corporation

  For the year ended December 31, 1996, a substantial portion of the Company's operations were conducted through its sub-prime residential lending subsidiary, Southern Pacific Funding Corporation ("SPFC"). In June 1996, SPFC completed an initial public offering of its common stock pursuant to which ICII was a selling shareholder. SPFC and the Company sold 5.2 million shares and 3.5 million shares, respectively, at $11.33 per share. In a secondary offering, the Company sold 1.5 million SPFC shares at $19.83 per share. The Company recognized a gain on sale of the SPFC shares it owned of $51.2 million, which is net of offering expenses and the Company's cost basis in the shares. The Company also recognized a gain of $31.4 million related to the stock sold by SPFC. The gain related to the stock sold by SPFC is based on the difference between the Company's equity ownership in SPFC after the sale and such equity ownership prior to the sale, using the Company's respective SPFC ownership percentages. During the first quarter of 1997, the Company sold 370,000 shares of SPFC common stock at $16.63 per share generating net proceeds of $6.2 million and a gain of $4.3 million. Such transaction reduced the Company's ownership percentage in SPFC from 51.2% at December 31, 1996, to 49.4% at March 31, 1997. Accordingly, SPFC's operating results are no longer consolidated with those of the Company and the Company's investment in SPFC is accounted for under the equity method. During the third quarter of 1997, the Company sold an additional 500,000 shares of SPFC common stock generating net proceeds of $7.6 million and a gain of $5.2 million. At December 31, 1997, the Company's ownership interest in SPFC was 47.0%.

 Imperial Business Credit

  The Company expanded its commercial equipment leasing business conducted by IBC through the acquisitions of substantially all of the assets of First Concord Acceptance Corporation ("FCAC") for a purchase price of $21.4 million in May 1995 and all of the assets of Avco Leasing Services, Inc and Avco Financial Services of Southern California, Inc. (together "Avco") for approximately $94.8 million in October 1996.

                     IMPERIAL CREDIT INDUSTRIES, INC.

  These acquisitions were accounted for as purchases and the purchase prices were allocated to the net assets acquired based on their fair value resulting in goodwill of $1.2 million and $12.5 million for the FCAC and Avco transactions, respectively.

  IBC's lease originations were $151.3 million and $87.2 million, and it securitized and sold $213.6 million and $87.0 million during the years ended December 31, 1997, and 1996, respectively.

 Coast Business Credit

  In September 1995, the Company began making asset-based loans to middle market companies located mainly in California by acquiring CoastFed Business Credit. This entity, now a division of SPB, was renamed Coast Business Credit ("CBC"). The acquisition was accounted for as a purchase and the purchase price of $150 million was allocated to the net assets acquired based on their fair value resulting in goodwill of approximately $16 million. At December 31, 1997 and 1996, CBC had total commitments of $803.3 million and $547.7 million, of which $484.8 million and $288.5 million of loans were outstanding, respectively.

 Imperial Capital Group

  During the fourth quarter of 1996, the Company continued to diversify and strategically deploy its capital by announcing the closing of its investment in Dabney/Resnick/Imperial LLC ("DRI") (formerly Dabney/Resnick, Inc.), an investment banking firm. DRI was headquartered in Beverly Hills, California with offices in Chicago, Illinois, Dallas, Texas, and Sun Valley, Idaho, and offered full service investment banking, brokerage, and asset management services. DRI managed and underwrote public offerings of securities, arranged private placements and provided advisory and other services in connection with mergers, acquisitions, restructurings, and other financial transactions. The Company acquired a 1% interest in DRI and purchased a warrant to acquire an additional 48% interest. During the fourth quarter of 1997, the Company formed a new subsidiary, ICG, which includes a registered broker/dealer and an asset management company offering individual and corporate investors a wide range of financial products and services. In connection with the formation of ICG, the Company recognized a pre-tax charge of $3.7 million relating to the restructuring of its loan to DRI. As part of the DRI restructuring, substantially all of the assets and personnel of DRI were acquired or hired by ICG. During the fourth quarter of 1997, ICG raised $323 million for corporate clients through private placement debt and equity offerings generating investment banking fees of $7.7 million. At December 31, 1997, the Company's ownership interest in ICG was 60%.

 Auto Marketing Network

  In March 1997, the Company acquired all the outstanding common stock of AMN, a sub-prime auto lender engaged in the financing of new and used motor vehicles on a national basis, for $750,000. As part of the acquisition, the Company advanced $11.6 million to repay amounts owed pursuant to operating lines of credit and for working capital purposes. The acquisition was recorded using the purchase method of accounting. The purchase price was allocated to the net assets acquired based on their fair value and goodwill of approximately $20.8 million was recorded. Since the March 1997 acquisition date, AMN posted operating losses and experienced significant increases in non-performing assets, loan charge-offs and loan loss provisions. In December 1997, the Company developed revised operating projections which indicated that the goodwill resulting from the AMN acquisition was not recoverable. Accordingly, the remaining goodwill balance of $20.1 million was written off during the fourth quarter of 1997.

 PrinCap Mortgage Warehouse

  In October 1997, the Company's wholly-owned subsidiary, SPB, acquired substantially all of the assets of PrinCap Mortgage Warehouse, Inc. and PrinCap Mortgage Backed, L.P. (collectively, "PrinCap") and

                     IMPERIAL CREDIT INDUSTRIES, INC.

contributed such assets to a subsidiary. The acquisition was accounted for as a purchase, and the purchase price of $123.7 million was allocated to the net assets acquired based on their fair value resulting in goodwill of $6.8 million.

  PrinCap's primary business is residential mortgage warehouse lending to medium-sized brokers and mortgage bankers on a national basis. At December 31, 1997, PrinCap had commitments outstanding and loans of $124.6 million and $122.5 million, respectively.

 Imperial Credit Commercial Asset Management Corporation

  The Company formed ICCAMC, a wholly-owned subsidiary, to oversee the day to day operations of Imperial Credit Commercial Mortgage Investment Corporation ("ICCMIC"), a real estate investment trust intending to invest primarily in performing multi-family and commercial real estate loans and mortgage-backed securities. In October 1997, ICCMIC completed its initial public offering and sold approximately 34.5 million shares of common stock at $15.00 per share resulting in net proceeds of approximately $481.2 million. The Company purchased 2,970,000 shares of ICCMIC common stock in the offering and an additional 100,000 shares in December 1997. As of December 31, 1997, the Company owned 8.9% of the common stock of ICCMIC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent liabilities as of the dates of the balance sheets and revenues and expenses for the periods presented. Significant balance sheet items which could be materially affected by such estimates include: loans held for investment, which is presented net of the allowance for loan and lease losses, and the valuation of the Company's securitization related assets. Actual results could differ significantly from management's estimates. Prior years' consolidated financial statements have been reclassified to conform to the 1997 presentation.

 Investment Securities

  The Company classifies investments as held to maturity, trading securities, or available for sale securities. Held to maturity investments are reported at amortized cost, trading securities are reported at fair value with unrealized gains and losses included in operations, and available for sale securities are reported at fair value with unrealized gains and losses, net of related income taxes, included as a separate component of shareholders' equity.

  Investment securities held to maturity are those securities that management has the positive intent and the ability to hold to maturity.

  Trading securities include mortgage-backed securities resulting from certain mortgage banking related activities and United States Treasury securities.

                     IMPERIAL CREDIT INDUSTRIES, INC.

  Investment securities available-for-sale are those securities which are not held in the trading portfolio and are not held in the held to maturity portfolio.

  Realized gains and losses on securities available for sale are included in income and are derived using the specific identification method for determining the cost of securities sold.

  Premiums and discounts are amortized over the life of the securities by use of the interest method. When a decline in value of a security is judged to be other than temporary, it is written down to fair value by a charge to earnings.

 Loans Held for Sale

  Loans held for sale are carried at the lower of aggregate cost or market, which is based on sale commitments or prices for similar products.

  Loans which are ineligible for sale, generally those 90 days past due, are transferred to loans held for investment at the lower of cost or market on the day of transfer.

 Loans Held for Investment

  Loans held for investment are stated at the principal amount outstanding. Interest income is recorded on the accrual basis in accordance with the terms of the loans, except that accruals are discontinued when the payment of principal or interest is 90 or more days past due. Future collections of interest are included in interest income or applied to the loan balance based on an assessment of the likelihood that the loan will be repaid. Additionally, unearned income on installment contracts and leases is recognized in interest income over the life of the related loans using the interest method.

  On an ongoing basis, management monitors the loan portfolio and evaluates the adequacy of the allowance for loan and lease losses. In determining the adequacy of the allowance for loan and lease losses, management considers such factors as historical loan loss experience, underlying collateral values, known problem loans, evaluations made by bank regulatory authorities, assessment of economic conditions and other appropriate data to identify the risks in the loan portfolio. Loans deemed by management to be uncollectible are charged to the allowance for loan and lease losses. Recoveries on loans previously charged off are credited to the allowance. Provisions for loan losses are charged to expense and credited to the allowance in amounts deemed appropriate by management based upon its evaluation of the known and inherent risks in the loan portfolio.

  The Company considers a loan to be impaired when, based upon current information and events, it believes it will be unable to collect all amounts due according to the contractual terms of the loan agreement. Individually significant loans are evaluated for impairment separately; other loans are evaluated for impairment collectively. The value of impaired loans is established by discounting the expected future cash flows at the loan's effective interest rate, or by the current observable market price or by the fair value of its collateral. Many factors are considered in the determination of impairment. The measurement of collateral dependent impaired loans is based on the fair value of the loan's collateral. Non-collateral dependent loans are valued based on a present value calculation of expected future cash flows, discounted at the loan's effective rate.

  Cash receipts on impaired loans not performing according to contractual terms are generally used to reduce the carrying value of the loan, unless the Company believes it will fully recover the remaining principal balance of the loan, in which case such cash receipts are recognized as interest income.

  Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair value of collateral of impaired loans are

                     IMPERIAL CREDIT INDUSTRIES, INC.

included in the provision for loan losses. Upon disposition of an impaired loan, loss of principal, if any, is recorded through a charge-off to the allowance for loan losses.

 Purchased and Originated Servicing Rights

  Purchased servicing represents the cost of acquiring the right to service mortgage loans. The cost relating to purchased and originated servicing is capitalized and amortized in proportion to, and over the period of, estimated future net servicing income.

  The Company assesses the purchased servicing rights portfolio for impairment based on the fair value of those rights on a stratum-by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. For the purpose of measuring impairment, the Company has stratified the capitalized mortgage servicing rights using the following risk characteristics: loan program type and interest rate tranche in 100 basis point increments.

  In order to determine the fair value of the servicing rights, the Company uses market prices under comparable servicing sales contracts, when available, or alternatively, it uses a valuation model that calculates the present value of future cash flows. Assumptions used in the valuation model include market discount rates and anticipated prepayment speeds. The prepayment speeds are determined from market sources for fixed rate mortgages with similar coupons and prepayment rates for comparable variable rate loans. In addition, the Company uses market comparables for estimates of the cost of servicing per loan, an inflation rate, ancillary income per loan and default rates.

 Capitalized Excess Servicing Fees Receivable

  The Company has created capitalized excess servicing fees receivable as a result of the sale of loans, and to a lesser extent leases, into various trust vehicles. These various trust vehicles are majority owned by an independent third party who has made a substantial capital investment and has substantial risks and rewards of ownership of the assets of the trust; therefore, these trust vehicles are not consolidated with the Company.

 Retained Interest in Loan and Lease Securitizations

  The Company adopted on January 1, 1997, Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes accounting for transfers and servicing of financial assets and extinguishment of liabilities. This statement specifies when financial assets and liabilities are to be removed from an entity's financial statements, the accounting for servicing assets and liabilities and the accounting for assets that can be contractually prepaid in such a way that the holder would not recover substantially all of its recorded investment. Under SFAS 125, an entity recognizes only assets it controls and liabilities it has incurred, discontinues recognition of assets only when control has been surrendered, and discontinues recognition of liabilities only when they have been extinguished. SFAS 125 requires that the selling entity continue to carry retained interests, including servicing assets, relating to assets it no longer recognizes. Such retained interests are based on the relative fair values of the retained interests of the subject assets at the date of transfer. Transfers not meeting the criteria for sale recognition are accounted for as a secured borrowing with a pledge of collateral. SFAS 125 requires an entity to recognize its obligation to service financial assets that are retained in a transfer of assets in the form of a servicing asset or liability. The servicing asset or liability is amortized in proportion to, and over the period of, net servicing income or loss. Servicing assets and liabilities are assessed for impairment based on their fair value.

                     IMPERIAL CREDIT INDUSTRIES, INC.

  The implementation of SFAS 125 did not have a material impact on the Company's financial condition or results of operation. Under the provisions of SFAS 125, securitization interests retained by the Company as a result of securitization transactions are held as either available for sale or trading.

  The Company may create retained interest in loan and lease securitizations as a result of the sale of loans into securitization trusts. Loan and lease securitizations have specific credit enhancement requirements in the form of overcollateralization which must be met before the Company receives cash flows due. As the securitized assets generate excess cash flows, they are initially used to pay down the balance of the pass-through certificates until such time as the ratio of securitized assets to pass-through certificates reaches the overcollateralization requirement specified in each securitization.

  This overcollateralization amount is carried on the balance sheet as retained interest in loan and lease securitizations. After the overcollateralization requirement and the other requirements specified in the pooling and servicing agreement have been met, the Company begins to receive the cash flows from any subordinated bonds or residual interests retained on a monthly basis. Retained interest in loan and lease securitizations is classified as available for sale, and income is amortized using the interest method. To the extent that the future performance results are less than the Company's initial performance estimates, the Company's retained interest in loan and lease securitizations will be written down through a charge to operations.

 Interest-only and Residual Certificates

  Assets reflected in the accompanying balance sheet as interest-only and residual certificates in real estate mortgage investment conduits are recorded as a result of SPB's and SPFC's securitization of loans through various trust vehicles.

 Loan Sales and Related Gain or Loss

  Loans are sold through either securitizations or whole loan sales with servicing retained by the Company. Securitizations typically require credit enhancements in the form of cash reserves or overcollateralization that are reflected as retained interest in loan and lease securitizations on the balance sheet. Sales are recognized when the transaction settles and the risks and rewards of ownership are determined to have been passed to the purchaser.

  Gain is recognized to the extent that the selling prices exceed the carrying value of the loans sold based on the estimated relative fair values of the assets transferred, assets obtained and liabilities incurred. The assets obtained in a sale include, generally, retained interest in loan and lease securitizations, loan servicing assets, and call options. Liabilities incurred in a sale include, generally, recourse obligations, put options, and servicing liabilities. In the securitizations completed to date, the Company retained call options giving it the right to repurchase loans sold when the outstanding amount of such loans is 1% to 10% or less of the original amount sold, depending on the terms of the related securitization. As these call options are equivalent to a cleanup call, the Company has ascribed no value to them. The securitizations completed to date had no put option features.

  In determining the estimated fair values of the retained interest in loan and lease securitizations, the Company estimates the cash flows therefrom and discounts such cash flows at interest rates determined by management to be rates market participants would use in similar circumstances. Discount rates ranged from 11% to 28%, as of and for the year ended December 31, 1997. Quoted market prices are not available as no active market exists for retained interest in loan and lease securitizations. In estimating the cash flows, the Company considers default and prepayment rates. The default rates used by the Company as of and for the year ended December 31, 1997 have ranged from 2.0% to 18.5%, and the prepayment rates used by the Company have ranged from 0.25% to 48.0%.

                     IMPERIAL CREDIT INDUSTRIES, INC.

 Loan Origination Fees

  Origination fees received on loans held for sale, net of direct costs related to the origination of the loans, are deferred until the time of sale and are included in the computation of the gain or loss on the sale of the related loans. Commitment fee income is deferred until each loan is funded and sold, and recorded as a part of the gain on sale of the loan in the same percentage as such loan is to the total commitment. Any remaining deferred commitment fee income is recognized at expiration of the commitment. When exercise of such commitment is deemed remote, the fee is recognized over the remaining commitment period.

  Origination fees on loans held for investment, net of direct costs related to the origination of the loans, are deferred and amortized over the contractual lives of the related loans using the interest method. When a loan is classified as a nonaccrual loan, the related net deferred origination fees are no longer amortized.

 Premises and Equipment

  Premises and equipment are stated at cost, less accumulated depreciation or amortization. Depreciation on premises and equipment is recorded using the straight-line method over the estimated useful lives of individual assets (3 to 7 years). Leasehold improvements are amortized over the terms of their related leases or the estimated useful lives of improvements, whichever is shorter.

 Interest Bearing Deposits

  Interest bearing deposits consist of time certificates, investment in federal funds and money market accounts. Amounts are carried at cost which approximates market value.

 Other Real Estate Owned

  Foreclosed real estate is transferred from the loan portfolio at the lower of the cost of the former mortgage loan or net fair value of the property less estimated selling costs and is classified as other real estate owned ("OREO"). The excess carrying value, if any, of the loan over the estimated fair value of the collateral based on appraisal or broker opinion of value less estimated selling costs is charged to the allowance for loan losses. Any subsequent impairments in value are recognized through a valuation allowance. Subsequent increases in fair value are credited to income and reduce the valuation allowance.

  Subsequent increases in the fair value of an asset are only recognized to the extent that decreases in fair value were recorded through the valuation allowance. Gains and losses from sales of OREO, provisions for losses on OREO, and net operating expenses of OREO are recorded in operations and included in the caption "net expenses of other real estate owned" in the accompanying consolidated statements of income.

 Income Taxes

  The Company files a combined California franchise tax return and a consolidated Federal income tax return with all of its subsidiaries except ICG. The Company accounts for income taxes using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                     IMPERIAL CREDIT INDUSTRIES, INC.

 Goodwill

  Goodwill is amortized on a straight-line basis over its estimated useful life of 15 years. Goodwill is reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset. Impairment is measured by discounting operating income of the related entity at an appropriate discount rate. At December 31, 1997 and 1996, Goodwill is presented net of accumulated amortization of $25.5 million and $2.2 million, respectively.

 Debt Issue Costs

  Capitalized debt issue costs are included in Other Assets and are amortized to interest expense over the life of the related debt using the interest method.

 Hedging Loans Held for Sale

  The Company regularly securitizes and sells fixed and variable rate mortgage loans. To offset the effects of interest rate fluctuations on the value of its fixed-rate loans held for sale, the Company in certain cases will hedge its interest rate risk related to loans held for sale by selling United States Treasury futures contracts. Unrealized and realized gains and losses on such positions are deferred as an adjustment to the carrying value of loans and leases held for sale and included in income as gain or loss on sale of loans when the related loans are sold.

  Management has determined that hedge accounting is appropriate for the Company's hedging program because the hedged loans expose the Company to price risk. The futures contracts reduce that risk and are designated as hedges, and at the inception of the hedge and throughout the hedge period, there is a high correlation between the price of the futures contracts and the fair value of the loans being hedged. In the event correlation does not remain high, the futures contracts will cease to be accounted for as hedges and a gain or loss will be recognized to the extent the futures results have not been offset by the price changes of the hedged loans.

 Total Rate of Return Swaps

  The Company has entered into total rate of return swap contracts with various investment bank counterparties, the provisions of which entitle the Company to receive the total return on various commercial loans in exchange for a floating payment of one month LIBOR plus a spread. These contracts are off-balance sheet financial instruments. The Company's cash collateral held by the counterparties is included in trading securities. Net income or expense on these contracts is included in interest income, and the contracts are carried at their estimated fair values.

 Equity Investments

  Equity investments are carried under the equity method of accounting. Accordingly, the Company records as a part of its earnings, the ownership percentage of its equity investments net income. Dividends received from such subsidiaries, if any, are credited to the investment balance and not recorded as earnings.

  The Company records gains from the sale of stock in subsidiaries carried under the equity method based on the difference between the Company's equity ownership after the sale and such equity ownership prior to the sale, using the Company's respective ownership percentages. Deferred income tax liabilities on such gains are accrued at the time such gains are recognized.

                     IMPERIAL CREDIT INDUSTRIES, INC.

 Stock Based Compensation

  As permitted by SFAS No. 123, "Accounting for Stock Based Compensation", the Company accounts for stock based employee compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company provides the pro forma net earnings, pro forma income per share, and plan disclosures as set forth in SFAS 123.

 Income Per Share

  Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings Per Share." This statement replaces the previously reported primary and fully-diluted income per share with basic and diluted income per share. Unlike primary income per share, basic income per share excludes any dilutive effects of stock options. Diluted income per share is similar to fully-diluted income per share. Income per share amounts for all periods ending prior to December 31, 1997, have been restated to conform to the SFAS 128 requirements. The following table reconciles the number of shares used in the computations of basic and diluted income per share for the years ended December 31:

                                                   1997       1996       1995
                                                ---------- ---------- ----------
   Weighted-average common shares outstanding
    during the year used to compute basic
    income per share..........................  38,610,952 36,062,776 31,825,495
   Assumed common shares issued on exercise of
    stock options.............................   2,244,321  2,912,058  3,296,167
                                                ---------- ---------- ----------
   Number of common shares used to compute
    diluted income per share..................  40,855,273 38,974,834 35,121,662
                                                ========== ========== ==========

 Recent Accounting Pronouncements

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are to be reported in a financial statement that is displayed with the same prominence as other financial statements.

  This statement stipulates that comprehensive income reflect the change in equity of an enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income will thus represent the sum of net income and comprehensive income, although SFAS 130 does not require the use of the terms comprehensive income or other comprehensive income. The accumulated balance of other comprehensive income is required to be displayed separately from retained earnings and additional paid in capital in the statement of financial condition. This statement is effective for the fiscal years and interim periods beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management believes that the adoption of SFAS 130 will have no significant impact on its financial position or results of operations.

                     IMPERIAL CREDIT INDUSTRIES, INC.

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that selected information about those operating segments be reported in interim financial statements. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". SFAS 131 requires that all public enterprises report financial and descriptive information about reportable operating segments. Operating segments are defined as components regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. Management is in the process of determining the impact, if any, this statement will have on the financial position, results of operations and disclosures of the Company.

  In February 1998, the FASB issued SFAS No. 132 "Employer's Disclosures about Pensions and Other Postretirement Benefits". The statement revises the required disclosures for pensions and other post retirement plans but does not change the measurement or recognition of such plans. SFAS 132 is effective for fiscal years beginning after December 15, 1997. The Company, as required, will adopt this statement during 1998. As the Company does not offer defined benefit pension plans, Management believes that the adoption of SFAS 132 will not have a material effect on the Company's existing disclosures regarding postretirement benefits

                     IMPERIAL CREDIT INDUSTRIES, INC.

4. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  The following information supplements the statement of cash flows:

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1997      1996     1995
                                                    --------  -------- --------
                                                          (IN THOUSANDS)
Cash paid during the period for:
  Interest......................................... $119,144  $134,251 $ 93,223
  Income taxes.....................................   24,611    24,134    8,283
Significant non-cash activities:
  Loans transferred from held for investment to
   held for sale...................................      --        --   505,037
  Loans transferred to OREO or repossessed assets..   29,359    14,203   12,302
  Loans transferred from held for sale to held for
   investment......................................   37,007   197,141   83,398
  Loans to facilitate the sale of OREO.............    2,347     1,871    1,315
  Retained interest in loan and lease
   securitizations capitalized.....................   23,592     6,908   14,002
  Transfer of securities from available for sale to
   trading.........................................   15,178       --       --
  Securities received in consideration of IMH
   Termination Agreement...........................   48,167       --       --
  Cancellation of note receivable from ICIFC in
   consideration of IMH Termination Agreement......   29,121       --       --
  Change in unrealized gain on securities available
   for sale........................................   (3,084)    1,799    3,211
Deconsolidation of SPFC, ICIFC and FMAC:
  Decrease in loans held for sale..................  768,025       --       --
  Decrease in interest only and residual
   certificates....................................   87,017       --       --
  Decrease in retained interest in loan
   securitizations.................................   30,035       --       --
  Decrease in capitalized excess servicing.........   23,142       --       --
  Decrease in accrued interest receivable..........    5,026       --       --
  Decrease in other borrowings.....................  693,016       --       --
  Decrease in convertible subordinated debt........   75,000       --       --
Purchase of Auto Marketing Network:
  Assets acquired, including goodwill of $20,770... $ 82,484  $    --  $    --
  Liabilities assumed..............................   81,734       --       --
                                                    --------  -------- --------
  Cash paid........................................ $    750  $    --  $    --
                                                    ========  ======== ========
Purchase of PrinCap Mortgage Warehouse, Inc.
 assets:
  Assets acquired, including goodwill of $6,800.... $123,767  $    --  $    --
  Liabilities assumed..............................       29       --       --
                                                    --------  -------- --------
  Cash paid........................................ $123,738  $    --  $    --
                                                    ========  ======== ========

5. INVESTMENT IN FHLB STOCK

  As a member of the FHLB system, the Company's wholly owned subsidiary, SPB, is required to maintain an investment in the capital stock of the FHLB in an amount at least equal to the greater of 1% of residential mortgage assets, or 5% of outstanding borrowings (advances), or 0.3% of total assets. FHLB stock and loans are pledged to secure FHLB advances.

                     IMPERIAL CREDIT INDUSTRIES, INC.

6. SECURITIES AVAILABLE FOR SALE

  The following table provides a summary of securities available for sale with a comparison of amortized cost and fair values as of December 31, 1997 and 1996.

                                                   GROSS      GROSS
                                       AMORTIZED UNREALIZED UNREALIZED   FAIR
 DECEMBER 31, 1997                       COST      GAINS      LOSSES    VALUE
 -----------------                     --------- ---------- ---------- --------
                                                    (IN THOUSANDS)
Investment in IMH stock............... $ 35,037    $  879      $--     $ 35,916
Investment in ICCMIC stock............   42,938     1,961       --       44,899
Avalon total return fund..............    5,000       492       --        5,492
AMN Auto Trust 1997-A Class A-2
 principal-only security..............    6,809       --        --        6,809
IBC 1997-1 Class B-1 subordinated
 bond.................................    4,585       --        --        4,585
IBC 1997-1 Class C-1 interest-only
 security.............................    9,638       --        --        9,638
Other.................................      388       --        --          388
                                       --------    ------      ----    --------
                                       $104,395    $3,332      $ --    $107,727
                                       ========    ======      ====    ========

                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED  FAIR
 DECEMBER 31, 1996                         COST      GAINS      LOSSES    VALUE
 -----------------                       --------- ---------- ---------- -------
                                                     (IN THOUSANDS)
Investment in IMH stock................   $   454    $8,668      $--     $ 9,122
SPTL 1996 C-1 interest only securities.     9,829       --        --       9,829
FLRT 1991-A residual interest..........    36,571       --        --      36,571
FLRT 1994-A interest-only security.....     1,814       --        --       1,814
FLRT 1995-A interest-only security.....       964       --        --         964
Other..................................       816       --        --         816
                                          -------    ------      ----    -------
                                          $50,448    $8,668      $ --    $59,116
                                          =======    ======      ====    =======

  Gross realized gains and losses on the sale of available for sale securities were $11.5 million and $936,000, respectively for the year ended December 31, 1997. There were no sales of available for sale securities for the years ended December 31, 1996 and 1995.

7. TRADING SECURITIES

  The following table provides a summary of trading securities as of December 31, 1997 and 1996.

                                                                 1997    1996
                                                               -------- -------
                                                                (IN THOUSANDS)
     U.S. Treasury Securities................................. $ 79,751 $   --
     FLRT 1996-A interest-only securities.....................    8,541     --
     SPTL 1997 C-1 interest-only security.....................    6,637     --
     SPTL 1996 C-1 interest-only securities...................   12,179  25,180
     Other....................................................   13,796     --
                                                               -------- -------
                                                               $120,904 $25,180
                                                               ======== =======

                     IMPERIAL CREDIT INDUSTRIES, INC.

  Gross unrealized gains and losses on trading securities included in income were $709,000 and $835,000 for the year ended December 31, 1997. There were no gross unrealized gains or losses on trading securities included in income for the years ended December 31, 1996 and 1995.

  During the year ended December 31, 1997, the Company entered into total rate of return swap contracts for investment purposes with various investment bank counterparties, the provisions of which entitle the Company to receive the total return on various commercial loans in exchange for a floating payment of one month LIBOR plus a spread. These contracts are off balance sheet instruments. As of December 31, 1997, the Company was party to total rate of return swap contracts with a total notional amount of $150.6 million, under which the Company was obligated to pay one month LIBOR plus a weighted average spread of 0.78%. The weighted average remaining life of these contracts was
37.1 months as of December 31, 1997. For the year ended December 31, 1997, the Company recognized $448,000 in interest income on total return swaps.

  The Company's cash collateral held by the counterparties is included in trading securities. Net income or expense on these contracts is included in interest income, and the contracts are carried at their estimated fair values.

8. LOANS HELD FOR SALE

  Loans held for sale, at the lower of cost or market, consisted of the following at December 31, 1997 and 1996:

                                                                1997     1996
                                                              -------- --------
                                                               (IN THOUSANDS)
     Loans secured by real estate:
       Single family 1-4..................................... $ 13,169 $562,002
       Multi-family..........................................   68,294  186,391
                                                              -------- --------
                                                                81,463  748,393
     Automobile loans........................................    9,102      --
     Leases..................................................   13,561    8,547
     Commercial loans........................................   58,445  183,156
                                                              -------- --------
                                                              $162,571 $940,096
                                                              ======== ========

9. LOANS HELD FOR INVESTMENT, NET

  Loans held for investment consisted of the following at December 31, 1997 and 1996:

                                                            1997        1996
                                                         ----------  ----------
                                                            (IN THOUSANDS)
     Loans secured by real estate:
       Single family 1-4................................ $  244,588  $  375,476
       Multi-family.....................................     17,261       2,527
       Commercial.......................................      1,085      11,011
                                                         ----------  ----------
                                                            262,934     389,014
     Leases.............................................      7,745      99,717
     Installment loans..................................    154,919      34,248
     Franchise loans....................................     62,219     115,910
     Asset based loans..................................    484,832     288,528
     Commercial loans...................................    344,882     173,932
                                                         ----------  ----------
                                                          1,317,531   1,101,349
     Unearned income....................................     (7,850)     (6,336)
     Deferred loan fees.................................     (4,916)     (6,415)
                                                         ----------  ----------
                                                          1,304,765   1,088,598
       Allowance for loan and lease losses..............    (38,047)    (19,999)
                                                         ----------  ----------
                                                         $1,266,718  $1,068,599
                                                         ==========  ==========

                     IMPERIAL CREDIT INDUSTRIES, INC.

  The Company's loans held for investment are primarily comprised of first and second lien mortgages secured by residential and income producing real property in California, leases secured by equipment, asset based loans to middle market companies mainly in California, loans to experienced franchisees of nationally recognized restaurant concepts, and participations in syndicated commercial loans. As a result, the loan portfolio has a high concentration in the same geographic region. Although the Company has a diversified portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economy of California.

  Activity in the allowance for loan and lease losses was as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1997     1996     1995
                                                     --------  -------  -------
                                                          (IN THOUSANDS)
   Balance, beginning of year....................... $ 19,999  $13,729  $ 7,054
   Provision for loan and lease losses..............   38,951    9,773    5,450
   Business acquisitions and bulk loan purchases....   11,161    4,500    4,320
   Sale of Leases...................................     (900)     --       --
   Deconsolidation of ICIFC.........................     (687)     --       --
   Loans charged off................................  (31,053)  (8,326)  (3,106)
   Recoveries on loans previously charged off.......      576      323       11
                                                     --------  -------  -------
   Net charge-offs..................................  (30,477)  (8,003)  (3,095)
                                                     --------  -------  -------
   Balance, end of period........................... $ 38,047  $19,999  $13,729
                                                     ========  =======  =======

  As of December 31, 1997 and 1996 and 1995, non-accrual loans totaled $70.6 million, $50.1 million, and $31.0 million, respectively. Interest income foregone on nonaccrual loans was $4.9 million, $1.1 million, and $492,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

  At December 31, 1997 and 1996, impaired loans and the related allowance for loan and lease losses were as follows:

                                     1997                          1996
                         ----------------------------- -----------------------------
                                    SPECIFIC                      SPECIFIC
                                    ALLOWANCE                     ALLOWANCE
                          RECORDED     FOR    CARRYING  RECORDED     FOR    CARRYING
                         INVESTMENT  LOSSES    VALUE   INVESTMENT  LOSSES    VALUE
                         ---------- --------- -------- ---------- --------- --------
                                               (IN THOUSANDS)
Nonaccrual loans........  $70,631    $(5,351) $65,280   $38,297    $(3,671) $34,626
Restructured loans......      --         --       --        800         (4)     796
                          -------    -------  -------   -------    -------  -------
Total impaired loans....  $70,631    $(5,351) $65,280   $39,097    $(3,675) $35,422
                          =======    =======  =======   =======    =======  =======

  Impaired loans averaged $61.8 million, $33.3 million and $21.1 million during 1997, 1996 and 1995 respectively. During 1997 total interest income recognized on impaired loans was not material. During 1996 total interest income recognized on impaired loans was $2.0 million and was immaterial during 1995. At December 31, 1997, total impaired loans were comprised of $40.1 million which had $5.4 million of specific allowances for losses and $30.5 million with no related specific allowance. There were no impaired loans without a related allowance for losses at December 31, 1996 and 1995.

10. RESTRUCTURING

  Restructuring charges of $3.8 million were recognized during the year ended December 31, 1996. The charge represents those costs incurred in connection with the Company's exit from the conforming mortgage banking business. During the first quarter of 1996, the Company committed itself to, and began the execution of, an exit plan that specifically identified the necessary actions to be taken to complete the exit from the origination,

                     IMPERIAL CREDIT INDUSTRIES, INC.

sale and servicing of conforming residential mortgage loans. During 1996, the Company sold the majority of its wholesale mortgage origination offices and disposed of fixed assets related to its former conforming residential mortgage lending business. The Company believes that significant changes to the exit plan are not likely, and that the exit plan should be completed in the second quarter of 1998.

  Activity in the allowance for restructuring charges during 1997 and 1996 was as follows:

                                               1996      1997
                                             --------  --------
                                   ALLOWANCE CHARGES   CHARGES     BALANCE AT
                                   PROVIDED  INCURRED  INCURRED DECEMBER 31, 1997
                                   --------- --------  -------- -----------------
                                                  (IN THOUSANDS)
Disposition of wholesale mortgage
 origination offices.............   $2,500   $(2,354)   $(146)        $--
Disposal of fixed assets.........    1,000      (886)    (114)         --
Other............................      300       --      (229)          71
                                    ------   -------    -----         ----
  Total..........................   $3,800   $(3,240)   $(489)        $ 71
                                    ======   =======    =====         ====

11. CAPITALIZED EXCESS SERVICING FEES RECEIVABLE

  Changes in capitalized excess servicing fees receivable were as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
   Beginning Balance............................. $ 23,142  $ 33,181  $  4,319
   Present value of excess servicing fees on
    loans sold...................................      --     19,448    40,353
   Amortization..................................      --    (24,812)  (11,491)
   Writedowns....................................      --     (4,675)      --
   Deconsolidation of ICIFC......................  (23,142)      --        --
                                                  --------  --------  --------
   Ending balance................................ $    --   $ 23,142  $ 33,181
                                                  ========  ========  ========

  Capitalized excess servicing fees receivable are net of a valuation allowance of $4.5 million at December 31, 1996.

12. PURCHASED AND ORIGINATED SERVICING RIGHTS

  Changes in purchased and originated servicing rights were as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                     1997      1996     1995
                                                    -------  --------  -------
                                                         (IN THOUSANDS)
   Beginning Balance............................... $14,887  $ 18,428  $16,746
   Additions.......................................   2,982    10,970    7,340
   Increase as a result of the FMAC acquisition....     --        --     3,805
   Decrease as a result of the ICIFC
    deconsolidation................................  (8,785)      --       --
   Bulk purchase of servicing......................     --        --       757
   Sales of servicing rights.......................  (1,264)  (13,390)  (6,234)
   Amortization--accelerated.......................  (2,217)      --    (1,176)
   Amortization--scheduled.........................    (872)   (1,121)  (2,810)
                                                    -------  --------  -------
   Ending balance.................................. $ 4,731  $ 14,887  $18,428
                                                    =======  ========  =======

  The servicing portfolio associated with purchased and originated servicing rights at December 31, 1997 and 1996 was $665.3 million and $1.0 billion, respectively.

                     IMPERIAL CREDIT INDUSTRIES, INC.

13. PREMISES AND EQUIPMENT, NET

  Premises and equipment consisted of the following at December 31, 1997 and 1996:

                                                                1997     1996
                                                               -------  -------
                                                               (IN THOUSANDS)
     Premises and equipment................................... $14,504  $19,606
     Leasehold improvements...................................   1,371    1,394
                                                               -------  -------
                                                                15,875   21,000
     Less accumulated depreciation and amortization...........  (6,362)  (8,558)
                                                               -------  -------
                                                               $ 9,513  $12,442
                                                               =======  =======

14. DEPOSITS

  Deposits of $100,000 and over totaled approximately $236.4 million and $220.8 million at December 31, 1997 and 1996, respectively. Interest expense associated with certificates of deposit of $100,000 and over was approximately $15.6 million, $13.6 million, and $15.4 million for the years ended December 31, 1997, 1996, and 1995, respectively.

15. BORROWINGS FROM FEDERAL HOME LOAN BANK

  SPB is approved as a member of the Federal Home Loan Bank ("FHLB") to borrow up to a maximum of 35% of the assets of SPB. These borrowings must be fully collateralized by qualifying mortgage loans and may be in the form of overnight funds or term borrowings at SPB's option. At December 31, 1997 and 1996, all of the outstanding borrowings from the FHLB were scheduled to mature within one year. The FHLB advances are secured by the investment in stock of the FHLB and certain real estate mortgage loans with a carrying value of $104.7 million and $228.5 million at December 31, 1997 and 1996, respectively. At December 31, 1997, 1996 and 1995, FHLB borrowings are summarized as follows:

                                                     1997      1996      1995
                                                   --------  --------  --------
                                                      (DOLLARS IN THOUSANDS)
     Balance at year end.......................... $ 45,000  $140,500  $190,000
     Maximum outstanding at any month end.........  109,500   338,000   435,000
     Average balance during the year..............   56,761   188,765   292,000
     Weighted average rate during the year........     5.82%     6.10%     6.26%
     Weighted average rate at year end............     6.71%     6.30%     6.10%

  Interest expense on borrowings from the FHLB was $3.3 million, $12.1 million and $19.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

16. OTHER BORROWINGS

  Other borrowings primarily consist of revolving warehouse lines of credit to fund the Company's and its subsidiaries' lending activities. At December 31, 1997 and 1996, approximately $159 million and $700 million of loans and securities were pledged as collateral for other borrowings.

  These lines of credit are short term and management believes these lines will be renewed in the normal course of business. Certain covenants exist in regards to these lines of credit with which the Company was in

                     IMPERIAL CREDIT INDUSTRIES, INC.

compliance at December 31, 1997 and 1996. ICII and its subsidiaries have various revolving warehouse lines of credit and repurchase facilities available at December 31, 1997, as follows:

                         INTEREST                            INDEX
                           RATE   COMMITMENT OUTSTANDING (BASIS POINTS) EXPIRATION DATE
                         -------- ---------- ----------- -------------- ---------------
                                             (DOLLARS IN THOUSANDS)
Greenwich Capital
 Financial (AMN)........   7.25%   $125,000   $ 20,058   Libor plus 125  March 10, 1998
Donaldson, Lufkin and
 Jenrette (Corona Film
 Finance Fund)..........   5.85      79,591     79,591   Fixed rate     January 7, 1998
Core States (IBC).......   8.17      30,000     10,192   Libor plus 220 October 6, 1998
Morgan Stanley (SPB)....   6.51     200,000     35,000   Libor plus 50  October 1, 1998
                                   --------   --------
                           6.37    $434,591   $144,841
                                   ========   ========

  ICII and its subsidiaries had various revolving warehouse lines of credit available at December 31, 1996, as follows:

                                              INTEREST
                                                RATE    COMMITMENT  OUTSTANDING
                                              -------- ------------ -----------
                                                   (DOLLARS IN THOUSANDS)
PaineWebber (ICII)...........................   6.81%  $    200,000  $  5,686
Banco Santander (FMAC).......................   7.63         50,000    16,229
First Boston (FMAC)..........................   7.31        200,000    48,773
Greenwich Capital Markets (FMAC)                7.36    unspecified    35,158
Lehman Brothers (SPFC).......................    --         200,000        --
Imperial Warehouse Lending Group (ICIFC).....   8.25        600,000   337,380
Core States (IBC)............................   7.61         10,000     1,111
Conti (IBC)..................................   7.50        100,000    87,657
Morgan Stanley Mortgage Capital (SPFC).......   6.16        150,000   152,681
Imperial Warehouse Lending Group (ICII)......   8.00         20,000     5,077
Warehouse Lending Corporation of America
 (ICII)......................................   7.94         20,000     4,600
                                                       ------------  --------
                                                7.55   $  1,550,000  $694,352
                                                       ============  ========

  Interest expense on other borrowings was $29.6 million, $64.4 million and $35.8 million for the years ended December 31, 1997, 1996 and 1995, respectively.

                     IMPERIAL CREDIT INDUSTRIES, INC.

17. SENIOR NOTES

                                                       DECEMBER 31, 1997
                                               ---------------------------------
                                                          UNAMORTIZED
                                               FACE VALUE  DISCOUNT   BOOK VALUE
                                               ---------- ----------- ----------
     9.75% Senior Notes due 2004..............  $ 20,174     $(361)    $ 19,813
     9.875% Senior Notes due 2007.............   200,000       --       200,000
                                                --------     -----     --------
                                                $220,174     $(361)    $219,813
                                                ========     =====     ========

                                                       DECEMBER 31, 1996
                                               ---------------------------------
                                                          UNAMORTIZED
                                               FACE VALUE  DISCOUNT   BOOK VALUE
                                               ---------- ----------- ----------
     9.75% Senior notes due 2004..............  $90,000     $(1,791)   $88,209
                                                -------     -------    -------
                                                $90,000     $(1,791)   $88,209
                                                =======     =======    =======

  During the first quarter of 1997, the Company successfully completed a $200.0 million offering of 9.875% Senior Notes due 2007 (the "9.875% Senior Notes"). A portion of the proceeds from the offering was used to repurchase $69.8 million of the outstanding 9.75% Senior Notes due 2004 (the "9.75% Senior Notes") on which the Company recorded an extraordinary after-tax loss of $4.0 million. The remaining proceeds were used to make capital contributions to subsidiaries, strategic acquisitions, investments, and for general corporate purposes. The effective interest rate on the tendered notes was approximately 10.8% after the amortization of original issue discount and deferred bond issue costs. The effective interest rate on the new notes is approximately 10.4% after the amortization of deferred bond issue costs. The Company engaged in the tender offer and new issuance in order to obtain a more favorable debt covenant package and to raise new capital to support its growing businesses.

  The 9.875% Senior Notes may be redeemed after January 15, 2002 at the option of the Company until maturity at a declining premium, plus accrued interest. The 9.875% Senior Notes are general unsecured obligations of the Company ranking pari passu with all senior indebtedness of the Company, but are effectively subordinated to the liabilities of SPB. The Indenture for the 9.875% Senior Notes includes provisions which limit the ability of the Company to incur additional indebtedness or issue certain stock of the Company, to make certain investments, engage in certain transactions with affiliates, create restrictions on the ability of subsidiaries to pay dividends or certain other distributions, create liens and encumbrances, or allow its subsidiaries to issue certain classes of stock. As of December 31, 1997, the Company was in compliance with the debt covenants related to the 9.875% Senior Notes.

  In January 1994, the Company issued $90.0 million of 9.75% Senior Notes. At December 31, 1997 and 1996, $20.2 million and $90.0 million of the 9.75% Senior Notes were outstanding, respectively. The 9.75% Senior Notes may be redeemed after January 15, 1999 at the option of the Company until maturity at a declining premium, plus accrued interest. The 9.75% Senior Notes are unsecured and rank pari passu with all other senior unsecured indebtedness of the Company, but are effectively subordinated to the liabilities of SPB.

  The Indenture for the 9.75% Senior Notes includes provisions which limit the ability of the Company to incur additional indebtedness or issue certain stock of the Company, to make certain investments, engage in certain transactions with affiliates, create restrictions on the ability of subsidiaries to pay dividends or certain other distributions, create liens and encumbrances, or allow its subsidiaries to issue certain classes of stock. As of December 31, 1997 and 1996, the Company was in compliance with the debt covenants related to the 9.75% Senior Notes.

                     IMPERIAL CREDIT INDUSTRIES, INC.

  Total interest expense on the Senior Notes for the years ended December 31, 1997, 1996 and 1995 was $21.7 million, $9.0 million and $8.4 million, respectively.

18. CONVERTIBLE SUBORDINATED DEBENTURES

  At December 31, 1996, the SPFC convertible subordinated debentures were convertible into 3,151,125 shares of common stock of the Company's former consolidated subsidiary, SPFC, at a conversion price of $23.80 per share, at any time prior to maturity. Interest on the convertible subordinated debentures is payable semi-annually. Debt issuance costs of $2.8 million associated with the convertible subordinated debentures were being amortized over ten years using the effective interest method. Total interest expense on the convertible subordinated debentures for the year ended December 31, 1996 was $887,093. The convertible subordinated debentures were deconsolidated during the first quarter of 1997 when the Company reduced its ownership percentage in SPFC to below 50%.

19. REMARKETED PAR SECURITIES

  During the second quarter of 1997, Imperial Credit Capital Trust I ("ICCTI"), a subsidiary of the Company organized for the sole purpose of issuing trust securities, issued $70.0 million of 10.25% Remarketed Par Securities ("ROPES") due June 14, 2002 at par. The ROPES are secured by resettable rate debentures which are general unsecured obligations of the Company and can be redeemed at par upon their maturity or remarketed as 30 year capital instruments at the Company's option. Under current tax law, the interest payments on these securities are tax-deductible. The proceeds from the offering were used for capital contributions to subsidiaries, strategic acquisitions, investments and general corporate purposes. Interest expense on the ROPES was $4.3 million for the year ended December 31, 1997.

  The Trust Indenture for the ROPES includes provisions which limit the ability of the Company to incur additional indebtedness or issue certain stock of the Company, to make certain investments, engage in certain transactions with affiliates, create restrictions on the ability of subsidiaries to pay dividends or certain other distributions, create liens and encumbrances, or allow its subsidiaries to issue certain classes of stock. As of December 31, 1997, the Company was in compliance with the debt covenants related to the ROPES.

20. PREFERRED AND COMMON STOCK

  The Company has authorized 8,000,000 shares of Preferred Stock. The Board has the authority to issue the preferred stock in one or more series, and to fix the designations, rights, preferences, privileges, qualifications and restrictions, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the Common Stock.

  In the fourth quarter of 1997, the Company's board of directors announced the authorization to repurchase approximately 5% of the company's common stock, or as much as 1.9 million shares. During 1997, the Company repurchased and retired 25,000 shares of common stock under this program.

  During 1996, the Company issued an additional 2.4 million shares to the public, generating net proceeds of $59.2 million, which is net of expenses of $891,000.

  On October 22, 1996, the Company effected a 2-for-1 stock split to shareholders of record as of October 15, 1996.

  On February 26, 1996, the Company paid a stock dividend to shareholders of record as of February 12, 1996. One new share of Common Stock was issued for each, 10 shares currently held by shareholders.

                     IMPERIAL CREDIT INDUSTRIES, INC.

  On October 24, 1995, the Company effected a 3-for-2 stock split to shareholders of record as of October 10, 1995.

21. INCOME TAXES

  The Company's income taxes for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                       1997     1996    1995
                                                      -------  ------- -------
                                                          (IN THOUSANDS)
     Current:
       Federal....................................... $41,988  $31,138 $ 7,803
       State.........................................  13,551   12,210   2,452
                                                      -------  ------- -------
         Total current...............................  55,539   43,348  10,255
                                                      -------  ------- -------
     Deferred:
       Federal.......................................   4,399   16,009   1,846
       State.........................................   1,792    6,095     274
                                                      -------  ------- -------
         Total deferred..............................   6,191   22,104   2,120
                                                      -------  ------- -------
     Taxes credited (charged) to shareholders'
      equity.........................................   2,916    4,422  (2,231)
     Reduction of deferred tax liability due to FMC
      public offering ...............................  (5,899)     --      --
                                                      -------  ------- -------
     Taxes on income before extraordinary item.......  58,747   69,874  10,144
     Current taxes--extraordinary item...............  (2,919)     --      --
                                                      -------  ------- -------
     Income taxes.................................... $55,828  $69,874 $10,144
                                                      =======  ======= =======

  The Company's current income taxes payable totaled approximately $24.8 million and $25.7 million at December 31, 1997 and 1996, respectively.

                     IMPERIAL CREDIT INDUSTRIES, INC.

  Deferred income taxes arise from differences in the timing of recognition of income and expense for tax and financial reporting purposes. The following table shows the primary components of the Company's net deferred tax liability at December 31, 1997 and 1996.

                                                              1997      1996
                                                            --------  --------
                                                             (IN THOUSANDS)
Deferred tax assets:
  Allowances for loan losses............................... $ 13,156  $  4,365
  Unrealized gain on loans and securities..................      --      1,671
  State taxes..............................................    7,099     5,677
  Executive stock options..................................      543       548
  Other....................................................      213     1,309
                                                            --------  --------
    Total..................................................   21,011    13,570
                                                            --------  --------
  Valuation allowance......................................      --        --
                                                            --------  --------
  Deferred tax assets, net of valuation allowance..........   21,011    13,570
                                                            --------  --------
Deferred tax liabilities:
  Sales/Investments in FMAC/SPFC/ICIFC.....................  (41,984)  (12,934)
  Purchased and originated servicing rights................      --     (5,222)
  Gain on sale of servicing................................     (926)   (8,934)
  Excess servicing gains...................................   (1,143)   (6,162)
  Leases...................................................   (7,915)   (3,930)
  Deferred loan fees.......................................     (505)     (510)
  Depreciation.............................................   (1,160)     (468)
  Unrealized gain on securities available for sale.........   (1,363)   (3,473)
  FHLB stock dividends.....................................   (1,791)   (1,522)
                                                            --------  --------
    Total..................................................  (56,787)  (43,155)
                                                            --------  --------
Net deferred tax liability................................. $(35,776) $(29,585)
                                                            ========  ========

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities and available tax carrybacks and future taxable income, in making this assessment. Based upon the schedule of reversals, future taxable income and available tax carrybacks, management believes it is more likely than not the Company will realize the benefits of the deferred tax assets.

  A reconciliation of the statutory Federal corporate income tax rate of 35% to the effective income tax rate is as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                              1997  1996  1995
                                                              ----  ----  ----
     Statutory U.S. federal income tax rate.................. 35.0% 35.0% 35.0%
     Increase (reduction) in rate resulting from:
       State income taxes, net of Federal benefit............  6.3   7.5   7.3
       Reduction of deferred tax liability due to FMC public
        offering............................................. (3.7)  --    --
       Other, net............................................ (0.7)  1.8  (0.3)
                                                              ----  ----  ----
     Effective income tax rate............................... 36.9% 44.3% 42.0%
                                                              ====  ====  ====

                     IMPERIAL CREDIT INDUSTRIES, INC.

22. EMPLOYEE BENEFIT PLANS

 PROFIT SHARING AND 401(K) PLAN

  Under the Company's 401(k) plan, employees may elect to enroll on the first of any month, provided that they have been employed for at least six months. Employees may contribute up to 14% of their salaries. The Company will match 50% of the first 4% of employee contributions. The Company recorded 401(k) matching expense of $296,000, $305,000, and $209,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

  An additional Company contribution may be made at the discretion of the Company. Should a discretionary contribution be made, the contribution would first be allocated to those employees deferring salaries in excess of 4%. The matching contribution would be 50% of any deferral in excess of 4% up to a maximum deferral of 8%.

  Should discretionary contribution funds remain following the allocation outlined above, any remaining Company matching funds would be allocated as a 50% match of employee contributions on the first 4% of the employee's deferrals. Discretionary contributions of $0, $350,000, and $200,000 were charged to operations in each of the years ending December 31, 1997, 1996, and 1995.

  Company matching contributions are made as of December 31st each year.

 1992 STOCK OPTION PLAN

  A total of 2,292,632 shares of the Company's Common Stock has been reserved for issuance under the Company's 1992 Incentive Stock Option and Nonstatutory Stock Option Plan (the "1992 Stock Option Plan"), which expires by its own terms in 2002. A total of 1,082,493 options were outstanding at December 31, 1997.

  The 1992 Stock Option Plan provides for the grant of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("NQSOs") to employees, officers, directors and consultants of the Company. Incentive stock options may be granted only to employees. The 1992 Stock Option Plan is administered by the Board of Directors or a committee appointed by the Board, which determines the terms of options granted, including the exercise price, the number of shares subject to the option, and the option's exercisability.

  The exercise price of all options granted under the 1992 Stock Option Plan must be at least equal to the fair market value of such shares on the date of grant. The maximum term of options granted under the 1992 Stock Option Plan is 10 years. With respect to any participant who owns stock representing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any option must be at least equal to 110% of the fair market value on the date of grant.

 1996 STOCK OPTION PLAN

  The Company adopted the 1996 Stock Option, Deferred Stock and Restricted Stock Plan (the "1996 Stock Option Plan"), which provides for the grant of ISOs that meet the requirements of Section 422 of the Code, NQSOs and awards consisting of deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights ("Awards"). The 1996 Stock Option Plan is administered by a committee of directors appointed by the Board of Directors (the "Committee"). ISOs may be granted to the officers and key employees of the Company or any of its subsidiaries.

                     IMPERIAL CREDIT INDUSTRIES, INC.

  The exercise price for any option granted under the 1996 Stock Option Plan may not be less than 100% (110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Common Stock) of the fair market value of the shares of Common Stock at the time the option is granted. The purpose of the 1996 Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects the Company. The effective date of the 1996 Stock Option Plan was June 21, 1996.

  A total of 3,000,000 shares of the Company's Common Stock has been reserved for issuance under the 1996 Stock Option Plan and a total of 1,453,200 options were outstanding at December 31, 1997.

  If an option granted under the 1996 Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the 1996 Stock Option Plan.

  Unless previously terminated by the Board of Directors, no options or Awards may be granted under the 1996 Stock Option Plan after June 21, 2006.

  Options granted under the 1996 Stock Option Plan will become exercisable upon the terms of the grant made by the Committee. Awards will be subject to the terms and restrictions of the Award made by the Committee. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted and in the case of options, whether it is intended to be an ISO or a NQSO.

  Under current law, ISOs may not be granted to any individual who is not also an officer or employee of the Company or any subsidiary.

  Each option must terminate no more than 10 years from the date it is granted (or five years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of the Company's outstanding Common Stock). Options may be granted on terms providing for exercise in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option, as determined by the Committee.

  The exercise price of any option granted under the 1996 Stock Option Plan is payable in full (i) in cash, (ii) by surrender of shares of the Company's Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an Award under the 1996 Stock Option Plan, (iii) by cancellation of indebtedness owed by the Company to the optionholder, or (iv) by any combination of the foregoing.

  The Board of Directors may from time to time revise or amend the 1996 Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding options or Award without such participant's consent or may, without shareholder approval, increase the number of shares subject to the 1996 Stock Option Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the 1996 Stock Option Plan, materially increase the benefits accruing to participants under the 1996 Stock Option Plan or extend the maximum option term under the 1996 Stock Option Plan.

                     IMPERIAL CREDIT INDUSTRIES, INC.

  A summary of changes in outstanding stock options follows:

                                                  DECEMBER 31,
                                 --------------------------------------------------
                                      1997             1996             1995
                                 ---------------- ---------------- ----------------
                                         WEIGHTED         WEIGHTED         WEIGHTED
                                 NUMBER  AVERAGE  NUMBER  AVERAGE  NUMBER  AVERAGE
                                   OF     OPTION    OF     OPTION    OF     OPTION
      SHARES IN THOUSANDS        SHARES   PRICE   SHARES   PRICE   SHARES   PRICE
      -------------------        ------  -------- ------  -------- ------  --------
Options outstanding, January 1.  2,589    $8.58   1,637    $2.94   1,758    $2.46
Options granted................    470    18.72   1,609    13.62     394     5.01
Options exercised..............   (430)    2.61    (295)    2.61    (323)    2.55
Options canceled...............    (93)   10.56    (362)    8.32    (192)    2.80
                                 -----    -----   -----    -----   -----    -----
Options outstanding, December
 31............................  2,536    11.41   2,589     8.58   1,637     2.94
                                 =====            =====            =====
Options Exercisable............    678     6.95     551     2.47     467     2.24

  There were 1,636,431 options available for future grants at December 31, 1997.

  The stock option information presented in the above tables reflects the 2-for-1 stock split and 1-for-10 stock dividend in 1996, 3-for-2 stock split paid in 1995, the 1-for-10 stock dividend paid in 1993, and the 1-for-19 stock dividend paid in 1992.

  Effective January 1, 1996, The Company adopted the disclosure requirements of SFAS 123, and continued to measure its employee stock-based compensation arrangements under the provisions of APB 25. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995 consistent with the provisions of SFAS 123, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                          1997    1996    1995
                                                         ------- ------- -------
                                                          (IN THOUSANDS, EXCEPT
                                                             PER SHARE DATA)
     Net income:
       As reported...................................... $85,921 $75,984 $14,193
       Pro forma........................................  81,707  74,733  14,089
     Basic income per share:
       As reported...................................... $  2.23 $  2.11 $  0.45
       Pro forma........................................    2.12    2.07    0.44
     Diluted income per share:
       As reported...................................... $  2.10 $  1.95 $  0.40
       Pro forma........................................    2.00    1.92    0.40

  The effects of applying SFAS 123 for disclosing compensation cost may not be representative of the effects on reported net income for future years.

                     IMPERIAL CREDIT INDUSTRIES, INC.

  The weighted average fair value at date of grant of options granted during 1997, 1996 and 1995 was $11.27, $6.22 and $3.09 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            -------------------
                                                            1997   1996   1995
                                                            -----  -----  -----
     Expected life (years).................................  5.53   3.40   3.43
     Interest rate.........................................  5.76%  5.48%  5.14%
     Volatility............................................ 64.33  57.51  60.80
     Dividend yield........................................  0.00%  0.00%  0.00%

23. EXECUTIVE COMPENSATION

 Employment Agreements

  On January 1, 1997, the Company entered into five-year employment contracts with H. Wayne Snavely, Chairman of the Board, President and Chief Executive Officer, Kevin E. Villani, Executive Vice President, Chief Financial Officer and a Director and Stephen J. Shugerman, President of SPB and a Director, which provide for minimum annual aggregate compensation of $1 million, subject to adjustment for inflation, plus an annual bonus approved by the Company's Board of the Directors based on the attainment of performance objectives, including the Company's return on equity, earnings per share and increase in the price of the Company's common stock. The total cash compensation of the three senior officers is limited in the aggregate to $2.95 million annually.

 Stock Options

  On January 1, 1992, options were granted to three senior officers of the Company to purchase a total of 2,292,628 shares, adjusted for stock dividends and splits, of the Company's Common Stock. The exercise price of these options is $0.89 per share of common stock for one-half of the options, with the other half exercisable at $1.40 per share. These options became exercisable in September 1995 (vesting was accelerated from January 1, 1997). These options expire on December 1, 2001 and are not covered by the Company's stock option plan.

  Compensation expense relating to these options was recorded in the Company's consolidated financial statements over a four year period which ended December 31, 1995 for an amount representing the difference between the exercise price of the options and the market price of the Company's stock at the grant date. The aggregate amount of compensation expense recognized on these stock options since their grant date is $2,178,000.

  The amount of compensation expense recorded for the year ended December 31, 1995 related to the stock options was $871,200.

24. INTEREST RATE SWAPS

  The Company may enter into interest rate cap, floor, and swap transactions to manage its exposure to fluctuations in interest rates and market movements in securities values. These instruments involve, to varying degrees, elements of credit and interest rate risk.

  The contract or notional amounts do not represent exposure to credit loss. Risk originates from the inability of counterparties to meet the terms of the contracts and from market movements in securities values and interest rates. The Company controls the credit risk of its interest rate cap, floor and swap agreements through credit approvals, limits and monitoring procedures.

                     IMPERIAL CREDIT INDUSTRIES, INC.

  As a part of the SPB securitization in the third quarter of 1996 of $277.0 million of multi-family and commercial mortgage loans, the Company delivered subordinate bonds of approximately $22 million into a total rate of return swap with JP Morgan. The provisions of the swap entitle the Company to receive the total return on the subordinate bonds delivered in exchange for a floating payment of LIBOR plus a spread of 1.95%. The swap was an off balance sheet instrument, and it expired on September 30, 1997.

25. COMMITMENTS AND CONTINGENCIES

 Loan Servicing

  As of December 31, 1997 and 1996 the Company was servicing loans for others, directly and through sub-servicing arrangements, totaling approximately $1.3 billion and $2.1 billion, respectively.

  Related fiduciary funds held in trust for investors in non-interest bearing accounts totaled $8.3 million and $1.3 million at December 31, 1997 and 1996, respectively. These funds are segregated in special bank accounts and are held as deposits at SPB. The Company is a guarantor of certain performances and lease servicing by IBC. The Company is a guarantor for AMN's performance with regards to the Auto Trust 1997-A securitization.

 Sales of Loans and Servicing Rights

  In the ordinary course of business, the Company is exposed to liability under representations and warranties made to purchasers and insurers of mortgage loans and the purchasers of servicing rights. Under certain circumstances, the Company is required to repurchase mortgage loans if there has been a breach of representations or warranties. The Company provided $5.4 million in 1997 as an allowance for losses on repurchases of former mortgage banking loans.

  During the years ended December 31, 1997 and 1996, the Company retained servicing rights on $197.8 million and $35.1 million of mortgage loans sold through traditional secondary market channels and $919.1 million and $1.3 billion on loans and leases sold through securitizations. Additionally, during the year ended December 31, 1996, the Company released servicing rights to the purchasers on $627.0 million of mortgage loans sold. During the year ended December 31, 1995, the Company retained servicing rights on $794.9 million of mortgage loans sold, and released servicing rights to the purchasers on $1.1 billion of mortgage loans sold.

 Loan Commitments

  As of December 31, 1997 and 1996, the Company had unfunded open loan commitments amounting to $655.3 million and $642.8 million, respectively, to fund loans. There is no exposure to credit loss in this type of commitment until the loans are funded. Interest rate risk is mitigated by the use of forward contracts to sell loans to investors.

                     IMPERIAL CREDIT INDUSTRIES, INC.

 Forward Contracts

  The Company sold mortgage-backed securities through forward delivery contracts with major dealers in such securities, primarily through its former mortgage banking operations. At December 31, 1997 and 1996, the Company had $0 and $143.0 million, respectively, in outstanding commitments to sell mortgage loans through mortgage-backed securities.

  The credit risk of forward contracts relates to the counterparties' ability to perform under the contract. The Company evaluates counterparties based on their ability to perform prior to entering into any agreements.

  The Company regularly securitizes and sells fixed and variable-rate mortgage loans. To offset the effects of interest rate fluctuations on the value of its fixed-rate loans held for sale, the Company in certain cases will hedge its interest rate risk related to loans held for sale by selling U.S. Treasury securities short or in the forward market.

  As of December 31, 1997 and 1996, the Company had open positions of $16.4 million and $183.7 million related to the sales of United States Treasury futures contracts hedging the interest rate risk on fixed rate loans held for sale. At December 31, 1997, the Company had unrealized gains of $277,000 on open positions. At December 31, 1996, the Company had unrealized losses of $1.7 million on open positions.

 Options

  The Company may purchase put options or write covered call options to hedge against adverse movements in the value of the loans held for sale portfolio.

  The Company will realize a gain or loss upon the expiration or closing of the option transaction. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option, or the cost of the security for a purchased put or call option is adjusted by the amount of premium received or paid.

  The risk in writing a call option is that the Company gives up the opportunity for profit if the market price of the security increases and the option is exercised. The risk in buying an option is that the Company pays a premium whether or not the option is exercised.

  The Company had $0 and $70.0 million notional amount of written call option contracts outstanding at December 31, 1997 and 1996, respectively. The Company received $0 and $366,000 in premiums related to the options outstanding at December 31, 1997 and 1996, respectively. There were no option contracts exercised during the year.

 Lease Commitments

  Minimum rental commitments under all noncancelable operating leases at December 31, 1997 were as follows:

                                                    (IN THOUSANDS)
                                                    --------------
         1998......................................    $ 4,629
         1999......................................      3,664
         2000......................................      3,421
         2001......................................      2,828
         2002......................................      2,572
         Thereafter................................      1,493
                                                       -------
           Total...................................    $18,607
                                                       =======

                     IMPERIAL CREDIT INDUSTRIES, INC.

  Rent expense for the years ended December 31, 1997, 1996 and 1995 was $4.0 million, $4.2 million, and $3.6 million, respectively.

 Legal Proceedings

  The Company is a defendant in Fortune Mortgage Corporation et al. vs. ICII et al., originally filed in Orange County Superior Court on March 5, 1997 and recently ordered removed to arbitration under the auspices of the American Arbitration Association. The complaint alleges breach of contract, breach of implied covenant of good faith and fair dealing, negligent misrepresentation, fraud, conspiracy to commit fraud, aiding and abetting fraud, contractual indemnity and reimbursement, money had and received, and unjust enrichment arising from the Company's sale of a group of loan production offices to plaintiffs. The plaintiffs seek rescission, restitution and general, special and/or consequential damages, and also exemplary and punitive damages as relate to the claims regarding fraud. The plantiffs are seeking approximately $3.5 million in general damages and approximately $10.0 million in punitive damages.

  In Steadfast Insurance Co., Inc. vs. AMN and ICII, filed on August 12, 1997 in the U.S. District Court, Northern District of Illinois, the plaintiff seeks a declaratory judgment, compensatory damages in the amount of $9 million and punitive damages arising from an alleged breach of contract and allegedly fraudulent conduct by AMN. The claim relates to an insurance policy issued to AMN in 1993 covering certain losses resulting from auto loan defaults.

  The Company and a Director are defendants in Judy L. Resnick v. Imperial Credit Industries, Inc., et al originally filed on January 14, 1998, in Los Angeles Superior Court. The complaint alleges conspiracies by the defendants to defraud, interfere with advantageous business relationships, defame, and breach of fiduciary duty as well as actual fraud, defamation, and breach of implied covenant of good faith and fair dealing arising out of ICG's acquisition of substantially all of the assets of Dabney/Resnick/Imperial. The plaintif is seeking actual, consequential, incidental, general and punitive damages in a sum of not less than $25 million.

  The Company is involved in additional litigation arising in the normal course of business.

  All of the above referenced actions are being actively defended and although the ultimate outcome can not be estimated, management believes, based in part upon the advice of legal counsel, that none of these proceedings will have a material effect on the Company's financial condition or results of operations.

26. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Financial instruments include securities, loans receivable, time deposits and various off-balance sheet items. Because no market exists for a portion of the Company's loans held for investment and securitization related assets, fair value estimates are based on judgments regarding credit risk, investor expectation of future economic conditions, normal cost of administration and other risk characteristics, including interest rate and prepayment risk. These estimates are subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the fair value estimates presented do not include the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

                     IMPERIAL CREDIT INDUSTRIES, INC.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

FINANCIAL ASSETS

  The carrying values of cash, interest bearing deposits, FHLB stock, and accrued interest receivable are considered to approximate fair value. The carrying values of securities held for trading and available for sale approximate fair value. Such market value is determined by reference to quoted market prices. When quoted market prices are not available, fair value is estimated by reference to market values for similar securities or by discounting cash flows at an appropriate risk rate. The fair value of loans held for sale is based on forward sales contracts or quoted market prices. The fair value of loans held for investment is estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices for similar instruments, taking into consideration the varying degrees of credit risk.

  The fair value of servicing rights, excess servicing fees and securitization related assets is estimated by discounting future cash flows using appropriate risk, default and prepayment rates. The fair value of investments in unconsolidated publicly traded affiliates is based on quoted market prices.

FINANCIAL LIABILITIES

  The carrying amounts of deposits due on demand and accrued interest payable is considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar maturities. The fair value of debt is based on rates currently available to the Company for debt with similar terms and remaining maturities.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

  The fair value of lending commitments is estimated using the fees currently charged to enter into similar agreements; such estimated fair value is not material. The fair value of interest rate swaps, forward treasury contracts, interest rate futures and interest rate swaps is based on quoted market prices. The fair value of option contracts is based on the unamortized premium.

                     IMPERIAL CREDIT INDUSTRIES, INC.

  The estimated fair values of the Company's financial instruments at December 31, 1997 and 1996 are as follows:

                                           1997                  1996
                                   --------------------- ----------------------
                                    CARRYING  ESTIMATED   CARRYING   ESTIMATED
                                     AMOUNT   FAIR VALUE   AMOUNT    FAIR VALUE
                                   ---------- ---------- ----------  ----------
                                                 (IN THOUSANDS)
ASSETS:
Cash.............................  $   50,597 $   50,597 $   74,247  $   74,247
Interest bearing deposits........     103,738    103,738      3,369       3,369
Investment in Federal Home Loan
 Bank stock......................       5,646      5,646     17,152      17,152
Securities held for trading......     115,905    115,905     25,180      25,180
Securities available for sale....     112,726    112,726     59,116      59,116
Loans held for sale..............     162,571    168,262    940,096     954,299
Loans held for investment, net...   1,266,718  1,286,820  1,068,599   1,081,053
Purchased and originated
 servicing rights................       4,731      4,731     14,887      14,887
Capitalized excess servicing fees
 receivable......................         --         --      23,142      23,142
Retained interest in loan and
 lease securitizations...........      43,105     43,105     49,548      49,548
Interest only and residual
 certificates....................         --         --      87,017      87,017
Accrued interest receivable......       9,132      9,132     13,847      13,847
Investments in unconsolidated
 subsidiaries....................     118,402    330,427        --          --
LIABILITIES:
Deposits.........................  $1,156,022 $1,160,294 $1,069,184  $1,069,624
Borrowings from Federal Home Loan
 Bank............................      45,000     45,000    140,500     140,500
Other borrowings.................     144,841    144,841    694,352     694,352
Remarketed par securities........      70,000     70,000        --          --
Senior notes.....................     219,813    219,474     88,209      93,150
Convertible debentures...........         --         --      75,000      75,000
Accrued interest payable.........      21,484     21,484     14,034      14,034
OFF BALANCE SHEET ITEMS:
Options..........................         --         --         366         366
Interest rate swap...............         --         --         --        1,166
Forward treasury contracts.......         277        277     (1,700)     (1,700)

                     IMPERIAL CREDIT INDUSTRIES, INC.

27. SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                THREE MONTHS ENDED
                                     ------------------------------------------
                                     MARCH 31 JUNE 30  SEPTEMBER 30 DECEMBER 31
                                     -------- -------  ------------ -----------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Year ended December 31, 1997
  Gain on sale of loans............. $ 8,666  $28,558    $20,512      $ 9,987
  Net interest income...............  20,808   23,723     29,181       27,631
  Other revenues....................  13,691   10,960     25,405      128,517
  Provision for loan and lease
   losses...........................   2,870    5,736      9,559       20,786
  Other expenses....................  21,134   29,064     35,090       64,224
  Net income........................   7,037   14,073     14,589       50,222
  Income per share:
    Basic........................... $  0.18  $  0.37    $  0.38      $  1.29
    Diluted......................... $  0.17  $  0.35    $  0.36      $  1.22
Year ended December 31, 1996
  Gain on sale of loans............. $21,711  $19,166    $28,640      $18,639
  Net interest income...............  12,737   13,405     22,163       24,130
  Gain (loss) on sale of servicing..   8,065     (257)       --          (217)
  Other revenues....................   3,212   65,843      2,987       26,483
  Provision for loan and lease
   losses...........................   1,500    2,025      2,617        3,631
  Other expenses....................  27,168   20,652     24,924       26,305
  Net income........................   8,616   43,041      9,433       14,894
  Income per share:
    Basic........................... $  0.27  $  1.19    $  0.25      $  0.39
    Diluted......................... $  0.24  $  1.11    $  0.23      $  0.37

28. SELECTED FINANCIAL INFORMATION OF SOUTHERN PACIFIC BANK AND SOUTHERN PACIFIC FUNDING CORPORATION

The following represents summarized financial information with respect to the operations of SPB, a significant wholly-owned subsidiary of ICII.

                                                  AS OF AND FOR THE YEAR ENDED
                                                          DECEMBER 31,
                                                --------------------------------
              SOUTHERN PACIFIC BANK                1997       1996       1995
              ---------------------             ---------- ---------- ----------
                                                         (IN THOUSANDS)
   Total assets................................ $1,503,807 $1,384,008 $1,432,554
   Deposits....................................  1,189,841  1,072,266  1,093,250
   Borrowings from Federal Home Loan Bank......     45,000    140,500    190,000
   Other borrowings............................     80,000        --         --
   Stockholders' equity........................    157,081    144,798    126,599
   Interest income.............................    153,824    131,184    103,112
   Interest expense............................     80,453     73,141     70,819
   Noninterest income..........................     34,636     15,149     17,790
   Noninterest expense.........................     39,768     21,846     13,942
   Provision for loan losses...................     14,900      8,938      5,450
   Income before taxes.........................     53,339     42,408     30,691
   Net income..................................     30,824     24,399     17,753

                     IMPERIAL CREDIT INDUSTRIES, INC.

The following represents summarized financial information with respect to the operations of SPFC, in which the Company has a significant equity investment. SPFC is a publicly traded sub-prime mortgage banking company, that is subject to the reporting requirements of the United States Securities and Exchange Commission.

                                                       AS OF AND FOR THE YEAR
                                                         ENDED DECEMBER 31,
                                                     --------------------------
         SOUTHERN PACIFIC FUNDING CORPORATION          1997     1996     1995
         ------------------------------------        -------- -------- --------
                                                           (IN THOUSANDS)
   Total assets..................................... $589,345 $340,377 $120,405
   Interest-only and residual certificates..........  277,156   87,017   25,659
   Long term debt...................................  175,000   75,000      --
   Stockholders' equity.............................  139,155   85,086   12,889
   Gain on sale of loans............................  148,404   55,361   16,329
   Interest income..................................   39,307   13,849    4,305
   Interest expense.................................   27,613    7,800    3,414
   Noninterest income...............................    1,634    4,265    1,667
   Noninterest expense..............................   69,714   17,596    6,344
   Income before taxes..............................   92,018   48,079   12,543
   Net income.......................................   53,775   27,632    7,337

                     IMPERIAL CREDIT INDUSTRIES, INC.

  The following represents summarized consolidating financial information as of December 31, 1997 and December 31, 1996, and for the years ended December 31, 1997, 1996 and 1995, with respect to the financial position, results of operations and cash flows of the Company and its wholly-owned and majority-owned subsidiaries. On January 17, 1997, the Company sold $200 million of 9.875% Senior Notes due 2007. As of December 31, 1997, the 9.875% Senior Notes are guaranteed by five of the Company's wholly-owned subsidiaries, IBC, ICAI, ICCAMC, ICW and AMN (the "Guarantor Subsidiaries"). As of December 31, 1997, the non-guarantor subsidiaries are SPB, ICG and ICCTI. FMC was a guarantor subsidiary through September 30, 1997. Each of the guarantees is full and unconditional and joint and several. The summarized consolidated financial information is presented in lieu of separate financial statements and other related disclosures of the wholly-owned subsidiary guarantors as management has determined that such information is not material to investors. None of the subsidiary guarantors is restricted from making distributions to the Company.

                  CONSOLIDATING CONDENSED BALANCE SHEET

                         AS OF DECEMBER 31, 1997

                                                    NON-
                                    GUARANTOR    GUARANTOR
                            ICII   SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                          -------- ------------ ------------ ------------ ------------
                                                 (IN THOUSANDS)
         ASSETS
Cash....................  $ 13,229   $  6,668    $   43,318   $ (12,618)   $   50,597
Interest bearing
 deposits...............    31,390      1,149        71,199         --        103,738
Investments in Federal
 Home Loan Bank stock...       --         --          5,646         --          5,646
Securities available for
 sale and trading.......   107,671     21,031        99,929         --        228,631
Loans held for sale.....    12,138     23,694       126,739         --        162,571
Loans held for
 investment, net........    78,922     44,941     1,197,430     (54,575)    1,266,718
Investment in SPFC......    65,303        --            --          --         65,303
Purchased and originated
 servicing rights.......       --         --          4,731         --          4,731
Investment in FMC.......    53,099        --            --          --         53,099
Retained interest in
 loan and lease
 securitizations........       --      43,105           --          --         43,105
Investment in
 subsidiaries...........   281,454        --            --     (281,454)          --
Goodwill................       --      13,229        22,378         --         35,607
Other assets............    59,911     (1,104)       26,473      (2,932)       82,348
                          --------   --------    ----------   ---------    ----------
  Total assets..........  $703,117   $152,713    $1,597,843   $(351,579)   $2,102,094
                          ========   ========    ==========   =========    ==========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Deposits................  $    --    $    --     $1,189,840   $ (33,818)   $1,156,022
Other borrowings........       --      30,250       196,528     (36,937)      189,841
Remarketed Par
 Securities.............    72,165        --         (2,165)        --         70,000
Senior notes............   219,813        --            --          --        219,813
Minority interest in
 consolidated
 subsidiaries...........       946         20           111       2,097         3,174
Other liabilities.......    86,260      7,327        45,095         629       139,311
                          --------   --------    ----------   ---------    ----------
  Total liabilities.....   379,184     37,597     1,429,409     (68,029)    1,778,161
                          --------   --------    ----------   ---------    ----------
Shareholders' equity:
Preferred stock.........       --      12,000           --      (12,000)          --
Common stock............   147,109    125,139        89,342    (214,481)      147,109
Retained earnings.......   174,898    (22,023)       79,092     (57,069)      174,898
Unrealized gain on
 securities available
 for sale...............     1,926        --            --          --          1,926
                          --------   --------    ----------   ---------    ----------
  Total shareholders'
   equity...............   323,933    115,116       168,434    (283,550)      323,933
                          --------   --------    ----------   ---------    ----------
  Total liabilities and
   shareholders' equity.  $703,117   $152,713    $1,597,843   $(351,579)   $2,102,094
                          ========   ========    ==========   =========    ==========

                     IMPERIAL CREDIT INDUSTRIES, INC.

                 CONSOLIDATING CONDENSED INCOME STATEMENT

                       YEAR ENDED DECEMBER 31, 1997

                                                     NON-
                                     GUARANTOR    GUARANTOR
                            ICII    SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                          --------  ------------ ------------ ------------ ------------
                                                 (IN THOUSANDS)
REVENUE:
(Loss) gain on sale of
 loans and leases.......  $ (4,427)   $  5,894     $ 65,853     $    403     $ 67,723
                          --------    --------     --------     --------     --------
Interest income.........    28,916      32,736      172,894       (6,609)     227,937
Interest expense........    25,703      11,283       96,116       (6,508)     126,594
                          --------    --------     --------     --------     --------
Net interest income.....     3,213      21,453       76,778         (101)     101,343
Provision for loan and
 lease losses...........     5,000      19,051       14,900          --        38,951
                          --------    --------     --------     --------     --------
 Net interest income
  after Provision for
  loan and lease
  losses................    (1,787)      2,402       61,878         (101)      62,392
                          --------    --------     --------     --------     --------
Loan servicing (expense)
 income.................    (2,283)      5,212        7,814          --        10,743
Investment Banking fees.       --          --         7,702          --         7,702
Gains on sale of FMC
 stock..................    92,137         --           --           --        92,137
Gain on sale of SPFC
 stock..................     9,488         --           --           --         9,488
Gain on sale of IMH
 stock..................     9,225         411        1,294          566       11,496
Gain on termination of
 REIT contract..........       --       19,046          --           --        19,046
Equity in net income
 SPFC...................    25,869         --           --           --        25,869
Equity in net loss FMC..    (3,050)        --           --           --        (3,050)
Dividends received from
 subsidiaries...........    27,514         --           --       (27,514)         --
Other (expense) income..    (3,447)      5,050        5,113         (702)       6,014
                          --------    --------     --------     --------     --------
 Total other income.....   155,453      29,719       21,923      (27,650)     179,445
                          --------    --------     --------     --------     --------
   Total revenues.......   149,239      38,015      149,654      (27,348)     309,560
                          --------    --------     --------     --------     --------
EXPENSES:
Personnel expense.......     4,682      17,769       38,379          --        60,830
Amortization of PMSR's
 and OMSR's.............     1,580         637          872          --         3,089
Occupancy expense.......     1,310         598        2,411          --         4,319
Data processing expense.       260         288          955          --         1,503
Net expenses of other
 real estate owned......     4,513        (254)       2,268          --         6,527
Professional services...     3,611       1,684        5,008          --        10,303
Amortization of
 goodwill...............       --       21,724        1,536          --        23,260
Provision for loss on
 loan repurchase........     5,400         --           --           --         5,400
Loss on restructuring...     3,709         --           --           --         3,709
General, administrative
 and other expense......     4,662      13,486       13,695         (399)      31,444
                          --------    --------     --------     --------     --------
 Total expenses.........    29,727      55,932       65,124         (399)     150,384
                          --------    --------     --------     --------     --------
Income before income
 taxes, minority
 interest, deferred
 inter-company expense
 and extraordinary item.   119,512     (17,917)      84,530      (26,949)     159,176
Income taxes (benefit)..    41,611      (5,670)      22,568          238       58,747
                          --------    --------     --------     --------     --------
Income (loss) before
 minority interest and
 extraordinary item.....    77,901     (12,247)      61,962      (27,187)     100,429
Minority interest in
 income of consolidated
 subsidiaries...........    10,513         --           --           --        10,513
                          --------    --------     --------     --------     --------
Income (loss) before
 deferred inter-company
 expense and
 extraordinary item.....    67,388     (12,247)      61,962      (27,187)      89,916
Deferred inter-company
 expense, net of income
 taxes..................      (327)        --           --           327          --
                          --------    --------     --------     --------     --------
Income (loss) before
 equity in undistributed
 income of subsidiaries
 and extraordinary item.    67,715     (12,247)      61,962      (27,514)      89,916
Equity in undistributed
 income of subsidiaries.    22,201         --           --       (22,201)         --
                          --------    --------     --------     --------     --------
Extraordinary item--Loss
 on early extinguishment
 of debt, net of income
 taxes..................    (3,995)        --           --           --        (3,995)
                          --------    --------     --------     --------     --------
Net income (loss).......  $ 85,921    $(12,247)    $ 61,962     $(49,715)    $ 85,921
                          ========    ========     ========     ========     ========

                     IMPERIAL CREDIT INDUSTRIES, INC.

              CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                       YEAR ENDED DECEMBER 31, 1997

                                                     NON-
                                     GUARANTOR    GUARANTOR
                           ICII     SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                         ---------  ------------ ------------ ------------ ------------
                                                (IN THOUSANDS)
Net cash provided by
 (used in) operating
 activities............. $  (2,067)   $ 31,657    $ 815,765    $(787,628)   $  57,727
                         ---------    --------    ---------    ---------    ---------
Cash flows from
 investing activities:
  Net change in interest
   bearing deposits.....   (31,390)       (986)     (70,797)       2,804     (100,369)
  Purchase of securities
   available for sale...   (42,938)        --           --           --       (42,938)
  Sale of securities
   available for sale...       --          --        29,354      (23,950)       5,404
  Net change loans held
   for investment.......   (56,088)     15,544     (272,429)     106,801     (206,172)
  Proceeds of sale of
   SPFC stock...........    13,707         --           --           --        13,707
  Proceeds of sales of
   IMH stock............     9,679         411        1,295          565       11,950
  Proceeds of sales of
   FMC stock............    59,731         --           --           --        59,731
  Investment in Imperial
   Credit Asset
   Resolution Inc.......   (74,810)        --           --        74,810          --
  Cash utilized for
   acquisitions.........      (750)        --      (123,738)         --      (124,488)
  Net change in
   investment in
   Subsidiaries.........   (11,803)        --           --        11,803          --
  Other, net............     3,645     (23,283)     (40,377)      88,066       28,051
                         ---------    --------    ---------    ---------    ---------
Net cash (used in)
 provided by investing
 activities.............  (131,017)     (8,314)    (476,692)     260,899     (355,124)
                         ---------    --------    ---------    ---------    ---------
Cash flows from
 financing activities:
  Net change in
   deposits.............       --          --       117,575      (30,737)      86,838
  Advances from Federal
   Home Loan Bank.......       --          --        50,000          --        50,000
  Repayments of advances
   from Federal Home
   Loan Bank............       --          --      (145,500)         --      (145,500)
  Net change in other
   borrowings...........   (15,363)    (58,518)    (290,113)     507,499      143,505
  Proceeds from offering
   of Senior Notes......   194,500         --           --           --       194,500
  Borrowings from
   Imperial Credit
   Investment Corp......    10,000         --           --       (10,000)         --
  Proceeds from offering
   of Remarketed
   Securities...........    68,075         --           --           --        68,075
  Repurchase of Senior
   Notes................   (73,241)        --           --           --       (73,241)
  Net change in minority
   interest.............   (44,203)        --           111       (7,670)     (51,762)
  Other, net............     1,332      33,870      (92,754)      58,884        1,332
                         ---------    --------    ---------    ---------    ---------
Net cash provided by
 (used in) financing
 activities.............   141,100     (24,648)    (360,681)     517,976      273,747
                         ---------    --------    ---------    ---------    ---------
  Net change in cash....     8,016      (1,305)     (21,608)      (8,753)     (23,650)
  Cash at beginning of
   period...............     5,213       7,973       64,926       (3,865)      74,247
                         ---------    --------    ---------    ---------    ---------
  Cash at end of period. $  13,229    $  6,668    $  43,318    $ (12,618)   $  50,597
                         =========    ========    =========    =========    =========

                     IMPERIAL CREDIT INDUSTRIES, INC.

                        CONSOLIDATING BALANCE SHEET

                          AS OF DECEMBER 31, 1996

                                                    NON-
                                    GUARANTOR    GUARANTOR
                            ICII   SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                          -------- ------------ ------------ ------------ ------------
                                                 (IN THOUSANDS)
         ASSETS
Cash....................  $  5,213   $  7,973    $   64,926   $  (3,865)   $   74,247
Interest bearing
 deposits...............       --         163         2,594         612         3,369
Investments in Federal
 Home Loan Bank stock...       --         --         17,152         --         17,152
Investment and trading
 securities.............     8,802        887        75,173        (566)       84,296
Loans held for sale.....     4,839      8,547       926,710         --        940,096
Loans held for
 investment, net........    34,505     86,214       948,567        (687)    1,068,599
Purchased and originated
 servicing rights.......       --         637        14,250         --         14,887
Capitalized excess
 servicing fees
 receivable.............       --         --         23,142         --         23,142
Retained interest in
 loan and lease
 securitizations........       --      19,646        29,902         --         49,548
Interest-only and
 residual certificates..       --         --         87,017         --         87,017
Accrued interest on
 loans..................     1,425        --         12,422         --         13,847
Premises and equipment,
 net....................     4,922        404         7,116         --         12,442
Other real estate owned,
 net....................     3,508        --          8,706         --         12,214
Investment in
 subsidiaries...........   269,651        --            --     (269,651)          --
Goodwill................       --      14,115        24,375         --         38,490
Other assets............    96,746    (15,385)      (22,998)    (27,070)       31,293
                          --------   --------    ----------   ---------    ----------
  Total assets..........  $429,611   $123,201    $2,219,054   $(301,227)   $2,470,639
                          ========   ========    ==========   =========    ==========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Deposits................  $    --    $    --     $1,072,266   $  (3,082)   $1,069,184
Borrowings from Federal
 Home Loan Bank.........       --         --        140,500         --        140,500
Other borrowings........    15,363     88,768       605,343     (15,122)      694,352
Senior notes............    88,209        --            --          --         88,209
Convertible subordinated
 debentures.............       --         --         75,000         --         75,000
Minority interest in
 consolidated
 subsidiaries...........    45,149        --            --        9,787        54,936
Other liabilities.......    41,382      9,222        71,605     (13,259)      108,950
                          --------   --------    ----------   ---------    ----------
Total liabilities.......   190,103     97,990     1,964,714     (21,676)    2,231,131
                          --------   --------    ----------   ---------    ----------
Shareholders' equity:
Preferred stock.........       --         --          9,143      (9,143)          --
Common stock............   145,521     21,501       140,382    (161,883)      145,521
Retained earnings.......    88,977      3,525       104,815    (108,340)       88,977
Unrealized gain on
 securities available
 for sale...............     5,010        185           --         (185)        5,010
                          --------   --------    ----------   ---------    ----------
  Total shareholders'
   equity...............   239,508     25,211       254,340    (279,551)      239,508
                          --------   --------    ----------   ---------    ----------
  Total liabilities and
   shareholders'
   equity...............  $429,611   $123,201    $2,219,054   $(301,227)   $2,470,639
                          ========   ========    ==========   =========    ==========

                     IMPERIAL CREDIT INDUSTRIES, INC.

                      CONSOLIDATING INCOME STATEMENT

                       YEAR ENDED DECEMBER 31, 1996

                                                    NON-
                                    GUARANTOR    GUARANTOR
                           ICII    SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                          -------  ------------ ------------ ------------ ------------
                                                (IN THOUSANDS)
REVENUE:
Gain on sale of loans...  $  (937)   $ 2,617      $ 86,090     $    386     $ 88,156
                          -------    -------      --------     --------     --------
Interest income.........   14,877      3,811       193,963       (5,180)     207,471
Interest expense........   16,696      1,901       127,181      (10,742)     135,036
                          -------    -------      --------     --------     --------
Net interest income.....   (1,819)     1,910        66,782        5,562       72,435
Provision for loan and
 lease losses...........      --         --          9,625          148        9,773
                          -------    -------      --------     --------     --------
 Net interest income
  after provision for
  loan and lease losses.   (1,819)     1,910        57,157        5,414       62,662
                          -------    -------      --------     --------     --------
Loan servicing income...   (3,706)     3,095        11,444       (9,153)       1,680
Gain on sale of
 servicing rights.......    6,249        --            --         1,342        7,591
Gains on sale of SPFC
 stock..................   82,690        --            --           --        82,690
Dividends received from
 subsidiaries...........    6,200        --            --        (6,200)         --
Other income............      741      3,214         6,162        4,037       14,154
                          -------    -------      --------     --------     --------
 Total other income.....   92,174      6,309        17,606       (9,974)     106,115
                          -------    -------      --------     --------     --------
 Total revenues.........   89,418     10,836       160,853       (4,174)     256,933
                          -------    -------      --------     --------     --------
EXPENSES:
Personnel expense.......    8,757      2,997        36,837         (236)      48,355
Amortization of PMSRs
 and OMSRs..............      402        106           613          --         1,121
Occupancy expense.......    1,994        229         2,352           78        4,653
Data processing expense.    1,094         62         1,007          --         2,163
Net expenses of other
 real estate owned......    4,969        --            765        1,280        7,014
General, administrative
 and other expense......   13,652      3,583        17,877          631       35,743
                          -------    -------      --------     --------     --------
 Total expenses.........   30,868      6,977        59,451        1,753       99,049
                          -------    -------      --------     --------     --------
Income before income
 taxes, minority
 interest, deferred
 inter-company expense
 and extraordinary item.   58,550      3,859       101,402       (5,927)     157,884
Income taxes............   28,830      1,606        39,135          303       69,874
                          -------    -------      --------     --------     --------
Income before minority
 interest, deferred
 inter-company expense
 and extraordinary item.   29,720      2,253        62,267       (6,230)      88,010
Minority interest in of
 consolidated
 subsidiaries...........   12,026        --            --           --        12,026
                          -------    -------      --------     --------     --------
Income before deferred
 inter-company expense..   17,694      2,253        62,267       (6,230)      75,984
Deferred inter-company
 expense, net of income
 taxes..................   (1,383)       --            --         1,383          --
                          -------    -------      --------     --------     --------
Income before equity in
 undistributed income of
 subsidiaries...........   19,077      2,253        62,267       (7,613)      75,984
Equity in undistributed
 income of subsidiaries.   56,907        --            --       (56,907)         --
                          -------    -------      --------     --------     --------
Net income (loss).......  $75,984    $ 2,253      $ 62,267     $(64,520)    $ 75,984
                          =======    =======      ========     ========     ========

                     IMPERIAL CREDIT INDUSTRIES, INC.

              CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                       YEAR ENDED DECEMBER 31, 1996

                                       OTHER         NON-
                                     GUARANTOR    GUARANTOR
                           ICII     SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                         ---------  ------------ ------------ ------------ ------------
                                                (IN THOUSANDS)
Net cash provided by
 (used in) operating
 activities............. $ 141,655   $  28,949    $(222,480)   $  20,614    $ (31,262)
                         ---------   ---------    ---------    ---------    ---------
Cash flows from
 investing activities:
  Net change in interest
   bearing deposits.....       --         (163)     265,206         (636)     264,407
  Proceeds of sales of
   servicing rights.....    31,799         --           --       (21,788)      10,011
  Purchase of securities
   available for sale...       --         (887)     (41,704)      (5,962)     (48,553)
  Net change in loans
   held for investment..    (5,310)    (86,213)     (37,354)     101,226      (27,651)
  Cash utilized for
   acquisitions.........       --      (20,020)         --           --       (20,020)
  Proceeds from sale of
   SPFC stock...........    64,625         --           --           --        64,625
  Net change in
   investment in
   Subsidiaries.........  (155,759)        --           --       155,759          --
  Other, net............     3,762        (524)      (6,425)       4,545        1,358
                         ---------   ---------    ---------    ---------    ---------
Net cash (used in)
 provided by investing
 activities.............   (60,883)   (107,807)     179,723      233,144      244,177
                         ---------   ---------    ---------    ---------    ---------
Cash flows from
 financing activities:
  Net change in
   deposits.............       --          --       (20,984)      (2,821)     (23,805)
  Advances from Federal
   Home Loan Bank.......       --          --       434,000          --       434,000
  Repayments of advances
   from Federal Home
   Loan Bank............       --          --      (483,500)         --      (483,500)
  Proceeds from
   convertible
   subordinated
   debentures...........       --          --        72,162          --        72,162
  Net change in other
   borrowings...........  (196,363)     88,768      105,266     (184,134)    (186,463)
  Proceeds from issuance
   of common stock......    59,228         --        53,798      (53,798)      59,228
  Repayment of Bonds....       --          --      (111,995)         --      (111,995)
  Net change in minority
   interest.............    43,697         --           --         9,787       53,484
  Other, net............     9,286         --        26,400      (26,631)       9,055
                         ---------   ---------    ---------    ---------    ---------
Net cash (used in)
 provided by financing
 activities.............   (84,152)     88,768       75,147     (257,597)    (177,834)
                         ---------   ---------    ---------    ---------    ---------
  Net change in cash....    (3,380)      9,910       32,390       (3,839)      35,081
  Cash at beginning of
   period...............     8,593      (1,937)      32,536          (26)      39,166
                         ---------   ---------    ---------    ---------    ---------
  Cash at end of period. $   5,213   $   7,973    $  64,926    $  (3,865)   $  74,247
                         =========   =========    =========    =========    =========

                     IMPERIAL CREDIT INDUSTRIES, INC.

                      CONSOLIDATING INCOME STATEMENT

                       YEAR ENDED DECEMBER 31, 1995

                                                     NON-
                                     GUARANTOR    GUARANTOR
                            ICII    SUBSIDIARIES SUBSIDIARIES ELIMINATIONS CONSOLIDATED
                          --------  ------------ ------------ ------------ ------------
REVENUE
Gain on sale of loans...  $ 12,999     $1,803      $ 36,051     $(11,296)    $ 39,557
                          --------     ------      --------     --------     --------
Interest income.........    15,677         76       110,595        3,134      129,482
Interest expense........    20,900         17        77,708       (2,897)      95,728
                          --------     ------      --------     --------     --------
Net interest income.....    (5,223)        59        32,887        6,031       33,754
Provision for loan
 losses.................       --         --          5,450          --         5,450
                          --------     ------      --------     --------     --------
 Net interest income
  after provision for
  loan loss.............    (5,223)        59        27,437        6,031       28,304
                          --------     ------      --------     --------     --------
Loan servicing income...    14,007         27         6,670       (7,986)      12,718
Gain on sale of
 servicing rights.......     4,889        --            401       (1,712)       3,578
Other income............      (885)     2,465         2,676       (3,104)       1,152
                          --------     ------      --------     --------     --------
 Total other income.....    18,011      2,492         9,747      (12,802)      17,448
                          --------     ------      --------     --------     --------
 Total revenues.........    25,787      4,354        73,235      (18,067)      85,309
                          --------     ------      --------     --------     --------
EXPENSES:
Personnel expense.......    20,281      1,606        12,789         (623)      34,053
Amortization of PMSRs
 and OMSRs..............     3,986        --          2,892       (2,892)       3,986
Occupancy expense.......     2,874         54         1,065          (89)       3,904
Data processing expense.     1,191          1           358          (89)       1,461
Net expense of other
 real estate owned......       191        --          1,706           16        1,913
General, administrative
 and other expense......     9,938        493         9,277       (3,845)      15,863
                          --------     ------      --------     --------     --------
 Total expenses.........    38,461      2,154        28,087       (7,522)      61,180
                          --------     ------      --------     --------     --------
Income before income
 taxes, minority
 interest, deferred
 inter-company gains and
 extraordinary item.....   (12,674)     2,200        45,148      (10,545)      24,129
Income taxes............    (5,443)       929        19,212       (4,554)      10,144
                          --------     ------      --------     --------     --------
(Loss) income before
 minority interest,
 deferred inter-company
 gains and extraordinary
 item...................    (7,231)     1,271        25,936       (5,991)      13,985
Minority interest in
 loss of consolidated
 subsidiaries...........      (208)       --            --           --          (208)
                          --------     ------      --------     --------     --------
(Loss) income before
 deferred inter-company
 gains..................    (7,023)     1,271        25,936       (5,991)      14,193
Deferred inter-company
 gains, net of income
 taxes..................     1,710        --            --        (1,710)         --
(Loss) income before
 equity in undistributed
 income of subsidiaries.    (8,733)     1,271        25,936       (4,281)      14,193
Equity in undistributed
 income of subsidiaries.    22,926        --            --       (22,926)         --
                          --------     ------      --------     --------     --------
Net income (loss).......  $ 14,193     $1,271      $ 25,936     $(27,207)    $ 14,193
                          ========     ======      ========     ========     ========

                     IMPERIAL CREDIT INDUSTRIES, INC.

              CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                       YEAR ENDED DECEMBER 31, 1995

                                                     NON-
                                     GUARANTOR    GUARANTOR
                           ICII     SUBSIDIARIES SUBSIDIARIES  ELIMINATIONS CONSOLIDATED
                         ---------  ------------ ------------  ------------ ------------
                                                (IN THOUSANDS)
Net cash (used in)
 provided by operating
 activities............. $(258,380)   $ 22,093   $(1,076,751)   $ 139,335   $(1,173,703)
                         ---------    --------   -----------    ---------   -----------
Cash flows from
 investing activities:
  Net change in interest
   bearing
   deposits.............       --          --       (126,700)    (130,476)     (257,176)
  Proceeds of sales of
   servicing rights.....    12,815         --          5,055       (5,055)       12,815
  Net change in loans
   held for investment..    51,784         --        493,749       21,160       566,693
  Cash utilized for
   acquisitions.........       --      (25,015)     (150,000)         --       (175,015)
  Net change in
   investment in
   Subsidiaries.........   (15,581)        --            --        15,581           --
  Other, net............    (8,310)        (15)        1,194          775        (6,356)
                         ---------    --------   -----------    ---------   -----------
Net cash provided by
 (used in) investing
 activities.............    40,708     (25,030)      223,298      (98,015)      140,961
                         ---------    --------   -----------    ---------   -----------
Cash flows from
 financing activities:
  Net change in
   deposits.............       --          --        146,390       11,979       158,369
  Advances from Federal
   Home Loan Bank.......       --          --        347,000          --        347,000
  Repayments of advances
   from Federal Home
   Loan Bank............       --          --       (452,000)         --       (452,000)
  Net change in other
   borrowings...........   211,725         --        708,823      (39,733)      880,815
  Issuance of Bonds.....       --          --        111,995          --        111,995
  Net change in minority
   interest.............     1,453         --            --        (1,453)          --
  Other, net............       825       1,000        (1,100)         100           825
                         ---------    --------   -----------    ---------   -----------
Net cash provided by
 financing activities...   214,003       1,000       861,108      (29,107)    1,047,004
                         ---------    --------   -----------    ---------   -----------
  Net change in cash....    (3,669)     (1,937)        7,655       12,213        14,262
  Cash at beginning of
   period...............    12,262         --         24,881      (12,239)       24,904
                         ---------    --------   -----------    ---------   -----------
  Cash at end of period. $   8,593    $ (1,937)  $    32,536    $     (26)  $    39,166
                         =========    ========   ===========    =========   ===========

                     IMPERIAL CREDIT INDUSTRIES, INC.

29. SPB REGULATORY MATTERS

 General

  In August 1989, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, ("FIRREA") was enacted. This legislation was adopted in order to reform the regulation and supervision of financial institutions. Additionally legislation was adopted in 1991 with the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). FDICIA provided for increased funding for Federal Deposit Insurance Commission ("FDIC") deposit insurance and for expanded regulation of financial institutions. Specifically, FDICIA requires the federal regulators to take prompt corrective action with respect to depository institutions which do not meet the minimum capital requirements. FDICIA established five capital ratio categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating and may be reclassified to a lower category by action based on other supervisory criteria. For an institution to be well capitalized it must have a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6%, and a leverage ratio of at least 5% and not be subject to any specific capital order or directive. At December 31, 1997 and 1996, SPB was categorized as well capitalized.

 Restrictions on Availability of Funds from SPB

  Under the California industrial loan law, a thrift and loan may declare dividends on its capital stock only if it has at least $750,000 of unimpaired capital stock plus additional capital stock of $50,000 for each branch office maintained. In addition, no distribution of dividends is permitted unless: (i) such distribution would not exceed a thrift and loan's retained earnings, (ii) any payment would not result in a violation of the approved minimum capital to thrift and loan certificate of deposit ratio and (iii) after giving effect to the distribution, either (y) the sum of a thrift and loan's assets (net of goodwill, capitalized research and development expenses and deferred charges) would be not less than 125% of its liabilities (net of deferred taxes, deferred income and other deferred credits), or (z) current assets would be not less than current liabilities (except that if a thrift and loan's average earnings before taxes for the last two fiscal years had been less than average interest expense, current assets must be not less than 125% of current liabilities). Subject to the above limitations, and according to SPB's by-laws, at December 31, 1997, all of SPB's capital and surplus in excess of $125.0 million is available for the payment of dividends.

  Additionally, SPB generally may not make any loan to, or hold an obligation of, any of its directors or officers or any director or officer of its holding company or affiliates, except in specified cases and subject to regulation by the California Commissioner of Corporations. In addition, SPB may not make any loan to, or hold an obligation of, any of its shareholders or any shareholder of its holding company or affiliates, except that this prohibition does not apply to persons who own less than 10% of the stock of a holding company or an affiliate that is listed on a national securities exchange.

Recent Development

  On October 30, 1997, SPB announced that the Memorandum of Understanding ("MOU") entered into in September 1996 had been terminated as a result of the recent concurrent examinations by the FDIC and CDFI and their joint conclusions that the terms of the agreement have been satisfactorily met and the improvement in SPB's operations no longer warranted the MOU.

  On September 30, 1996 SPB entered into a MOU with the FDIC and the California Department of Financial Institutions ("CDFI"). This agreement required SPB to (i) have and retain qualified management, (ii) adopt and

                     IMPERIAL CREDIT INDUSTRIES, INC.

implement comprehensive risk management policies, programs and systems, (iii) take all reasonable and good faith steps to ensure future compliance with all applicable laws and regulations, (iv) develop a credit review program, (v) update the lending, investments and audit policies, and (vi) provide quarterly progress reports to the FDIC and the Department of Corporations.

 Regulatory Capital

  SPB is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary-- actions by regulators that, if undertaken, could have a direct material effect on SPB's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, SPB must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. SPB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require SPB to maintain minimum amounts and ratios, set forth in the table below, of total and Tier I capital to risk-weighted assets and Tier I capital to average assets. Management believes, as of December 31, 1997, that SPB meets all capital adequacy requirements to which it is subject.

  As of December 31, 1997, the most recent notification from the FDIC categorized SPB as well capitalized under the regulatory framework for prompt and corrective action. To be categorized as well capitalized SPB must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

  The following table presents SPB's actual capital ratios and the corresponding minimum and well capitalized capital ratio requirements under the (i) California Leverage limitation, (ii) FDIC Risk-based Capital and Tier 1 Capital regulations, and (iii) the FDIC Leverage ratio regulation as of December 31, 1997.

                                                  MINIMUM      WELL CAPITALIZED
                                   ACTUAL       REQUIREMENT      REQUIREMENT
                               --------------  --------------  -----------------
                                AMOUNT  RATIO   AMOUNT  RATIO   AMOUNT   RATIO
                               -------- -----  -------- -----  --------- -------
                                           (DOLLARS IN THOUSANDS)
California Leverage
 Limitation................... $157,082 13.20% $ 59,476 5.00%  $     --     --
Risk-based Capital............  190,673 12.25%  124,583 8.00%    155,729  10.00%
Risk-based Tier 1 Capital.....  136,206  8.75%   62,292 4.00%     93,437   6.00%
FDIC Leverage Ratio...........  136,206  8.30%   65,644 4.00%     82,055   5.00%

                     IMPERIAL CREDIT INDUSTRIES, INC.

30. IMPERIAL CREDIT INDUSTRIES, INC. (PARENT COMPANY ONLY)

                         CONDENSED BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
                                                               (IN THOUSANDS)
                           ASSETS
Cash......................................................... $ 13,229 $  5,213
Interest bearing deposits....................................   31,390      --
Securities available for sale................................   86,695    8,802
Trading securities...........................................   20,976      --
Loans held for sale..........................................   12,138    4,839
Loans held for investment, net...............................   78,922   34,505
Premises and equipment, net..................................    2,272    4,922
Other real estate owned, net.................................    1,158    3,508
Investment in SPFC...........................................   65,303      --
Investment in FMC............................................   53,099      --
Investment in subsidiaries...................................  281,454  269,651
Accrued interest on loans....................................    3,320    1,425
Other assets.................................................   53,161   96,746
                                                              -------- --------
  Total assets............................................... $703,117 $429,611
                                                              ======== ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Remarketed Par Securities.................................... $ 72,165 $    --
Other borrowings.............................................      --    15,363
Senior Notes.................................................  219,813   88,209
Minority interest in consolidated subsidiaries...............      946   45,149
Other liabilities............................................   86,260   41,382
                                                              -------- --------
  Total liabilities..........................................  379,184  190,103
                                                              -------- --------
Shareholders' equity:
  Common stock, no par value, authorized 80,000,000 shares;
   38,791,439 and 38,291,112 shares issued and outstanding at
   December 31, 1997 and 1996, respectively..................  147,109  145,521
  Retained earnings..........................................  174,898   88,977
  Unrealized gain on securities available for sale, net......    1,926    5,010
                                                              -------- --------
    Total shareholders' equity...............................  323,933  239,508
                                                              -------- --------
    Total liabilities and shareholders' equity............... $703,117 $429,611
                                                              ======== ========

                     IMPERIAL CREDIT INDUSTRIES, INC.

                      CONDENSED STATEMENTS OF INCOME

                                                          DECEMBER 31,
                                                    --------------------------
                                                      1997     1996     1995
                                                    --------  -------  -------
                                                         (IN THOUSANDS)
Revenues:
  (Loss) gain on sale of loans..................... $ (4,427) $  (937) $12,999
                                                    --------  -------  -------
  Interest income..................................   28,916   14,877   15,677
  Interest expense.................................   25,703   16,696   20,900
                                                    --------  -------  -------
    Net interest income (expense)..................    3,213   (1,819)  (5,223)
                                                    --------  -------  -------
  Provision for loan and lease losses..............    5,000      --       --
                                                    --------  -------  -------
  Net interest expense after provision for loan and
   lease losses....................................   (1,787)  (1,819)  (5,223)
  Loan servicing (expense) income..................   (2,283)  (3,706)  14,007
  Gain on sale of servicing rights.................      --     6,249    4,889
  Gains on sale of FMC stock.......................   92,137      --       --
  Gain on sale of IMH stock........................    9,225      --       --
  Gains on sale of SPFC stock......................    9,488   82,690      --
  Equity in net income of SPFC.....................   25,869      --       --
  Equity in net loss of FMC........................   (3,050)     --       --
  Dividends received from subsidiaries.............   27,514    6,200      --
  Other (loss) income..............................   (3,447)     741     (885)
                                                    --------  -------  -------
    Total other income.............................  155,453   92,174   18,011
                                                    --------  -------  -------
  Total revenue....................................  149,239   89,418   25,787
                                                    --------  -------  -------
Expenses:
  Personnel expense................................    4,682    8,757   20,281
  Occupancy expense................................    1,310    1,994    2,874
  Other expense....................................   23,735   20,117   15,306
                                                    --------  -------  -------
    Total expenses.................................   29,727   30,868   38,461
                                                    --------  -------  -------
  Income (loss) before income taxes, minority
   interest, deferred inter-Company gains and
   extraordinary item..............................  119,512   58,550  (12,674)
  Income taxes.....................................   41,611   28,830   (5,443)
                                                    --------  -------  -------
  Income (loss) before minority interest, deferred
   inter-company items and extraordinary item......   77,901   29,720   (7,231)
  Minority interest in income (loss) of
   consolidated subsidiaries.......................   10,513   12,026     (208)
  Deferred inter-company (expense) income, net of
   income taxes....................................     (327)  (1,383)   1,710
                                                    --------  -------  -------
  Income (loss) before extraordinary item..........   67,715   19,077   (8,733)
  Extraordinary item--Loss on extinguishment of
   debt, net of income taxes.......................   (3,995)     --       --
                                                    --------  -------  -------
  Income (loss) before equity in undistributed
   income of subsidiaries..........................   63,720   19,077   (8,733)
  Equity in undistributed income of subsidiaries...   22,201   56,907   22,926
                                                    --------  -------  -------
    Net income..................................... $ 85,921  $75,984  $14,193
                                                    ========  =======  =======

                     IMPERIAL CREDIT INDUSTRIES, INC.

                    CONDENSED STATEMENTS OF CASH FLOWS

                                                       DECEMBER 31,
                                               -------------------------------
                                                 1997       1996       1995
                                               ---------  ---------  ---------
                                                      (IN THOUSANDS)
Net cash provided by (used in) operating
 activities................................... $  (2,067) $ 141,655  $(258,380)
                                               ---------  ---------  ---------
Cash flows from investing activities:
  Net change in interest bearing deposits.....   (31,390)       --         --
  Proceeds from bulk sale of servicing rights.       --      31,799     12,815
  Purchase of servicing rights................       --         --      (8,128)
  Proceeds from sale of other real estate
   owned......................................     4,637      2,953        --
  Net change in securities available for sale.   (42,938)       --         --
  Investment in Imperial Credit Asset
   Resolution Inc.............................   (74,810)       --         --
  Proceeds from sale of SPFC stock............    13,707     64,625        --
  Proceeds from sale of FMC stock.............    59,731        --         --
  Proceeds from sale of IMH stock.............     9,679        --         --
  Net change in loans held for investment.....   (56,088)    (5,310)    51,784
  Net change in investment in subsidiaries....   (11,803)  (155,759)   (15,581)
  Cash utilized for acquisitions..............      (750)       --         --
  (Purchase) disposal of premises and
   equipment..................................      (992)       809       (182)
                                               ---------  ---------  ---------
Net cash (used in) provided by investing
 activities...................................  (131,017)   (60,883)    40,708
                                               ---------  ---------  ---------
Cash flows from financing activities:
  Net change in borrowings from Imperial Bank.       --      (5,000)     5,000
  Proceeds from offering of Senior Notes due
   2007.......................................   194,500        --         --
  Proceed from offering of Remarketed Par
   Securities.................................    68,075        --         --
  Repayments of Senior Notes due 2004.........   (73,241)       --         --
  Borrowings from Imperial Credit Investment
   Corporation................................    10,000        --         --
  Proceeds from resale of Senior Notes due
   2004.......................................       --       7,615        --
  Proceeds from issuance of common stock......       --      59,228        --
  Proceeds from exercise of stock options.....     1,332      1,671        825
  Net change in other borrowings..............   (15,363)  (191,363)   206,725
  Net change in minority interest.............   (44,203)    43,697      1,453
                                               ---------  ---------  ---------
Net cash provided by (used in) financing
 activities...................................   141,100    (84,152)   214,003
                                               ---------  ---------  ---------
Net change in cash............................     8,016     (3,380)    (3,669)
Cash at beginning of year.....................     5,213      8,593     12,262
                                               ---------  ---------  ---------
Cash at end of year........................... $  13,229  $   5,213  $   8,593
                                               =========  =========  =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  The following information supplements the condensed statements of cash flows:

                                                            DECEMBER 31,
                                                      -------------------------
                                                       1997      1996    1995
                                                      -------  -------- -------
                                                           (IN THOUSANDS)
Cash paid during the period for:
  Interest........................................... $19,349  $ 16,315 $20,898
Significant non-cash activities:
  Loans transferred to OREO.......................... $ 6,751  $  8,479 $ 2,419
  Loans transferred from held for sale to held for
   investment........................................     --    197,141  83,398
  Servicing rights transferred from subsidiary.......     --        --    3,774
  Change in unrealized gain on securities available
   for sale, net.....................................  (3,084)    1,799   3,211
  Contribution of fixed assets to ICIFC..............     --        --      525